Form 10KSB40, Exhibit 13
period 1996-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 1996-12-26
CIK 1009194

                     SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                  September 30,
                                                   1996      1995     1994     1993     1992
                                                   ----      ----     ----     ----     ----
                                                           (Dollars in Thousands)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
Total assets                                     $56,637    $51,296  $46,679  $47,461  $46,167
Cash and cash equivalents                            801      2,528      983    2,440    3,499
Investment securities (1)                         11,516      5,290    4,975    4,657    3,771
Mortgage-backed securities (2)                     7,766      9,558   10,712   12,263   11,152
Loans receivable, net                             34,955     32,609   28,747   26,627   26,619
Real estate owned                                     33        --      --        234      --
Deposits                                          44,809     46,198   41,962   43,092   42,217
FHLB advances                                        500        --      --       --       --
Stockholders' equity, net                         10,884      4,929    4,565    4,212    3,806
Full service offices                                   2          2        2        2        2



                                                   At or For the Year Ended September 30,
                                                   1996       1995    1994     1993      1992
                                                  ------     -----    -----    -----    -----
                                                           (Dollars in Thousands)
SELECTED OPERATING DATA:
Total interest income                            $ 3,871    $ 3,437  $ 3,208  $ 3,507  $ 3,733
Total interest expense                             2,331      2,004    1,765    2,037    2,397
                                                 -------    -------  -------  -------  --------
  Net interest income                              1,540      1,433    1,443    1,470    1,336
Provision for loan losses                             14         13       50       52       48
                                                 -------    -------  -------  -------  --------
    Net interest income after
     provision for loan losses                     1,526      1,420    1,393    1,418    1,288
Non-interest income                                   41         32       80       23       19
Non-interest expense (3)                           1,298        944      934      833      779
                                                 -------    -------  -------  -------  --------
   Income before provision
    for income taxes                                 269        508      539      608      528
Provision for income taxes                            52        155      165      203      196
                                                 -------    -------  -------  -------  --------
Net income                                       $   217    $   353  $   374  $   405  $   332
                                                 -------    -------  -------  -------  --------
                                                 -------    -------  -------  -------  --------

SELECTED OPERATING RATIOS (4):
 Return on average assets                           0.41%      0.73%    0.79%    0.86%    0.76%
 Return on average equity                           3.43       7.35     8.45    10.15     9.12
 Average equity to average assets                  12.00       9.90     9.34     8.43     8.32
 Equity to assets at
  end of year                                      19.22       9.61     9.78     8.87     8.24
 Interest rate spread (5)                           2.36       2.62     2.79     2.85     2.73
 Net interest margin (5)                            2.95       3.02     3.11     3.17     3.13
 Average interest-earning assets
  to average interest-bearing
  liabilities                                     113.16     109.30   108.53   107.27     107.12
 Net interest income after
  provision for loan losses to
  total expense                                   117.57     150.42   149.14   170.23     165.34
 Non-interest expense to average
  total assets                                      2.46       1.95     1.97     1.76       1.78

ASSET QUALITY RATIOS: (6)
 Non-performing loans to total
  loans at end of period                            0.31       0.14      --      0.64       1.56
 Non-performing assets to total
  assets at end of period                           0.25       0.09      --      0.86       0.90
 Allowance for loan losses to
  total loans outstanding
  at end of period                                  0.81       0.85     0.91     0.97       0.88

---------------------------
(1) Includes investment securities held to maturity as well as those available for sale.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) Includes $269,000 SAIF special assessment in 1996.
(4) With the exception of end of year ratios, all ratios are based on average monthly balances during the year.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         First Federal Financial Bancorp, Inc. (the "Company") is a Delaware corporation organized in 1996 by First Federal Savings and Loan Association of Ironton (the "Association") for the purpose of acquiring all of the capital stock of First Federal Savings Bank of Ironton (the "Bank") issued in the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Conversion"). The Conversion was completed on June 3, 1996. The only significant assets of the Company are the capital stock of the Bank and the net conversion proceeds retained by the Company. To date, the business of the Company has consisted of the business of the Bank.

         The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Chesapeake, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 1996, the Company had total consolidated assets of $56.6 million, total consolidated liabilities of $45.7 million, and total stockholders' equity of $10.9 million.

         The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans secured by single-family residences located in Lawrence County and surrounding counties in Southern Ohio and to invest in mortgage-backed securities and Untied States Government and federal agency securities. To a lesser extent, the Bank also makes consumer loans and loans secured by savings accounts.

         The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earnings assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist of interest-bearing checking accounts, passbook savings accounts and certificates of deposit. The Company's net income is also affected by its provision for loan losses, as well as its non-interest income, including fees and gains or losses on sales of assets, its operating expenses, including compensation and benefits expenses, occupancy and equipment expenses, federal deposit insurance premiums, miscellaneous other expenses and federal income taxes.

         The financial information presented herein, with the exception of September 30, 1996 and the year then ended, is for the Bank only, since prior to 1996, the Company had not yet completed the Conversion or issued any stock.

FINANCIAL CONDITION

         ASSETS. Total assets increased by $5.3 million, or 10.3%, from $51.3 million at September 30, 1995 to $56.6 million at September 30, 1996. The increase consisted primarily of increases in loans receivable of $2.3 million and investment securities (both held to maturity and available for sale) of $6.2 million, offset by decreases in mortgage-backed securities (both held to maturity and available for sale) of $1.8 million and cash and cash equivalents of $1.7 million.

         CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. During the year ended September 30, 1996, cash and cash equivalents decreased $1.7 million, or 68.0%, due primarily to increased purchases of investment securities and the funding of increased loan demand.

         INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Treasury and U.S. government agency securities. The Company has also invested in recent years in certificates of deposit in other insured financial institutions (in amounts up to $99,000 at any one institution) and, to a lesser extent, in municipal securities. During the year ended September 30, 1996, investment securities, both held to maturity and available for sale, increased $6.2 million, or 116.9%, to $11.5 million. The increase consisted of purchases of $8.0 million, offset by maturities of $1.8 million.
 Cash utilized to increase the investment portfolio was generated from the Conversion proceeds.

         LOANS RECEIVABLE. The Company's loans receivable, net, increased by $2.3 million, or 7.4%, from $32.6 million at September 30, 1995 to $35.0 million at September 30, 1996. Total loan originations during the year amounted to $9.9 million, of which $8.5 million were for single-family residential loans within the Company's local trade area.

         MORTGAGE-BACKED SECURITIES. The Company invests primarily in adjustable-rate mortgage-backed securities, which are classified either as held to maturity or as available for sale. For the year ended September 30, 1996, aggregate mortgage-backed securities decreased by $1.8 million, or 18.7%, from $9.6 million at September 30, 1995 to $7.8 million at September 30, 1996. Reductions in principal balances during the year were used to fund increased loan demand and to purchase investment securities. There were no purchases of mortgage-backed securities during fiscal 1996.

         OFFICE PROPERTIES AND EQUIPMENT. The Company purchased property during the year ended September 30, 1996 in order to expand the drive-through facilities at its main office facility at a cost of $152,500.

         DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits decreased by $1.4 million, or 3.0%, from $46.2 million at September 30, 1995, to $44.8 million at September 30, 1996. The decrease resulted primarily from withdrawals by customers to purchase stock in connection with the Conversion.
 The Bank continues to offer competitive interest rates on deposits.

         ADVANCE FROM FEDERAL HOME LOAN BANK. The Company obtained a short-term, $500,000 advance during September 1996 to facilitate the origination of loans. The loan bears interest at 5.45% and matures December 10, 1996. The Company has the ability to renew this advance for additional periods, if necessary.

         STOCKHOLDERS' EQUITY. The Company's stockholders' equity totaled $10.9 million at September 30, 1996, as compared to $4.9 million in retained earnings for the Association (in its mutual form) at September 30, 1995. The increase of $6.0 million, or 122.4%, resulted primarily from net Conversion proceeds of $5.7 million, and the addition of net income for the year.

Results of Operations

         AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the years indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on month-end balances.


                                                                      Year Ended September 30,
                                  ------------------------------------------------------------------------------------------------

                                                 1996                               1995                            1994
                                  -------------------------------     ----------------------------     ---------------------------

                                  Average                  Yield/     Average               Yield/     Average              Yield/
                                  Balance     Interest      Rate      Balance    Interest    Rate      Balance   Interest    Rate
                                  -------     --------     ------     -------    --------   ------     -------   --------   ------

                                                                         (Dollars in Thousands)



Interest-earning assets:

  Loans receivable(1)           $  33,543    $  2,733      8.15%     $  30,973   $  2,522   8.14%     $  27,745  $  2,326   8.38%

  Mortgage-backed
   securities(2)                    8,717         519      5.95         10,113        559   5.53         11,423       544   4.76

  Investment securities(3)          7,456         490      6.57          4,965        275   5.54          4,924       262   5.32

  Other interest-
   earning assets                   2,457         129      5.25          1,429         81   5.67          2,249        76   3.38
                                ---------    --------                ---------   --------             ---------  --------

     Total interest-
      earning assets               52,173    $  3,871      7.42%        47,480   $  3,437   7.24%        46,341  $  3,208   6.92%
                                             --------      ----                  --------   -----                --------   -----
                                             --------      ----                  --------   -----                --------   -----

Non-interest earning
 assets                               537                                1,034                            1,048
                                ---------                            ---------                        ---------

     Total assets              $   52,710                            $  48,514                        $  47,389
                               ----------                            ---------                        ---------
                               ----------                            ---------                        ---------


Interest-bearing liabilities:

 Deposits                      $   46,079    $  2,330      5.06%     $  42,327   $  1,936   4.57%     $  42,700  $  1,765   4.13%

 FHLB advances                         27           1      3.70          1,105         68   6.15           -         -       -
                               ----------    --------                ---------   --------             ---------  --------

  Total interest-
    bearing liabilities            46,106    $  2,331      5.06%        43,432   $  2,004   4.62%        42,700  $  1,765   4.13%
                                             --------      -----                 --------   -----                --------   -----
                                             --------      -----                 --------   -----                --------   -----

Non-interest bearing
 liabilities                          278                                  277                              264
                               ----------                            ---------                        ---------

     Total liabilities             46,384                               43,709                           42,964

Stockholders' equity                6,326                                4,805                            4,425
                               ----------                            ---------                        ---------

     Total liabilities and
     stockholders' equity     $    52,710                            $  48,514                        $  47,389
                              -----------                            ---------                        ---------
                              -----------                            ---------                        ---------

Net interest income;
 interest rate spread                        $  1,540      2.36%                 $   1,433  2.62%                $  1,443   2.79%
                                             --------      -----                 ---------  -----                --------   -----
                                             --------      -----                 ---------  -----                --------   -----

Net interest margin(4)                                     2.95%                            3.02%                           3.11%
                                                           -----                            -----                           -----
                                                           -----                            -----                           -----

Average interest-earning
  assets to average interest-
  bearing liabilities                                    113.16%                          109.30%                         108.53%
                                                         -------                          -------                         -------
                                                         -------                          -------                         -------


----------

(1) Includes non-accrual loans.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) Includes investment securities held to maturity as well as those available for sale.
(4) Net interest margin is net interest income divided by average interest-earning assets.

    RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.


                                                                    Year Ended September 30,
                                  ------------------------------------------------------------------------------------------------
                                          1996 vs. 1995                   1995 vs. 1994                     1994 vs. 1993
                                    ----------------------------   -----------------------------     -----------------------------
                                       Increase                        Increase                         Increase
                                      (Decrease)                      (Decrease)                       (Decrease)
                                        Due to          Total           Due to          Total            Due To           Total
                                    ---------------    Increase     --------------     Increase      ---------------     Increase
                                    Rate     Volume   (Decrease)    Rate    Volume    (Decrease)     Rate     Volume    (Decrease)
                                   ------   --------  ----------   ------  --------   ----------    ------   --------   ----------

                                                                           (In Thousands)
Interest-earning assets:
  Loans receivable                 $   27      $ 185      $ 212     $  (64)   $ 260         $196     $(293)     $124        $(169)
  Mortgage-backed securities(1)        51        (91)       (40)        52      (37)          15       (81)      (52)        (133)
  Investment securities(2)             58        157        215         11        2           13       (11)       27           16
  Other interest earning assets         3         44         47         11       (6)           5        14       (27)         (13)
                                   ------       ----       ----     ------    ------        ----      -----     ----         -----

    Total interest-earning
    assets                            139        295        434         10      219          229      (371)       72         (299)
                                   ------       ----       ----     ------    ------        ----      -----     ----         -----

Interest-bearing liabilities:
  Deposits                            215        179        394        186      (15)         171      (250)      (22)        (272)
  FHLB advances                        46       (113)       (67)         -       68           68         -         -            -
                                   ------       ----       ----     ------    ------        ----      -----     ----         -----
     Total interest-bearing
      liabilities                     261         66        327        186       53          239      (250)      (22)        (272)
                                   ------       ----       ----     ------    ------        ----      -----     ----         -----
Increase (decrease) in net
  interest income                   $(122)     $ 229      $ 107      $(176)     $166        $(10)   $ (121)      $94        $(27)
                                   ------       ----       ----     ------    ------        ----      -----     ----        ------
                                   ------       ----       ----     ------    ------        ----      -----     ----        ------



_______________________
(1) Includes mortgage-backed securities held to maturity as well as those available for sale.
(2) Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

         NET INCOME. The Company's net income decreased $136,000, or 38.5%, from $353,000 for the year ended September 30, 1995 to $217,000 for the year ended September 30, 1996. Net income per share for 1996 was $.35. The decrease was primarily attributable to a $269,000, one-time statutorily mandated assessment and related charge to recapitalize the SAIF of the FDIC. The charge, which was assessed against all SAIF insured institutions, will recapitalize the SAIF to a reserve ratio of 1.25% of insured deposits. Future earnings will be enhanced due to lower insurance premiums which, effective January 1, 1997, will approximate $.064 per $100 of insured deposits, down from the $.23 per $100 currently being paid by the Bank. Had it not been for this one-time SAIF special assessment, 1996 net income would have been $394,000, or $.64 per share, an 11.6% increase over 1995.

         For 1996 as compared to 1995, net interest income increased $107,000, or 7.5%, non-interest income increased $9,000, and the provision for income taxes decreased $103,000, offset by increases in the provision for loan losses and other non-interest expenses (other than the SAIF special assessment) of $1,000 and $85,000, respectively.

         INTEREST INCOME. Interest income increased $434,000, or 12.6%, to $3.9 million for the year ended September 30, 1996. The increase consisted of increases of $212,000, $215,000 and $48,000 in interest earned on loans receivable, investment securities, and other interest-earning assets, respectively, which increases were offset by a decline in interest earned on mortgage-backed securities of $41,000. The increases were primarily due to increases in 1996 as compared to 1995 in the average volume of the respective portfolios, and to a lesser extent, from increased interest rates. Conversely, the decrease in interest earned on mortgage-backed securities resulted from a decline in the average volume of the portfolio due to principal repayments, offset by a slight increase in rates. Overall, the interest-earning assets yield increased 18 basis points, to 7.42%.

         INTEREST EXPENSE. Interest expense increased $328,000, or 16.4%, from approximately $2.0 million for the year ended September 30, 1995 to $2.3 million for fiscal 1996. The increase was primarily due to an increase in the average rates paid on deposits for 1996 as compared to 1995, from 4.57% to 5.06%, and to a lesser extent, a $3.8 million increase in the average volume of interest-bearing deposits.

         PROVISION FOR LOAN LOSSES. The $1,000 increase in the provision for loan losses, from $13,000 for 1995 to $14,000 for 1996, is not deemed significant. Management has determined that the allowance for loan losses is adequate at September 30, 1996.

         NON-INTEREST INCOME. The $9,000, or 28.1%, increase in non-interest income for 1996 as compared to 1995 was due to increased fees received from service charges on deposit accounts.

         NON-INTEREST EXPENSE.   Non-interest expense increased $354,000, or
37.5%, from $944,000 for the year ended September 30, 1995 to $1,298,000 for fiscal 1996. Other than the one-time SAIF special assessment of $269,000 discussed above, the $85,000 remaining increase consisted primarily of increases in ESOP compensation expense of $25,000, the regular SAIF deposit insurance premiums of $10,000, Ohio franchise taxes of $6,000, and other miscellaneous non-interest expenses of $37,000.

         In connection with the Conversion, the Company established an ESOP for the benefit of its officers and employees, resulting in an expense for the 1996 fiscal year with no corresponding 1995 expense. The regular SAIF deposit insurance premiums increased due to a higher balance of average insured deposits during 1996 as compared to 1995. The Ohio franchise tax increased due to higher levels of Bank capital during 1996 as compared to 1995. The $37,000 increase in other miscellaneous non-interest expenses resulted primarily from increased costs during 1996 of operating as a public company.

         PROVISION FOR INCOME TAXES. The Company's provision for income taxes decreased $102,000, or 66.2%, from $154,000 for the year ended September 30, 1995 to $52,000 for the 1996 fiscal year. The Company's effective tax rate was approximately 19.4% for the year ended September 30, 1996 as compared to the Bank's effective tax rate of 30.5% for fiscal 1995. The decrease in the effective rate between years is due to lower pretax income in 1996 which is taxed at lower tax rates.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

         NET INCOME. For the year ended September 30, 1995, the Bank had net income of $353,000 as compared to $374,000 for fiscal 1994. The $21,000, or 5.6%, decrease in net income was primarily due to decreases in net interest income of $10,000, in non-interest income of $48,000 and an increase in non-interest expense of $10,000, which were partially offset by reductions in the provisions for loan losses and income taxes of $37,000 and $10,000, respectively.

         INTEREST INCOME. For the year ended September 30, 1995, interest income increased by $229,000, or 7.1%, to $3.4 million, due to a 32 basis point increase in the average yield on interest-earning assets, primarily due to increases in the Bank's aggregate mortgage-backed securities and other interest-earning assets (which assets adjust to the increase in market rates of interest to a quicker extent than the Bank's loans receivable), and a $1.1 million, or 2.5%, increase in the average balances of interest-earning assets. Average loan balances increased $3.2 million, or 11.6%, due to increased loan demand. Average balances of mortgage-backed securities (held to maturity and available for sale) and average other interest-earning assets decreased by $1.3 million and $820,000, or 11.5% and 36.5%, respectively, as such reductions were used to fund the new loan originations. Average investment securities remained relatively unchanged between years.

         INTEREST EXPENSE. Interest expense increased by $239,000, or 13.5%, to $2.0 million, due primarily to a 44 basis point increase in the average rate paid on deposits, to 4.57% and, to a lesser extent, an increase in the average balances of interest-bearing liabilities of $732,000, or 1.7%. During the year ended September 30, 1995, the Bank obtained average short term advances from the FHLB of Cincinnati of $1.1 million as a less expensive source of funding loan growth than the rates being paid in the local market for deposits. The Bank incurred interest expense on such advances of $68,000.

         PROVISION FOR LOAN LOSSES. The provision for loan losses amounted to $13,000 and $50,000 for the fiscal years ended September 30, 1995 and 1994, respectively. The $37,000, or 74.0%, decrease in the provision for loan losses during fiscal 1995 reflected an improvement in the Bank's non-performing assets. During fiscal 1994, the Bank sold eight single-family residences that it had foreclosed on in fiscal 1993 for net gains of $53,000. As a result, the Bank had no real estate owned at September 30, 1995 or 1994.

         NON-INTEREST INCOME. For the year ended September 30, 1995, the Bank's non-interest income decreased by $48,000, or 60.5%, due primarily to the absence in 1995 of gains on foreclosed real estate. Such gains totalled $53,000 during fiscal 1994.

         NON-INTEREST EXPENSE. Non-interest expense increased by $10,000, or 1.1%, to $944,000. Compensation and benefits expenses increased $7,000, or 1.9%, to $386,000, due to annual salary increases given to management and employees. The SAIF deposit insurance premiums decrease $4,000, or 3.8%, due to a modest decrease in average balances of insured deposits during the year, while advertising expense increased $6,000, or 13.9%.

         PROVISION FOR INCOME TAXES. During the fiscal year ended September 30, 1995, the provision for income taxes decreased by $11,000 due to lower pre-tax income than in fiscal 1994. The Bank's effective tax rate was approximately 30.5% for the years ended September 30, 1995 and 1994.

ASSET AND LIABILITY MANAGEMENT

         The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates), such as has occurred during the past year, could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 1996, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 113.16%.

         The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Bank's Board of Directors, through its Executive/Loan Committee, which generally meets every two to three weeks.

         The Company's attempts to mitigate the interest-rate risk of holding long-term assets in its portfolio through the origination of adjustable-rate, single-family residential mortgage loans, which have interest rates which adjust annually, and the purchase of mortgage-backed securities, primarily secured by single-family residential dwellings financed with adjustable-rate mortgages. At September 30, 1996, $26.4 million, or 80.7% of total single-family loans, and $28.2 million, or 80.7% of the total loan portfolio, had adjustable rates of interest. In addition, $7.3 million, or 93.8% of the Company's mortgage-backed securities ("held to maturity" as well as "available for sale"), had underlying loans with adjustable rates of interest. In accordance with recent guidance by the Financial Accounting Standards Board, the Company during the year ended September 30, 1996, reclassified mortgage-backed securities with a carrying value of $2.2 million from its "held to maturity" to its "available for sale" portfolio. This action permits the Company to sell such securities if deemed appropriate in response to, among other things, changes in market rates of interest. In addition, at September 30, 1996, $11.5 million, or 20.3%, of the Company's total assets, consisted of investment securities, 68.0% of which have terms to maturity of less than five years. The relatively short-term nature of such portfolio permits reinvestment of such funds into securities or other assets at then market rates.

         As part of its efforts to maximize net interest income and manage the risks associated with changing interest rates, management of the Bank uses the "market value of portfolio equity" ("NPV") methodology which the Office of Thrift Supervision ("OTS") has adopted as part of its capital regulations. Although the Bank would not be subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk based capital in excess of 12%, the application of the NPV methodology may illustrate the Bank's interest rate risk.

         Under this methodology, interest rate risk exposure is assessed by reviewing the estimated changes in the Bank's NPV which would hypothetically occur if interest rates rapidly rise or fall all along the yield curve. Projected values of NPV at both higher and lower regulatory defined rate scenarios are compared to base case values (no changes in rates) to determine the sensitivity to changing interest rates.

         Presented below, as of September 30, 1996, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.

                                                  As of September 30, 1996
  Changes in                                  Market Value of Portfolio Equity
Interest Rates      Board Limit
(Basis Points)       % Change              $ Change in NPV      % Change in NPV
                                            (In Thousands)
     +400              (40)%                   $(2,620)               (23)%
     +300              (30)                     (1,788)               (15)
     +200              (20)                     (1,016)                (9)
     +100              (10)                       (394)                (3)
      --                 --                     --                    --
     -100              (10)                        130                  1
     -200              (20)                        149                  1
     -300              (30)                        397                  3
     -400              (40)                        741                  6

      The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 1996, 2% of the present value of the Bank's assets was approximately $1.0 million, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 1996, the Bank would not have an interest rate risk component deducted from its regulatory capital.

LIQUIDITY AND CAPITAL RESOURCES

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 5% of certain liabilities as defined by the OTS and may be changed to reflect economic conditions.

         The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, was 15.0% at September 30, 1996, as compared to 10.6% at September 30, 1995. At September 30, 1996, the Bank's "liquid" assets totalled approximately $6.6 million, which was $4.4 million in excess of the current OTS minimum requirement.

         The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, occasionally to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati.

         Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1996, the total approved loan commitments outstanding amounted to $913,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totalled $21.7 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

         At September 30, 1996, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 1996, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 3.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 1996, the Bank's tangible capital was $8.3 million or 15.3% of adjusted total assets, core capital was $8.3 million or 15.3% of adjusted total assets and risk-based capital was $8.6 million or 35.5% of adjusted risk-weighted assets, exceeding the requirements by $7.5 million, $6.7 million and $6.6 million, respectively.

         The Company, as a separately incorporated holding company, has no significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, the Company has no paid employees. The Company's assets consists of its investment in the Bank, the Company's loan to the ESOP and the net proceeds retained from the Conversion, and its sources of income consists primarily of earnings from the investment of such funds as well as any dividends from the Bank. The only significant expenses expected to be incurred by the Company will relate to its reporting obligations under federal securities laws and related expenses as a publicly traded company. The Company retained 50% of the net Conversion proceeds, and management believes that the Company will have adequate liquidity available to respond to liquidity demands.

         Any future cash dividends will be based on a percentage of the Company's consolidated earnings and should not have a significant impact on its liquidity. In addition, the Company also will have the ability to obtain dividends from the Bank.

RECAPITALIZATION OF SAIF

         The deposits of the Bank are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits.

         The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

         On September 30, 1996, President Clinton signed into law legislation which will eliminate the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation provides that all SAIF member institutions pay a one-time special assessment to recapitalize the SAIF, which in the aggregate will be sufficient to bring the reserve ratio of the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

         Effective October 8, 1996, FDIC regulations imposed a one-time special assessment of 65.7 basis points on SAIF-assessable deposits as of March 31, 1995, which was collected on November 27, 1996. The Bank's one-time special assessment amounted to $269,363 ($177,780 net of related tax benefits). The payment of such special assessment had the effect of immediately reducing the Bank's capital by such an amount. Nevertheless, management does not believe that this one-time special assessment will have a material adverse effect on the Company's consolidated financial condition or cause non-compliance with the Bank's regulatory capital requirements.

         On October 16, 1996, the FDIC proposed to lower assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates would range from zero basis points to 27 basis points. From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the Financing Corporation while BIF member institutions will pay about 1.3 basis points. The Bank's insurance premiums, which have amounted to 23 basis points will be reduced to 6.4 basis points. Based upon the $44.8 million of assessable deposits at September 30, 1996, the Bank would expect to pay $18,600 less in insurance premiums per quarter during 1997, or $.03 per share.

RECENT ACCOUNTING PRONOUNCEMENTS

         In management's opinion, there are no recent accounting pronouncements which have been adopted, or pending pronouncements that, if adopted, which have had or would have a significant effect on the Company's financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

         The Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

                               [LETTERHEAD]

                       INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
  Board of Directors
First Federal Financial Bancorp, Inc.
Ironton, Ohio  45638

We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years ended September 30, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investment securities in 1994.


Ashland, Kentucky
November 1, 1996

           FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED BALANCE SHEETS

                       SEPTEMBER 30, 1996 AND 1995

                                  ASSETS

                                                                      1996             1995
                                                                  ------------     ------------

CASH AND CASH EQUIVALENTS, including interest-bearing
  deposits of $754,676 and $2,496,216, respectively               $    801,243     $  2,528,416

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $8,934,776 and $5,292,000, respectively            8,983,577        5,290,336

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                        2,531,995                -

LOANS RECEIVABLE, less allowance for loan losses of $283,112
  and $277,937, respectively                                        34,955,329       32,609,321

MORTGAGE-BACKED SECURITIES HELD TO MATURITY, approximate
  market value of $5,067,431 and $8,453,400, respectively            5,190,066        8,567,701

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE, at
  approximate market value                                           2,575,973          989,994

ACCRUED INTEREST RECEIVABLE                                            382,997          304,753

FORECLOSED REAL ESTATE                                                  33,367                -

OFFICE PROPERTIES AND EQUIPMENT                                      1,037,768          904,014

OTHER ASSETS                                                           144,237          101,801
                                                                  ------------     ------------

                                                                  $ 56,636,552     $ 51,296,336
                                                                  ------------     ------------
                                                                  ------------     ------------


                   LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                          $ 44,809,072     $ 46,197,820

ADVANCE FROM FEDERAL HOME LOAN BANK                                    500,000                -

DEFERRED FEDERAL INCOME TAXES PAYABLE                                   84,015           69,578

ACCRUED INTEREST PAYABLE                                                 5,224            6,519

ACCRUED SAIF SPECIAL ASSESSMENT                                        269,363                -

OTHER LIABILITIES                                                       85,360           93,555
                                                                  ------------     ------------
          Total liabilities                                         45,753,034       46,367,472
                                                                  ------------     ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 3,000,000 shares
   authorized; 671,783 shares issued and outstanding                     6,718                -
 Employee benefit plans                                               (513,080)               -
 Additional paid-in capital                                          6,280,193                -
 Retained earnings-substantially restricted                          5,111,660        4,938,274
 Unrealized holding loss on securities
   available for sale, net of taxes                                     (1,973)          (9,410)
                                                                  ------------     ------------
          Total stockholders' equity                                10,883,518        4,928,864
                                                                  ------------     ------------

                                                                  $ 56,636,552     $ 51,296,336
                                                                  ------------     ------------
                                                                  ------------     ------------

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

           FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF INCOME

          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                            1996             1995            1994
                                         -----------      -----------     -----------
INTEREST INCOME:
  Loans receivable -
   First mortgage loans                  $ 2,620,582      $ 2,414,203     $ 2,236,198
   Consumer and other loans                  112,697          107,312          89,578
  Mortgage-backed and related
   securities                                518,936          559,362         544,111
  Investment securities                      489,666          274,552         261,708
  Other interest-earning assets              129,229           81,282          75,909
                                         -----------      -----------     -----------

          Total interest income            3,871,110        3,436,711       3,207,504
                                         -----------      -----------     -----------
INTEREST EXPENSE:
  Interest-bearing checking                   15,312           15,454          10,080
  Passbook savings                           326,942          417,433         623,968
  Certificates of deposit                  1,987,887        1,503,530       1,130,888
  Advances from Federal Home
   Loan Bank                                   1,443           67,513               -
                                         -----------      -----------     -----------

          Total interest expense           2,331,584        2,003,930       1,764,936
                                         -----------      -----------     -----------

          Net interest income              1,539,526        1,432,781       1,442,568

PROVISION FOR LOAN LOSSES                     14,000           13,000          50,000
                                         -----------      -----------     -----------

          Net interest income after
           provision for loan losses       1,525,526        1,419,781       1,392,568
                                         -----------      -----------     -----------

NON-INTEREST INCOME:
  Gains on foreclosed
    real estate                                    -                -          52,954
  Other                                       41,027           31,930          27,974
                                         -----------      -----------     -----------

          Total non-interest income           41,027           31,930          80,928
                                         -----------      -----------     -----------

NON-INTEREST EXPENSE:
  Compensation and benefits                  384,249          385,785         378,545
  Occupancy and equipment                     88,003           83,674          84,439
  SAIF deposit insurance premium             105,219           94,784          98,560
  SAIF special assessment                    269,363                -               -
  Directors' fees and expenses                65,121           64,891          65,258
  Ohio franchise tax                          74,687           68,821          63,541
  Data processing                             58,702           53,381          57,303
  Advertising                                 49,186           52,670          46,243
  Employee Stock Ownership Plan               25,420                -               -
  Other                                      177,744          140,342         140,192
                                         -----------      -----------     -----------
          Total non-interest expense       1,297,694          944,348         934,081
                                         -----------      -----------     -----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES                               268,859          507,363         539,415
                                         -----------      -----------     -----------
PROVISION FOR INCOME TAXES:
  Current                                     41,603          141,068         150,452
  Deferred                                    10,608           13,491          14,993
                                         -----------      -----------     -----------
          Total provision for
            income taxes                      52,211          154,559         165,445
                                         -----------      -----------     -----------
NET INCOME                               $   216,648      $   352,804     $   373,970
                                         -----------      -----------     -----------
                                         -----------      -----------     -----------
NET INCOME PER SHARE                     $       .35          N/A              N/A
                                         -----------      -----------     -----------
                                         -----------      -----------     -----------

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

               FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                                              Unrealized
                                                                                                Holding
                                                                                  Retained      Loss on
                                                Employee        Additional        Earnings-    Securities      Total
                                   Common        Benefit        Paid-in        Substantially   Available    Stockholders'
                                   Stock          Plans         Capital         Restricted     For Sale        Equity
                                   ------       --------        ----------     ------------   ----------   -------------
BALANCES, September 30, 1993       $  --         $  --           $  --          $4,211,500     $ --        $4,211,500
NET INCOME, 1994                      --            --              --             373,970       --           373,970
UNREALIZED HOLDING LOSS, net of
 deferred taxes of $10,687            --            --              --              --          (20,745)      (20,745)
                                   ------       --------        ----------     ------------   ----------   -------------
BALANCES, September 30, 1994          --           --               --           4,585,470      (20,745)    4,564,725
NET INCOME, 1995                      --           --               --             352,804        --          352,804
CHANGE IN UNREALIZED HOLDING LOSS,
 net of deferred taxes of $5,839      --           --               --              --           11,335         11,335
                                   ------       --------        ----------     ------------   ----------   -------------
BALANCES, September 30, 1995          --           --               --           4,938,274       (9,410)    4,928,864
CHANGE IN UNREALIZED HOLDING LOSS,
  net of deferred taxes of $3,831     --           --               --              --            7,437          7,437
NET INCOME, 1996                      --           --               --             216,648           --         216,648
COMMON STOCK ISSUED, $.01 par
  value                             6,718       (537,600)         6,279,293         --              --      5,748,411
ESOP SHARES RELEASED, 2,452
  shares; $10.37 average fair
  market value                        --          24,520               900          --              --          25,420
DIVIDENDS PAID ($.07 per share)       --            --               --            (43,262)         --         (43,262)
                                   ------       --------        ----------     ------------   ----------   -------------
BALANCES, September 30, 1996       $6,718       $(513,080)      $6,280,193      $5,111,660     $ (1,973)   $10,883,518
                                   ------       --------        ----------     ------------   ----------    -------------
                                   ------       --------        ----------     ------------   ----------    -------------





                   The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     1996            1995              1994
                                                 -----------      -----------      -----------
OPERATING ACTIVITIES:
  Net income                                     $   216,648      $   352,804      $   373,970
  Adjustments to reconcile net income
    to net cash provided by operating
    activities -
       (Gains) losses on foreclosed real estate        1,000                -          (52,954)
       Provision for loan losses                      14,000           13,000           50,000
       Depreciation                                   50,892           49,605           50,895
       FHLB stock dividends                          (29,200)         (25,900)         (19,400)
       Amortization and accretion, net                32,730           41,933           59,788
       ESOP compensation                              25,420                -                -
  Change in -
       Accrued interest receivable                   (78,244)         (20,530)          31,975
       Other assets                                  (42,437)           2,874            9,516
       Deferred Federal income taxes                  10,608           13,491           14,993
       Accrued interest payable                       (1,295)          (4,944)           2,371
       Accrued SAIF special assessment               269,363                -                -
       Other liabilities                              (8,195)           2,511          (11,096)
                                                 -----------      -----------      -----------
         Net cash provided by operating
           activities                                461,290          424,844          510,058
                                                 -----------      -----------      -----------

INVESTING ACTIVITIES:
  Net increase in loans                           (2,394,375)      (3,875,812)      (1,936,100)
  Proceeds from maturities of investment
    securities held to maturity                    1,843,000          790,000        1,689,000
  Purchases of investment securities
    held to maturity                              (5,506,999)      (1,081,822)      (1,992,803)
  Purchases of investment securities
    available for sale                            (2,530,662)               -                -
  Principal collected on mortgage-backed
    securities held to maturity                    1,140,551        1,075,646        3,190,608
  Purchases of mortgage-backed
    securities held to maturity                            -                -         (659,765)
  Principal collected on mortgage-backed
    securities available for sale                    628,267           56,856          112,067
  Purchases of mortgage-backed
    securities available for sale                          -                -       (1,178,577)
  Purchases of office properties
    and equipment                                   (184,646)         (80,567)        (114,073)
  Proceeds from sales of foreclosed
    real estate                                            -                -           53,300
                                                 -----------      -----------      -----------
         Net cash used for investing
           activities                             (7,004,864)      (3,115,699)        (836,343)

FINANCING ACTIVITIES:
  Proceeds from sale of stock                      5,748,411                -                -
  Dividends paid                                     (43,262)               -                -
  Proceeds from FHLB advances                        500,000        5,600,000                -
  Principal paid on FHLB advances                          -       (5,600,000)               -
  Net increase (decrease) in deposits             (1,388,748)       4,236,254       (1,130,607)
                                                 -----------      -----------      -----------
         Net cash provided by (used for)
           financing activities                    4,816,401        4,236,254       (1,130,607)

INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                             (1,727,173)       1,545,399       (1,456,892)


           FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                     1996            1995             1994
                                                 -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, beginning of year       2,528,416          983,017        2,439,909
                                                 -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of year           $   801,243      $ 2,528,416      $   983,017
                                                 -----------      -----------      -----------
                                                 -----------      -----------      -----------

NONCASH INVESTING ACTIVITIES:
  Loans taken into foreclosed real estate        $    34,367      $         -      $   106,611
  Loans made to facilitate sales of foreclosed
    real estate                                            -                -          317,200
  Unrealized holding loss on securities
    available for sale                                 2,991           14,258           31,432
  Transfer of securities classified as
    held to maturity to available for sale         2,216,252                -                -

SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION:
  Federal income taxes paid                          103,635          141,113          176,186

  Interest paid                                    2,332,879        2,008,874        1,762,564



       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS

        First Federal Financial Bancorp, Inc. (the "Company") was incorporated under Delaware law in February 1996 by First Federal Savings and Loan Association of Ironton (the "Association") in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as "First Federal Savings Bank of Ironton" (the "Bank") and the issuance of the Bank's common stock to the Company and the offer and sale of the Company's common stock by the Company to the members of the public, the Association's Board of Directors, its management, and the First Federal Financial Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") (the "Conversion").

        As part of the Conversion, the Company issued 671,783 shares of its common stock. Total proceeds of $6,717,830 were reduced by $537,600 for shares to be purchased by the ESOP and by approximately $432,000 for conversion expenses. As a result of the Conversion, the Company contributed approximately $3,145,000 of additional capital to the Bank and retained the balance of the proceeds.

        The Company's principal business is conducted through the Bank which conducts business from its main office located in Ironton, Ohio, and one full-service branch located in Chesapeake, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

     PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements at September 30, 1996, and for the year then ended, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The financial statements at September 30, 1995, and for the years ended September 30, 1995 and 1994, include only the accounts of the Bank (formerly the Association). Additionally, certain reclassifications may have been made in order to conform with the current year's presentation. The accompanying financial statements have been prepared on the accrual basis.

     USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities. Management believes that the allowance for loan losses and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities have been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the valuations based on their judgments about information available to them at the time of their examination.

      CASH AND CASH EQUIVALENTS

        For purposes of the statement of cash flows, cash and cash equivalents include cash and interest bearing deposits in other financial institutions. The Company and Bank maintain cash deposits in other depository institutions which occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions.

        Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 1996 and 1995 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES

        Investment securities and mortgage-backed securities held to maturity are carried at amortized cost, based upon management's intent and their ability to hold such securities to maturity. Adjustments for premiums and discounts are recognized in interest income using the interest method over the period to maturity.

        Equity securities that are nonmarketable and restricted are carried at cost. The Bank is required to maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to 1% of mortgage related assets (residential mortgages and mortgage-backed securities) or 0.3% of the Bank's total assets at December 31 of each year. Such stock is carried at cost.

        Investment securities and mortgage-backed securities available for sale are stated at approximate market value, adjusted for amortization of premiums and accretion of discounts using the interest method. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity.

        During 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), which requires, among other things, that debt and equity securities (including mortgage-backed securities) classified as available for sale be reported at fair value, with unrealized gains and losses excluded from net income and reported as a separate component of stockholders' equity, net of income taxes. The Bank adopted the provisions of SFAS No. 115 effective October 1, 1993. Accordingly, securities classified as available for sale are carried at their market value for 1996 and 1995. This change was not material to the Bank's assets or stockholders' equity for the year ended September 30, 1994.

        Realized gains and losses on sales of investment securities and mortgage-backed securities are recognized in the statements of income using the specific identification method.

     LOANS RECEIVABLE

        Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and costs.

        It is the policy of the Bank to provide a valuation allowance for estimated losses on loans when a significant and probable decline in value occurs. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

        Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal and interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of the interest payments received.

        Unearned income on installment loans, home improvement loans and automobile loans is amortized over the term of the loans using the Rule of 78's method.

     FORECLOSED REAL ESTATE

        At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in expenses.

     INCOME TAXES

        Deferred income taxes are recognized for temporary differences between transactions recognized for financial reporting purposes and income tax purposes. Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

     OFFICE PROPERTIES AND EQUIPMENT

        Office properties and equipment accounts are stated at cost. Expenditures which increase values or extend useful lives of the respective assets are capitalized, whereas expenditures for maintenance and repairs are charged to expense as incurred.

     DEPRECIATION

        The Bank computes depreciation generally on the straight-line method. The estimated useful lives used to compute depreciation are:

                                                        Years
                                                        -----
          Buildings and improvements                    20-50
          Furniture, fixtures and equipment              5-10
          Automobile                                       5

     NET INCOME PER SHARE

        Net income per share for the year ended September 30, 1996 was computed using the weighted average number (618,759) of outstanding common shares. There were no shares of stock outstanding except for the year ended September 30, 1996. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating net income per share.

     FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

        Cash and cash equivalents: The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value.

        Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans

(for example, fixed rate mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates fair value.

        Deposits: The fair values disclosed for demand and passbook accounts are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The fair values for certificates of deposit are considered to approximate carrying value if they have original maturities of two years or less. For other certificates of deposit, fair values are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated contractual maturities on such deposits. The carrying amount of accrued interest payable approximates fair value.

        Advance from Federal Home Loan Bank: Due to the short-term maturity, the advance from the Federal Home Loan Bank's carrying value approximates its fair value.

(2)  INVESTMENT SECURITIES HELD TO MATURITY

        Investment securities held to maturity consist of the following:

                                                 September 30, 1996
                               ----------------------------------------------------
                                                Gross         Gross
                                 Carrying     Unrealized    Unrealized     Market
                                   Value        Gains         Losses        Value
                                ----------    ----------    ----------   ----------
U.S. Treasury securities        $  250,199     $  1,128      $   -       $  251,327
U.S. Government agency
  securities                     5,076,984        6,743        80,463     5,003,264
Obligations of states and
  political subdivisions         1,447,170       25,445         1,654     1,470,961
Certificates of deposit          1,770,924         -              -       1,770,924
                                ----------     --------      --------    ----------
                                 8,545,277       33,316        82,117     8,496,476
Restricted Equity Securities:
 Stock in FHLB, at cost            438,300         -              -         438,300
                                ----------     --------      --------    ----------
                                $8,983,577     $ 33,316      $ 82,117    $8,934,776
                                ----------     --------      --------    ----------
                                ----------     --------      --------    ----------


                                              September 30,  1995
                               ---------------------------------------------------
                                                Gross         Gross
                                Carrying      Unrealized    Unrealized    Market
                                  Value         Gains         Losses       Value
                                ----------    ----------    ----------   ----------

U.S. Treasury securities        $  250,465     $  1,997      $  -         $ 252,462
U.S. Government agency
  securities                     1,843,020        6,872        27,335     1,822,557
Obligations of states and
  political subdivisions         1,007,406       20,130         -         1,027,536
Certificates of deposit          1,780,345        -             -         1,780,345
                                ----------     --------      --------    ----------
                                 4,881,236       28,999        27,335     4,882,900
Restricted Equity Securities:
 Stock in FHLB, at cost            409,100        -             -           409,100
                                ----------     --------      --------    ----------
                                $5,290,336     $ 28,999      $ 27,335    $5,292,000
                                ----------     --------      --------    ----------
                                ----------     --------      --------    ----------


        The amortized cost and estimated market value of investment securities held to maturity at September 30, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                    Estimated
                                                     Amortized        Market
                                                        Cost           Value
                                                     ----------     ----------
        Due in one year or less                      $1,438,000     $1,437,625
        Due after one year through five years         4,997,708      4,971,247
        Due after five years through ten years        1,406,093      1,412,548
        Due after ten years                           1,141,776      1,113,356
                                                     ----------     ----------
                                                     $8,983,577     $8,934,776
                                                     ----------     ----------
                                                     ----------     ----------

        At September 30, 1996 and 1995, investment securities with a carrying value of $535,000 were pledged to secure public deposits.

        There were no sales of investment securities held to maturity during the years ended September 30, 1996, 1995 and 1994.

(3)  INVESTMENT SECURITIES AVAILABLE FOR SALE

        Investment securities available for sale consist of the following:

                                                       September 30, 1996
                                     --------------------------------------------------------
                                                      Gross          Gross
                                      Amortized     Unrealized     Unrealized      Market
                                         Cost          Gains         Losses         Value
                                     -----------    ----------     ----------     -----------
  U.S. Government
   agency securities                 $ 2,391,012     $ 6,475         $ 6,297      $ 2,391,190
  Obligations of states
   and political subdivisions            140,000         805             -            140,805
                                     -----------     -------         -------      -----------
                                     $ 2,531,012     $ 7,280         $ 6,297      $ 2,531,995
                                     -----------     -------         -------      -----------
                                     -----------     -------         -------      -----------


        The amortized cost and estimated market value of investment securities available for sale at September 30, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                Estimated
                                               Amortized          Market
                                                  Cost            Value
                                               -----------     -----------
  Due after one year through five years        $ 1,392,655     $ 1,393,220
  Due after five years through ten years         1,138,357       1,138,775
                                               -----------     -----------
                                               $ 2,531,012     $ 2,531,995
                                               -----------     -----------
                                               -----------     -----------

        There were no sales of investment securities available for sale during the year ended September 30, 1996.

(4)     LOANS RECEIVABLE

          Loans receivable at September 30 are summarized as follows:

                                                      1996           1995
                                                  ------------   ------------
Real estate loans:
   Single family residential                      $ 32,672,805   $ 30,535,900
   Multi-family residential                            229,561        250,830
   Commercial real estate                            1,734,269      1,748,679
                                                  ------------   ------------

      Total real estate loans                       34,636,635     32,535,409
                                                  ------------   ------------

  Consumer and other loans:
   Loans secured by deposit accounts                   703,351        567,318
   Home improvement                                     85,680         73,992
   Automobile                                          463,419        386,892
   Home equity                                          17,899          -
   Other                                               379,446        485,776
                                                  ------------   ------------

      Total consumer and other loans                 1,649,795      1,513,978
                                                  ------------   ------------

      Total loans                                   36,286,430     34,049,387

  Less:
   Unearned interest                                  (118,125)      (116,432)
   Loans in process                                   (909,079)    (1,016,325)
   Deferred loan fees                                  (20,785)       (29,372)
   Allowance for loan losses                          (283,112)      (277,937)
                                                  ------------   ------------

  Loans receivable, net                           $ 34,955,329   $ 32,609,321
                                                  ============   ============

  Weighted average interest rate                          7.53%          7.89%
                                                  ============   ============

      Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                    1996             1995             1994
                                 ---------        ---------       -----------
  Balance, beginning of year     $ 277,937        $ 265,703       $   262,548
  Provision charged to expense      14,000           13,000            50,000
  Loans charged off                 (9,262)          (1,379)          (57,958)
  Loans recovered                      437              613           (11,113)
                                 ---------        ---------       ------------

  Balance, end of year           $ 283,112        $ 277,937       $   265,703
                                 =========        =========       ===========

          Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $109,000, $46,000, and $-0- at September 30, 1996, 1995 and 1994, respectively.
Interest income which would have been recognized under the original terms of these contracts was $3,584, $1,885, and $-0-, respectively.

          The Bank is not committed to lend additional funds to debtors whose loans are in nonaccrual status.

          The Bank is principally a local lender and, therefore, has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many debtors' ability to honor their contracts is dependent upon these economic sectors.

          The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $193,558 and $116,815 at September 30, 1996 and 1995, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:

                                                            Year Ended
                                                           September 30,
                                                      ---------------------
                                                          1996       1995
                                                      ---------  ----------
      Balance, beginning of year                      $ 116,875  $   85,029
      New loans advanced                                193,436      46,058
      Repayments                                       (116,753)    (14,272)
                                                      ---------  ----------
      Balance, end of year                            $ 193,558  $  116,815
                                                      =========  ==========

(5)     MORTGAGE-BACKED SECURITIES HELD TO MATURITY

          Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                         1996
                                   ---------------------------------------------------
                                                   Gross        Gross       Estimated
                                    Carrying     Unrealized   Unrealized     Market
                                     Value         Gains        Losses        Value
                                   ----------    ----------- -----------   ----------
        FHLMC Certificates         $3,204,882    $16,312     $ 91,934      $3,129,260
        FNMA Certificates           1,817,139     10,177       57,561       1,769,755
        GNMA Certificates              43,592      2,772        -              46,364
        FNMA and GNMA CMO's           124,453        347        2,748         122,052
                                   ----------    -------     --------      ----------
                                   $5,190,066    $29,608     $152,243      $5,067,431
                                   ==========    =======     ========      ==========

        Weighted average rate                                    6.47%
                                                             ========

                                                         1995
                                 ----------------------------------------------------
                                                   Gross        Gross       Estimated
                                    Carrying     Unrealized   Unrealized     Market
                                     Value         Gains        Losses        Value
                                 ------------    ----------- ------------  ----------
        FHLMC Certificates       $  4,487,261    $25,259     $ 78,671      $4,433,849
        FNMA Certificates           3,267,328     20,916       78,446       3,209,798
        GNMA Certificates             649,249      8,411        6,836         650,824
        FNMA and GNMA CMO's           163,863        424        5,358         158,929
                                 ------------    -------     --------      ----------
                                 $  8,567,701    $55,010     $169,311      $8,453,400
                                 ============    =======     ========      ==========

        Weighted average rate                                    6.52%
                                                             ========

      During December 1995, the Bank transferred investments with an amortized cost of $2,216,252 and an estimated market value of $2,232,378, and unrealized gains of $16,126, from the held to maturity category to the available for sale category. The transfers were made to increase liquidity. The unrealized holding gain or loss on the investments transferred was recognized as a component of stockholders' equity, net of applicable income taxes, on the date of transfer.

      The transfers did not impair the held to maturity portfolio, which is stated at amortized cost, as they were made in accordance with guidance issued by the Financial Accounting Standards Board.

      There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1996, 1995 and 1994.

(6)     MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

          Mortgage-backed securities available for sale at September 30 consist of the following:

                                                         1996
                                    --------------------------------------------------
                                                   Gross        Gross       Carrying
                                    Amortized    Unrealized   Unrealized    (Market)
                                      Cost         Gains        Losses       Value
                                    ----------  ------------ -----------   -----------

        FHLMC Certificates          $  669,845   $ 5,763     $  3,727      $  671,881
        FNMA Certificates              963,656     1,215       11,220         953,651
        GNMA Certificates              946,447     3,994        -             950,441
                                    ----------   -------     --------      ----------
                                    $2,579,948   $10,972     $ 14,947      $2,575,973
                                    ==========   =======     ========      ==========

        Weighted average rate                                    6.60%
                                                             ========

                                                         1995
                                 ----------------------------------------------------
                                                 Gross          Gross       Carrying
                                    Amortized  Unrealized     Unrealized    (Market)
                                      Cost       Gains          Losses       Value
                                 ------------- ----------    ------------  ----------
        FHLMC Certificates       $   134,231    $ -          $    1,220    $  133,011
        FNMA Certificates            408,552      -               5,530       403,022
        GNMA Certificates            461,469      -               7,508       453,961
                                 ------------   -------      ----------    ----------
                                 $ 1,004,252    $ -          $   14,258    $  989,994
                                 ============   =======      ==========    ==========

        Weighted average rate                                      6.09%
                                                             ==========

       There were no sales of mortgage-backed securities available for sale during the years ended September 30, 1996, 1995 or 1994.

(7) ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable at September 30 is summarized as follows:


                                                1996             1995
                                               ------           -------
Loans                                          $181,134         $172,882
Investment securities                           140,014           55,794
Mortgage-backed and related
 securities                                      61,849           76,077
                                               --------        ----------
                                               $382,997         $304,753
                                               --------        ----------
                                               --------        ----------


(8) OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at September 30 are summarized as follows:


                                                  1996             1995
                                              ----------        -----------
Land                                          $  461,096        $   308,592
Buildings and improvements                       690,776            689,411
Furniture, fixtures and equipment                221,831            191,054
Automobile                                        13,667             13,667
                                               ----------       -----------
                                               1,387,370          1,202,724
Less - accumulated depreciation                 (349,602)          (298,710)
                                               ----------       ------------
                                              $1,037,768        $   904,014
                                               ----------       ------------
                                               ----------       ------------


(9) OTHER ASSETS

    Other assets at September 30 are summarized as follows:


                                                  1996             1995
                                               ----------       -----------
Federal income taxes receivable                  $ 62,090          $ 12,640
Prepaid pension                                      --              19,340
Prepaid Federal insurance                          27,397            25,327
Prepaid Ohio franchise tax                         19,110            17,357
Other prepaid expenses                             35,640            27,137
                                               ----------       -----------
                                                $ 144,237         $ 101,801
                                               ----------       ------------
                                               ----------       ------------


(10)    DEPOSITS

          Deposits at September 30 are summarized as follows:




                        Weighted
                      Average Rate                          1996                                 1995
                     at September 30,              ------------------------          -------------------------
                           1996                    Amount           Percent          Amount            Percent
                     ----------------              ------           -------          ------            --------

Passbook                      3.0%             $ 9,862,917            22.0%     $11,190,868               24.2%
                            -----              -----------          ------      -----------             ------
Christmas club                3.0                   95,588              .2           94,406                 .2
                            -----              -----------          ------      -----------             ------
Demand accounts                 -                  354,074              .8          294,005                 .7
                            -----              -----------          ------      -----------             ------
NOW accounts                  3.0                  548,684             1.2          523,954                1.1
                            -----              -----------          ------      -----------             ------
Certificates:
 3.0-3.99%                   3.83                1,662,214             3.7        2,451,654                5.3
 4.0-4.99%                   4.50                4,573,292            10.2        4,436,111                9.6
 5.0-5.99%                   5.46               16,747,593            37.4        4,262,267                9.2
 6.0-6.99%                   6.42               10,964,710            24.5       16,854,424               36.5
 7.0-7.99%                      -                        -               -        6,090,131               13.2
                            -----              -----------          ------      -----------             ------
                             5.86               33,947,809            75.8       34,094,587               73.8
                            -----              -----------          ------      -----------             ------
                             5.06%             $44,809,072           100.0%     $46,197,820              100.0%
                            -----              -----------          ------      -----------             ------


          The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,584,000 and $3,955,000 at September 30, 1996 and 1995, respectively.

          At September 30, 1996, scheduled maturities of certificates of deposit are as follows:

               Year
              Ending
            September 30,                    Amount              Percent
            ------------                     ------              --------
               1997                       $21,682,656             63.9%
               1998                         9,126,047             26.9
               1999                         3,041,182              9.0
               2000                            97,924               .2
                                          -----------            -----
                                          $33,947,809            100.0%
                                          -----------            -----
                                          -----------            -----

(11)    OTHER LIABILITIES

          Other liabilities at September 30 are summarized as follows:

                                                1996            1995
                                             ---------         --------
          Escrow accounts                    $ 59,979          $72,052
          Accrued expenses                     12,306           15,956
          Other liabilities                    13,075            5,547
                                             --------          -------

                                             $ 85,360          $93,555
                                             --------          -------
                                             --------          -------

(12)    ADVANCE FROM FEDERAL HOME LOAN BANK

          The advance from the Federal Home Loan Bank at September 30 is as follows:

                                Interest
                Date Due          Rate        1996
                --------        ---------    ---------
                12/10/96         5.45 %      $500,000
                                             --------
                                             ---------

          The advance is collateralized by first mortgage loans totalling 750,000 at September 30, 1996.


(13)    SAIF SPECIAL ASSESSMENT

          On September 30, 1996, Bank Insurance Fund ("BIF")-SAIF reform was enacted as part of the 1997 omnibus appropriations bill. As part of this legislation, thrifts, including the Bank, will pay a special one-time assessment to restore the SAIF insurance fund to the statutorily prescribed level of 1.25% of insured deposits. The assessment rate will be 65.7 basis points on SAIF-insured deposits as of March 31, 1995. Payments for the one-time charge are due November 27, 1996. In accordance with generally accepted accounting principles, the Bank has accrued $269,363 at September 30, 1996, to record this assessment.

          Future quarterly SAIF assessments will be reduced beginning January 1, 1997, to $.064 for every $100 of insured deposits, from the present level of $.23 per $100 of insured deposits. Based upon the $44.8 million of assessable deposits at September 30, 1996, the Bank would expect to pay $18,592 less in insurance premiums per quarter during 1997.

(14)    PENSION PLAN

          The Bank has a non-contributory pension plan covering all employees who meet minimum age and length of service requirements. Pension assets consist of the cash value of individual insurance policies. The Bank makes annual payments in amounts equal to the cost of the insurance premiums. Contributions charged to expense for the years ended September 30, 1996, 1995 and 1994 were $22,871, $35,071 and $41,694, respectively. During the year ended September 30, 1996, the Bank's Board of Directors elected to discontinue the Plan upon the establishment of the ESOP as discussed at Note
18.  Plan assets will be distributed to the participants.

(15)    INCOME TAXES

          The Bank files its Federal income tax return on a calendar-year basis. If certain conditions are met in determining taxable income, the Bank was allowed a special bad debt deduction based on a percentage of taxable income (currently 8 percent) or on specified experience formulas for the calendar years ended December 31, 1995 and 1994, respectively.

          The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 1996, 1995 and 1994 to income before the provision for income taxes as a result of the following:


                                                       Year Ended September 30,
                                   ---------------------------------------------------------------
                                   1996                           1995                       1994
                                  ------                         ------                     ------
  Expected provision for
   income taxes at Federal
   tax rate                       $91,412                      $172,504                   $183,401
  Tax-exempt interest             (15,560)                      (17,712)                   (17,126)
  Surtax exemptions               (10,340)                        -                           -
  Others, net                     (12,301)                         (233)                      (830)
                                  -------                     ----------                  ---------
                                  $52,211                      $154,559                   $165,445
                                  -------                      --------                   ---------
                                  -------                      --------                   ---------

      The deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized.

 The deferred tax liability at September 30 consists of the following:



                                                           1996                         1995
                                                        ---------                    ----------
  FHLB stock dividends not currently
   taxable                                              $(75,859)                    $(65,930)
  Depreciation                                           (16,962)                     (18,255)
  Loan fees                                                7,067                        9,986
  Unrealized holding loss on
   investments available for sale                          1,352                        4,848
  Bad debts                                               85,380                       85,786
  Others, net                                                387                          (227)
                                                          -------                     ---------
                                                           1,365                        16,208
  Less - valuation allowance for bad
   debt deferred tax asset                                (85,380)                     (85,786)
                                                          -------                     ---------
      Net deferred tax liability                         $(84,015)                    $(69,578)
                                                          -------                     ---------
                                                          -------                     ---------

      Retained earnings at September 30, 1996 and 1995, include approximately $1,309,000 and $1,282,000, respectively, for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 and $436,000 at September 30, 1996 and 1995, respectively.

(16)  FINANCIAL INSTITUTIONS REFORM, RECOVERY AND ENFORCEMENT ACT
  (FIRREA) OF 1989

      FIRREA was signed into law on August 9, 1989; regulations for savings institutions' minimum-capital requirements went into effect on December 7, 1989. In addition to the capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to non-investment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets needed to qualify as a savings institution. The regulations require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets, 3 to 4 percent leverage capital ratio, and a 8.0 percent risk-based capital ratio.

      For purpose of the regulation, the core and tangible capital of the Bank is defined as retained earnings. Adjusted total assets are the Bank's total assets as determined under generally accepted accounting principles.

      In determining compliance with the risk-based capital requirement, the Bank is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the Bank's core capital. Supplementary capital of the Bank is defined to include all of the Bank's general loan loss allowances. The risk-based capital requirement is measured against risk-weighted assets which equals the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight.

      The Bank, at September 30, 1996, meets all the required capital requirements. Failure to meet all the regulatory capital requirements could subject the Bank to certain regulatory sanctions and requirements.

      The following is a reconciliation of the Bank's GAAP capital to regulatory capital:


                                                              Regulatory (000's Omitted)
                                     -------------------------------------------------------------------------------
                                                                                            Risk-
                                     Tangible                 Core                          based
                                      Capital      Ratio     Capital         Ratio          Capital          Ratio
                                     --------      -----     -------         -----          -------         --------
GAAP capital, as adjusted             $8,295                 $8,295                          $8,295


Adjustments -
 General valuation
   allowances - limited                    -                      -                            283
                                      ------                  ------                        -------

Regulatory capital -
 computed                              8,295      15.3%        8,295           15.3%         8,578             35.5%

Minimum capital requirement              811       1.5%        1,622            3.0%         1,931              8.0%
                                      ------      ----        ------           -----        -------         -------
Regulatory capital - excess           $7,484      13.8%       $6,673           12.3%        $6,647             27.5%
                                      ------      ----        ------           -----        -------         -------
                                      ------      ----        ------           -----        -------         -------


(17)  COMMITMENTS AND CONTINGENCIES

      In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $913,000 and $576,000 at September 30, 1996 and 1995, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

      The Bank was not committed to sell or purchase loans or securities at September 30, 1996 or 1995.

(18)  EMPLOYEE STOCK OWNERSHIP PLAN

      The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,600 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the year ended September 30, 1996 was $25,420.

      The fair value of the unreleased ESOP shares was approximately $564,000 at September 30, 1996.

(19)  DIVIDEND RESTRICTION

      At the time of the Conversion, the Bank established a liquidation account of approximately $5,005,000 (the amount equal to its total retained earnings as of the date of the latest statement of financial condition appearing in the final prospectus). The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible deposit account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

      Subsequent to the Conversion, the Bank may not declare or pay cash dividends on its shares of common stock if the effect thereon would cause stockholders' equity to be reduced below the amount of the liquidation account or applicable regulatory capital maintenance requirements, or if such declaration and payment would otherwise violate regulatory requirements.

(20)  FAIR VALUES OF FINANCIAL INSTRUMENTS

      The carrying amount and the estimated fair values of the Company's financial instruments at September 30, 1996 are as follows:

                                                Carrying
                                                 Amount       Fair Value
                                                --------      ----------

      Financial assets:
        Cash and cash equivalents              $   801,243     $  801,243
        Loans receivable, less allowance        34,955,329     35,323,550
        Investment securities held to
          maturity                               8,983,577      8,934,776
        Investment securities available
          for sale                               2,531,995      2,531,995
        Mortgage-backed securities held
          to maturity                            5,190,066      5,067,431
        Mortgage-backed securities
          available for sale                     2,575,973      2,575,973
        Accrued interest receivable                382,997        382,997
      Financial liabilities:
        Deposits                                44,809,072     44,839,690
        Advance from Federal Home
          Loan Bank                                500,000        500,000
        Accrued interest payable                     5,224          5,224

          The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

          While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at September 30, 1996 should not necessarily be considered to apply at subsequent dates.

          In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but not included in the above disclosures. These include, among other items, the trained work force, customer goodwill, and similar items.

(21)    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Selected quarterly financial data for the year ended September 30, 1996 is as follows:


                                               Quarter Ended
                           -----------------------------------------------------
                           December 31     March 31     June 30     September 30
                           -----------     --------     -------     ------------
                             (Dollars in thousands except per share data)
Total interest income         $936          $944         $978          $1,013
Total interest expense         595           590          588             559
                              ----          ----         ----          ------

  Net interest income          341           354          390             454

Provision for loan losses        6             6            2               -
                              ----          ----         ----          ------

  Net interest income after
   provision for loan losses   335           348          388             454

Non-interest income              9            10           10              12
Non-interest expense           261           244          248             544
                              ----          ----         ----          ------

Income (loss) before
 provision for income taxes     83           114          150             (78)

Provision credit for
 income taxes                   16            35           44             (43)
                              ----          ----         ----         -------

Net income (loss)             $ 67          $ 79        $ 106         $   (35)
                              ----          ----        -----         -------
                              ----          ----        -----         -------

Net income (loss) per share   $.11          $.13        $ .17         $   (.06)
                              ----          ----        -----         --------
                              ----          ----        -----         --------

Dividends declared per share  $  -          $  -        $  -          $    .07
                              ----          ----        ----          --------
                              ----          ----        ----          --------

(22)  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30, 1996 is as follows:

                              BALANCE SHEET


       ASSETS


Cash and cash equivalents                                $     14,183
Investment in subsidiary                                    8,295,303
Investment securities available for sale                    2,531,995
Accrued interest receivable                                    43,539
Other assets                                                    3,763
Deferred income taxes                                             387
                                                         ------------
                                                         $ 10,889,170
                                                         ------------
                                                         ------------

       LIABILITIES AND STOCKHOLDERS' EQUITY

Income taxes payable                                     $      1,836
Other liabilities                                               3,816
                                                         ------------

       Total liabilities                                        5,652
                                                         ------------

Common stock                                                    6,718
Employee benefit plans                                       (513,080)
Additional paid-in capital                                  6,280,193
Retained earnings                                           5,111,660
Unrealized holding loss on securities available
  for sale, net of taxes                                       (1,973)
                                                         ------------
       Total stockholders' equity                          10,883,518
                                                         ------------
                                                         $ 10,889,170
                                                         ------------
                                                         ------------


                           STATEMENT OF INCOME

Interest on investment securities                        $     39,750
Compensation and benefits                                     (25,420)
Other non-interest expense                                    (10,761)
                                                         ------------

Income before income taxes and equity in
  undistributed income of subsidiary                            3,569

Provision for income taxes                                      1,115
                                                         ------------

Income before equity in undistributed
  income of subsidiary                                          2,454

Equity in undistributed income of subsidiary                  214,194
                                                         ------------

Net income                                               $    216,648
                                                         ------------
                                                         ------------


                         STATEMENT OF CASH FLOWS

Operating activities:
  Net income                                             $    216,648
  Adjustments to reconcile net income to net
   cash flows provided by operating activities -

      Equity in undistributed income of subsidiary           (214,194)
      Accretion                                                  (350)
      Deferred income taxes                                      (721)
      Increase in other assets                                 (3,763)
      Increase in accrued interest receivable                 (43,539)
      Increase in income taxes payable                          1,836
      Increase in other liabilities                             3,816
      ESOP compensation                                        25,420
                                                         ------------
       Net cash used for operating activities                 (14,847)
                                                         ------------

Investing activities:
  Capital contribution to subsidiary                       (3,145,457)
  Purchases of investment securities available for sale    (2,530,662)
                                                         ------------
       Net cash used for investing activities              (5,676,119)
                                                         ------------

Financing activities:
  Proceeds from sale of stock                               5,748,411
  Dividends paid                                              (43,262)
                                                         ------------
       Net cash provided by financing activities            5,705,149
                                                         ------------

Net increase in cash and cash equivalents                      14,183
Cash and cash equivalents, beginning of year                    -
                                                         ------------

Cash and cash equivalents, end of year                   $     14,183
                                                         ------------
                                                         ------------

