Form 10KSB40/A, Exhibit 13
period 1996-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 1997-07-03
CIK 1009194

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

                               [LETTERHEAD]

                      KELLEY, GALLOWAY & COMPANY, PSC

                       CERTIFIED PUBLIC ACCOUNTANTS

                            1200 BATH AVENUE

                              P.O. BOX 990

                       ASHLAND, KENTUCKY 41105-0990

                            (606) 329-1811

                         FAX (606) 329-8756

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


/s/ Kelley, Galloway & Company, PSC
Ashland, Kentucky
November 1, 1996

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

