Form 10KSB40, Exhibit 13
period 1997-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 1997-12-29
CIK 1009194

                                                                    Exhibit 13

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                 SEPTEMBER 30,
                                                             -----------------------------------------------------
                                                               1997       1996       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION AND OTHER DATA:

Total assets...............................................  $  59,198  $  56,637  $  51,296  $  46,679  $  47,461
Cash and cash equivalents..................................        807        801      2,528        983      2,440
Investment securities(1)...................................      8,951     11,516      5,290      4,975      4,657
Mortgage-backed securities(2)..............................      7,826      7,766      9,558     10,712     12,263
Loans receivable, net......................................     39,026     34,955     32,609     28,747     26,627
Real estate owned..........................................         50         33     --         --            234
Deposits...................................................     44,993     44,809     46,198     41,962     43,092
FHLB advances..............................................      3,300        500     --         --         --
Stockholders' equity, net..................................     10,479     10,884      4,929      4,565      4,212
Full service offices.......................................          2          2          2          2          2


                                                                          AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:

Total interest income............................................  $   4,134  $   3,871  $   3,437  $   3,208  $   3,507
Total interest expense...........................................      2,448      2,331      2,004      1,765      2,037
                                                                   ---------  ---------  ---------  ---------  ---------
  Net interest income............................................      1,686      1,540      1,433      1,443      1,470
Provision for loan losses........................................          3         14         13         50         52
                                                                   ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses............      1,683      1,526      1,420      1,393      1,418
Non-interest income..............................................         52         41         32         80         23
Non-interest expense(3)..........................................      1,306      1,298        944        934        833
                                                                   ---------  ---------  ---------  ---------  ---------
   Income before provision for income taxes......................        429        269        508        539        608
Provision for income taxes.......................................        142         52        155        165        203
                                                                   ---------  ---------  ---------  ---------  ---------
Net income.......................................................  $     287  $     217  $     353  $     374  $     405
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Net income per share.............................................  $     .46  $     .35        N/A        N/A        N/A
Book value per share.............................................  $   16.21  $   16.20        N/A        N/A        N/A


SELECTED OPERATING RATIOS(4):

Return on average assets ........................................         49%      0.41%      0.73%      0.79%      0.86%
Return on average equity.........................................       2.70       3.43       7.35       8.45      10.15
Average equity to average assets.................................      18.23      12.00       9.90       9.34       8.43
Equity to assets at end of year..................................      17.70      19.22       9.61       9.78       8.87
Interest rate spread(5)..........................................       2.12       2.36       2.62       2.79       2.85
Net interest margin(5)...........................................       2.97       2.95       3.02       3.11       3.17
Average interest-earning assets to average interest-bearing
  liabilities....................................................     119.77     113.16     109.30     108.53     107.27
Net interest income after provision for loan losses to total
  expense........................................................     128.87     117.57     150.42     149.14     170.23
Non-interest expense to average total assets.....................       2.24       2.46       1.95       1.97       1.76


ASSET QUALITY RATIOS:(6)

Non-performing loans to total loans at end of year...............       0.21       0.31       0.14       --         0.64
Non-performing assets to total assets at end of year.............       0.22       0.25       0.09       --         0.86
Allowance for loan losses to total loans outstanding at end of
  year...........................................................       0.73       0.81       0.85       0.91       0.97


-----------------------------------

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

    The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 1997, the Company had total consolidated assets of $59.2 million, total consolidated liabilities of $48.7 million, and total stockholders' equity of $10.5 million.

    The Bank is primarily engaged in attracting deposits from the general public and using those funds to originate loans secured by single-family residences located in Lawrence County and surrounding counties in Southern Ohio and to invest in mortgage-backed securities and United States Government and federal agency securities. To a lesser extent, the Bank also makes consumer loans and loans secured by savings accounts.

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

    The financial information presented herein, with the exception of at September 30, 1997 and 1996, and the years then ended, is for the Bank only, since prior to 1996, the Company had not yet completed the Conversion or issued any stock.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

    In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 1998 and any Current Reports on Form 8-K filed by the Company.

FINANCIAL CONDITION

    ASSETS. Total assets increased by $2.6 million, or 4.6%, from $56.6 million at September 30, 1996 to $59.2 million at September 30, 1997. The increase consisted primarily of increases in loans receivable of $4.0 million and office properties and equipment of $1.0 million, offset by a decrease in investment securities (both held to maturity and available for sale) of $2.5 million.

    CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents remained relatively unchanged, totaling $807,000 at September 30, 1997 as compared to $801,000 at September 30, 1996.

    INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Treasury and U.S. Government agency securities. The Company has also invested in recent years in certificates of deposit in other insured financial institutions (in amounts up to $99,000 at any one institution) and, to a lesser extent, in municipal securities. Investment securities, both held to maturity and available for sale, decreased $2.5 million, or 21.7%, from $11.5 million at September 30, 1996 to $9.0 million at September 30, 1997. Net cash generated from maturities of investments was used primarily to fund increased loan demand.

    LOANS RECEIVABLE. The Company's loans receivable, net, increased by $4.0 million, or 11.4%, from $35.0 million at September 30, 1996 to $39.0 million at September 30, 1997. Total loan originations during the year amounted to $10.6 million, of which $8.5 million were for single-family residential loans within the Company's local trade area.

    LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $38.6 million, or 95.7%, of total gross loans outstanding at September 30, 1997, while consumer loans, including installment loans and loans secured by deposit accounts, totaled $1.7 million, or 4.3% of total gross loans outstanding.

    The Company's lending is concentrated to borrowers who reside in and/or which are collateralized by real estate and property located in Lawrence and Scioto County, Ohio, and Boyd and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum, iron and steel industries. Therefore, many debtors' ability to honor their contracts is dependent upon these economic sectors.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses as a percentage of total loans decreased slightly from .81% at September 30, 1996 to .73% at September 30, 1997. The total dollar amount of the allowance increased slightly, from $283,000 at September 30, 1996 to $287,000 at September 30, 1997.

    Charge-off activity for the year ended September 30, 1997 totaled $1,718 as compared to $9,262 for the preceding year. Recoveries totaled $2,177 and $437 for the years ended September 30, 1997 and 1996, respectively.

    The Company had $84,000 and $109,000 of non-accrual loans at September 30, 1997 and 1996, respectively. At the same dates, there were no loans greater than 90 days delinquent which were still accruing interest.

    The Company had no troubled debt restructurings during the years ended September 30, 1997 and 1996.

    Management has determined that the allowance for loan losses is adequate at September 30, 1997 and 1996.

    MORTGAGE-BACKED SECURITIES. The Company invests primarily in adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities remained unchanged totaling $7.8 million at September 30, 1997 and 1996. During the year ended September 30, 1997, there were $1.1 million of mortgage-backed securities purchased, and $1.1 million in principal repayments.

    OFFICE PROPERTIES AND EQUIPMENT. The Company constructed a drive-through facility expansion at its Ironton office and a new branch banking facility located in Proctorville, Ohio during the year. The total cost of both projects approximated $1.0 million. In connection with the opening of the new branch, the Chesapeake, Ohio branch was relocated to Proctorville. The Company intends to sell the Chesapeake facility. The branch relocation is expected to provide increased business opportunities for the Company.

    DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits remained relatively unchanged totaling $44.8 million and $45.0 million at September 30, 1996 and 1997, respectively. The Bank continues to offer competitive interest rates on deposit accounts.

    ADVANCE FROM FEDERAL HOME LOAN BANK. The Company obtained advances totaling $6.8 million during the year ended September 30, 1997 to meet its loan demand and other funding needs. Approximately $4.0 million of advances were repaid during the year. Outstanding advances totaled $3.3 million and $.5 million at September 30, 1997 and 1996, respectively. The Company has ample borrowing capacity if needed to fund future commitments.

    STOCKHOLDERS' EQUITY. Stockholders' equity totaled $10.5 million at September 30, 1997, as compared to $10.9 million at September 30, 1996. The $400,000 decrease, or 3.7%, resulted primarily from the purchase of common shares to fund the Recognition and Retention Plan, the purchase of treasury shares and the payment of dividends, partially offset by net income for the year.

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

                                                                         YEAR ENDED SEPTEMBER 30,
                                                -----------------------------------------------------------------------------
                                                                1997                                   1996
                                                -------------------------------------   -------------------------------------
                                                  AVERAGE                                AVERAGE
                                                  BALANCE     INTEREST     YIELD/RATE    BALANCE     INTEREST     YIELD/RATE
                                                ----------   -----------  -----------   ----------  ----------   -----------
                                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable(1).........................  $   37,678   $    2,954         7.84%   $  33,543    $   2,733         8.15%
  Mortgage-backed securities(2)...............       7,661          467         6.09        8,717          519         5.95
  Investment securities(3)....................       9,848          638         6.47        7,456          490         6.57
  Other interest-earning assets...............       1,464           74         5.06        2,457          129         5.25
                                                ----------   ----------                 ---------    ---------
    Total interest-earning assets.............      56,651        4,133         7.30       52,173        3,871         7.42
                                                             ----------   ----------                 ---------        -----
Non-interest earning assets...................       1,712                                    537
                                                ----------                              ---------
    Total assets..............................  $   58,363                              $  52,710
                                                ----------                              ---------
                                                ----------                              ---------
Interest-bearing liabilities:
  Deposits....................................  $   45,982        2,374         5.16    $  46,079        2,330         5.06
  FHLB advances...............................       1,318           74         5.61           27            1         3.70
                                                ----------   ----------                 ---------    ---------
      Total interest-bearing liabilities......      47,300        2,448         5.18       46,106        2,331         5.06
                                                             ----------   ----------                 ---------        -----
Non-interest bearing liabilities..............         425                                    278
                                                ----------                              ---------
    Total liabilities.........................      47,725                                 46,384
Stockholders' equity..........................      10,638                                  6,326
                                                ----------                              ---------
    Total liabilities and stockholders'
      equity..................................  $   58,363                              $  52,710
                                                ----------                             -----------
                                                ----------                             -----------
Net interest income; interest rate spread.....               $     1,685        2.12%               $   1,540           2.36%
                                                             -----------  ----------                -----------       -------
                                                             -----------  ----------                -----------       -------
Net interest margin(4)........................                                  2.97%                                   2.95%
                                                                          ----------                                  -------
                                                                          ----------                                  -------
Average interest-earning assets to average
  interest-bearing liabilities................                                119.77%                                 113.16%
                                                                          ----------                                  -------
                                                                          ----------                                  -------

                                                       YEAR ENDED SEPTEMBER 30,
                                                -------------------------------------
                                                                 1995
                                                -------------------------------------
                                                  AVERAGE
                                                  BALANCE     INTEREST    YIELD/ RATE
                                                ----------   ----------   -----------
Interest-earning assets:
Loans receivable(1)...........................   $  30,973    $   2,522         8.14%
Mortgage-backed securities(2).................      10,113          559         5.53
Investment securities(3)......................       4,965          275         5.54
Other interest-earning assets.................       1,429           81         5.67
                                                ----------    ---------
Total interest-earning assets.................      47,480        3,437         7.24
Non-interest earning assets...................       1,034    ---------   ----------
                                                ----------
Total assets..................................   $  48,514
                                                ----------
                                                ----------
Interest-bearing liabilities:
Deposits......................................   $  42,327        1,936         4.57
FHLB advances.................................       1,105           68         6.15
                                                ----------    ---------
Total interest-bearing liabilities............      43,432        2,004         4.62
                                                              ---------   ----------
Non-interest bearing liabilities..............         277
                                                ----------
    Total liabilities.........................      43,709
Stockholders' equity..........................       4,805
                                                ----------
    Total liabilities and stockholders'
      equity..................................   $  48,514
                                                ----------
                                                ----------
Net interest income; interest rate spread.....                $   1,433         2.62%
                                                              ---------   ----------
                                                              ---------   ----------
Net interest margin(4)........................                                  3.02%
                                                                          ----------
                                                                          ----------
Average interest-earning assets to average
  interest-bearing liabilities................                                109.30%
                                                                          ----------
                                                                          ----------

----------------------------------------------------

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

                                                                            YEAR ENDED SEPTEMBER 30,
                                               ---------------------------------------------------------------------------------
                                                            1997 VS. 1996                                1996 VS. 1995
                                               --------------------------------------     --------------------------------------
                                                    INCREASE                                   INCREASE
                                                   (DECREASE)                                 (DECREASE)
                                                     DUE TO                TOTAL                DUE TO                TOTAL
                                               ---------------------     INCREASE         ---------------------     INCREASE
                                               RATE        VOLUME       (DECREASE)        RATE        VOLUME       (DECREASE)
                                               -----     -----------  ---------------     -----     -----------  ---------------
                                                                               (IN THOUSANDS)
Interest-earning assets:
  Loans receivable........................   $    (104)   $     325      $     221      $      27    $     185      $     212
  Mortgage-backed securities(1)...........          12          (64)           (52)            51          (91)           (40)
  Investment securities(2)................          (7)         155            148             58          157            215
  Other interest earning assets...........          (3)         (52)           (55)             3           44             47
                                                 -----        -----          -----          -----        -----          -----
    Total interest-earning assets.........        (102)         364            262            139          295            434
                                                 -----        -----          -----          -----        -----          -----
Interest-bearing liabilities:
  Deposits................................          48           (4)            44            215          179            394
  FHLB advances...........................           1           71             72             46         (113)           (67)
                                                 -----        -----          -----          -----        -----          -----
    Total interest-bearing liabilities....          49           67            116            261           66            327
                                                 -----        -----          -----          -----        -----          -----
Increase (decrease) in net interest
  income..................................   $    (151)   $     297      $     146      $    (122)   $     229      $     107
                                                 -----        -----          -----          -----        -----          -----
                                                 -----        -----          -----          -----        -----          -----


                                                         YEAR ENDED SEPTEMBER 30,
                                                ---------------------------------------
                                                              1995 VS. 1994
                                                ---------------------------------------
                                                     INCREASE
                                                    (DECREASE)
                                                      DUE TO                 TOTAL
                                               -----------------------     INCREASE
                                               RATE         VOLUME        (DECREASE)
                                               -----     -------------  ---------------

Interest-earning assets:
  Loans receivable........................   $     (64)    $     260       $     196
  Mortgage-backed securities(1)...........          52           (37)             15
  Investment securities(2)................          11             2              13
  Other interest earning assets...........          11            (6)              5
                                                 -----           ---             ---
    Total interest-earning assets.........          10           219             229
Interest-bearing liabilities:
  Deposits................................         186           (15)            171
  FHLB advances...........................          --            68              68
                                                 -----          ----             ---
    Total interest-bearing liabilities....         186            53             239
                                                 -----          ----             ---
Increase (decrease) in net interest
  income..................................   $    (176)    $     166       $     (10)
                                                 -----          ----             ---
                                                 -----          ----             ---

---------------------------------------------------------

(1) Includes mortgage-backed securities held to maturity as well as those available for sale.

(2) Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND
1996

    NET INCOME. Net income was $287,000 for the year ended September 30, 1997 as compared to $394,000 for the year ended September 30, 1996, before a one-time statutorily mandated assessment and related charge to recapitalize the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"), a decrease of 27.2%. After taking into consideration the one-time special SAIF assessment and related charge, the Company had a 1996 fiscal year net income of $217,000. Comparable earnings per share, before the 1996 special SAIF assessment and related charge, were $.46 and $.64 for the years ended September 30, 1997 and 1996, respectively. The 1996 earnings per share, after the SAIF special assessment and related charge, was $.35. After taking into consideration the one-time special SAIF assessment and related charge in 1996, the $70,000 increase in net income resulted from increases in net interest income of $146,000, or 9.5%, non-interest income of $11,000, and a decrease in the provision for loan losses of $11,000, offset by increases in non-interest expenses and the provision for income taxes of $8,000 and $90,000, respectively.

    INTEREST INCOME. Interest income increased $263,000, or 6.8%, to $4.1 million for the year ended September 30, 1997. The increase consisted of increases of $221,000 and $148,000 in interest earned on loans receivable and investment securities, offset by declines in interest earned on mortgage-backed securities and other interest-earning assets of $52,000 and $55,000, respectively. The increases were primarily due to increases in 1997 as compared to 1996 in the average volume of the respective portfolios, offset by a decline in interest rates. The decrease in interest earned on mortgage-backed securities and other interest-earning assets resulted primarily from a decline in the average volume of the portfolios. Overall, the interest-earning assets yield decreased 12 basis points, from 7.42% for the year ended September 30, 1996 to 7.30% for the year ended September 30, 1997.

    INTEREST EXPENSE. Interest expense increased $117,000, or 5.0%, from $2,331,000 for the year ended September 30, 1996 to $2,448,000 for the year ended September 30, 1997. The increase was primarily due to an increase in the average rates paid on deposits for 1997 as compared to 1996, from 5.06% to 5.16%, and from an increase in the average volume during 1997 as compared to 1996 in outstanding advances from the FHLB.

    PROVISION FOR LOAN LOSSES. For the 1997 fiscal year, the provision for loan losses was $3,000 as compared to $14,000 for 1996. The 1997 provision was reduced due to the low levels of non-performing loans during the year and based on the determination that the allowance was adequate throughout the 1997 fiscal year. In making this determination, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

    NON-INTEREST INCOME. The $11,000, or 26.8%, increase in non-interest income was primarily due to $6,600 of gains on sales of foreclosed real estate in 1997 as compared to a $1,000 loss for 1996.

    NON-INTEREST EXPENSE. Not considering the SAIF special assessment and related charge referred to above, non-interest expense increased $277,000, or 27.0%, for the year ended September 30, 1997 as compared to 1996. The increase consisted primarily of increases in compensation and benefits of $94,000, occupancy expenses of $12,000, franchise taxes of $70,000, and professional services and other expenses of $81,000 and $52,000, respectively, offset by lower SAIF deposit insurance premiums of $61,000. Compensation and benefits for 1997 reflect a full year of ESOP and RRP compensation expenses which totaled $106,000 for 1997 as compared to $25,000 for 1996, such benefit plans not being in effect prior to the Conversion. Occupancy expenses increased due to the construction and opening of the new facilities in 1997 as discussed above, while professional services and other expenses increased due to operation as a public company for the full 1997 fiscal year. The increase in franchise taxes, which are based on total stockholders' equity, increased due to the additional equity generated from the Conversion proceeds. After consideration of the one-time special assessment of $269,000 in 1996, non-interest expense increased by $8,000.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased $90,000, from $52,000 for the year ended September 30, 1996 to $142,000 for the year ended September 30, 1997 due to higher pretax income, taxed at higher statutory rates.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND
1995

    NET INCOME. The Company's net income decreased $136,000, or 38.5%, from $353,000 for the year ended September 30, 1995 to $217,000 for the year ended September 30, 1996. Net income per share for 1996 was $.35. The decrease was primarily attributable to a $269,000, one-time statutorily mandated assessment and related charge to recapitalize the SAIF of the FDIC. The charge, which was assessed against all SAIF insured institutions, recapitalized the SAIF to a reserve ratio of 1.25% of insured deposits. Insurance premiums were lowered, effective January 1, 1997, to approximately $.064 per $100 of insured deposits, down from the $.23 per $100 previously being paid by the Bank. Had it not been for this one-time SAIF special assessment, 1996 net income would have been $394,000, or $.64 per share, an 11.6% increase over 1995.

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

    NON-INTEREST EXPENSE. Non-interest expense increased $354,000, or 37.5%, from $944,000 for the year ended September 30, 1995 to $1,298,000 for fiscal 1996. Other than the one-time SAIF special assessment of $269,000 discussed above, the $85,000 remaining increase consisted primarily of increases in compensation and benefits expense of $24,000, the regular SAIF deposit insurance premiums of $10,000, franchise taxes of $6,000, and other miscellaneous non-interest expenses of $23,000.

    In connection with the Conversion, the Company established an ESOP for the benefit of its officers and employees, resulting in compensation expense for the 1996 fiscal year with no corresponding 1995 expense. The regular SAIF deposit insurance premiums increased due to a higher balance of average insured deposits during 1996 as compared to 1995. Franchise taxes increased due to higher levels of Bank capital during 1996 as compared to 1995. The $23,000 increase in other miscellaneous non-interest expenses resulted primarily from increased costs during 1996 of operating as a public company.

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

ASSET AND LIABILITY MANAGEMENT

    The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates), such as has occurred during the past year, could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 1997, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 119.77%.

    The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Bank's Board of Directors, through its Executive/Loan Committee, which generally meets every two to three weeks.

    The Company's attempts to mitigate the interest-rate risk of holding long-term assets in its portfolio through the origination of adjustable-rate, single-family residential mortgage loans, which have interest rates which adjust annually, and the purchase of mortgage-backed securities, primarily secured by single-family residential dwellings financed with adjustable-rate mortgages. At September 30, 1997, $32.3 million, or 90.7% of total single-family loans, and $34.8 million, or 90.2% of the total loan portfolio, had adjustable rates of interest. In addition, $7.5 million, or 96.2% of the Company's mortgage-backed securities ("held to maturity" as well as "available for sale"), had underlying loans with adjustable rates of interest and, at September 30, 1997, $9.0 million, or 15.2%, of the Company's total assets, consisted of investment securities, 61.1% of which have terms to maturity of less than five years. The relatively short-term nature of such portfolio permits reinvestment of such funds into securities or other assets at then market rates.

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

    Presented below, as of September 30, 1997, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.

                                        AS OF SEPTEMBER 30, 1997
                                ----------------------------------------
                                    MARKET VALUE OF PORTFOLIO EQUITY
  CHANGES IN                    ----------------------------------------
INTEREST RATES    BOARD LIMIT    $ CHANGE IN NPV
(BASIS POINTS)     % CHANGE       (IN THOUSANDS)       % CHANGE IN NPV
---------------  -------------  -------------------  -------------------
        +400             (40)%       $  (3,273)                 (34)%
        +300             (30)           (2,207)                 (23)
        +200             (20)           (1,252)                 (13)
        +100             (10)             (478)                  (5)
          --              --                --                   --
        (100)            (10)              294                    2
        (200)            (20)              505                    5
        (300)            (30)              926                   10
        (400)            (40)            1,466                   15

    The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 1997, 2% of the present value of the Bank's assets was approximately $1.0 million, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 1997, the Bank would not have a significant interest rate risk component deducted from its regulatory capital.

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

    The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, was 13.0% at September 30, 1997, as compared to 15.0% at September 30, 1996. At September 30, 1997, the Bank's "liquid" assets totalled approximately $5.4 million, which was $3.3 million in excess of the current OTS minimum requirement.

    The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $3.3 million at September 30, 1997.

    Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1997, the total approved loan commitments outstanding amounted to $912,000. Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totalled $27.4 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

    At September 30, 1997, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 1997, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 3.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 1997, the Bank's tangible capital was

$8.6 million or 15.0% of adjusted total assets, core capital was $8.6 million or 15.0% of adjusted total assets and risk-based capital was $8.9 million or 33.7% of adjusted risk-weighted assets, exceeding the requirements by $7.8 million, $6.9 million and $6.8 million, respectively.

    The Company, as a separately incorporated holding company, has no significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, the Company has no paid employees. The Company's assets consists of its investment in the Bank, the Company's loan to the ESOP and the net proceeds retained from the Conversion, and its sources of income consists primarily of earnings from the investment of such funds as well as any dividends from the Bank. The only significant expenses incurred by the Company relate to its reporting obligations under federal securities laws and related expenses as a publicly traded company. The Company retained 50% of the net Conversion proceeds, and management believes that the Company will have adequate liquidity available to respond to liquidity demands.

    Any future cash dividends will be based on a percentage of the Company's consolidated earnings and should not have a significant impact on its liquidity. In addition, the Company also has the ability to obtain dividends from the Bank.

RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted.

    The Company adopted the provisions of Statement No. 123 effective October 1, 1996, and opted to disclose in the footnotes to its financial statements the pro forma effects as if the fair value method had been adopted. See Note
(15) to the Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

    Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

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


                             INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
  Board of Directors
First Federal Financial Bancorp, Inc.
Ironton, Ohio 45638

    We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 1997, 1996 and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.



                                       /s/ Kelley, Galloway & Company, PSC


Ashland, Kentucky
November 5, 1997

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1997 AND 1996

                                     ASSETS

                                                                                         1997           1996
                                                                                    -----------     -----------
CASH AND CASH EQUIVALENTS, including interest-bearing deposits of $644,885 and
  $754,676, respectively..........................................................  $   807,314     $   801,243
INVESTMENT SECURITIES HELD TO MATURITY, approximate market value of $7,287,975 and
  $8,934,776, respectively........................................................    7,257,115       8,983,577
INVESTMENT SECURITIES AVAILABLE FOR SALE, at approximate market value.............    1,694,104       2,531,995
LOANS RECEIVABLE, less allowance for loan losses of $286,571 and $283,112,
  respectively....................................................................   39,026,547      34,955,329
MORTGAGE-BACKED SECURITIES HELD TO MATURITY, approximate market value of
  $4,620,383 and $5,067,431, respectively.........................................    4,695,838       5,190,066
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE, at approximate market value........    3,130,178       2,575,973
ACCRUED INTEREST RECEIVABLE.......................................................      360,604         382,997
FORECLOSED REAL ESTATE............................................................       50,046          33,367
OFFICE PROPERTIES AND EQUIPMENT...................................................    2,052,833       1,037,768
OTHER ASSETS......................................................................      123,216         144,237
                                                                                    -----------     -----------
                                                                                    $59,197,795     $56,636,552
                                                                                    -----------     -----------
                                                                                    -----------     -----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS..........................................................................  $44,992,698     $44,809,072
ADVANCES FROM FEDERAL HOME LOAN BANK..............................................    3,300,000         500,000
DEFERRED FEDERAL INCOME TAXES PAYABLE.............................................      101,736          84,015
ACCRUED INTEREST PAYABLE..........................................................       18,192           5,224
ACCRUED SAIF SPECIAL ASSESSMENT...................................................        --            269,363
OTHER LIABILITIES.................................................................      305,834          85,360
                                                                                    -----------     -----------
  Total liabilities...............................................................   48,718,460      45,753,034
                                                                                    -----------     -----------
COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value, 3,000,000 shares authorized; 646,383 and 671,783
  shares, respectively, issued and outstanding....................................        6,464           6,718
Employee benefit plans............................................................     (739,000)       (513,080)
Additional paid-in capital........................................................    6,060,242       6,280,193
Retained earnings-substantially restricted........................................    5,127,312       5,111,660
Unrealized holding gain (loss) on securities available for sale, net of taxes.....       24,317          (1,973)
                                                                                    -----------     -----------
  Total stockholders' equity......................................................   10,479,335      10,883,518
                                                                                    -----------     -----------
                                                                                   $ 59,197,795     $56,636,552
                                                                                    -----------     -----------
                                                                                    -----------     -----------

    The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
INTEREST INCOME:
Loans receivable -
  First mortgage loans..................................................  $  2,817,376  $  2,620,582  $  2,414,203
  Consumer and other loans..............................................       137,022       112,697       107,312
Mortgage-backed and related securities..................................       467,507       518,936       559,362
Investment securities...................................................       637,941       489,666       274,552
Other interest-earning assets...........................................        73,812       129,229        81,282
                                                                          ------------  ------------  ------------
    Total interest income...............................................     4,133,658     3,871,110     3,436,711
                                                                          ------------  ------------  ------------
INTEREST EXPENSE:
Interest-bearing checking...............................................        13,782        15,312        15,454
Passbook savings........................................................       282,994       326,942       417,433
Certificates of deposit.................................................     2,077,772     1,987,887     1,503,530
Advances from Federal Home Loan Bank....................................        73,607         1,443        67,513
                                                                          ------------  ------------  ------------
    Total interest expense..............................................     2,448,155     2,331,584     2,003,930
                                                                          ------------  ------------  ------------
    Net interest income.................................................     1,685,503     1,539,526     1,432,781
PROVISION FOR LOAN LOSSES...............................................         3,000        14,000        13,000
                                                                          ------------  ------------  ------------
    Net interest income after provision for loan losses.................     1,682,503     1,525,526     1,419,781
                                                                          ------------  ------------  ------------
NON-INTEREST INCOME:
Gains (losses) on foreclosed real estate................................         6,633        (1,000)      --
Other...................................................................        45,687        42,027        31,930
                                                                          ------------  ------------  ------------
    Total non-interest income...........................................        52,320        41,027        31,930
                                                                          ------------  ------------  ------------
NON-INTEREST EXPENSE:
Compensation and benefits...............................................       504,083       409,669       385,785
Occupancy and equipment.................................................       100,314        88,003        83,674
SAIF deposit insurance premiums.........................................        43,406       105,219        94,784
SAIF special assessment.................................................       --            269,363       --
Directors' fees and expenses............................................        78,814        65,121        64,891
Franchise taxes.........................................................       144,737        74,687        68,821
Data processing.........................................................        63,112        58,702        53,381
Advertising.............................................................        60,201        49,186        52,670
Professional services...................................................       121,910        40,521        25,918
Other...................................................................       189,515       137,223       114,424
                                                                          ------------  ------------  ------------
    Total non-interest expense..........................................     1,306,092     1,297,694       944,348
                                                                          ------------  ------------  ------------
INCOME BEFORE PROVISION FOR INCOME TAXES................................       428,731       268,859       507,363
                                                                          ------------  ------------  ------------
PROVISION FOR INCOME TAXES:
Current.................................................................       138,732        41,603       141,068
Deferred................................................................         3,652        10,608        13,491
                                                                          ------------  ------------  ------------
    Total provision for income taxes....................................       142,384        52,211       154,559
                                                                          ------------  ------------  ------------
NET INCOME..............................................................  $    286,347  $    216,648  $    352,804
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
NET INCOME PER SHARE....................................................  $        .46  $        .35           N/A
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                                                  UNREALIZED
                                                                                                 HOLDING GAIN
                                                                                     RETAINED      (LOSS) ON
                                                         EMPLOYEE     ADDITIONAL    EARNINGS-     SECURITIES       TOTAL
                                            COMMON       BENEFIT       PAID-IN     SUBSTANTIALLY   AVAILABLE    STOCKHOLDERS'
                                             STOCK        PLANS        CAPITAL      RESTRICTED     FOR SALE        EQUITY
                                          -----------  ------------  ------------  ------------  -------------  ------------
BALANCES, September 30, 1994............   $  --       $    --       $    --        $4,585,470   $     (20,745)  $4,564,725
NET INCOME, 1995........................      --            --            --           352,804        --            352,804
CHANGE IN UNREALIZED HOLDING LOSS, net
  of deferred taxes of $5,839...........      --            --            --            --              11,335       11,335
                                          -----------  ------------  ------------  ------------  -------------  ------------
BALANCES, September 30, 1995............      --            --            --         4,938,274          (9,410)   4,928,864
NET INCOME, 1996........................      --            --            --           216,648        --            216,648
COMMON STOCK ISSUED, $.01 par value.....       6,718       (537,600)    6,279,293       --            --          5,748,411
ESOP SHARES RELEASED, 2,452 shares;
  $10.37 average fair market value......      --             24,520           900       --            --             25,420
DIVIDENDS PAID ($.07 per share).........      --            --            --           (43,262)       --            (43,262)
CHANGE IN UNREALIZED HOLDING LOSS, net
  of deferred taxes of $3,831...........      --            --            --            --               7,437        7,437
                                          -----------  ------------  ------------  ------------  -------------  ------------
BALANCES, September 30, 1996............       6,718       (513,080)    6,280,193    5,111,660          (1,973)  10,883,518
NET INCOME, 1997........................      --            --            --           286,347        --            286,347
CHANGE IN UNREALIZED HOLDING LOSS, net
  of deferred taxes of $13,543..........      --            --            --            --              26,290       26,290
ESOP SHARES RELEASED, 5,810 shares;
  $12.68 average fair market value......      --             58,100        17,004       --            --             75,104
RRP SHARES PURCHASED, 26,871 shares;
  $11.75 per share......................      --           (315,734)      --            --            --           (315,734)
RRP SHARES AMORTIZED, 2,603 shares......      --             30,604       --            --            --             30,604
DIVIDENDS PAID ($.28 per share).........      --              1,110           281     (166,923)       --           (165,532)
PURCHASE OF 25,400 TREASURY SHARES......        (254)       --           (237,236)    (103,772)       --           (341,262)
                                          -----------  ------------  ------------  ------------  -------------  ------------
BALANCES, September 30, 1997............   $   6,464   $   (739,000) $  6,060,242   $5,127,312   $      24,317   $10,479,335
                                          -----------  ------------  ------------  ------------  -------------  ------------
                                          -----------  ------------  ------------  ------------  -------------  ------------

    The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                              1997         1996         1995
                                                                           -----------  -----------  -----------
OPERATING ACTIVITIES:
Net income...............................................................  $   286,347  $   216,648  $   352,804
Adjustments to reconcile net income to net cash provided by operating activities -
  (Gains) losses on foreclosed real estate...............................       (6,633)       1,000      --
  Provision for loan losses..............................................        3,000       14,000       13,000
  Depreciation...........................................................       57,705       50,892       49,605
  FHLB stock dividends...................................................      (31,800)     (29,200)     (25,900)
  RRP compensation.......................................................       30,604      --           --
  Amortization and accretion, net........................................       11,614       32,730       41,933
  ESOP compensation......................................................       75,104       25,420      --
Change in -
  Accrued interest receivable............................................       22,393      (78,244)     (20,530)
  Other assets...........................................................       21,021      (42,437)       2,874
  Deferred Federal income taxes..........................................        3,652       10,608       13,491
  Accrued interest payable...............................................       12,968       (1,295)      (4,944)
  Accrued SAIF special assessment........................................     (269,363)     269,363      --
  Other liabilities......................................................      220,474       (8,195)       2,511
                                                                           -----------  -----------  -----------
    Net cash provided by operating activities............................      437,086      461,290      424,844
                                                                           -----------  -----------  -----------
INVESTING ACTIVITIES:
Net increase in loans....................................................   (4,128,478)  (2,394,375)  (3,875,812)
Proceeds from maturities of investment securities held to maturity.......    2,431,080    1,843,000      790,000
Purchases of investment securities held to maturity......................     (673,151)  (5,506,999)  (1,081,822)
Proceeds from maturities of investment securities available for sale.....    2,700,000      --           --
Purchases of investment securities available for sale....................   (1,849,883)  (2,530,662)     --
Principal collected on mortgage-backed securities held to maturity.......      784,192    1,140,551    1,075,646
Purchases of mortgage-backed securities held to maturity.................     (305,250)     --           --
Principal collected on mortgage-backed securities available for sale.....      297,591      628,267       56,856
Purchases of mortgage-backed securities available for sale...............     (819,658)     --           --
Purchases of office properties and equipment.............................   (1,072,770)    (184,646)     (80,567)
Proceeds from sales of foreclosed real estate............................       44,214      --           --
                                                                           -----------  -----------  -----------
    Net cash used for investing activities...............................   (2,592,113)  (7,004,864)  (3,115,699)
                                                                           -----------  -----------  -----------
FINANCING ACTIVITIES:
Proceeds from sale of stock..............................................      --         5,748,411      --
RRP stock purchased......................................................     (315,734)     --           --
Dividends paid...........................................................     (165,532)     (43,262)     --
Purchase of Treasury shares..............................................     (341,262)     --           --
Proceeds from FHLB advances..............................................    6,800,000      500,000    5,600,000
Principal paid on FHLB advances..........................................   (4,000,000)     --        (5,600,000)
Net increase (decrease) in deposits......................................      183,626   (1,388,748)   4,236,254
                                                                           -----------  -----------  -----------
    Net cash provided by financing activities............................    2,161,098    4,816,401    4,236,254
                                                                           -----------  -----------  -----------

                                       18



              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                                                                               1997         1996         1995
                                                                           -----------  -----------  -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........................        6,071   (1,727,173)   1,545,399
CASH AND CASH EQUIVALENTS, beginning of year.............................      801,243    2,528,416      983,017
                                                                           -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of year...................................  $   807,314  $   801,243  $ 2,528,416
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
NONCASH INVESTING ACTIVITIES:
Loans taken into foreclosed real estate..................................  $    54,260  $    34,367  $   --
Unrealized holding gain on securities available for sale.................       40,359        2,991       14,258
Transfer of mortgage-backed securities classified as held to maturity to
  available for sale.....................................................      --         2,216,252      --
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Federal income taxes paid................................................  $    68,480  $   103,635  $   141,113
Interest paid............................................................    2,435,187    2,332,879    2,008,874

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

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

    The Company's principal business is conducted through the Bank which conducts business from its main office located in Ironton, Ohio, and one full-service branch located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements at September 30, 1997 and 1996, and for the years then ended, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The financial statements for the year ended September 30, 1995, include only the accounts of the Bank (formerly the Association). The accompanying financial statements have been prepared on the accrual basis.

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

    Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 1997 and 1996 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

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

    Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal and interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of the interest payments received.

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

    DEPRECIATION

    The Bank computes depreciation generally on the straight-line method. The estimated useful lives used to compute depreciation are:

                                                      YEARS
                                                    ---------
Buildings and improvements......................      20-50
Furniture, fixtures and equipment...............       5-10
Automobile......................................          5

    NET INCOME PER SHARE

    Net income per share for the year ended September 30, 1997 and 1996 was computed using the weighted average number (616,651 and 618,759) of outstanding common shares, respectively. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating net income per share.

    RECLASSIFICATION

    Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 financial statement presentation. These reclassifications had no effect on net income.

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

    Advances from Federal Home Loan Bank: Due to the short-term maturities and/or variable interest rates, the advances from the Federal Home Loan Bank carrying value approximates fair value.

(2) INVESTMENT SECURITIES HELD TO MATURITY

    Investment securities held to maturity consist of the following:

                                                                                SEPTEMBER 30, 1997
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                 CARRYING    UNREALIZED   UNREALIZED      MARKET
                                                                  VALUE         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
U.S. Government agency securities............................  $  4,380,383   $  12,018    $  22,886   $  4,369,515
Obligations of states and political subdivisions.............     1,627,481      41,923          195      1,669,209
Certificates of deposit......................................       779,151      --           --            779,151
                                                               ------------  -----------  -----------  ------------
                                                                  6,787,015      53,941       23,081      6,817,875
Restricted Equity Securities:
  Stock in FHLB, at cost.....................................       470,100      --           --            470,100
                                                               ------------  -----------  -----------  ------------
                                                               $  7,257,115   $  53,941    $  23,081   $  7,287,975
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------


                                                                                SEPTEMBER 30, 1996
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                 CARRYING    UNREALIZED   UNREALIZED      MARKET
                                                                  VALUE         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
U.S. Treasury securities.....................................  $    250,199   $   1,128    $  --       $    251,327
U.S. Government agency securities............................     5,076,984       6,743       80,463      5,003,264
Obligations of states and political subdivisions.............     1,447,170      25,445        1,654      1,470,961
Certificates of deposit......................................     1,770,924      --           --          1,770,924
                                                               ------------  -----------  -----------  ------------
                                                                  8,545,277      33,316       82,117      8,496,476
Restricted Equity Securities:
  Stock in FHLB, at cost.....................................       438,300      --           --            438,300
                                                               ------------  -----------  -----------  ------------
                                                               $  8,983,577   $  33,316    $  82,117   $  8,934,776
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

    The amortized cost and estimated market value of investment securities held to maturity at September 30, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties. Estimated

                                                                                   ESTIMATED
                                                                     AMORTIZED       MARKET
                                                                        COST         VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $    447,088  $    447,213
Due after one year through five years.............................     4,349,766     4,359,921
Due after five years through ten years............................     1,395,161     1,427,367
Due after ten years...............................................     1,065,100     1,053,474
                                                                    ------------  ------------
                                                                    $  7,257,115  $  7,287,975
                                                                    ------------  ------------
                                                                    ------------  ------------

    At September 30, 1997 and 1996, investment securities with a carrying value of $535,000 were pledged to secure public deposits.

    There were no sales of investment securities held to maturity during the years ended September 30, 1997, 1996 and 1995.

(3) INVESTMENT SECURITIES AVAILABLE FOR SALE

    Investment securities available for sale consist of the following:

                                                            SEPTEMBER 30, 1997
                                           ----------------------------------------------------
                                                            GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED     CARRYING
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
U.S. Government agency securities........  $  1,548,794   $   1,787    $   2,547   $  1,548,034
Obligations of states and political
  subdivisions...........................       140,000       6,070       --            146,070
                                           ------------  -----------  -----------  ------------
                                           $  1,688,794   $   7,857    $   2,547   $  1,694,104
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------


                                                            SEPTEMBER 30, 1996
                                           ----------------------------------------------------
                                                            GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED     CARRYING
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
U.S. Government agency securities........  $  2,391,012   $   6,475    $   6,297   $  2,391,190
Obligations of states and political
  subdivisions...........................       140,000         805       --            140,805
                                           ------------  -----------  -----------  ------------
                                           $  2,531,012   $   7,280    $   6,297   $  2,531,995
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------

    The amortized cost and estimated market value of investment securities available for sale at September 30, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                     AMORTIZED      CARRYING
                                                                        COST         VALUE
                                                                    ------------  ------------
Due after one year through five years.............................  $    698,794  $    699,599
Due after five years through ten years............................       990,000       994,505
                                                                    ------------  ------------
                                                                    $  1,688,794  $  1,694,104
                                                                    ------------  ------------
                                                                    ------------  ------------

    There were no sales of investment securities available for sale during the years ended September 30, 1997, 1996 and 1995.

(4) LOANS RECEIVABLE

    Loans receivable at September 30 are summarized as follows:

                                                                     1997           1996
                                                                 -------------  -------------
Real estate loans:
  Single family residential....................................  $  35,983,960  $  32,672,805
  Multi-family residential.....................................        685,065        229,561
  Commercial real estate.......................................      1,960,557      1,734,269
                                                                 -------------  -------------
    Total real estate loans....................................     38,629,582     34,636,635

                                       25


Consumer and other loans:
  Loans secured by deposit accounts............................        555,886        703,351
  Home improvement.............................................         86,156         85,680
  Automobile...................................................        508,114        463,419
  Home equity..................................................         58,072         17,899
  Other........................................................        507,893        379,446
                                                                 -------------  -------------
    Total consumer and other loans.............................      1,716,121      1,649,795
                                                                 -------------  -------------
    Total loans................................................     40,345,703     36,286,430

Less:
  Unearned interest............................................       (140,099)      (118,125)
  Loans in process.............................................       (879,407)      (909,079)
  Deferred loan fees and costs.................................        (13,079)       (20,785)
  Allowance for loan losses....................................       (286,571)      (283,112)
                                                                 -------------  -------------
Loans receivable, net..........................................  $  39,026,547  $  34,955,329
                                                                 -------------  -------------
                                                                 -------------  -------------
Weighted average interest rate.................................           7.44%          7.53%

    Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Balance, beginning of year...............................  $  283,112  $  277,937  $  265,703
Provision charged to expense.............................       3,000      14,000      13,000
Loans charged off........................................      (1,718)     (9,262)     (1,379)
Loans recovered..........................................       2,177         437         613
                                                           ----------  ----------  ----------
Balance, end of year.....................................  $  286,571  $  283,112  $  277,937
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $84,000, $109,000, and $46,000 at September 30, 1997, 1996 and 1995, respectively.
Interest income which would have been recognized under the original terms of these contracts was $3,447, $3,584, and $1,885, respectively.

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

    The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $11,768 and $193,558 at September 30, 1997 and 1996, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:

                                                                              YEAR ENDED
                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Balance, beginning of year............................................  $  193,558  $  116,875
New loans advanced....................................................      --         193,436
Repayments............................................................    (181,790)   (116,753)
                                                                        ----------  ----------
Balance, end of year..................................................  $   11,768  $  193,558
                                                                        ----------  ----------
                                                                        ----------  ----------


(5) MORTGAGE-BACKED SECURITIES HELD TO MATURITY

    Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                                   1997
                                           ----------------------------------------------------
                                                            GROSS        GROSS      ESTIMATED
                                             CARRYING    UNREALIZED   UNREALIZED      MARKET
                                              VALUE         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
FHLMC Certificates.......................  $  2,654,802   $  16,028    $  59,408   $  2,611,422
FNMA Certificates........................     1,639,449       9,293       39,631      1,609,111
GNMA Certificates........................        39,817       2,769       --             42,586
FNMA and FHLMC CMO's.....................       361,770      --            4,506        357,264
                                           ------------  -----------  -----------  ------------
                                           $  4,695,838   $  28,090    $ 103,545   $  4,620,383
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------
Weighted average rate....................                                  6.01%
                                                                      -----------
                                                                      -----------

                                                                   1996
                                           ----------------------------------------------------
                                                            GROSS        GROSS      ESTIMATED
                                             CARRYING    UNREALIZED   UNREALIZED      MARKET
                                              VALUE         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
FHLMC Certificates.......................  $  3,204,882   $  16,312    $  91,934   $  3,129,260
FNMA Certificates........................     1,817,139      10,177       57,561      1,769,755
GNMA Certificates........................        43,592       2,772       --             46,364
FNMA and GNMA CMO's......................       124,453         347        2,748        122,052
                                           ------------  -----------  -----------  ------------
                                           $  5,190,066   $  29,608    $ 152,243   $  5,067,431
                                           ------------  -----------  -----------  ------------
                                           ------------  -----------  -----------  ------------
Weighted average rate....................                                  6.47%
                                                                      -----------
                                                                      -----------

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

    There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1997, 1996 and 1995.

(6) MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

    Mortgage-backed securities available for sale at September 30 consist of the following:

                                                                                       1997
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                AMORTIZED    UNREALIZED   UNREALIZED     CARRYING
                                                                   COST         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
FHLMC Certificates...........................................  $    585,486   $   4,165    $   1,620   $    588,031
FNMA Certificates............................................       870,117       1,800        5,150        866,767
GNMA Certificates............................................       823,997      26,873       --            850,870
FNMA CMO's...................................................       819,044       5,466       --            824,510
                                                               ------------  -----------  -----------  ------------
                                                               $  3,098,644   $  38,304    $   6,770   $  3,130,178
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
Weighted average rate........................................                                  6.67%
                                                                                          -----------
                                                                                          -----------


                                                                                       1996
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS       CARRYING
                                                                AMORTIZED    UNREALIZED   UNREALIZED     (MARKET)
                                                                   COST         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
FHLMC Certificates...........................................  $    669,845   $   5,763    $   3,727   $    671,881
FNMA Certificates............................................       963,656       1,215       11,220        953,651
GNMA Certificates............................................       946,447       3,994       --            950,441
                                                               ------------  -----------  -----------  ------------
                                                               $  2,579,948   $  10,972    $  14,947   $  2,575,973
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
Weighted average rate........................................                                  6.60%
                                                                                          -----------
                                                                                          -----------

    There were no sales of mortgage-backed securities available for sale during the years ended September 30, 1997, 1996 or 1995.

(7) ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable at September 30 is summarized as follows:

                                                                        1997          1996
                                                                    ------------  ------------
Loans.............................................................  $    208,831  $    181,134
Investment securities.............................................        93,305       140,014
Mortgage-backed and related securities............................        58,468        61,849
                                                                    ------------  ------------
                                                                    $    360,604  $    382,997
                                                                    ------------  ------------
                                                                    ------------  ------------

(8) OFFICE PROPERTIES AND EQUIPMENT

    Office properties and equipment at September 30 are summarized as follows:

                                                                        1997          1996
                                                                    ------------  ------------
Land..............................................................  $    475,271  $    461,096
Buildings and improvements........................................     1,691,659       690,776
Furniture, fixtures and equipment.................................       278,364       221,831
Automobile........................................................        13,667        13,667
                                                                    ------------  ------------
                                                                       2,458,961     1,387,370
Less--accumulated depreciation....................................      (406,128)     (349,602)
                                                                    ------------  ------------
                                                                    $  2,052,833  $  1,037,768
                                                                    ------------  ------------
                                                                    ------------  ------------

(9) OTHER ASSETS

    Other assets at September 30 are summarized as follows:

                                                                           1997        1996
                                                                        ----------  ----------
Federal income taxes receivable.......................................  $   30,330  $   62,090
Prepaid Federal insurance.............................................       7,223      27,397
Prepaid franchise taxes...............................................      31,783      19,110
Other prepaid expenses................................................      53,880      35,640
                                                                        ----------  ----------
                                                                        $  123,216  $  144,237
                                                                        ----------  ----------
                                                                        ----------  ----------

(10) DEPOSITS

    Deposits at September 30 are summarized as follows:

                                                       WEIGHTED
                                                     AVERAGE RATE                  1997                       1996
                                                   AT SEPTEMBER 30,     -------------------------  -------------------------
                                                        1997               AMOUNT       PERCENT       AMOUNT       PERCENT
                                                  ------------------    ------------  -----------  ------------  -----------
Passbook.........................................            3.00%      $  9,054,018        20.1%  $  9,862,917        22.0%
                                                  ------------------    ------------  -----------  ------------- -----------
Christmas club...................................            3.00             90,640          .2         95,588          .2
                                                  ------------------    ------------  -----------   ------------  -----------
Demand accounts..................................              --            511,713         1.2        354,074          .8
                                                  ------------------    ------------  -----------   ------------  -----------
NOW accounts.....................................            3.00            558,863         1.2        548,684         1.2
                                                  ------------------    ------------  -----------   ------------  -----------
Certificates:
  3.0-3.99%                                                  3.81          1,005,732         2.2      1,662,214         3.7
  4.0-4.99%                                                  4.70            595,701         1.3      4,573,292        10.2
  5.0-5.99%                                                  5.49         12,546,441        28.0     16,747,593        37.4
  6.0-6.99%                                                  6.62         20,629,590        45.8     10,964,710        24.5
                                                  ------------------    ------------  -----------   ------------  -----------
                                                             6.09         34,777,464        77.3     33,947,809        75.8
                                                  ------------------    ------------  -----------   ------------  -----------
                                                             5.35%      $ 44,992,698       100.0%  $ 44,809,072       100.0%
                                                  ------------------    ------------  -----------   ------------  -----------
                                                  ------------------    ------------  -----------   ------------  -----------

    The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,668,000 and $3,584,000 at September 30, 1997 and 1996, respectively.

    At September 30, 1997, scheduled maturities of certificates of deposit are as follows:


                   YEAR
                  ENDING
                SEPTEMBER 30,                                                    AMOUNT        PERCENT
              ---------------                                                 -------------  -----------
              1998..........................................................  $  27,368,039        78.7
              1999..........................................................      4,480,449        12.9
              2000..........................................................      2,580,202         7.4
              2001..........................................................        348,774         1.0
                                                                              -------------       -----
                                                                              $  34,777,464       100.0%
                                                                              -------------       -----
                                                                              -------------       -----

(11) OTHER LIABILITIES

    Other liabilities at September 30 are summarized as follows:

                                                                          1997        1996
                                                                        ----------  ----------
               Construction payables..................................  $  180,104  $   --
               Escrow accounts........................................      63,898      59,979
               Accrued expenses.......................................      20,845      12,306
               Other liabilities......................................      40,987      13,075
                                                                        ----------  ----------
                                                                        $  305,834  $   85,360
                                                                        ----------  ----------
                                                                        ----------  ----------

(12) ADVANCES FROM FEDERAL HOME LOAN BANK

    The advances from the Federal Home Loan Bank at September 30 consist of the following:

                                                                  INTEREST
     DATE DUE                                                       RATE          1997         1996
     ------------------------                                    -----------  ------------  -----------
     11/10/97............................................           6.53%  $       800,000    $   --
     11/25/97............................................           6.53           500,000        --
     12/12/97............................................           6.53           500,000        --
     12/23/97............................................           6.53           500,000        --
     05/20/02............................................           5.61         1,000,000        --
     12/10/96............................................           5.45            --         500,000
                                                                               ------------  ----------
                                                                               $ 3,300,000   $ 500,000
                                                                               ------------  ----------
                                                                               ------------  ----------

    The advances were collateralized by first mortgage loans totaling $4,950,000 and $750,000 at September 30, 1997 and 1996, respectively.

(13) PENSION PLAN

    The Bank has a non-contributory pension plan covering all employees who meet minimum age and length of service requirements. Pension assets consist of the cash value of individual insurance policies. The Bank makes annual payments in amounts equal to the cost of the insurance premiums. Contributions charged to expense for the years ended September 30, 1997, 1996 and 1995 were $29,417 $22,871 and $35,071, respectively. The Plan was terminated during the year ended September 30, 1997, and Plan assets were distributed to the participants.

(14) INCOME TAXES

    The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 1997, 1996 and 1995 to income before the provision for income taxes as a result of the following:

                                                                        YEAR ENDED
                                                                      SEPTEMBER 30,
                                                            ----------------------------------
                                                               1997        1996        1995
                                                            ----------  ----------  ----------
Expected provision for income taxes at Federal tax rate...  $  145,769  $   91,412  $  172,504
Tax-exempt interest.......................................     (16,623)    (15,560)    (17,712)
Surtax exemption..........................................      --         (10,340)     --
Others, net...............................................      13,238     (13,301)       (233)
                                                            ----------  ----------  ----------
                                                            $  142,384  $   52,211  $  154,559
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

                                       30

    The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The net deferred tax liability at September 30 consists of the following:

                                                                          1997         1996
                                                                       -----------  ----------
FHLB stock dividends not currently taxable...........................  $   (86,671) $  (75,859)
Depreciation.........................................................      (21,781)    (16,962)
Loan fees............................................................        4,447       7,067
Unrealized holding (gain) loss on investments available for sale.....      (12,460)      1,352
Bad debts............................................................       82,013      85,380
Employee benefit plans...............................................       13,690      --
Others, net..........................................................        1,039         387
                                                                       -----------  ----------
                                                                           (19,723)      1,365
Less--valuation allowance for bad debt deferred tax asset............      (82,013)    (85,380)
                                                                       -----------  ----------
    Net deferred tax liability.......................................  $  (101,736) $  (84,015)
                                                                       -----------  ----------
                                                                       -----------  ----------

    Retained earnings at September 30, 1997 and 1996, include approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 1997 and 1996, respectively.

(15) STOCK-BASED COMPENSATION PLANS

    The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 37,529 options were granted during the year ended September 30, 1997. Participants vest in the options granted over a five year period.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of FASB No. 123, the Company's 1997 results of operations would have been reduced to the pro forma amounts indicated below:

                                                                     1997
                                                                  ----------
Net income-as reported..........................................  $  286,347
Net income-pro forma............................................  $  281,951
Net income per share-as reported................................  $      .46
Net income per share-pro forma..................................  $      .45

    The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                                                                            1997
                                                                                                          ---------
Expected dividend yield.................................................................................  $.28
Expected stock price volatility.........................................................................  5.96%
Risk-free interest rate.................................................................................  6.00%
Expected life of options................................................................................  7 years

    The following table summarizes information about fixed stock options outstanding at September 30, 1997:

                         Options Outstanding                 Options Exercisable
             -------------------------------------------  --------------------------
                               Weighted
                                Average
                               Remaining      Weighted       Number       Weighted
 Range of                     Contracted       Average     Exercisable     Average
 Exercise       Number           Life         Exercise         at         Exercise
  Prices      Outstanding       (Years)         Price        9/30/97        Price
-----------  -------------  ---------------  -----------  -------------  -----------
 $   12.00         5,629              10      $   12.00          -0 -           N/A

    Recognition and Retention Plan and Trust ("RRP")

    The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $285,130 at September 30, 1997, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the year ended September 30, 1997 was $30,604. RRP shares available which have not been awarded totaled 10,433 at September 30, 1997. 2,603 shares were amortized during the year ended September 30, 1997.

(16) REGULATORY CAPITAL REQUIREMENTS

    The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the "OTS"). Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1997, the Bank meets all capital adequacy requirements to which it is subject.

    As of September 30, 1997, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                                                                              For Capital
                                                              Actual                       Adequacy Purposes
                                                      ----------------------  -----------------------------------------------
                                                       Amount       Ratio            Amount                      Ratio
                                                      ---------     -----     --------------------         ------------------

As of September 30, 1997:

                                                                              -greater                      -greater
  Total Risk-Based Capital                                                    than or                       than or
    (to Risk-Weighted Assets).......................  $8,915,924       33.7%  equal to- $2,113,520          equal to- 8.0%

                                                                              -greater                      -greater
  Tier I Capital                                                              than or                       than or
    (to Adjusted Total Assets)......................  $8,629,353       15.0%  equal to- $1,722,141          equal to- 3.0%

                                                                              -greater                      -greater
  Tangible Capital                                                            than or                       than or
    (to Adjusted Total Assets)......................  $8,629,353       15.0%  equal to- $ 861,070           equal to- 1.5%

As of September 30, 1996:

                                                                              -greater                      -greater
  Total Risk-Based Capital                                                    than or                       than or
    (to Risk-Weighted Assets).......................  $8,578,415       35.5%  equal to- $1,931,040          equal to- 8.0%

                                                                              -greater                      -greater
  Tier I Capital                                                              than or                       than or
    (to Adjusted Total Assets)......................  $8,295,303       15.3%  equal to- $1,621,478          equal to- 3.0%

                                                                              -greater                      -greater
                                                                              than or                       than or
  Tangible Capital (to Adjusted Total Assets).......  $8,295,303       15.3%  equal to-  $ 810,739          equal to- 1.5%

                                                                 To Be With
                                                              Capitalized Under
                                                              Prompt Corrective
                                                              Action Provisions
                                                      ---------------------------------
                                                             Amount            Ratio
                                                      --------------------     -----
As of September 30, 1997:
                                                      -greater
  Total Risk-Based Capital                            than or
    (to Risk-Weighted Assets).......................  equal to- $2,645,675       10.0%

                                                      -greater
  Tier I Capital                                      than or
    (to Adjusted Total Assets)......................  equal to- $3,451,741        6.0%

                                                      -greater
  Tangible Capital                                    than or
    (to Adjusted Total Assets)......................  equal to- $2,876,451         5.0%

As of September 30, 1996:
                                                      -greater
  Total Risk-Based Capital                            than or
    (to Risk-Weighted Assets).......................  equal to- $2,416,455        10.0%

                                                      -greater
  Tier I Capital                                      than or
    (to Adjusted Total Assets)......................  equal to- $3,253,060         6.0%

                                                      -greater
                                                      than or
  Tangible Capital (to Adjusted Total Assets).......  equal to- $2,710,883         5.0%

(17) COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $912,000 and $913,000 at September 30, 1997 and 1996, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

    The Bank was not committed to sell or purchase loans or securities at September 30, 1997 or 1996.

(18) EMPLOYEE STOCK OWNERSHIP PLAN

    The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,600 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 1997 and 1996 was $75,104 and $25,420, respectively.

    The fair value of the unreleased ESOP shares was approximately $703,000 and $564,000 at September 30, 1997 and 1996, respectively.

(19) PURCHASE OF COMMON STOCK

    During the year ended September 30, 1997, the Company purchased 25,400 shares of its outstanding common stock at an aggregate cost of $341,262. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(20) DIVIDEND RESTRICTION

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

(21) FAIR VALUES OF FINANCIAL INSTRUMENTS

    The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:

                                                                        1997                          1996
                                                            ----------------------------  ----------------------------
                                                              Carrying                      Carrying
                                                               Amount       Fair Value       Amount       Fair Value
                                                            -------------  -------------  -------------  -------------
Financial assets:
  Cash and cash equivalents...............................  $     807,314  $     807,314  $     801,243  $     801,243
  Loans receivable, less allowance........................     39,026,547     39,446,603     34,955,329     35,323,550
  Investment securities held to maturity..................      7,257,115      7,287,975      8,983,577      8,934,776
  Investment securities available for sale................      1,694,104      1,694,104      2,531,995      2,531,995
  Mortgage-backed securities held to maturity.............      4,695,838      4,620,383      5,190,066      5,067,431
  Mortgage-backed securities available for sale...........      3,130,178      3,130,178      2,575,973      2,575,973
  Accrued interest receivable.............................        360,604        360,604        382,997        382,997
Financial liabilities:
  Deposits................................................     44,992,698     45,022,866     44,809,072     44,839,690
  Advances from Federal Home Loan Bank....................      3,300,000      3,300,000        500,000        500,000
  Accrued interest payable................................         18,192         18,192          5,224          5,224

    The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

    While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 1997 and 1996, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 1997 and 1996 should not necessarily be considered to apply at subsequent dates.

    In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the trained work force, customer goodwill, and similar items.

(22) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly consolidated financial data for the year ended September 30, 1997 is as follows:

                                                                                     Quarter Ended
                                                                  ----------------------------------------------------
                                                                   December 31    March 31     June 30   September 30
                                                                  -------------  -----------  ---------  -------------
                                                                      (Dollars in thousands except per share data)
Total interest income...........................................    $   1,033     $   1,022   $   1,040    $   1,038
Total interest expense..........................................          588           601         623          636
                                                                       ------    -----------  ---------       ------
    Net interest income.........................................          445           421         417          402
Provision for loan losses.......................................       --            --          --                3
                                                                       ------    -----------  ---------       ------
    Net interest income after provision for loan losses.........          445           421         417          399
Non-interest income.............................................           11            11           9           21
Non-interest expense............................................          346           301         312          347
                                                                       ------    -----------  ---------       ------
Income before provision for income taxes........................          110           131         114           73
Provision for income taxes......................................           38            41          34           29
                                                                       ------    -----------  ---------       ------
Net income......................................................    $      72     $      90   $      80    $      44
                                                                       ------    -----------  ---------       ------
Net income per share............................................    $     .12     $     .14   $     .13    $     .07
                                                                       ------    -----------  ---------       ------
Dividends declared per share....................................    $     .07     $     .07   $     .07    $     .07

(23) CONDENSED PARENT COMPANY FINANCIAL INFORMATION

    Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                 BALANCE SHEETS

                                                                                         1997           1996
                                                                                     -------------  -------------
                                      Assets
Cash and cash equivalents..........................................................  $     123,803  $      14,183
Investment in subsidiary...........................................................      8,629,353      8,295,303
Investment securities available for sale...........................................      1,694,104      2,531,995
Accrued interest receivable........................................................         17,643         43,539
Other assets.......................................................................         21,824          3,763
Deferred income taxes..............................................................          8,600            387
                                                                                     -------------  -------------
                                                                                     $  10,495,327  $  10,889,170
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                       Liabilities and Stockholders' Equity
Income taxes payable...............................................................  $       6,750  $       1,836
Other liabilities..................................................................          9,242          3,816
                                                                                     -------------  -------------
        Total liabilities..........................................................         15,992          5,652
                                                                                     -------------  -------------

Common stock.......................................................................          6,464          6,718
Employee benefit plans.............................................................       (739,000)      (513,080)
Additional paid-in capital.........................................................      6,060,242      6,280,193
Retained earnings..................................................................      5,127,312      5,111,660
Unrealized holding gain (loss) on securities available for sale, net of taxes......         24,317         (1,973)
                                                                                     -------------  -------------
        Total stockholders' equity.................................................     10,479,335     10,883,518
                                                                                     -------------  -------------
                                                                                     $  10,495,327  $  10,889,170
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                              STATEMENTS OF INCOME

                                                                                              1997         1996
                                                                                           -----------  ----------
Interest on investment securities........................................................  $   148,840  $   39,750
Other non-interest expense...............................................................     (181,395)    (36,181)
                                                                                           -----------  ----------
Income (loss) before income taxes and equity in undistributed income of subsidiary.......      (32,555)      3,569
Provision (credit) for income taxes......................................................         (466)      1,115
                                                                                           -----------  ----------
Income (loss) before equity in undistributed income of subsidiary........................      (32,089)      2,454
Equity in undistributed income of subsidiary.............................................      318,436     214,194
                                                                                           -----------  ----------
Net income...............................................................................  $   286,347  $  216,648
                                                                                           -----------  ----------
                                                                                           -----------  ----------

                            STATEMENTS OF CASH FLOWS

                                                                                              1997          1996
                                                                                          -------------  -----------
Operating activities:
  Net income............................................................................  $     286,347  $   216,648
  Adjustments to reconcile net income to net cash flows provided by (used for) operating activities --
    Equity in undistributed income of subsidiary........................................       (318,436)    (214,194)
    Accretion...........................................................................            (78)        (350)
    Deferred income taxes...............................................................         (9,685)        (721)

    Increase in other assets............................................................        (18,061)      (3,763)
    (Increase) decrease in accrued interest receivable..................................         25,896      (43,539)
    Increase in income taxes payable....................................................          4,914        1,836
    Increase in other liabilities.......................................................          5,426        3,816
    ESOP compensation...................................................................         75,104       25,420
    RRP Compensation....................................................................         30,604      --
                                                                                          -------------  -----------
      Net cash provided by (used for) operating activities..............................         82,031      (14,847)
                                                                                          -------------  -----------
Investing activities:
  Capital contribution to subsidiary....................................................       --         (3,145,457)
  Purchases of investment securities available for sale.................................     (1,849,883)  (2,530,662)
  Maturities of investment securities available for sale................................      2,700,000      --
                                                                                          -------------  -----------
      Net cash provided by (used for) investing activities..............................        850,117   (5,676,119)
                                                                                          -------------  -----------
Financing activities:
  Proceeds from sale of stock...........................................................       --          5,748,411
  Purchase of RRP shares................................................................       (315,734)     --
  Dividends paid........................................................................       (165,532)     (43,262)
  Purchase of treasury shares...........................................................       (341,262)     --
                                                                                          -------------  -----------
      Net cash provided by (used for) financing activities..............................       (822,528)   5,705,149
                                                                                          -------------  -----------
Net increase in cash and cash equivalents...............................................        109,620       14,183
Cash and cash equivalents, beginning of year............................................         14,183      --
                                                                                          -------------  -----------
Cash and cash equivalents, end of year..................................................  $     123,803  $    14,183
                                                                                          -------------  -----------

COMMON STOCK AND RELATED MATTERS:

    The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at $10.00 per share. As of December 3, 1997, there were 177 stockholders of record and 646,383 issued and outstanding shares of common stock.

    The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 1996 and 1997:

                                          Price Per Share
                                         ------------------     Dividends
  Quarter Ended                           High        Low       Declared
---------------------------------------- -------    -------   -------------
1996
  June 30, 1996......................... $11 1/16   $10 1/2     $  --
  September 30, 1996....................  11         10               .07
1997
  December 31, 1996.....................  12         11               .07
  March 31, 1997........................  13 1/4     11 1/2           .07
  June 30, 1997.........................  14 1/8     12 7/8           .07
  September 30, 1997....................  15 1/2     14               .07

    Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, the Company's results of operations and financial condition, tax considerations, and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

                                       -40-