Form 10KSB, Exhibit 13
period 1998-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 1998-12-23
CIK 1009194

                                                                      Exhibit 13


                                         SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                          September 30,
                                             ---------------------------------------------------------------------------
                                                 1998             1997            1996            1995            1994
                                             -----------       -----------    -----------     -----------     ----------
                                                                          (Dollars in Thousands)
Selected Financial Condition and Other Data:
Total assets                                 $    62,396       $    59,078    $    56,637     $    51,296     $    46,679
Cash and cash equivalents                            746               807            801           2,528             983
Investment securities(1)                           3,920             8,951         11,516           5,290           4,975
Mortgage-backed securities(2)                     10,887             7,826          7,766           9,558          10,712
Loans receivable, net                             44,643            39,026         34,955          32,609          28,747
Real estate owned                                     11                50             33           -               -
Deposits                                          45,437            44,993         44,809          46,198          41,962
FHLB advances                                      7,004             3,300            500           -               -
Stockholders' equity, net                          9,651            10,479         10,884           4,929           4,565
Full service offices                                   2                 2              2               2               2

                                                                  At or For the Year Ended September 30,
                                             ---------------------------------------------------------------------------
                                                  1998            1997            1996            1995            1994
                                             -----------       -----------    -----------     -----------     ----------
                                                                          (Dollars in Thousands)
Selected Operating Data:
Total interest income                        $     4,239       $     4,134    $     3,871     $     3,437     $     3,208
Total interest expense                             2,620             2,448          2,331           2,004           1,765
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income                            1,619             1,686          1,540           1,433           1,443
Provision for loan losses                             12                 3             14              13              50
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income after
     provision for loan losses                     1,607             1,683          1,526           1,420           1,393
Non-interest income                                  145                52             41              32              80
Non-interest expense(3)                            1,421             1,306          1,298             944             934
                                             -----------       -----------    -----------     -----------     -----------
    Income before provision
     for income taxes                                331               429            269             508             539
Provision for income taxes                            79               142             52             155             165
                                             -----------       -----------    -----------     -----------     -----------
Net income                                   $       252       $       287    $       217     $       353     $       374
                                             -----------       -----------    -----------     -----------     -----------
                                             -----------       -----------    -----------     -----------     -----------
Earnings per share:
     Basic                                   $       .44       $       .46    $       .35          N/A             N/A
     Diluted                                 $       .43       $       .46    $       .35          N/A             N/A
Book value per share                         $     16.54       $     16.21    $     16.20          N/A             N/A

Selected Operating Ratios(4):
 Return on average assets                           0.41%             0.49%          0.41%           0.73%          0.79%
 Return on average equity                           2.56              2.70           3.43            7.35           8.45
 Average equity to average assets                  15.93             18.23          12.00            9.90           9.34
 Equity to assets at
  end of year                                      15.47             17.70          19.22            9.61           9.78
 Interest rate spread(5)                            2.04              2.12           2.36            2.62           2.79
 Net interest margin(5)                             2.72              2.97           2.95            3.02           3.11
 Average interest-earning assets
  to average interest-bearing
  liabilities                                     115.48            119.77         113.16          109.30         108.53
 Net interest income after
  provision for loan losses to
  total expense                                   113.93            128.87         117.57          150.42         149.14
 Non-interest expense to average
  total assets                                      2.30              2.24           2.46            1.95           1.97

Asset Quality Ratios(6):
 Non-performing loans to total
  loans at end of year                              0.27              0.21           0.31            0.14            -
 Non-performing assets to total
  assets at end of year                             0.22              0.22           0.25            0.09            -
 Allowance for loan losses to
  total loans outstanding
  at end of year                                    0.64              0.73           0.81            0.85           0.91

--------
(1) Includes investment securities held to maturity as well as those available for sale.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) Includes $269,000 SAIF special assessment in 1996.
(4) With the exception of end of year ratios, all ratios are based on average monthly balances during the year.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

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

               The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 1998, the Company had total consolidated assets of $62.4 million, total consolidated liabilities of $52.7 million, and total stockholders' equity of $9.7 million.

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

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

               In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 1999 and any Current Reports on Form 8-K filed by the Company.

Financial Condition

               Assets. Total assets increased by $3.3 million, or 5.6%, from $59.1 million at September 30, 1997 to $62.4 million at September 30, 1998. The increase consisted primarily of increases in loans receivable of $5.6 million and mortgage-backed securities of $3.1 million, partially offset by a decrease in investment securities of $5.1 million.

               Cash and Cash Equivalents. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents decreased slightly, totaling $746,000 at September 30, 1998 as compared to $807,000 at September 30, 1997.

               Investment Securities. Investment securities consist primarily of U.S. Treasury and U.S. Government agency securities. The Company also invests in certificates of deposit in other insured financial institutions (in amounts up to $99,000 at any one institution) and, to a lesser extent, in municipal securities. Investment securities, both held to maturity and available for sale, decreased $5.1 million, or 56.7%, from $9.0 million at September 30, 1997 to $3.9 million at September 30, 1998. Net cash generated from sales and maturities of investment securities was used primarily to fund increased loan demand and purchase mortgage-backed securities.

               Loans Receivable. The Company's loans receivable, net, increased by $5.6 million, or 14.4%, from $39.0 million at September 30, 1997 to $44.6 million at September 30, 1998. Total loan originations during the year amounted to $14.1 million, of which $11.9 million were for single-family and multi-family residential loans within the Company's local trade area.

               Loan Concentrations. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $43.1 million, or 94.6%, of total gross loans outstanding at September 30, 1998, while consumer loans, including installment loans and loans secured by deposit accounts, totaled $2.5 million, or 5.4% of total gross loans outstanding.

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

               Allowance for Loan Losses. The Company's policy is to establish reserves for estimated losses on loans when it determines that a significant and probable decline in value occurs. The allowance for losses on loans is maintained at a level believed adequate by management to absorb estimated losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. The Company's allowance for loan losses has historically been predicated on its low loss experience.

               The allowance for loan losses as a percentage of total loans decreased slightly from .73% at September 30, 1997 to .64% at September 30, 1998. The total dollar amount of the allowance increased slightly, from $287,000 at September 30, 1997 to $288,000 at September 30, 1998.

               Charge-off activity for the year ended September 30, 1998 totaled $10,222 as compared to $1,718 for the preceding year. Recoveries totaled $-0-and $2,177 for the years ended September 30, 1998 and 1997, respectively.

               The Company had $125,000 and $84,000 of non-accrual loans at September 30, 1998 and 1997, respectively. At the same dates, there were no loans greater than 90 days delinquent which were still accruing interest.

               The Company had no troubled debt restructurings during the years ended September 30, 1998 and 1997.

               Management has determined that the allowance for loan losses is adequate at September 30, 1998 and 1997.

               Mortgage-Backed Securities. The Company invests primarily in adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities increased $3.1 million, or 39.7%, totaling $10.9 million at September 30, 1998 and $7.8 million at September 30, 1997. During the year ended September 30, 1998, there were $4.4 million of mortgage-backed securities purchased, and $1.3 million in principal repayments.

               Office Properties and Equipment. The Company constructed a drive-through facility expansion at its Ironton office and a new branch banking facility located in Proctorville, Ohio during the year ended September 30, 1997. The total cost of both projects approximated $1.0 million. In connection with the opening of the new branch, the Chesapeake, Ohio branch was relocated to Proctorville. The Company sold the Chesapeake, Ohio facility during the 1998 fiscal year resulting in a $47,000 gain. The Proctorville, Ohio branch relocation is expected to provide increased business opportunities for the Company.

               Deposits. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits remained relatively unchanged totaling $45.0 million and $45.4 million at September 30, 1997 and 1998, respectively. The Bank continues to offer competitive interest rates on deposit accounts.

               Advances From Federal Home Loan Bank. The Company utilized $13.3 million in new advances during the year ended September 30, 1998 to meet its loan demand and other funding needs. Approximately $9.6 million of advances were repaid during the year. Outstanding advances totaled $7.0 million and $3.3 million at September 30, 1998 and 1997, respectively. The Company has ample borrowing capacity if needed to fund future commitments.

               Stockholders' Equity. Stockholders' equity totaled $9.7 million at September 30, 1998, as compared to $10.5 million at September 30, 1997. The $800,000 decrease, or 7.6%, resulted primarily from the purchase of treasury shares during the 1998 fiscal year at an aggregate cost of $1.1 million, partially offset by net income for the year.

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


                                                                         Year Ended September 30,
                                       --------------------------------------------------------------------------------------------
                                                                   1998                             1997
                                       --------------------------------------------------------------------------------------------
                                                                                                (Dollars in Thousands)
                                          Average                         Yield/         Average                            Yield/
                                          Balance       Interest           Rate          Balance         Interest            Rate
                                          -------       --------           ----          -------         --------            ----
Interest-earning assets:
  Loans receivable(1)                  $   43,639       $   3,189         7.31%       $    37,678       $    2,954          7.84%
  Mortgage-backed
   securities(2)                           10,128             605         5.98              7,661              467          6.09
  Investment securities(3)                  5,155             401         7.78              9,848              638          6.47
  Other interest-
   earning assets                             612              44         7.19              1,464               75          5.06
                                       ----------       ---------                     -----------       ----------
     Total interest-
      earning assets                       59,534           4,239         7.12             56,651            4,134          7.30
                                                        ---------       ------                          ----------       ---------
Non-interest earning
 assets                                     2,203                                           1,712
                                       ----------                                     -----------
     Total assets                      $   61,737                                     $    58,363
                                       ----------                                     -----------
                                       ----------                                     -----------

Interest-bearing liabilities:
 Deposits                              $   45,259           2,323         5.13        $    45,982            2,374          5.16
 FHLB advances                              6,296             297         4.72              1,318               74          5.61
                                       ----------       ---------                     -----------       ----------
     Total interest-
      bearing liabilities                  51,555           2,620         5.08             47,300            2,448          5.18
                                                        ---------       ------                          ----------       ---------

Non-interest bearing
 liabilities                                  345                                             425
                                       ----------                                     -----------

     Total liabilities                     51,900                                          47,725
Stockholders' equity                        9,837                                          10,638
                                       ----------                                     -----------

     Total liabilities and
     stockholders' equity              $   61,737                                     $    58,363
                                       ----------                                     -----------
                                       ----------                                     -----------
Net interest income;
 interest rate spread                                   $   1,619         2.04%                         $    1,686          2.12%
                                                        ---------       ------                          ----------       --------
                                                        ---------       ------                          ----------       --------

Net interest margin(4)                                                    2.72%                                             2.97%
                                                                        ------                                           -------
                                                                        ------                                           -------

Average interest-earning
  assets to average interest-
  bearing liabilities                                                   115.48%                                           119.77%
                                                                        ------                                           -------
                                                                        ------                                           -------






                                                            1996
                                         ---------------------------------------

                                          Average                     Yield/
                                          Balance      Interest        Rate
                                          -------      --------        ----

Interest-earning assets:
  Loans receivable(1)                   $   33,543    $    2,733      8.15%
  Mortgage-backed
   securities(2)                             8,717           519      5.95
  Investment securities(3)                   7,456           490      6.57
  Other interest-
   earning assets                            2,457           129      5.25
                                        ----------    ----------
     Total interest-
      earning assets                        52,173         3,871      7.42
                                                      -----------   -------
Non-interest earning
 assets                                        537
                                        ----------
     Total assets                       $   52,710
                                        ==========

Interest-bearing liabilities:
 Deposits                               $   46,079         2,330      5.06
 FHLB advances                                  27             1      3.70
                                        ----------    ----------
     Total interest-
      bearing liabilities                   46,106         2,331      5.06
                                                      -----------   -------

Non-interest bearing
 liabilities                                   278
                                        ----------

     Total liabilities                      46,384
Stockholders' equity                         6,326
                                        ----------

     Total liabilities and
     stockholders' equity               $   52,710
                                        ----------
                                        ----------

Net interest income;
 interest rate spread                                 $    1,540      2.36%
                                                      -----------   ------
                                                      -----------   ------

Net interest margin(4)                                                2.95%
                                                                    ------
                                                                    ------

Average interest-earning
  assets to average interest-
  bearing liabilities                                               113.16%
                                                                    ------
                                                                    ------


--------
(1) Includes non-accrual loans.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) Includes investment securities held to maturity as well as those available for sale.
(4) Net interest margin is net interest income divided by average interest-earning assets.

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


                                                                     Year Ended September 30,
                                ---------------------------------------------------------------------------------------------
                                         1998 vs. 1997                      1997 vs. 1996                    1996 vs. 1995
                                -------------------------------    -----------------------------   --------------------------
                                        Increase                        Increase                         Increase
                                       (Decrease)         Total        (Decrease)          Total        (Decrease)       Total
                                         Due to         Increase         Due to          Increase         Due To       Increase
                                    ---------------                  ---------------                  --------------
                                    Rate     Volume    (Decrease)    Rate     Volume    (Decrease)    Rate    Volume  (Decrease)
                                    ----     ------    ----------    ----     ------    ----------    ----    ------  ----------
                                                                         (In Thousands)
Interest-earning assets:
  Loans receivable                $   (232)  $   467    $   235    $ (104)    $  325     $    221   $    27   $  185    $  212
  Mortgage-backed securities1          (12)      150        138        12        (64)         (52)       51      (91)      (40)
  Investment securities2                66      (303)      (237)       (7)       155          148        58      157       215
  Other interest-earning assets         12       (43)       (31)       (2)       (52)         (54)        3       44        47
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------

    Total interest-earning
     assets                           (166)      271        105      (101)       364          263       139      295       434
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------

Interest-bearing liabilities:
  Deposits                             (13)      (38)       (51)       48         (4)          44       215      179       394
  FHLB advances                        (56)      279        223         2          71          73        46     (113)      (67)
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------

     Total interest-bearing
      liabilities                      (69)      241        172        50          67         117       261       66       327
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------

Increase (decrease) in net
  interest income                 $    (97)  $    30    $   (67)   $ (151)    $  297     $    146   $  (122)  $  229    $  107
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------
                                  --------   -------    -------    ------     ------     --------   -------   ------    ------


--------
1Includes mortgage-backed securities held to maturity as well as those available for sale. 2Includes investment securities held to maturity as well as those available for sale.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997

               Net Income. Net income was $252,000 for the year ended September 30, 1998 as compared to $287,000 for the year ended September 30, 1997, a decrease of $35,000, or 12.2%. Basic earnings per share were $.44 and $.46 for the years ended September 30, 1998 and 1997, respectively, while diluted earnings per share were $.43 and $.46 for the 1998 and 1997 fiscal years, respectively. The $35,000 decrease in net income resulted from a decrease in net interest income of $67,000, or 4.0%, an increase in the provision for loan losses of $9,000, and an increase in non-interest expenses of $115,000, or 8.8%, partially offset by an increase in non-interest income of $93,000 and a reduction in the provision for income taxes of $63,000, or 44.4%.

               Interest Income. Interest income increased $105,000, or 2.5%, to $4.2 million for the year ended September 30, 1998. The increase consisted of increases of $235,000 and $138,000 in interest earned on loans receivable and mortgage-backed securities, offset by declines in interest earned on investment securities and other interest-earning assets of $237,000 and $31,000, respectively. The increases in 1998 as compared to 1997 resulted primarily from increases in the average volume of the loan and mortgage-backed securities portfolios, offset by declines in the rates earned on the portfolios. The decreases in interest earned on investment securities and other interest-earning assets resulted from declines in the average volumes of these portfolios, partially offset by higher yields earned. Overall, the interest-earning assets yield declined 18 basis points, from 7.30% for the fiscal year 1997 to 7.12% for fiscal year 1998.

               Interest Expense. Interest expense increased $172,000, or 7.0%, from $2,448,000 for the year ended September 30, 1997 to $2,620,000 for the year ended September 30, 1998. The increase resulted primarily from a higher volume of FHLB advances during fiscal 1998 as compared to fiscal 1997, offset by decreases in the average volume of interest-bearing deposits, and rates paid on both FHLB advances and interest-bearing deposits. The average volume of FHLB advances approximated $6.3 million during fiscal 1998 as compared to $74,000 for fiscal 1997. The yield paid on all interest-bearing liabilities fell 10 basis points, from 5.18% for fiscal 1997 to 5.08% for fiscal 1998.

               Provision for Loan Losses. For the 1998 fiscal year, the provision for loan losses was $12,000 as compared to $3,000 for fiscal 1997. The increased provision represents management's estimate of losses that may be inherent in the loan portfolio, the average balance of which increased $6.0 million during fiscal 1998. However, past due loans continue to remain at historically low levels. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

               Non-Interest Income. The $93,000 increase in non-interest income, from $52,000 for the year ended September 30, 1997 to $145,000 for the year ended September 30, 1998 resulted primarily from a $47,000 gain in fiscal year 1998 on the sale of the former Chesapeake, Ohio branch office facility, from $22,000 of gains in fiscal year 1998 from sales of securities, and to a lesser extent, from increased service fee income on deposit accounts. Expansion and improvements to the Company's main office and branch facilities has enabled the Company to better compete with other area institutions for transaction accounts, resulting in increased service fee income.

               Non-Interest Expense. The $115,000 increase in non-interest expense, from $1,306,000 for the year ended September 30, 1997 to $1,421,000 for the year ended September 30, 1998, resulted primarily from increases in compensation and benefits of $87,000, occupancy and equipment expenses of $37,000 and data processing expenses of $26,000, partially offset by reductions in Savings Association Insurance Fund ("SAIF") deposit insurance premiums, professional services expenses, and other expenses of $15,000, $18,000 and $16,000, respectively. Compensation and benefits increased primarily due to increased salaries and wages from normal percentage salary increases, costs of additional employees hired to staff new drive-through and branch facilities, and higher employee insurance and stock award programs costs. Occupancy and equipment expenses increased due to increased costs associated with the expansion and improvements made to the Company's facilities during fiscal year 1997. Data processing expenses increased due to the increased number of customer accounts and increased costs of new services, such as ATM machines. The decline in SAIF deposit insurance premiums reflects the lower insurance assessment rates for entire fiscal year 1998, while professional services expenses decreased due to the recurring nature of services provided to the Company during 1998 in connection with its public reporting obligations. There was no individually significant factor contributing to the fiscal 1998 decline in other non-interest expenses.

               Provision for Income Taxes. The $63,000 decrease in the provision for income taxes, from $142,000 for the year ended September 30, 1997 to $79,000 for the year ended September 30, 1998 reflects lower statutory tax rates being applied to reduced pretax income.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996

               Net Income. Net income was $287,000 for the year ended September 30, 1997 as compared to $394,000 for the year ended September 30, 1996, before a one-time statutorily mandated assessment and related charge to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"), a decrease of 27.2%. After taking into consideration the one-time special SAIF assessment and related charge, the Company had a 1996 fiscal year net income of $217,000. Comparable basic and diluted earnings per share, before the 1996 special SAIF assessment and related charge, were $.46 and $.64 for the years ended September 30, 1997 and 1996, respectively. The 1996 earnings per share, both basic and diluted, after the SAIF special assessment and related charge, were $.35. After taking into consideration the one-time special SAIF assessment and related charge in 1996, the $70,000 increase in net income resulted from increases in net interest income of $146,000, or 9.5%, non-interest income of $11,000, and a decrease in the provision for loan losses of $11,000, partially offset by increases in non-interest expenses and the provision for income taxes of $8,000 and $90,000, respectively.

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

               Non-Interest Expense. Not considering the SAIF special assessment and related charge referred to above, non-interest expense increased $277,000, or 27.0%, for the year ended September 30, 1997 as compared to 1996. The increase consisted primarily of increases in compensation and benefits of $94,000, occupancy expenses of $11,000, franchise taxes of $70,000, and professional services and other expenses of $79,000 and $51,000, respectively, offset by lower SAIF deposit insurance premiums of $61,000. Compensation and benefits for 1997 reflects a full year of ESOP and RRP compensation expenses which totaled $106,000 for 1997 as compared to $25,000 for 1996, such benefit plans not being in effect prior to the Conversion. Occupancy expenses increased due to the construction and opening of the new facilities in 1997 as discussed above, while professional services and other expenses increased due to operation as a public company for the full 1997 fiscal year. The increase in franchise taxes, which are based on total stockholders' equity, increased due to the additional equity generated from the Conversion proceeds. After consideration of the one-time special assessment of $269,000 in 1996, non-interest expense increased by $8,000.

               Provision for Income Taxes. The provision for income taxes increased $90,000, from $52,000 for the year ended September 30, 1996 to $142,000 for the year ended September 30, 1997 due to higher pretax income, taxed at higher statutory rates.

ASSET AND LIABILITY MANAGEMENT

               The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates), such as has occurred during the past year, could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 1998, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 115.48% as compared to 119.77% at September 30, 1997.

               The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Bank's Board of Directors, through its Executive/Loan Committee, which generally meets every two to three weeks.

               The Company's attempts to mitigate the interest-rate risk of holding long-term assets in its portfolio through the origination of adjustable-rate, residential and commercial mortgage loans, which have interest rates which adjust annually, and the purchase of mortgage-backed securities, primarily secured by single-family residential dwellings financed with adjustable-rate mortgages. The following table presents, as of September 30, information showing the relative short-term nature of certain of the Company's assets, the maturity proceeds of which are subject to reinvestment in loans or securities at then market rates:

                                                                1998                              1997
                                                      ---------------------------         ---------------------
                                                       Amount             Percent         Amount           Percent
                                                       ------             -------         ------           -------
                                                                     (Dollars in Millions)
Adjustable rate:
  Single family mortgage loans                        $   30.0              76.2%       $    29.7              82.6%
  Total loans                                             34.0              74.7             32.5              80.7
  Mortgage-backed securities                              10.7              98.2              7.5              96.2
Investment securities (maturities of
  five years or less)                                      2.7              68.1              5.5              69.2

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

          Presented below, as of September 30, 1998 and 1997, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.



                                                             Market Value of Portfolio Equity
       Changes in                            --------------------------------------------------------------------
      Interest Rates    Board Limit              As of September 30, 1998            As of September 30, 1997
                                                 ------------------------            ------------------------
      (Basis Points)    % Change       $ Change in NPV     % Change in NPV     $ Change in NPV    % Change in NPV
      --------------    --------       ---------------     ---------------     ---------------    ---------------
                                                                 (Dollars in Thousands)

           +400            (40)%            $ (2,594)            (32)%            $ (3,273)            (34)  %
           +300            (30)               (1,595)            (20)               (2,207)            (23)
           +200            (20)                 (840)            (10)               (1,252)            (13)
           +100            (10)                 (349)             (4)                 (478)             (5)
            --              --                  -                 -                    -                -
           -100            (10)                  313               4                   294               2
           -200            (20)                  674               8                   505               5
           -300            (30)                1,103              14                   926              10
           -400            (40)                1,614              20                 1,466              15


          The improvement in the Company's exposure to interest rate risk for 1998 as compared to 1997 resulted primarily from a reduction in the weighted average contractual maturity of the fixed rate loan portfolio, and to a lesser extent, from an increase in the weighted average contractual maturity of certificates of deposit.

          The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 1998 and 1997, 2% of the present value of the Bank's assets was approximately $1.1 million and $1.0 million, respectively, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 1998 and 1997, the Bank would not have a significant interest rate risk component deducted from its regulatory capital.

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

          The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, was 5.4% at September 30, 1998, as compared to 13.0% at September 30, 1997. At September 30, 1998, the Bank's "liquid" assets totaled approximately $1.8 million, which was $.2 million in excess of the current OTS minimum requirement.

          The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $7.0 million at September 30, 1998.

          Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1998, the total approved loan commitments outstanding amounted to $2.5 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1998 totaled $24.9 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

          At September 30, 1998, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 1998, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 3.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 1998, the Bank's tangible capital was $8.9 million or 14.4% of adjusted total assets, core capital was $8.9 million or 14.4% of adjusted total assets and risk-based capital was $9.2 million or 31.4% of adjusted risk-weighted assets, exceeding the requirements by $7.9 million, $7.0 million and $6.8 million, respectively.

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

RECENT ACCOUNTING PRONOUNCEMENTS

          In February, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("the Statement"), "Earnings Per Share." The Statement requires entities to give effect to all dilutive potential common shares that were outstanding during the reporting period for purposes of calculating earnings per share.

          The Company adopted the provisions of the Statement effective December 31, 1997. The presentation of primary and diluted earnings per share is reflected in the accompanying consolidated financial statements for all periods presented. Although the Company does have potential common shares outstanding in the form of stock options, application of the Statement was not material to the reported earnings per share amounts.

          In June, 1997, FASB issued Statement of Financial Accounting Standards No. 130 ("the Statement"), "Reporting Comprehensive Income." The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in the same prominence as other financial statements. As currently applicable to the Company, unrealized holding gains and losses on available for sale securities, which are currently displayed as a separate component of stockholders' equity in the Company's financial statements, will be added or subtracted from net income to report comprehensive income.

          The Company will adopt the provisions of this Statement effective for the quarter ending December 31, 1998. Based upon historical volatility in the Company's available for sale portfolio and the resultant unrealized gains and losses, management does not anticipate that future reporting of comprehensive income will be materially different than reporting net income.

YEAR 2000

          The Bank's most significant data processing is performed by an outside service bureau, Fiserv, Inc. Fiserv serves a large client base and has been keeping the Bank informed as to its progress in addressing its Year 2000 preparations, which significantly impact the Bank.

          A "Client Task Force" was formed among Fiserv members which has already conducted on-site testing at the data center. Exceptions noted as a result of this testing have been addressed. Based upon overall test results, Fiserv believes the testing was successful and completes a major step towards their readiness for Year 2000. The Bank is independently evaluating the test results.

          The Bank has identified the need to replace "teller hardware and software" and "local area network software" used in daily operations. After a thorough evaluation, the Bank has ordered replacement hardware and software which is Year 2000 compliant, and will test these products with the Fiserv systems during the first half of 1999.

          Fiserv efforts include a Disaster Recovery Center to ensure proper backup. All test results have been made available to the Bank and will be independently evaluated. Other areas being evaluated by the Bank include systems for security, vaults, ATMs and others. Management believes the Bank is continuing to make satisfactory progress in addressing Year 2000 implementation issues.

          The costs associated with the Year 2000 issues are estimated to approximate $60,000 to $100,000. The majority of such costs will be capitalized and depreciated over an estimated five year period.

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

                                    [LOGO]
                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
  Board of Directors
First Federal Financial Bancorp, Inc.
Ironton, Ohio  45638

We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years ended September 30, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



[SIG]

Ashland, Kentucky
November 6, 1998

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 1998 AND 1997

                                     ASSETS


                                                                                           1998                1997
                                                                                     -------------       -------------
CASH AND CASH EQUIVALENTS, including interest-bearing
  deposits of $532,417 and $608,815, respectively                                    $     746,261       $     807,314

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $3,370,424 and $7,287,975, respectively                                3,309,806           7,257,115

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                              609,978           1,694,104

LOANS RECEIVABLE, less allowance for loan losses of
  $288,350 and $286,571, respectively                                                   44,642,641          39,026,547

MORTGAGE-BACKED SECURITIES HELD TO MATURITY, approximate
  market value of $5,227,122 and $4,620,383, respectively                                5,268,915           4,695,838

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                            5,618,354           3,130,178

ACCRUED INTEREST RECEIVABLE                                                                341,410             360,604

FORECLOSED REAL ESTATE                                                                      10,603              50,046

OFFICE PROPERTIES AND EQUIPMENT                                                          1,752,308           1,932,833

OTHER ASSETS                                                                                95,621             123,216
                                                                                     -------------       -------------

                                                                                     $  62,395,897       $  59,077,795
                                                                                     -------------       -------------
                                                                                     -------------       -------------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                                             $  45,436,581       $  44,992,698

ADVANCES FROM FEDERAL HOME LOAN BANK                                                     7,004,136           3,300,000

ACCRUED INCOME TAXES PAYABLE:
  Current                                                                                   21,106              -
  Deferred                                                                                 118,486             101,736

ACCRUED INTEREST PAYABLE                                                                    32,814              18,192

OTHER LIABILITIES                                                                          131,878             185,834
                                                                                     -------------       -------------
          Total liabilities                                                             52,745,001          48,598,460
                                                                                     -------------       -------------

COMMITMENTS AND CONTINGENCIES (Note 17)

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 3,000,000 shares
   authorized; 583,361 and 646,383 shares, respectively,
   issued and outstanding                                                                    5,834               6,464
 Employee benefit plans                                                                   (643,854)           (739,000)
 Additional paid-in capital                                                              5,510,264           6,060,242
 Retained earnings-substantially restricted                                              4,707,377           5,127,312
 Unrealized holding gain on securities
   available for sale, net of taxes                                                         71,275              24,317
                                                                                     -------------       -------------
          Total stockholders' equity                                                     9,650,896          10,479,335
                                                                                     -------------       -------------

                                                                                     $  62,395,897       $  59,077,795
                                                                                     -------------       -------------
                                                                                     -------------       -------------



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996


                                                                1998                   1997                   1996
                                                           --------------        ---------------        --------------
INTEREST INCOME:
  Loans receivable -
   First mortgage loans                                    $    3,022,710        $     2,812,590        $    2,619,590
   Consumer and other loans                                       166,851                141,808               113,289
  Mortgage-backed and related securities                          604,886                467,507               518,936
  Investment securities                                           400,524                637,941               489,666
  Other interest-earning assets                                    43,882                 73,812               129,229
                                                           --------------        ---------------        --------------

          Total interest income                                 4,238,853              4,133,658             3,870,710
                                                           --------------        ---------------        --------------

INTEREST EXPENSE:
  Interest-bearing checking                                        20,767                 13,782                15,312
  Passbook savings                                                272,110                282,994               326,942
  Certificates of deposit                                       2,030,590              2,077,772             1,987,887
  Advances from Federal Home
   Loan Bank                                                      296,636                 73,607                 1,443
                                                           --------------        ---------------        --------------

          Total interest expense                                2,620,103              2,448,155             2,331,584
                                                           --------------        ---------------        --------------

          Net interest income                                   1,618,750              1,685,503             1,539,126

PROVISION FOR LOAN LOSSES                                          12,000                  3,000                14,000
                                                           --------------        ---------------        --------------

          Net interest income after
           provision for loan losses                            1,606,750              1,682,503             1,525,126
                                                           --------------        ---------------        --------------

NON-INTEREST INCOME:
  Gains (losses) on foreclosed real estate                          5,599                  6,633                (1,000)
  Securities gains                                                 22,289                 -                     -
  Gain on sale of office property                                  47,068                 -                     -
  Other                                                            70,743                 45,687                42,027
                                                           --------------        ---------------        --------------

          Total non-interest income                               145,699                 52,320                41,027
                                                           --------------        ---------------        --------------

NON-INTEREST EXPENSE:
  Compensation and benefits                                       590,686                504,083               409,669
  Occupancy and equipment                                         143,226                106,354                95,119
  SAIF deposit insurance premiums                                  28,079                 43,406               105,219
  SAIF special assessment                                          -                      -                    269,363
  Directors' fees and expenses                                     80,573                 78,814                65,121
  Franchise taxes                                                 153,455                144,737                74,687
  Data processing                                                 102,135                 76,441                66,921
  Advertising                                                      65,701                 60,201                49,186
  Professional services                                           106,990                125,348                46,258
  Other                                                           150,255                166,708               115,751
                                                           --------------        ---------------        --------------

          Total non-interest expense                            1,421,100              1,306,092             1,297,294
                                                           --------------        ---------------        --------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                                    331,349                428,731               268,859
                                                           --------------        ---------------        --------------

PROVISION FOR INCOME TAXES:
  Current                                                          86,730                138,732                41,603
  Deferred                                                         (7,638)                 3,652                10,608
                                                           --------------        ---------------        --------------

          Total provision for income taxes                         79,092                142,384                52,211
                                                           --------------        ---------------        --------------

NET INCOME                                                 $      252,257        $       286,347        $      216,648
                                                           --------------        ---------------        --------------
                                                           --------------        ---------------        --------------

EARNINGS PER SHARE:

   BASIC                                                   $          .44        $           .46        $          .35
                                                           --------------        ---------------        --------------
                                                           --------------        ---------------        --------------


   DILUTED                                                 $          .43        $           .46        $          .35
                                                           --------------        ---------------        --------------
                                                           --------------        ---------------        --------------


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996



                                                                              Employee     Additional
                                                           Common              Benefit      Paid-in
                                                           Stock               Plans        Capital

BALANCES, September 30, 1995                            $       --      $       --      $       --

NET INCOME, 1996                                                --              --              --

COMMON STOCK ISSUED, $.01 par value                            6,718        (537,600)      6,279,293

ESOP SHARES RELEASED, 2,452 shares;
 $10.37 average fair market value                               --            24,520             900

DIVIDENDS PAID ($.07 per share)                                 --              --              --

CHANGE IN UNREALIZED HOLDING LOSS,
 net of deferred taxes of $3,831                                --              --              --
                                                        ------------    ------------    ------------

BALANCES, September 30, 1996                                   6,718        (513,080)      6,280,193

NET INCOME, 1997                                                --              --              --

CHANGE IN UNREALIZED HOLDING LOSS,
  net of deferred taxes of $13,543                              --              --              --

ESOP SHARES RELEASED, 5,810
  shares; $12.68 average fair market value                      --            58,100          17,004

RRP SHARES PURCHASED, 26,871 shares; $11.75 per share           --          (315,734)           --

RRP SHARES AMORTIZED, 2,603 shares                              --            30,604            --

DIVIDENDS PAID ($.28 per share)                                 --             1,110             281

PURCHASE OF 25,400 TREASURY SHARES                              (254)           --          (237,236)
                                                        ------------    ------------    ------------

BALANCES, September 30, 1997                                   6,464        (739,000)      6,060,242

NET INCOME, 1998                                                --              --              --

CHANGE IN UNREALIZED HOLDING LOSS,
  net of deferred taxes of $24,388                              --              --              --

ESOP SHARES RELEASED, 5,554 shares;
  $16.76 average fair market value                              --            55,540          37,559

RRP SHARES AMORTIZED, 3,254 shares                              --            38,236            --

DIVIDENDS PAID ($.28 per share)                                 --             1,370           1,088

PURCHASE OF 63,022 TREASURY SHARES                              (630)           --          (588,625)
                                                        ------------    ------------    ------------

BALANCES, September 30, 1998                            $      5,834    $   (643,854)   $  5,510,264
                                                        ------------    ------------    ------------
                                                        ------------    ------------    ------------


                                                                            Unrealized
                                                                           Holding Gain
                                                          Retained           (Loss) on
                                                          Earnings-         Securities           Total
                                                        Substantially        Available       Stockholders'
                                                         Restricted          For Sale           Equity
                                                         ----------          --------           ------


BALANCES, September 30, 1995                            $  4,938,274    $     (9,410)   $  4,928,864

NET INCOME, 1996                                             216,648            --           216,648

COMMON STOCK ISSUED, $.01 par value                             --              --         5,748,411

ESOP SHARES RELEASED, 2,452 shares;
 $10.37 average fair market value                               --              --            25,420

DIVIDENDS PAID ($.07 per share)                              (43,262)           --           (43,262)

CHANGE IN UNREALIZED HOLDING LOSS,
 net of deferred taxes of $3,831                                --             7,437           7,437
                                                        ------------    ------------    ------------

BALANCES, September 30, 1996                               5,111,660          (1,973)     10,883,518

NET INCOME, 1997                                             286,347            --           286,347

CHANGE IN UNREALIZED HOLDING LOSS,
  net of deferred taxes of $13,543                              --            26,290          26,290

ESOP SHARES RELEASED, 5,810
  shares; $12.68 average fair market value                      --              --            75,104

RRP SHARES PURCHASED, 26,871 shares; $11.75 per share           --              --          (315,734)

RRP SHARES AMORTIZED, 2,603 shares                              --              --            30,604

DIVIDENDS PAID ($.28 per share)                             (166,923)           --          (165,532)

PURCHASE OF 25,400 TREASURY SHARES                          (103,772)           --          (341,262)
                                                        ------------    ------------    ------------

BALANCES, September 30, 1997                               5,127,312          24,317      10,479,335

NET INCOME, 1998                                             252,257            --           252,257

CHANGE IN UNREALIZED HOLDING LOSS,
  net of deferred taxes of $24,388                              --            46,958          46,958

ESOP SHARES RELEASED, 5,554 shares;
  $16.76 average fair market value                              --              --            93,099

RRP SHARES AMORTIZED, 3,254 shares                              --              --            38,236

DIVIDENDS PAID ($.28 per share)                             (160,419)           --          (157,961)

PURCHASE OF 63,022 TREASURY SHARES                          (511,773)           --        (1,101,028)
                                                        ------------    ------------    ------------

BALANCES, September 30, 1998                            $  4,707,377    $     71,275    $  9,650,896
                                                        ------------    ------------    ------------
                                                        ------------    ------------    ------------


                The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996


                                                                         1998                    1997                 1996
                                                                    -------------          -------------        -------------
OPERATING ACTIVITIES:
      Net income                                                    $     252,257          $     286,347        $     216,648
      Adjustments to reconcile net income
        to net cash provided by operating
        activities -
          Gain on sale of office property                                 (47,068)                -                    -
          Securities gains                                                (22,289)                -                    -
          (Gains) losses on foreclosed real estate                         (5,599)                (6,633)               1,000
          Provision for loan losses                                        12,000                  3,000               14,000
          Depreciation                                                     88,669                 57,705               50,892
          FHLB stock dividends                                            (34,800)               (31,800)             (29,200)
          RRP compensation                                                 38,236                 30,604               -
          Amortization and accretion, net                                  21,490                 11,614               32,730
          ESOP compensation                                                93,099                 75,104               25,420
      Change in -
          Accrued interest receivable                                      19,194                 22,393              (78,244)
          Other assets                                                     27,595                 21,021              (42,437)
          Current income taxes                                             21,106                 -                    -
          Deferred income taxes                                            (7,638)                 3,652               10,608
          Accrued interest payable                                         14,622                 12,968               (1,295)
          Accrued SAIF special assessment                                   -                   (269,363)             269,363
          Other liabilities                                               (53,956)               100,474               (8,195)
                                                                    -------------          -------------        -------------

              Net cash provided by operating activities                   416,918                317,086              461,290
                                                                    -------------          -------------        -------------

INVESTING ACTIVITIES:
      Net increase in loans                                            (5,657,816)            (4,128,478)          (2,394,375)
      Proceeds from maturities and calls of
        investment securities held to maturity                          4,247,000              2,431,080            1,843,000
      Purchases of investment securities
        held to maturity                                                 (249,375)              (673,151)          (5,506,999)
      Proceeds from sales, calls and maturities of
        investment securities available for sale                        1,347,391              2,700,000               -
      Purchases of investment securities
        available for sale                                               (249,688)            (1,849,883)          (2,530,662)
      Principal collected on mortgage-backed
        securities held to maturity                                       713,517                784,192            1,140,551
      Purchases of mortgage-backed
        securities held to maturity                                    (1,303,750)              (305,250)              -
      Principal collected on mortgage-backed
        securities available for sale                                     643,667                297,591              628,267
      Purchases of mortgage-backed
        securities available for sale                                  (3,071,635)              (819,658)              -
      Purchases of office properties
        and equipment                                                     (16,076)              (952,770)            (184,646)
      Proceeds from sale of office property                               155,000                 -                    -
      Proceeds from sales of foreclosed
        real estate                                                        74,764                 44,214               -
                                                                    -------------          -------------        -------------
              Net cash used for investing activities                   (3,367,001)            (2,472,113)          (7,004,864)
                                                                    -------------          -------------        -------------

FINANCING ACTIVITIES:
      Proceeds from sale of stock                                          -                      -                 5,748,411
      RRP stock purchased                                                  -                    (315,734)              -
      Dividends paid                                                     (157,961)              (165,532)             (43,262)
      Purchase of Treasury shares                                      (1,101,028)              (341,262)              -
      Proceeds from FHLB advances                                      13,275,000              6,800,000              500,000
      Principal paid on FHLB advances                                  (9,570,864)            (4,000,000)              -
      Net increase (decrease) in deposits                                 443,883                183,626           (1,388,748)
                                                                    -------------          -------------        -------------

              Net cash provided by financing activities                 2,889,030              2,161,098            4,816,401
                                                                    -------------          -------------        -------------

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996




                                                                        1998                  1997                  1996
                                                                   -------------         -------------         -------------
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                             $     (61,053)                 6,071            (1,727,173)

CASH AND CASH EQUIVALENTS, beginning of year                            807,314                801,243             2,528,416
                                                                  -------------          -------------        --------------

CASH AND CASH EQUIVALENTS, end of year                            $     746,261          $     807,314        $      801,243
                                                                  -------------          -------------        --------------
                                                                  -------------          -------------        --------------
NONCASH INVESTING ACTIVITIES:
    Loans taken into foreclosed real estate                       $      29,722          $      54,260        $       34,367
    Unrealized holding gain on securities
      available for sale                                          $      71,346          $      39,833        $       11,268
    Transfer of mortgage-backed securities classified
      as held to maturity to available for sale                   $      -               $      -             $    2,216,252

SUPPLEMENTAL DISCLOSURES:
    Federal income taxes paid                                     $      41,385          $      68,480        $      103,635

    Interest paid                                                 $   2,605,481          $   2,435,187        $    2,332,879
















           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996


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

       Principles of Consolidation

               The consolidated financial statements at September 30, 1998 and 1997, and for the years ended September 30, 1998, 1997 and 1996, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

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

               Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 1998 and 1997 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

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

               Unearned income on installment loans, home improvement loans and automobile loans is amortized over the term of the loans using the Rule of 78's methods.

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

       Earnings Per Share

               Basic earnings per share is computed using the weighted average number of outstanding common shares outstanding during each period. For diluted earnings per share, the average number of stock options outstanding is included.

               All references in the accompanying consolidated financial statements to earnings per share have been presented to reflect the adoption of FASB Statement No. 128, "Earnings Per Share" ("the Statement") in fiscal year 1998. The Statement establishes standards for computing and presenting Earnings Per Share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. Primary EPS includes common stock equivalents while basic EPS excludes them. This change simplifies the computation of EPS. It also requires dual presentation of basic and fully diluted EPS on the face of the income statement. The Company adopted the Statement effective December 31, 1997. See Note 20.

       Reclassification

               Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 financial statement presentation. These reclassifications had no effect on net income.

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

(2)    INVESTMENT SECURITIES HELD TO MATURITY

               Investment securities held to maturity consist of the following:

                                                                      September 30, 1998
                                                     ------------------------------------------------------------
                                                                         Gross             Gross
                                                     Carrying         Unrealized        Unrealized         Market
                                                      Value              Gains             Losses           Value
                                                     --------         ----------        ----------         ------
U.S. Government agency
  securities                                     $      849,225     $      4,172      $     -         $       853,397
Obligations of states and
  political subdivisions                              1,473,239           55,888            -               1,529,127
Certificates of deposit                                 482,442              558            -                 483,000
                                                 --------------     ------------      ------------    ---------------

Restricted Equity Securities:
 Stock in FHLB, at cost                                 504,900           -                 -                 504,900
                                                 --------------     ------------      ------------    ---------------
                                                 $    3,309,806     $     60,618      $     -         $     3,370,424
                                                 --------------     ------------      ------------    ---------------
                                                 --------------     ------------      ------------    ---------------

                                                                      September 30, 1997
                                                     ------------------------------------------------------------
                                                                         Gross             Gross
                                                     Carrying         Unrealized        Unrealized         Market
                                                     Value               Gains             Losses           Value
                                                     --------         ----------        ----------         ------
U.S. Government agency
  securities                                     $    4,380,383     $     12,018     $      22,886    $     4,369,515
Obligations of states and
  political subdivisions                              1,627,481           41,923               195          1,669,209
Certificates of deposit                                 779,151           -                 -                 779,151
                                                 --------------     ------------     -------------    ---------------
                                                      6,787,015           53,941            23,081          6,817,875
Restricted Equity Securities:
 Stock in FHLB, at cost                                 470,100           -                 -                 470,100
                                                 --------------     ------------     -------------    ---------------
                                                 $    7,257,115     $     53,941     $      23,081    $     7,287,975
                                                 --------------     ------------     -------------    ---------------
                                                 --------------     ------------     -------------    ---------------

               The amortized cost and estimated market value of investment securities held to maturity at September 30, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                                                                                     Estimated
                                                                              Amortized                Market
                                                                                 Cost                  Value
                                                                        ----------------         --------------
       Due in one year or less                                          $        808,607         $      814,199
       Due after one year through five years                                   1,250,501              1,289,212
       Due after five years through ten years                                    245,798                260,943
       Due after ten years                                                     1,004,900              1,006,070
                                                                        ----------------         --------------
                                                                        $      3,309,806         $    3,370,424
                                                                        ----------------         --------------
                                                                        ----------------         --------------

              At September 30, 1998 and 1997, investment securities with a carrying value of $535,000 were pledged to secure public deposits.

              Gross realized gains from investment securities classified as held to maturity, which were called prior to scheduled maturity, were $14,898 during the year ended September 30, 1998. There were no sales or calls of investment securities held to maturity during the years ended September 30, 1997 and 1996.

(3)   INVESTMENT SECURITIES AVAILABLE FOR SALE

              Investment securities available for sale consist of the following:


                                                                September 30, 1998
                                          --------------------------------------------------------------------
                                                                 Gross               Gross            Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                             ---------        ----------          ----------          --------
     U.S. Government
       agency securities                  $      599,714      $   10,264        $     -            $      609,978
                                          --------------      ----------         -----------       --------------
                                          --------------      ----------         -----------       --------------


                                                                September 30, 1997
                                          --------------------------------------------------------------------
                                                                 Gross               Gross            Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                             ---------        ----------          ----------          --------
      U.S. Government
       agency securities                  $    1,548,794      $    1,787         $     2,547       $    1,548,034
      Obligations of states
       and political subdivisions                140,000           6,070              -                   146,070
                                          --------------      ----------         -----------       --------------
                                          $    1,688,794      $    7,857         $     2,547       $    1,694,104
                                          --------------      ----------         -----------       --------------
                                          --------------      ----------         -----------       --------------


              The amortized cost and estimated market value of investment securities available for sale at September 30, 1998, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                                                                                       Carrying
                                                                                 Amortized             (Market)
                                                                                   Cost                  Value
                                                                            ---------------        --------------
      Due after one year through five years                                 $      599,714         $     609,978
                                                                            ---------------        --------------
                                                                            ---------------        --------------


              Gross realized gains from sales of investment securities available for sale were $7,391 for the year ended September 30, 1998. There were no sales of investment securities available for sale during the years ended September 30, 1997 and 1996.

(4)    LOANS RECEIVABLE

               Loans receivable at September 30 are summarized as follows:

                                                                                  1998                       1997
                                                                              -----------------      -----------------
      Real estate loans:
       Single family residential                                              $      39,142,342      $      35,983,960
       Multi-family residential                                                       1,464,320                685,065
       Commercial real estate                                                         2,532,767              1,960,557
                                                                              -----------------      -----------------

              Total real estate loans                                                43,139,429             38,629,582
                                                                              -----------------      -----------------

      Consumer and other loans:
       Loans secured by deposit accounts                                                751,202                555,886
       Home improvement                                                                 120,079                 86,156
       Automobile                                                                       524,971                508,114
       Home equity                                                                      217,899                 58,072
       Other                                                                            836,090                507,893
                                                                              -----------------      -----------------

              Total consumer and other loans                                          2,450,241              1,716,121
                                                                              -----------------      -----------------

              Total loans                                                            45,589,670             40,345,703
      Less:
       Unearned interest                                                               (154,199)              (140,099)
       Loans in process                                                                (447,760)              (879,407)
       Deferred loan fees and costs                                                     (56,720)               (13,079)
       Allowance for loan losses                                                       (288,350)              (286,571)
                                                                              -----------------      -----------------

      Loans receivable, net                                                   $      44,642,641      $      39,026,547
                                                                              -----------------      -----------------
                                                                              -----------------      -----------------

      Weighted average interest rate                                                      7.59%                  7.44%
                                                                              -----------------      -----------------
                                                                              -----------------      -----------------


              Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                                             1998                  1997          1996
                                                         -------------       -------------     ---------
      Balance, beginning of year                         $     286,571       $     283,112    $  277,937
      Provision charged to expense                              12,000               3,000        14,000
      Loans charged off                                        (10,221)             (1,718)       (9,262)
      Loans recovered                                          -                     2,177           437
                                                         -------------       -------------     ---------

      Balance, end of year                               $     288,350       $     286,571    $  283,112
                                                         -------------       -------------     ---------
                                                         -------------       -------------     ---------


               Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $125,000, $84,000 and $109,000 at September 30, 1998, 1997 and 1996,
respectively. Interest income which would have been recognized under the original terms of these contracts was $8,598, $3,447 and $3,584, respectively.

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

               The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $11,379 and $11,768 at September 30, 1998 and 1997, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:


                                                                                        Year Ended
                                                                                       September 30,
                                                                            ----------------------------------
                                                                              1998                     1997
                                                                            ------------          ------------
              Balance, beginning of year                                    $      11,768         $    193,558
              New loans advanced                                                    4,804               -
              Repayments                                                           (5,193)            (181,790)
                                                                            -------------         ------------
              Balance, end of year                                          $      11,379         $     11,768
                                                                            -------------         ------------
                                                                            -------------         ------------

(5)    MORTGAGE-BACKED SECURITIES HELD TO MATURITY

               Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                                          1998
                                                --------------------------------------------------------------
                                                                     Gross             Gross         Estimated
                                                     Carrying      Unrealized        Unrealized        Market
                                                      Value          Gains             Losses          Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $    2,152,517    $     8,290    $       30,343  $     2,130,464
        FNMA Certificates                            1,447,362          6,942            33,431        1,420,873
        GNMA Certificates                               18,556          1,733           -                 20,289
        FNMA and FHLMC CMO's                         1,650,480         10,082             5,066        1,655,496
                                                --------------    -----------    --------------  ---------------
                                                $    5,268,915    $    27,047    $       68,840  $     5,227,122
                                                --------------    -----------    --------------  ---------------
                                                --------------    -----------    --------------  ---------------
        Weighted average rate                                                             6.66%
                                                                                 --------------
                                                                                 --------------

                                                                          1997
                                                --------------------------------------------------------------
                                                                      Gross             Gross         Estimated
                                                     Carrying      Unrealized        Unrealized         Market
                                                      Value           Gains            Losses           Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $    2,654,802     $   16,028    $       59,408   $    2,611,422
        FNMA Certificates                            1,639,449          9,293            39,631        1,609,111
        GNMA Certificates                               39,817          2,769            -                42,586
        FNMA and FHLMC CMO's                           361,770         -                  4,506          357,264
                                                --------------     ----------    --------------   --------------
                                                $    4,695,838     $   28,090    $      103,545   $    4,620,383
                                                --------------    -----------    --------------  ---------------
                                                --------------    -----------    --------------  ---------------
        Weighted average rate                                                             6.01%
                                                                                 --------------
                                                                                 --------------

              There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1998, 1997 and 1996.

(6)    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

               Mortgage-backed securities available for sale at September 30 consist of the following:

                                                                          1998
                                                --------------------------------------------------------------
                                                                      Gross             Gross        Carrying
                                                    Amortized      Unrealized        Unrealized      (Market)
                                                      Cost            Gains            Losses          Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $      452,576    $     1,077    $        2,714  $      450,939
        FNMA Certificates                              581,099          1,003             5,051         577,051
        GNMA Certificates                              608,285         12,125            -              620,410
        FNMA and FHLMC CMO's                         3,878,664         92,292             1,002       3,969,954
                                                --------------    -----------    --------------  --------------
                                                $    5,520,624    $   106,497    $        8,767  $    5,618,354
                                                --------------    -----------    --------------  ---------------
                                                --------------    -----------    --------------  ---------------
        Weighted average rate                                                             6.46%
                                                                                 --------------
                                                                                 --------------



                                                                          1997
                                                ----------------------------------------------------------------
                                                                      Gross             Gross        Carrying
                                                    Amortized      Unrealized        Unrealized      (Market)
                                                      Cost            Gains            Losses          Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $      585,486    $     4,165    $        1,620  $      588,031
        FNMA Certificates                              870,117          1,800             5,150         866,767
        GNMA Certificates                              823,997         26,873            -              850,870
        FNMA CMO's                                     819,044          5,466            -              824,510
                                                --------------    -----------    --------------  --------------
                                                $    3,098,644    $    38,304    $        6,770  $    3,130,178
                                                --------------    -----------    --------------  ---------------
                                                --------------    -----------    --------------  ---------------
        Weighted average rate                                                             6.67%
                                                                                 --------------
                                                                                 --------------

          There were no sales of mortgage-backed securities available for sale during the years ended September 30, 1998, 1997 or 1996.

(7)    ACCRUED INTEREST RECEIVABLE

               Accrued interest receivable at September 30 is summarized as follows:

                                                                                     1998               1997
                                                                               --------------     -------------
          Loans                                                                $      221,714     $     208,831
          Investment securities                                                        52,480            93,305
          Mortgage-backed and related
           securities                                                                  67,216            58,468
                                                                               --------------     -------------
                                                                               $      341,410     $     360,604
                                                                               --------------     -------------
                                                                               --------------     -------------

(8)    OFFICE PROPERTIES AND EQUIPMENT

                 Office properties and equipment at September 30 are summarized as follows:

                                                                                    1998                1997
                                                                               --------------     -------------
          Land                                                                 $      445,271    $      475,271
          Buildings and improvements                                                1,431,375         1,571,659
          Furniture, fixtures and equipment                                           283,302           278,364
          Automobile                                                                   13,667            13,667
                                                                               --------------    --------------
                                                                                    2,173,615         2,338,961
          Less - accumulated depreciation                                            (421,307)         (406,128)
                                                                               --------------    --------------
                                                                               $    1,752,308    $    1,932,833
                                                                               --------------    --------------
                                                                               --------------    --------------

(9)    OTHER ASSETS

               Other assets at September 30 are summarized as follows:

                                                                                      1998              1997
                                                                               ---------------    -------------
          Federal income taxes receivable                                      $        -         $      30,330
          Prepaid Federal insurance                                                      6,556            7,223
          Prepaid franchise taxes                                                       32,871           31,783
          Other prepaid expenses                                                        56,194           53,880
                                                                               ---------------    -------------
                                                                               $        95,621    $     123,216
                                                                               --------------    --------------
                                                                               --------------    --------------

(10)   DEPOSITS

               Deposits at September 30 are summarized as follows:

                        Weighted
                      Average Rate
                    at September 30,
                          1998                           1998                                 1997
                          ----          ------------------------------------    ---------------------------
                                                Amount              Percent           Amount        Percent
                                                ------              -------           ------        -------
Passbook                  2.75%         $      8,796,838            19.4%       $     9,054,018        20.1%
                       -------          ----------------       ----------       ---------------    --------

Christmas club            3.00                    97,903               .2                90,640          .2
                       -------          ----------------       ----------       ---------------    --------

Demand accounts           -                      690,374              1.5               511,713         1.2
                       -------          ----------------       ----------       ---------------    --------

NOW accounts              2.50                   740,062              1.6               558,863         1.2
                       -------          ----------------       ----------       ---------------    --------

Certificates:
 3.0-3.99%                3.55                   289,857               .6             1,005,732         2.2
 4.0-4.99%                4.76                   233,945               .5               595,701         1.3
 5.0-5.99%                5.82                20,073,089             44.2            12,546,441        28.0
 6.0-6.99%                6.18                14,514,513             32.0            20,629,590        45.8
                       -------          ----------------       ----------       ---------------    --------
                          5.94                35,111,404             77.3            34,777,464        77.3
                       -------          ----------------       ----------       ---------------    --------
                          5.17%         $     45,436,581           100.0%       $    44,992,698       100.0%
                       -------          ----------------       ----------       ---------------    --------
                       -------          ----------------       ----------       ---------------    --------

               The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $3,757,000 and $3,668,000 at September 30, 1998 and 1997, respectively.

               At September 30, 1998, scheduled maturities of certificates of deposit are as follows:

                           Year
                          Ending
                       September 30,                                   Amount                      Percent
                       -------------                            ----------------                  --------
                           1999                                 $     24,869,581                       70.8%
                           2000                                        4,747,284                       13.5
                           2001                                        5,008,476                       14.3
                           2002                                          486,063                        1.4
                                                                ----------------                  ---------

                                                                $     35,111,404                      100.0%
                                                                ----------------                  ---------
                                                                ----------------                  ---------

(11)   OTHER LIABILITIES

               Other liabilities at September 30 are summarized as follows:

                                                                        1998                        1997
                                                                  --------------               ------------
                      Construction payables                       $       -                    $     60,104
                      Escrow accounts                                     76,330                     63,898
                      Accrued expenses                                    32,607                     20,845
                      Other liabilities                                   22,941                     40,987
                                                                  --------------               ------------
                                                                  $      131,878               $    185,834
                                                                  --------------               ------------
                                                                  --------------               ------------

(12)   ADVANCES FROM FEDERAL HOME LOAN BANK

               The advances from the Federal Home Loan Bank at September 30 consist of the following:

                       Due in Year
                         Ending
                      September 30                                     1998                        1997
                      ------------                             -----------------         ------------------
                          1998                                 $          -              $        2,300,000
                          1999                                            -                          -
                          2000                                         1,575,000                     -
                          2001                                            -                          -
                          2002                                         1,000,000                  1,000,000
                          2003                                            -                          -
                      After 2003                                       4,429,136                     -
                                                               -----------------         ------------------
                                                               $       7,004,136         $        3,300,000
                                                               -----------------         ------------------
                                                               -----------------         ------------------

                      Weighted average rate                                5.34%                      6.25%
                                                               -----------------         ------------------
                                                               -----------------         ------------------


               The advances were collateralized by first mortgage loans totaling $10,506,200 and $4,950,000 at September 30, 1998 and 1997, respectively.

(13)   PENSION PLAN

               The Bank had a non-contributory pension plan covering all employees who met minimum age and length of service requirements. Pension assets consisted of the cash value of individual insurance policies. The Bank made annual payments in amounts equal to the cost of the insurance premiums. The Plan was terminated during the year ended September 30, 1997, and Plan assets were distributed to the participants. Contributions charged to expense for the years ended September 30, 1997 and 1996 were $29,417 and $22,871, respectively.

(14)   INCOME TAXES

               The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 1998, 1997 and 1996 to income before the provision for income taxes as a result of the following:

                                                                       Year Ended
                                                                      September 30,
                                                        ----------------------------------------
                                                             1998          1997           1996
                                                        ------------    ----------      -------
      Expected provision for
       income taxes at Federal tax rate                  $   112,659    $  145,769       $91,412
      Tax-exempt interest                                    (23,851)      (16,623)      (15,560)
      Surtax exemption                                        (1,813)        -           (10,340)
      Others, net                                             (7,903)       13,238       (13,301)
                                                         -----------     ---------      --------
                                                         $    79,092    $  142,384      $52,211
                                                         -----------     ---------      --------
                                                         -----------     ---------      --------

              The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The net deferred tax liability at September 30 consists of the following:


                                                                       1998                  1997
                                                                     ---------             ---------

      FHLB stock dividends not currently
       taxable                                                       $ (98,503)             $(86,671)
      Depreciation                                                     (21,421)              (21,781)
      Loan fees                                                         19,285                 4,447
      Unrealized holding gain on
       investments available for sale                                  (36,717)              (12,460)
      Bad debts                                                         83,513                82,013
      Employee benefit plans                                            18,645                13,690
      Others, net                                                       (1,275)                1,039
                                                                     ---------             ---------
                                                                       (36,473)              (19,723)
      Less - valuation allowance for bad
       debt deferred tax asset                                         (82,013)              (82,013)
                                                                     --------              ---------
              Net deferred tax liability                             $(118,486)            $(101,736)
                                                                     ---------             ---------
                                                                     ---------             ---------

              Retained earnings at September 30, 1998 and 1997, include approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 1998 and 1997, respectively.

(15)  STOCK-BASED COMPENSATION PLANS

              The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 37,529 options were granted during the year ended September 30, 1997. Participants vest in the options granted over a five year period.

              In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of FASB No. 123, the Company's 1998 and 1997 results of operations would have been reduced to the pro forma amounts indicated below:

                                                                        1998                  1997
                                                                      ---------             -------
Net income:
  As reported                                                        $ 252,257             $286,347
  Pro forma                                                          $ 244,744             $277,815

Basic earnings per share:
  As reported                                                        $     .44             $.46
  Pro forma                                                          $     .42             $.45

Diluted earnings per share:
  As reported                                                        $     .43             $.46
  Pro forma                                                          $     .41             $.45

              The fair value of each option granted is estimated using the Black-Scholes option pricing model with the following assumptions:


                                                                        1998                  1997
                                                                      ---------             -------
Expected dividend yield                                              $     .28                 $.28
Expected stock price volatility                                          7.09%                5.96%
Risk-free interest rate                                                  4.39%                6.00%
Expected life of options                                               6 years              7 years

          The following table summarizes information about fixed stock options outstanding:


                                                   Options Outstanding                     Options Exercisable
                                 -------------------------------------------------------------------------------
                                                         Weighted
                                                          Average
                                                         Remaining      Weighted          Number        Weighted
                         Range of                       Contracted       Average        Exercisable      Average
     At                  Exercise        Number            Life         Exercise            at          Exercise
September 30,             Prices       Outstanding        (Years)         Price          Year End         Price
-------------             ------       -----------        -------         -----          --------         -----
   1997                $    12.00          5,629           10.0          $    12.00        - 0 -            N/A
   1998                $    12.00         13,135            8.4          $    12.00        7,506           $12.00

       Recognition and Retention Plan and Trust ("RRP")

              The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $246,894 and $285,130 at September 30, 1998 and 1997, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the years ended September 30, 1998 and 1997 was $38,236 and $30,604, respectively. RRP shares available which have not been awarded totaled 10,433 at September 30, 1998 and 1997. There were 3,254 and 2,603 shares amortized during the years ended September 30, 1998 and 1997, respectively.

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

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1998, the Bank meets all capital adequacy requirements to which it is subject.

              As of September 30, 1998, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.


                                                                                For Capital
                                         Actual                              Adequacy Purposes
                                  -------------------       ---------------------------------------------------
                                  Amount        Ratio       Amount                                        Ratio
                                  ------        -----       ------                                        -----
As of September 30, 1998:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     $ 9,184,644    31.4%         GREATER THAN OR EQUAL TO $ 2,336,720   GREATER THAN OR EQUAL TO 8.0%
 Tier I Capital
  (to Adjusted Total Assets)    $ 8,896,294    14.4%         GREATER THAN OR EQUAL TO $ 1,849,110   GREATER THAN OR EQUAL TO 3.0%
 Tangible Capital
  (to Adjusted Total Assets)    $ 8,896,294    14.4%         GREATER THAN OR EQUAL TO $   924,555   GREATER THAN OR EQUAL TO 1.5%
As of September 30, 1997:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     $ 8,915,924    33.7%         GREATER THAN OR EQUAL TO $ 2,113,520   GREATER THAN OR EQUAL TO 8.0%
 Tier I Capital
  (to Adjusted Total Assets)    $ 8,629,353    15.0%         GREATER THAN OR EQUAL TO $ 1,722,141   GREATER THAN OR EQUAL TO 3.0%
 Tangible Capital
  (to Adjusted Total Assets)    $ 8,629,353    15.0%         GREATER THAN OR EQUAL TO $   861,070   GREATER THAN OR EQUAL TO 1.5%


                                                      To Be With
                                                   Capitalized Under
                                                   Prompt Corrective
                                                   Action Provisions
                                           ------------------------------------
                                           Amount                         Ratio
                                           ------                         -----
As of September 30, 1998:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)      GREATER THAN OR EQUAL TO $ 2,920,900     10.0%
 Tier I Capital
  (to Adjusted Total Assets)     GREATER THAN OR EQUAL TO $ 3,698,220      6.0%
 Tangible Capital
  (to Adjusted Total Assets)     GREATER THAN OR EQUAL TO $ 3,081,850      5.0%
As of September 30, 1997:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)      GREATER THAN OR EQUAL TO $ 2,645,675     10.0%
 Tier I Capital
  (to Adjusted Total Assets)     GREATER THAN OR EQUAL TO $ 3,451,741      6.0%
 Tangible Capital
  (to Adjusted Total Assets)     GREATER THAN OR EQUAL TO $ 2,876,451      5.0%

(17)   COMMITMENTS AND CONTINGENCIES

               In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $2,458,000 and $913,000 at September 30, 1998 and 1997, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

               The Bank was not committed to sell or purchase loans or securities at September 30, 1998 or 1997.

(18)   EMPLOYEE STOCK OWNERSHIP PLAN

               The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 1998, 1997 and 1996 was $93,099, $75,104 and $25,420,
respectively.

               The fair value of the unreleased ESOP shares was approximately $677,000 and $703,000 at September 30, 1998 and 1997, respectively.

(19)   PURCHASE OF COMMON STOCK

               During the year ended September 30, 1998, the Company purchased 63,022 and 25,400 shares, respectively, of its outstanding common stock at an aggregate cost of $1,101,028 and $341,262, respectively. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(20)   EARNINGS PER SHARE

               Basic and full dilution Earnings Per Share (EPS) were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating EPS.

                                                       Income                Shares               Per Share
Year Ending September 30,                            (Numerator)          (Denominator)            Amount
-------------------------                            -----------          -------------            ------
1998
Basic EPS                                            $    252,257          $    579,613           $    0.44
Effect of dilutive securities -
  options                                                 -                      10,734               (0.01)
                                                     ------------          ------------           ---------

Diluted EPS                                          $    252,257          $    590,347           $    0.43
                                                     ------------          ------------           ---------
                                                     ------------          ------------           ---------
1997
Basic EPS                                            $    286,347          $    611,310           $    0.46
Effect of dilutive securities -
  options                                                  -                      2,787              -
                                                     ------------          ------------           ---------

Diluted EPS                                          $    286,347          $    614,097           $    0.46
                                                     ------------          ------------           ---------
                                                     ------------          ------------           ---------


1996
Basic EPS                                            $    216,648          $    618,759           $    0.35
Effect of dilutive securities -
  options                                                  -                     -                   -
                                                     ------------          ------------           ---------

Diluted EPS                                          $    216,648          $    618,759           $    0.35
                                                     ------------          ------------           ---------
                                                     ------------          ------------           ---------


(21)   DIVIDEND RESTRICTION

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

(22)   FAIR VALUES OF FINANCIAL INSTRUMENTS

               The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:

                                                                1998                                 1997
                                            ------------------------------------   --------------------------------
                                                   Carrying                              Carrying
                                                    Amount         Fair Value             Amount         Fair Value
                                                    ------         ----------             ------         ----------
Financial assets:
  Cash and cash equivalents                    $       746,261  $      746,261      $       807,314  $        807,314
  Loans receivable, less allowance                  44,642,641      45,024,054           39,026,547        39,446,603
  Investment securities held to
     maturity                                        3,309,806       3,370,424            7,257,115         7,287,975
  Investment securities available
     for sale                                         609,978          609,978            1,694,104         1,694,104
  Mortgage-backed securities held
     to maturity                                     5,268,915       5,227,122            4,695,838         4,620,383
  Mortgage-backed securities
     available for sale                              5,618,354       5,618,354            3,130,178         3,130,178
  Accrued interest receivable                          341,410         341,410              360,604           360,604
Financial liabilities:
  Deposits                                          45,436,581      45,496,789           44,992,698        45,022,866
  Advances from Federal Home
     Loan Bank                                       7,004,136       7,004,136            3,300,000         3,300,000
  Accrued interest payable                              32,814          32,814               18,192            18,192

               The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

               While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 1998 and 1997, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 1998 and 1997 should not necessarily be considered to apply at subsequent dates.

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

(23)   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          Selected quarterly consolidated financial data is as follows:

                                                                      Fiscal Year 1998
                                          -------------------------------------------------------------------
                                                                       Quarter Ended
                                          -------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,044            $   1,066         $   1,076         $   1,053
Total interest expense                          640                  652               663               665
                                          ---------            ---------         ---------         ---------

      Net interest income                       404                  414               413               388

Provision for loan losses                         3                    3                 3                 3
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                401                  411               410               385

Non-interest income                              17                   18                64                46
Non-interest expense                            355                  371               342               353
                                          ---------            ---------         ---------         ---------
Income before provision
 for income taxes                                63                   58               132                78

Provision for income taxes                        9                    9                37                24
                                          ---------            ---------         ---------         ---------

Net income                                $      54            $      49         $      95         $      54
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------
Net income per share:
  Basic                                   $     .09            $     .08         $     .16         $     .10
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------

  Diluted                                 $     .09            $     .08         $     .16         $     .10
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------


Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------


                                                                      Fiscal Year 1997
                                          -------------------------------------------------------------------
                                                                       Quarter Ended
                                          -------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,033            $   1,022         $   1,040         $   1,038
Total interest expense                          588                  601               623               636
                                          ---------            ---------         ---------         ---------

      Net interest income                       445                  421               417               402

Provision for loan losses                      -                    -                 -                    3
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                445                  421               417               399

Non-interest income                              11                   11                 9                21
Non-interest expense                            346                  301               312               347
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                               110                  131               114                73

Provision for income taxes                       38                   41                34                29
                                          ---------            ---------         ---------         ---------

Net income                                $      72            $      90         $      80         $      44
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------
Net income per share                      $     .12            $     .14         $     .13         $     .07
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------


Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          ---------            ---------         ---------         ---------
                                          ---------            ---------         ---------         ---------

(24)  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

              Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                 BALANCE SHEETS


               Assets                                                         1998                     1997
                                                                        -----------------        -----------------
Cash and cash equivalents                                               $          45,974        $         123,803
Investment in subsidiary                                                        8,960,795                8,629,353
Investment securities available for sale                                          609,978                1,694,104
Accrued interest receivable                                                        13,188                   17,643
Other assets                                                                       22,496                   21,824
Income taxes refundable                                                            19,311                    -
Deferred income taxes                                                               6,308                    8,600
                                                                        -----------------        -----------------
                                                                        $       9,678,050        $      10,495,327
                                                                        -----------------        -----------------
                                                                        -----------------        -----------------
               Liabilities and Stockholders' Equity
Income taxes payable                                                    $           -            $           6,750
Other liabilities                                                                  27,154                    9,242
                                                                        -----------------        -----------------
               Total liabilities                                                   27,154                   15,992
                                                                        -----------------        -----------------

Common stock                                                                        5,834                    6,464
Employee benefit plans                                                           (643,854)                (739,000)
Additional paid-in capital                                                      5,510,264                6,060,242
Retained earnings                                                               4,707,377                5,127,312
Unrealized holding gain (loss) on securities
  available for sale, net of taxes                                                 71,275                   24,317
                                                                        -----------------        -----------------
               Total stockholders' equity                                       9,650,896               10,479,335
                                                                        -----------------        -----------------
                                                                        $       9,678,050        $      10,495,327
                                                                        -----------------        -----------------
                                                                        -----------------        -----------------


                                                 STATEMENTS OF INCOME

                                                                               1998                     1997
                                                                        -----------------        -----------------
Interest on investment securities                                       $          89,212        $         148,840
Non-interest income                                                                 8,724                   -
Non-interest expense                                                             (149,608)                (181,395)
                                                                        -----------------        -----------------

Income (loss) before income taxes and equity in
  undistributed income of subsidiary                                              (51,672)                 (32,555)

Credit for income taxes                                                           (24,794)                    (466)
                                                                        -----------------        -----------------

Loss before equity in undistributed
  income of subsidiary                                                            (26,878)                 (32,089)

Equity in undistributed income of subsidiary                                      279,135                  318,436
                                                                        -----------------        -----------------

Net income                                                              $         252,257        $         286,347
                                                                        -----------------        -----------------
                                                                        -----------------        -----------------

                            STATEMENTS OF CASH FLOWS


                                                                                1998                    1997
                                                                        -----------------        -----------------
Operating activities:
  Net income                                                            $         252,257        $         286,347
  Adjustments to reconcile net income to net
   cash flows provided by (used for) operating activities -
      Equity in undistributed income of subsidiary                               (279,135)                (318,436)
      Accretion                                                                    (1,233)                     (78)
      Deferred income taxes                                                        (8,209)                  (9,685)
      Securities gains                                                             (7,391)                  -
      (Increase) decrease in other assets                                            (672)                 (18,061)
      Decrease in accrued interest receivable                                       4,455                   25,896
      Increase (decrease) in income taxes payable                                 (26,061)                   4,914
      Increase in other liabilities                                                17,912                    5,426
      ESOP compensation                                                            93,099                   75,104
      RRP compensation                                                             38,236                   30,604
                                                                        -----------------        -----------------
               Net cash provided by (used for)
                 operating activities                                              83,258                   82,031
                                                                        -----------------        -----------------
Investing activities:
  Purchases of investment securities available for sale                          (249,689)              (1,849,883)
  Proceeds from sales, calls and maturities of investment
     securities available for sale                                              1,347,691                2,700,000
                                                                        -----------------        -----------------
               Net cash provided by investing activities                        1,098,002                  850,117
                                                                        -----------------        -----------------
Financing activities:
  Purchase of RRP shares                                                           -                      (315,734)
  Dividends paid                                                                 (157,961)                (165,532)
  Purchase of treasury shares                                                  (1,101,128)                (341,262)
                                                                        -----------------        -----------------
               Net cash provided by (used for)
                 financing activities                                          (1,259,089)                (822,528)
                                                                        -----------------        -----------------
Net increase in cash and cash equivalents                                         (77,829)                 109,620
Cash and cash equivalents, beginning of year                                      123,803                   14,183
                                                                        -----------------        -----------------
Cash and cash equivalents, end of year                                  $          45,974        $         123,803
                                                                        -----------------        -----------------
                                                                        -----------------        -----------------

COMMON STOCK AND RELATED MATTERS:

      The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at $10.00 per share. As of December 4, 1998, there were 181 stockholders of record and 583,361 outstanding shares of common stock.

      The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 1996, 1997 and 1998:


                                                             Price Per Share
                                                       -----------------------------                     Dividends
           Quarter Ended                                 High                Low                         Declared
           -------------                               --------            ---------                    -----------
     1996
     ----
        June 30, 1996                              $ 11 1/16                $   10 1/2                 $     --

        September 30, 1996                           11                         10                          .07

     1997
     ----
        December 31, 1996                            12                       11                            .07

        March 31, 1997                               13 1/4                   11 1/2                        .07

        June 30, 1997                                14 1/8                   12 7/8                        .07

        September 30, 1997                           15 1/2                   14                            .07

     1998
     ----
        December 31, 1997                            16 7/16                  14 1/2                        .07

        March 31, 1998                               17 9/16                  16 5/8                        .07

        June 30, 1998                                18  3/4                  17                            .07

        September 30, 1998                           17  3/4                  16                            .07

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