Form 10KSB40, Exhibit 13
period 1999-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 1999-12-29
CIK 1009194

                                                                      Exhibit 13

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                            SEPTEMBER 30,
                                             ----------------------------------------------------------------------------
                                                   1999            1998          1997             1996              1995
                                             -----------       -----------    -----------     -----------     -----------
                                                                          (Dollars in Thousands)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
Total assets                                 $    65,136       $    62,396    $    59,078     $    56,637     $    51,296
Cash and cash equivalents                            941               746            807             801           2,528
Investment securities1                             3,108             3,920          8,951          11,516           5,290
Mortgage-backed securities2                        9,146            10,887          7,826           7,766           9,558
Loans receivable, net                             49,703            44,643         39,026          34,955          32,609
Real estate owned                                     45                11             50              33               -
Deposits                                          47,743            45,437         44,993          44,809          46,198
FHLB advances                                      7,846             7,004          3,300             500               -
Stockholders' equity, net                          9,283             9,651         10,479          10,884           4,929
Full service offices                                   2                 2              2               2               2


                                                               AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------------------------------------------------------
                                                   1999             1998         1997             1996              1995
                                             -----------       -----------    -----------     -----------     -----------
                                                                              (Dollars in Thousands)
SELECTED OPERATING DATA:
Total interest income                        $     4,378       $     4,239    $     4,134     $     3,871     $     3,437
Total interest expense                             2,663             2,620          2,448           2,331           2,004
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income                            1,715             1,619          1,686           1,540           1,433
Provision for loan losses                             17                12              3              14              13
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income after
     provision for loan losses                     1,698             1,607          1,683           1,526           1,420
Non-interest income                                  101               145             52              41              32
Non-interest expense3                              1,455             1,421          1,306           1,298             944
                                             -----------       -----------    -----------     -----------     -----------
    Income before provision
     for income taxes                                344               331            429             269             508
Provision for income taxes                           104                79            142              52             155
                                             -----------       -----------    -----------     -----------     -----------
Net income                                   $       240       $       252    $       287     $       217     $       353
                                             ===========       ===========    ===========     ===========     ===========
Earnings per share:
     Basic                                   $       .45       $       .44    $       .46     $       .35            N/A
     Diluted                                 $       .45       $       .43    $       .46     $       .35            N/A
Book value per share                         $     16.83       $     16.54    $     16.21     $     16.20            N/A

SELECTED OPERATING RATIOS 4:
 Return on average assets                           0.37%             0.41%          0.49%           0.41%          0.73%
 Return on average equity                           2.58              2.56           2.70            3.43           7.35
 Average equity to average assets                  14.39             15.93          18.23           12.00           9.90
 Equity to assets at
  end of year                                      14.25             15.47          17.70           19.22           9.61
 Interest rate spread 5                             2.18              2.04           2.12            2.36           2.62
 Net interest margin 5                              2.75              2.72           2.97            2.95           3.02
 Average interest-earning assets
  to average interest-bearing
  liabilities                                     113.30            115.48         119.77          113.16         109.30
 Net interest income after
  provision for loan losses to
  total expense                                   116.70            113.93         128.87          117.57         150.42
 Non-interest expense to average
  total assets                                      2.24              2.30           2.24            2.46           1.95

ASSET QUALITY RATIOS 6:
 Non-performing loans to total
  loans at end of year                              0.30              0.27           0.21            0.31           0.14
 Non-performing assets to total
  assets at end of year                             0.34              0.22           0.22            0.25           0.09
 Allowance for loan losses to
  total loans outstanding
  at end of year                                    0.59              0.64           0.73            0.81           0.85


1 Includes investment securities held to maturity as well as those available for sale.
2 Includes mortgage-backed securities held to maturity as well as those available for sale.
3    Includes $269,000 SAIF special assessment in 1996.
4 With the exception of end of year ratios, all ratios are based on average monthly balances during the year.
5 Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
6 Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non- performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

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

               The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 1999, the Company had total consolidated assets of $65.1 million, total consolidated liabilities of $55.8 million, and total stockholders' equity of $9.3 million.

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

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

               In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 2000 and any Current Reports on Form 8-K filed by the Company.

FINANCIAL CONDITION

               ASSETS. Total assets increased by $2.7 million, or 4.3%, from $62.4 million at September 30, 1998 to $65.1 million at September 30, 1999. The increase consisted primarily of increases in loans receivable of $5.1 million and cash and cash equivalents of $.2 million, partially offset by decreases in mortgage-backed securities of $1.8 million and investment securities of $.8 million.

               CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents increased slightly, totaling $941,000 at September 30, 1999 as compared to $746,000 at September 30, 1998.

               INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Treasury and U.S. Government agency securities. The Company also invests in certificates of deposit in other insured financial institutions (in amounts up to $99,000 at any one institution) and, to a lesser extent, in municipal securities. Investment securities, both held to maturity and available for sale, decreased $.8 million, or 20.5%, from $3.9 million at September 30, 1998 to $3.1 million at September 30, 1999. Net cash generated from maturities of investment securities was used primarily to fund increased loan demand.

               LOANS RECEIVABLE. The Company's loans receivable, net, increased by $5.1 million, or 11.4%, from $44.6 million at September 30, 1998 to $49.7 million at September 30, 1999. Total loan originations during the year amounted to $17.5 million, of which $11.1 million were for single-family residential loans within the Company's local trade area.

               LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $47.2 million, or 93.6%, of total gross loans outstanding at September 30, 1999, while consumer loans, including installment loans, loans secured by deposit accounts and unsecured loans, totaled $3.2 million, or 6.4%, of total gross loans outstanding.

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

               The allowance for loan losses as a percentage of total loans decreased slightly from .64% at September 30, 1998 to .59% at September 30, 1999. The total dollar amount of the allowance increased slightly, from $288,000 at September 30, 1998 to $292,000 at September 30, 1999.

               Charge-off activity for the year ended September 30, 1999 totaled $12,496 as compared to $10,221 for the preceding year. Recoveries totaled $146 and $-0- for the years ended September 30, 1999 and 1998, respectively.

               The Company had $153,000 and $125,000 of non-accrual loans at September 30, 1999 and 1998, respectively. At the same dates, there were loans of $21,000 and $-0- greater than 90 days delinquent which were still accruing interest.

               The Company had no troubled debt restructurings during the years ended September 30, 1999 and 1998.

               Management has determined that the allowance for loan losses is adequate at September 30, 1999 and 1998.

               MORTGAGE-BACKED SECURITIES. The Company invests primarily in adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities decreased $1.8 million, or 16.5%, totaling $9.1 million at September 30, 1999 and $10.9 million at September 30, 1998. During the year ended September 30, 1999, there were no mortgage-backed securities purchased, and $1.8 million in principal repayments.

               OFFICE PROPERTIES AND EQUIPMENT. The Company constructed a drive-through facility expansion at its Ironton office and a new branch banking facility located in Proctorville, Ohio during the year ended September 30, 1997. The total cost of both projects approximated $1.0 million. In connection with the opening of the new branch, the Chesapeake, Ohio branch was relocated to Proctorville. The Company sold the Chesapeake, Ohio facility during the 1998 fiscal year resulting in a $47,000 gain. The Proctorville, Ohio branch relocation is expected to provide increased business opportunities for the Company. The Company purchased $11,000 of computers, equipment and software during 1999.

               DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits increased $2.3 million, or 5.1%, from $45.4 million at September 30, 1998 to $47.7 million at September 30, 1999. The Bank continues to offer competitive interest rates on deposit accounts.

               ADVANCES FROM FEDERAL HOME LOAN BANK. The Company utilized $2.3 million in new advances during the year ended September 30, 1999 to meet its loan demand and other funding needs. Approximately $1.5 million of advances were repaid during the year. Outstanding advances totaled $7.8 million at September 30, 1999 as compared to $7.0 million at September 30, 1998. The Company has ample borrowing capacity if needed to fund future commitments.

               STOCKHOLDERS' EQUITY. Stockholders' equity totaled $9.3 million at September 30, 1999, as compared to $9.7 million at September 30, 1998. The $.4 million decrease, or 4.1%, resulted primarily from the purchase of treasury shares and the payment of dividends during the 1999 fiscal year, partially offset by net income for the year.

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


                                                                                        YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------------------------------------------
                                                        1999                                               1998
                                       ----------------------------------------   ------------------------------------------------
                                                                                                 (Dollars in Thousands)
                                          Average                         Yield/         Average                            Yield/
                                          BALANCE       INTEREST           RATE          BALANCE         INTEREST            RATE
                                          -------       --------           ----          -------         --------            ----
Interest-earning assets:
  Loans receivable 7                   $   49,124       $   3,583         7.29%       $    43,639       $    3,189          7.31%
  Mortgage-backed
   securities 8                             9,469             570         6.02             10,128              605          5.98
  Investment securities 9                   3,183             177         5.56              5,155              401          7.78
  Other interest-
   earning assets                             671              48         7.15                612               44          7.19
                                       ----------       ---------                     -----------       ----------
     Total interest-
      earning assets                        62,447          4,378         7.01             59,534            4,239          7.12
                                                        ---------       ------                          ----------       -------
Non-interest earning
 assets                                      2,267                                          2,203
                                       -----------                                    -----------
     Total assets                      $    64,714                                    $    61,737
                                       ===========                                    ===========

Interest-bearing liabilities:
 Deposits                              $    47,992          2,294         4.78        $    45,259            2,323          5.13
 FHLB advances                               7,123            369         5.18              6,296              297          4.72
                                       -----------      ---------                     -----------       ----------
     Total interest-
      bearing liabilities                   55,115          2,663         4.83             51,555            2,620          5.08
                                                        ---------       ------                          ----------       -------

Non-interest bearing
 liabilities                                   287                                            345
                                       -----------                                    -----------

     Total liabilities                      55,402                                         51,900
Stockholders' equity                         9,312                                          9,837
                                       -----------                                    -----------

     Total liabilities and
     stockholders' equity              $    64,714                                    $    61,737
                                       ===========                                    ===========

Net interest income;
 interest rate spread                                   $   1,715         2.18%                         $    1,619          2.04%
                                                        =========       ======                          ==========       =======

Net interest margin 10                                                    2.75%                                             2.72%
                                                                        ======                                           =======

Average interest-earning
  assets to average
   interest-bearing liabilities                                         113.30%                                         115.48  %
                                                                        ======                                            ======



                                --------------------------------------
                                                  1997
                                 -------------------------------------

                                    Average                     Yield/
                                    BALANCE      INTEREST        RATE
                                    -------      --------        ----
Interest-earning assets:
  Loans receivable 7              $   37,678    $    2,954      7.84%
  Mortgage-backed
   securities 8                        7,661           467      6.09
  Investment securities 9              9,848           638      6.47
  Other interest-
   earning assets                      1,464            75      5.06
                                  ----------    ----------
     Total interest-
      earning assets                  56,651         4,134      7.30
                                                ----------    ------
Non-interest earning
 assets                                1,712
                                  ----------
     Total assets                 $   58,363
                                  ==========

Interest-bearing liabilities:
 Deposits                         $   45,982         2,374      5.16
 FHLB advances                         1,318            74      5.61
                                  ----------    ----------
     Total interest-
      bearing liabilities             47,300         2,448      5.18
                                                ----------    --------

Non-interest bearing
 liabilities                             425
                                  ----------

     Total liabilities                47,725
Stockholders' equity                  10,638
                                  ----------

     Total liabilities and
     stockholders' equity         $   58,363
                                  ==========

Net interest income;
 interest rate spread                           $    1,686      2.12  %
                                                ==========    ========

Net interest margin 10                                          2.97%
                                                              =======

Average interest-earning
  assets to average
   interest-bearing liabilities                               119.77 %
                                                              ======

---------------------
7    Includes non-accrual loans.
8 Includes mortgage-backed securities held to maturity as well as those available for sale.
9 Includes investment securities held to maturity as well as those available for sale.
10 Net interest margin is net interest income divided by average interest-earning assets.

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


                                                                        Year Ended September 30,
                                   -------------------------------------------------------------------------------------------------
                                                1999 VS. 1998                  1998 VS. 1997                      1997 VS. 1996
                                   -------------------------------------------------------------------------------------------------
                                         Increase                        Increase                               Increase
                                        (Decrease)         Total        (Decrease)            Total            (Decrease)   Total
                                          Due To        Increase          Due To             Increase            Due To   Increase
                                          ------                          ------                                 ------
                                    Rate      Volume   (Decrease)        Rate     Volume    (Decrease)     Rate   Volume (Decrease)
                                    ----      ------   ----------        ----     ------    ----------     ----   -----------------
                                                                          (In Thousands)
  Interest-earning assets:
    Loans receivable               $     (7)   $  401     $   394   $  (232)   $   467     $    235  $   (104)  $  325   $   221
    Mortgage-backed securities11          4       (39)        (35)      (12)       150          138        12      (64)      (52)
    Investment securities12             (71)     (153)       (224)       66       (303)        (237)       (7)     155       148
    Other interest-earning assets        -          4           4        12        (43)         (31)       (2)     (52)      (54)
                                   --------    ------     -------   -------    -------     --------  --------   ------    ------

      Total interest-earning
       assets                           (74)      213         139      (166)       271          105      (101)     364       263
                                   --------    ------     -------   -------    -------     --------  --------   ------    ------

  Interest-bearing liabilities:
    Deposits                           (142)      113         (29)      (13)       (38)         (51)       48       (4)       44
    FHLB advances                         9        63          72       (56)       279          223         2       71        73
                                   --------    ------     -------   -------    -------     --------  --------   ------    ------
       Total interest-bearing
        liabilities                   (133)       176          43       (69)       241          172        50       67       117
                                   --------    ------     -------   -------    -------     --------  --------   ------    ------

  Increase (decrease) in net
    interest income                $     59    $   37     $    96   $   (97)   $    30     $    (67) $ (151)    $  297   $   146
                                   ========    =======    ========  =========  =======     ========= =========  =======  ========

---------------------
11 Includes mortgage-backed securities held to maturity as well as those available for sale.

12 Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

          NET INCOME. Net income was $240,000 for the year ended September 30, 1999 as compared to $252,000 for the year ended September 30, 1998, a decrease of $12,000, or 4.8%. Basic earnings per share were $.45 and $.44 for the years ended September 30, 1999 and 1998, respectively, while diluted earnings per share were $.45 and $.43 for the 1999 and 1998 fiscal years, respectively. The $12,000 decrease in net income resulted from a decrease in non-interest income of $44,000, or 30.3%, and increases in the provision for loan losses of $5,000, or 41.7%, non-interest expenses of $34,000, or 2.4%, and the provision for income taxes of $25,000, or 31.6%, partially offset by an increase in net interest income of $96,000, or 5.9%.

          INTEREST INCOME. Interest income increased $139,000, or 3.3%, to $4.4 million for the year ended September 30, 1999. The increase consisted of increases of $394,000 and $4,000 in interest earned on loans receivable and other interest-earning assets, offset by declines in interest earned on mortgage-backed securities and investment securities of $35,000 and $224,000, respectively. The increases in 1999 as compared to 1998 resulted primarily from increases in the average volume of the loan and other interest-earning assets portfolios. The decreases in interest earned on mortgage-backed securities and investment securities resulted primarily from declines in the average volumes of these portfolios. Overall, the interest-earning assets yield declined 11 basis points, from 7.12% for fiscal year 1998 to 7.01% for fiscal year 1999.

          INTEREST EXPENSE. Interest expense increased $43,000, or 1.6%, from $2,620,000 for the year ended September 30, 1998 to $2,663,000 for the year ended September 30, 1999. The increase resulted primarily from higher volumes of interest-bearing deposits and FHLB advances during fiscal 1999 as compared to fiscal 1998, partially offset by a decrease in the average rate paid on interest-bearing deposits. The average volume of interest-bearing deposits and FHLB advances approximated $48.0 million and $7.1 million, respectively, during fiscal 1999 as compared to $45.3 million and $6.3 million, respectively, for fiscal 1998. The yield paid on all interest-bearing liabilities fell 25 basis points, from 5.08% for fiscal 1998 to 4.83% for fiscal 1999.

          PROVISION FOR LOAN LOSSES. For the 1999 fiscal year, the provision for loan losses was $17,000 as compared to $12,000 for fiscal 1998. The increased provision represents management's estimate of losses that may be inherent in the loan portfolio, the average balance of which increased $5.5 million during fiscal 1999. However, past due loans continue to remain at historically low levels. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

          NON-INTEREST INCOME. The $44,000 decrease in non-interest income, from $145,000 for the year ended September 30, 1998 to $101,000 for the year ended September 30, 1999 resulted primarily from a $47,000 gain in fiscal year 1998 on the sale of the former Chesapeake, Ohio branch office facility with no comparable gain during fiscal 1999, partially offset by increased service charges on deposit accounts. Expansion and improvements to the Company's main office and branch facilities has enabled the Company to better compete with other area institutions for transaction accounts, resulting in increased service fee income.

          NON-INTEREST EXPENSE. The $34,000 increase in non-interest expense, from $1,421,000 for the year ended September 30, 1998 to $1,455,000 for the year ended September 30, 1999, resulted primarily from increases in data processing expenses of $11,000, advertising expenses of $14,000, professional services expenses of $16,000, and other expenses of $13,000, partially offset by declines in occupancy and equipment expenses and franchise taxes of $15,000 and $12,000, respectively. Data processing costs increased primarily due to increased costs associated with ATM usage, while advertising costs increased due to more media advertising during fiscal 1999 as compared to fiscal 1998. Professional services expenses increased due to the timing of services rendered. There was no significant increase in any single category of other non-interest expenses. Occupancy and equipment expenses decreased due to lower depreciation charges on equipment during the 1999 fiscal year as compared to 1998, while franchise taxes decreased due to lower levels of taxable stockholders' equity.

          PROVISION FOR INCOME TAXES. The $25,000 increase in the provision for income taxes, from $79,000 for the year ended September 30, 1998 to $104,000 for the year ended September 30, 1999 reflects higher levels of taxable income taxed at higher statutory tax rates.

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

ASSET AND LIABILITY MANAGEMENT

          The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates), such as has occurred during the past year, could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 1999, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 113.30% as compared to 115.48% at September 30, 1998.

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


                                                                  1999                              1998
                                                       --------------------------         -----------------------
                                                       Amount             Percent         Amount           Percent
                                                       ------             -------         ------           -------
                                                                       (Dollars in Millions)

Adjustable rate:
  Single family mortgage loans                        $   28.5              69.0%       $    30.0         76.2    %
  Total loans                                             34.1              67.7             34.0         74.7
  Mortgage-backed securities                               9.0              98.9             10.7         98.2
Investment securities (maturities of
  five years or less)                                      1.8              58.1              2.7         68.1


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

          Presented below, as of September 30, 1999 and 1998, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of

100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.


                                                 Market Value of Portfolio Equity
                                                 --------------------------------
         Changes in
       Interest Rates   Board Limit                  As of September 30, 1999              as of September 30, 1998
                                                      ------------------------              ------------------------
       (Basis Points)    % Change             $ Change in NPV    % Change in NPV    $ Change in NPV    % Change in NPV
       --------------    --------             ---------------    ---------------    ---------------    ---------------
                                                                    (Dollars in Thousands)
           +300            (30)%                 $(2,463)           (28)%                $ (1,595)             (20)%
           +200            (20)                  (1,434)            (16)                     (840)             (10)
           +100            (10)                    (573)             (6)                     (349)              (4)
            --              --                       --              --                        --               --
           -100            (10)                     257               3                       313                4
           -200            (20)                     465               5                       674                8
           -300            (30)                     719               8                     1,103               14


          The slight increase in the Company's exposure to interest rate risk for 1999 as compared to 1998 resulted primarily from an increase in the weighted average contractual maturity of the fixed rate loan portfolio, and to a lesser extent, from a decrease in the weighted average contractual maturity of interest-bearing deposits.

          The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 1999 and 1998, 2% of the present value of the Bank's assets was approximately $1.1 million and $1.1 million, respectively, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 1999 and 1998, the Bank would not have a significant interest rate risk component deducted from its regulatory capital.

LIQUIDITY AND CAPITAL RESOURCES

          The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government and government agency obligations and other similar investments having maturities of five years or less. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals and for other short-term funding needs. The required level of such liquid investments is currently 4% of certain liabilities as defined by the OTS and may be changed to reflect economic conditions.

          The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 4.3% for the quarter ended September 30, 1999, as compared to 5.4% for the quarter ended September 30, 1998. At September 30, 1999, the Bank's "liquid" assets totaled approximately $1.1 million, which was $.1 million in excess of the current OTS minimum requirement.

          The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $7.8 million at September 30, 1999.

          Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1999, the total approved loan commitments and unused lines of credit outstanding amounted to $2.1 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1999 totaled $25.5 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

          At September 30, 1999, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 1999, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 1999, the Bank's tangible capital was $8.5 million or 13.1% of adjusted total assets, core capital was $8.5 million or 13.1% of adjusted total assets and risk-based capital was $8.8 million or 26.9% of adjusted risk-weighted assets, exceeding the requirements by $7.5 million, $5.9 million and $6.2 million, respectively.

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

          The Company adopted the provisions of the Statement effective December 31, 1997. The presentation of basic and diluted earnings per share is reflected in the accompanying consolidated financial statements for all periods presented. Although the Company does have potential common shares outstanding in the form of stock options, application of the Statement was not material to the reported earnings per share amounts.

          In June, 1997, FASB issued Statement of Financial Accounting Standards No. 130 ("the Statement"), "Reporting Comprehensive Income." The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in the same prominence as other financial statements. As currently applicable, the Company's only other comprehensive income is unrealized holding gains and losses on available for sale securities.

          The Company adopted the provisions of this Statement effective for the quarter ending December 31, 1998. The prior years statements have been reclassified to conform to the provisions of the Statement. Adoption of this Statement had no effect on current, or previously reported amounts of total stockholders' equity. See the Consolidated Statements of Changes in Stockholders' Equity for the reported amounts of net income, and total comprehensive income.

YEAR 2000

          The Bank's most significant data processing is performed by an outside service bureau, Fiserv, Inc. Fiserv serves a large client base and has kept the Bank informed throughout 1999 as to its progress in addressing its Year 2000 preparations, which significantly impact the Bank.

          A "Client Task Force" was formed among Fiserv members which conducted on-site testing at the data center. Exceptions noted as a result of this testing were addressed. Based upon overall test results, Fiserv determined the testing was successful and has completed their readiness for Year 2000. The Bank has independently evaluated the test results.

          The Bank identified the need to replace "teller hardware and software" and "local area network software" used in daily operations. Such software was replaced and tested during fiscal 1999.

          Fiserv efforts include a Disaster Recovery Center to ensure proper backup. All test results have been made available to the Bank and have been independently evaluated. Other areas evaluated by the Bank include systems for security, vaults, ATMs and others. All were found to be Year 2000 compliant. Management believes the Bank has addressed all Year 2000 implementation issues.

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

   We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years ended September 30, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



   /s/Kelley, Galloway & Company, PSC

   Ashland, Kentucky
   November 19, 1999

                         FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                                      CONSOLIDATED BALANCE SHEETS

                                      SEPTEMBER 30, 1999 AND 1998

                                                ASSETS


                                                                                         1999                 1998
                                                                                   ------------         -------------
CASH AND CASH EQUIVALENTS, including interest-bearing

  deposits of $563,530 and $532,427, respectively                                  $     940,751        $     746,261

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $2,332,859 and $3,370,424, respectively                              2,317,111            3,309,806

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                            791,159              609,978

LOANS RECEIVABLE, less allowance for loan losses of
  $292,500 and $288,350, respectively                                                 49,703,008           44,642,641

MORTGAGE-BACKED SECURITIES HELD TO MATURITY, approximate
  market value of $4,340,142 and $5,227,122, respectively                              4,443,450            5,268,915

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                          4,702,702            5,618,354

ACCRUED INTEREST RECEIVABLE                                                              337,610              341,410

FORECLOSED REAL ESTATE                                                                    45,499               10,603

OFFICE PROPERTIES AND EQUIPMENT                                                        1,760,051            1,752,308

OTHER ASSETS                                                                              94,407               95,621
                                                                                   -------------        -------------

                                                                                   $  65,135,748        $  62,395,897
                                                                                   =============        =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                                           $  47,743,450        $  45,436,581

ADVANCES FROM FEDERAL HOME LOAN BANK                                                   7,845,869            7,004,136

ACCRUED INCOME TAXES PAYABLE:
  Current                                                                                 12,391               21,106
  Deferred                                                                                54,461              118,486

ACCRUED INTEREST PAYABLE                                                                  37,015               32,814

OTHER LIABILITIES                                                                        159,477              131,878
                                                                                   -------------        -------------
          Total liabilities                                                           55,852,663           52,745,001
                                                                                   -------------        -------------

COMMITMENTS AND CONTINGENCIES (Note 17)

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 3,000,000 shares
   authorized; 551,597 and 583,361 shares, respectively,
   issued and outstanding                                                                  5,516                5,834
 Employee benefit plans                                                                 (549,531)            (643,854)
 Additional paid-in capital                                                            5,227,406            5,510,264
 Retained earnings-substantially restricted                                            4,658,872            4,707,377
 Accumulated other comprehensive income (loss)                                           (59,178)              71,275
                                                                                   -------------        -------------
          Total stockholders' equity                                                   9,283,085            9,650,896
                                                                                   -------------        -------------

                                                                                   $  65,135,748        $  62,395,897
                                                                                   =============        =============

                                                                                   $  65,135,748        $  62,395,897
                                                                                   =============        =============




          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                         FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                                   CONSOLIDATED STATEMENTS OF INCOME

                         FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                                    1999                    1998                  1997
                                                           ---------------------- ----------------------- ------------
INTEREST INCOME:
  Loans receivable -
      First mortgage loans                                 $     3,346,707       $    3,022,710          $   2,812,590
      Consumer and other loans                                     236,365              166,851                141,808
  Mortgage-backed and related securities                           569,842              604,886                467,507
  Investment securities                                            176,640              400,524                637,941
  Other interest-earning assets                                     48,587               43,882                 73,812
                                                           ---------------       --------------          -------------

        Total interest income                                    4,378,141            4,238,853              4,133,658
                                                           ---------------       --------------          -------------

INTEREST EXPENSE:
  Interest-bearing checking                                         24,145               20,767                 13,782
  Passbook savings                                                 254,576              272,110                282,994
  Certificates of deposit                                        2,015,890            2,030,590              2,077,772
  Advances from Federal Home Loan Bank                             368,737              296,636                 73,607
                                                           ---------------       --------------          -------------

        Total interest expense                                   2,663,348            2,620,103              2,448,155
                                                           ---------------       --------------          -------------

        Net interest income                                      1,714,793            1,618,750              1,685,503

PROVISION FOR LOAN LOSSES                                           16,500               12,000                  3,000
                                                           ---------------       --------------          -------------

    Net interest income after provision for loan losses          1,698,293            1,606,750              1,682,503
                                                           ---------------       --------------          -------------
NON-INTEREST INCOME:
  Gains on foreclosed real estate                                    1,661                5,599                  6,633
  Securities gains                                                    -                  22,289                  -
  Gains on sales of assets                                           8,223               47,068                  -
  Other                                                             90,782               70,743                 45,687
                                                           ---------------       --------------          -------------

        Total non-interest income                                  100,666              145,699                 52,320
                                                           ---------------       --------------          -------------

NON-INTEREST EXPENSE:
  Compensation and benefits                                        590,853              590,686                504,083
  Occupancy and equipment                                          128,167              143,226                106,354
  SAIF deposit insurance premiums                                   27,521               28,079                 43,406
  Directors' fees and expenses                                      86,743               80,573                 78,814
  Franchise taxes                                                  141,499              153,455                144,737
  Data processing                                                  113,370              102,135                 76,441
  Advertising                                                       80,085               65,701                 60,201
  Professional services                                            123,069              106,990                125,348
  Other                                                            163,432              150,255                166,708
                                                           ---------------       --------------          -------------

        Total non-interest expense                               1,454,739            1,421,100              1,306,092
                                                           ---------------       --------------          -------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                                     344,220              331,349                428,731
                                                           ---------------       --------------          -------------

PROVISION FOR INCOME TAXES:
  Current                                                          107,179               86,730                138,732
  Deferred                                                          (2,585)              (7,638)                (3,652)
                                                           ---------------       --------------          -------------

        Total provision for income taxes                           104,594               79,092                142,384
                                                           ---------------       --------------          -------------

NET INCOME                                                 $       239,626       $      252,257          $     286,347
                                                           ===============       ==============          =============
EARNINGS PER SHARE:
   BASIC                                                   $           .45       $          .44          $         .46
                                                           ===============       ==============          =============
   DILUTED                                                 $           .45       $          .43          $         .46
                                                           ===============       ==============          =============



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                         FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                         FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                                                          Retained       Accumulated
                                                           Employee         Additional    Earnings-         Other          Total
                                                Common      Benefit           Paid-in   Substantially   Comprehensive  Stockholders'
                                                 Stock       Plans            Capital    Restricted     Income (Loss)     Equity
                                                 -----       -----            -------    ----------     -------------     ------

BALANCES, September 30, 1996                      $  6,718  $ (513,080)    $  6,280,193   $  5,111,660    $  (1,973)   $ 10,883,518

COMPREHENSIVE  INCOME:
  Net income, 1997                                    --          --               --          286,347         --           286,347
  Other comprehensive income, net of tax:
      Changes in unrealized loss on investments
      available for sale, net of tax of $13,543       --          --               --             --         26,290          26,290
                                                  --------  ----------     ------------   ------------    ---------    ------------
TOTAL COMPREHENSIVE  INCOME                           --          --               --          286,347       26,290         312,637

ESOP SHARES RELEASED, 5,810
  shares; $12.93 average fair market value            --        58,100           17,004           --           --            75,104

RRP SHARES PURCHASED, 26,871 shares;
  $11.75 per share                                    --      (315,734)            --             --           --          (315,734)

RRP SHARES AMORTIZED, 2,603 shares                    --        30,604             --             --           --            30,604

DIVIDENDS PAID ($.28 per share)                       --         1,110              281       (166,923)        --          (165,532)

PURCHASE OF 25,400 TREASURY SHARES                    (254)       --           (237,236)      (103,772)        --          (341,262)
                                                  --------  ----------     ------------   ------------    ---------    ------------
BALANCES, September 30, 1997                         6,464    (739,000)       6,060,242      5,127,312       24,317      10,479,335

COMPREHENSIVE  INCOME:
  Net income, 1998                                    --          --               --          252,257         --           252,257
  Other comprehensive income, net of tax:
      Change in unrealized gain on investments
      available for sale, net of tax of $25,655       --          --               --             --         49,416          49,416
  Less reclassification  adjustment                   --          --               --             --         (2,458)         (2,458)
                                                  --------  ----------     ------------   ------------    ---------    ------------
TOTAL COMPREHENSIVE  INCOME                           --          --               --          252,257       46,958         299,215

ESOP SHARES RELEASED, 5,554
 shares; $16.76 average fair market value             --        55,540           37,559           --           --            93,099

RRP SHARES AMORTIZED, 3,254 shares                    --        38,236             --             --           --            38,236

DIVIDENDS PAID ($.28 per share)                       --         1,370            1,088       (160,419)        --          (157,961)

PURCHASE OF 63,022 TREASURY SHARES                    (630)       --           (588,625)      (511,773)        --        (1,101,028)
                                                  --------  ----------     ------------   ------------    ---------    ------------
BALANCES, September 30, 1998                         5,834    (643,854)       5,510,264      4,707,377       71,275       9,650,896


                                   (CONTINUED)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                  Retained     Accumulated
                                                                Employee     Additional      Earnings-        Other          Total
                                                   Common      Benefit       Paid-in     Substantially  Comprehensive  Stockholders'
                                                    Stock       Plans        Capital      Restricted    Income (Loss)     Equity
                                                    -----       -----        -------      ----------    -------------     ------
COMPREHENSIVE  INCOME:
  Net income, 1999                                    -              -              -            239,626            -        239,626
  Other comprehensive income, net of tax:
    Change in unrealized gain on investments
    available for sale, net of tax of $67,203         -              -              -                -         (130,453)   (130,453)
                                                 ---------    ----------    ------------    ------------    -----------  -----------
TOTAL COMPREHENSIVE  INCOME                           -              -              -            239,626       (130,453)     109,173

ESOP SHARES RELEASED, 5,261
  shares; $12.44 average fair market value            -           52,610         12,863              -              -         65,473

RRP SHARES AMORTIZED, 3,270 shares                    -           38,422            -                -              -         38,422

DIVIDENDS PAID ($.28 per share)                       -            3,291            955        (146,095)            -      (141,849)

PURCHASE OF 31,764 TREASURY SHARES                   (318)           -         (296,676)       (142,036)            -      (439,030)
                                                 ---------    ----------    ------------    ------------    -----------  -----------
BALANCES, September 30, 1999                     $   5,516    $ (549,531)   $  5,227,406    $  4,658,872    $   (59,178) $ 9,283,085
                                                 =========    ==========    ============    ============    ===========  ===========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                               1999              1998              1997
                                                           -----------       -----------       -----------
OPERATING ACTIVITIES:
    Net income                                             $   239,626       $   252,257       $   286,347
    Adjustments to reconcile net income
      to net cash provided by operating
      activities -
        Gains on sales of assets                                (8,223)          (47,068)             --
        Securities gains                                          --             (22,289)             --
        Gains on foreclosed real estate                         (1,661)           (5,599)           (6,633)
        Provision for loan losses                               16,500            12,000             3,000
        Depreciation                                            70,843            88,669            57,705
        FHLB stock dividends                                   (36,500)          (34,800)          (31,800)
        RRP compensation                                        38,422            38,236            30,604
        Amortization and accretion, net                         14,463            21,490            11,614
        ESOP compensation                                       65,473            93,099            75,104
    Change in -
        Accrued interest receivable                              3,800            19,194            22,393
        Other assets                                             1,214            27,595            21,021
        Current income taxes                                    (8,715)           21,106              --
        Deferred income taxes                                   (2,585)           (7,638)            3,652
        Accrued interest payable                                 4,201            14,622            12,968
        Accrued SAIF special assessment                           --                --            (269,363)
        Other liabilities                                       33,363           (53,956)          100,474
                                                           -----------       -----------       -----------

            Net cash provided by operating activities          430,221           416,918           317,086
                                                           -----------       -----------       -----------

INVESTING ACTIVITIES:
    Net increase in loans                                   (5,205,103)       (5,657,816)       (4,128,478)
    Proceeds from maturities and calls of
      investment securities held to maturity                 1,523,000         4,247,000         2,431,080
    Purchases of investment securities
      held to maturity                                        (495,000)         (249,375)         (673,151)
    Proceeds from sales, calls and maturities of
      investment securities available for sale                    --           1,347,391         2,700,000
    Purchases of investment securities
      available for sale                                      (200,000)         (249,688)       (1,849,883)
    Principal collected on mortgage-backed
      securities held to maturity                              804,555           713,517           784,192
    Purchases of mortgage-backed
      securities held to maturity                                 --          (1,303,750)         (305,250)
    Principal collected on mortgage-backed
      securities available for sale                            744,457           643,667           297,591
    Purchases of mortgage-backed
      securities available for sale                               --          (3,071,635)         (819,658)
    Purchases of office properties
      and equipment                                            (75,363)          (16,076)         (952,770)
    Proceeds from sale of office property                        5,000           155,000              --
    Proceeds from sales of foreclosed
      real estate                                               95,000            74,764            44,214
                                                           -----------       -----------       -----------

            Net cash used for investing activities          (2,803,454)       (3,367,001)       (2,472,113)
                                                           -----------       -----------       -----------


                                   (CONTINUED)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                                  1999               1998               1997
                                                             ------------       ------------       ------------
  FINANCING ACTIVITIES:
      RRP stock purchased                                            --                 --             (315,734)
      Dividends paid                                             (141,849)          (157,961)          (165,532)
      Purchase of Treasury shares                                (439,030)        (1,101,028)          (341,262)
      Proceeds from FHLB advances                               2,300,000         13,275,000          6,800,000
      Principal paid on FHLB advances                          (1,458,267)        (9,570,864)        (4,000,000)
      Net increase in deposits                                  2,306,869            443,883            183,626
                                                             ------------       ------------       ------------

              Net cash provided by financing activities         2,567,723          2,889,030          2,161,098
                                                             ------------       ------------       ------------

  INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                           194,490            (61,053)             6,071

CASH AND CASH EQUIVALENTS, beginning of year                      746,261            807,314            801,243
                                                             ------------       ------------       ------------

CASH AND CASH EQUIVALENTS, end of year                       $    940,751       $    746,261       $    807,314
                                                             ============       ============       ============

NONCASH INVESTING ACTIVITIES:
    Loans taken into foreclosed real estate                  $    128,236       $     29,722       $     54,260
    Unrealized holding gain on securities
      available for sale                                     $    197,656       $     71,346       $     39,833

SUPPLEMENTAL DISCLOSURES:
    Federal income taxes paid                                $    113,013       $     41,385       $     68,480

    Interest paid                                            $  2,659,147       $  2,605,481       $  2,435,187



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


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

PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements at September 30, 1999 and 1998, and for the years ended September 30, 1999, 1998 and 1997, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

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

               Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 1999 and 1998 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

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

RECLASSIFICATIONS

               Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 financial statement presentation. These reclassifications had no effect on net income.

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

ACCUMULATED OTHER COMPREHENSIVE INCOME

               The Company adopted Financial Accounting Standards Board Statement No. 130, REPORTING COMPREHENSIVE INCOME, effective for the quarter ended December 31, 1998. The Statement established standards for reporting and display of comprehensive income and its components in financial statements. The Company's other comprehensive income consists of unrealized securities gains and losses on investment securities classified as available for sale. Prior year financial statements have been reclassified to reflect the provisions of the Statement. Adoption of the Statement had no effect on the previously reported amounts of total assets, stockholders' equity, or net income.

(2)    INVESTMENT SECURITIES HELD TO MATURITY

               Investment securities held to maturity consist of the following:


                                                                    September 30, 1999
                                                 --------------------------------------------------------------------
                                                                         Gross             Gross
                                                   Carrying           Unrealized        Unrealized        Market
                                                     Value               Gains            Losses           Value
                                                 --------------     ------------     -------------    ---------------
U.S. Government agency
  securities                                     $      495,000     $      -         $       2,572    $       492,428
Obligations of states and
  political subdivisions                              1,090,978           18,278               225          1,109,031
Certificates of deposit                                 189,733              267              -               190,000
                                                 --------------     ------------     -------------    ---------------
                                                      1,775,711           18,545             2,797          1,791,459
Restricted Equity Securities:
 Stock in FHLB, at cost                                 541,400             -                 -               541,400
                                                 --------------     ------------     -------------    ---------------
                                                 $    2,317,111     $     18,545     $       2,797    $     2,332,859
                                                 ================   ============     =============    ===============



                                                                    September 30, 1998
                                                 --------------------------------------------------------------------
                                                                          Gross             Gross
                                                   Carrying            Unrealized       Unrealized        Market
                                                     Value                Gains             Losses        Value
                                                 --------------     ------------       -----------    ---------------
U.S. Government agency
  securities                                     $      849,225     $      4,172      $      -        $       853,397
Obligations of states and
  political subdivisions                              1,473,239           55,888              -             1,529,127
Certificates of deposit                                 482,442              558              -               483,000
                                                 --------------     ------------       -----------    ---------------
                                                      2,804,906           60,618              -             2,865,524
Restricted Equity Securities:
 Stock in FHLB, at cost                                 504,900            -                  -               504,900
                                                 --------------     ------------      ------------    ---------------
                                                 $    3,309,806     $     60,618      $      -        $     3,370,424
                                                 ==============     ============      ============    ===============



               The amortized cost and estimated market value of investment securities held to maturity at September 30, 1999, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                                                                                   Estimated
                                                                              Amortized              Market
                                                                               Cost                   Value
                                                                        ----------------         --------------
       Due in one year or less                                          $        189,733         $      190,000
       Due after one year through five years                                   1,055,241              1,070,921
       Due after five years through ten years                                    530,737                530,538
       Due after ten years                                                       541,400                541,400
                                                                        ----------------         --------------
                                                                        $      2,317,111         $    2,332,859
                                                                        ================         ==============



              At September 30, 1999 and 1998, investment securities with a carrying value of $560,000 and $535,000, respectively, were pledged to secure public deposits.

              Gross realized gains from investment securities classified as held to maturity, which were called prior to scheduled maturity, were $14,898 for the year ended September 30, 1998. There were no sales or calls of investment securities held to maturity during the years ended September 30, 1999 and 1997.

(3)   INVESTMENT SECURITIES AVAILABLE FOR SALE

              Investment securities available for sale consist of the following:


                                                                September 30, 1999
                                          -----------------------------------------------------------------------
                                                                 Gross              Gross             Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                          --------------      ----------         -----------       --------------
      U.S. Government
       agency securities                  $      799,777      $     -            $     8,618       $      791,159
                                          ==============      ==========         ===========       ==============



                                                                September 30, 1998
                                          -----------------------------------------------------------------------
                                                                 Gross               Gross            Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                          --------------      ----------        -----------        --------------
      U.S. Government
       agency securities                  $      599,714      $   10,264        $      -           $      609,978
                                          ==============      ==========        ===========        ==============


              The amortized cost and estimated market value of investment securities available for sale at September 30, 1999, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                                                                                      Carrying
                                                                                 Amortized            (Market)
                                                                                  Cost                   Value
                                                                            ---------------        --------------
      Due after one year through five years                                 $       599,777        $      594,315
      Due after five years through ten years                                        200,000               196,844
                                                                            ---------------        --------------
                                                                            $       799,777        $      791,159
                                                                            ===============        ==============


              Gross realized gains from sales of investment securities available for sale were $7,391 for the year ended September 30, 1998. There were no sales of investment securities available for sale during the years ended September 30, 1999 and 1997.

(4)    LOANS RECEIVABLE

               Loans receivable at September 30 are summarized as follows:


                                                                                     1999                   1998
                                                                              -----------------      -----------------
      Real estate loans:
       Single family residential                                              $      41,355,517      $      39,142,342
       Multi-family residential                                                       1,680,603              1,464,320
       Commercial real estate                                                         4,142,529              2,532,767
                                                                              -----------------      -----------------
              Total real estate loans                                                47,178,649             43,139,429
                                                                              -----------------      -----------------

      Consumer and other loans:
       Loans secured by deposit accounts                                                743,623                751,202
       Home improvement                                                                 210,862                120,079
       Automobile                                                                       798,020                524,971
       Home equity                                                                      314,378                217,899
       Other                                                                          1,175,766                836,090
                                                                              -----------------      -----------------
              Total consumer and other loans                                          3,242,649              2,450,241
                                                                              -----------------      -----------------

              Total loans                                                            50,421,298             45,589,670
      Less:
       Unearned interest                                                               (206,047)              (154,199)
       Loans in process                                                                (108,130)              (447,760)
       Deferred loan fees and costs                                                    (111,613)               (56,720)
       Allowance for loan losses                                                       (292,500)              (288,350)
                                                                              -----------------      -----------------

      Loans receivable, net                                                   $      49,703,008      $      44,642,641
                                                                              =================      =================

      Weighted average interest rate                                                      7.31%                  7.59%
                                                                              =================      =================


              Activity in the allowance for loan losses is summarized as follows for the years ended September 30:


                                                              1999                        1998                    1997
                                                         --------------              ----------              ---------
      Balance, beginning of year                         $     288,350          $      286,571           $     283,112
      Provision charged to expense                              16,500                  12,000                  3,000
      Loans charged off                                        (12,496)                (10,221)                 (1,718)
      Loans recovered                                              146                 -                         2,177
                                                         -------------           -------------           -------------

      Balance, end of year                               $     292,500          $      288,350           $    286,571
                                                         =============          ==============           ============


               Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $153,000, $125,000, and $84,000 at September 30, 1999, 1998 and 1997,
respectively. Interest income which would have been recognized under the original terms of these contracts was $3,455, $8,598, and $3,447, respectively.

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

               The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $10,772 and $11,379 at September 30, 1999 and 1998, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:


                                                                                         Year Ended
                                                                                         September 30,
                                                                            ------------------------------------
                                                                                 1999                  1998
                                                                            ------------------    --------------
              Balance, beginning of year                                    $          11,379     $       11,768
              New loans advanced                                                      -                    4,804
              Repayments                                                                 (607)            (5,193)
                                                                            ------------------    --------------
              Balance, end of year                                          $          10,772     $       11,379
                                                                            =================     ==============


(5)    MORTGAGE-BACKED SECURITIES HELD TO MATURITY

               Mortgage-backed securities held to maturity at September 30 consist of the following:


                                                                                 1999
                                                ---------------------------------------------------------------
                                                                      Gross           Gross           Estimated
                                                     Carrying      Unrealized        Unrealized        Market
                                                      Value           Gains           Losses            Value
                                                --------------      ---------     -------------   --------------
        FHLMC Certificates                      $    1,740,742     $    4,120    $       73,972   $    1,670,890
        FNMA Certificates                            1,042,890          4,219            49,065          998,044
        GNMA Certificates                               17,579          1,240               -             18,819
        FNMA and FHLMC CMO's                         1,642,239         10,150               -          1,652,389
                                                --------------      ---------     -------------   --------------
                                                $    4,443,450     $   19,729    $      123,037   $    4,340,142
                                                ==============     ==========    ==============   ==============

       Weighted average rate                                                               6.31%
                                                                                 ==============



                                                                                 1998
                                                ---------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                     Carrying      Unrealized        Unrealized        Market
                                                      Value           Gains            Losses           Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $    2,152,517    $     8,290    $       30,343  $     2,130,464
        FNMA Certificates                            1,447,362          6,942            33,431        1,420,873
        GNMA Certificates                               18,556          1,733              -              20,289
        FNMA and FHLMC CMO's                         1,650,480         10,082             5,066        1,655,496
                                                --------------    -----------    --------------  ---------------
                                                $    5,268,915    $    27,047    $       68,840  $     5,227,122
                                                ==============    ===========    ==============  ===============

        Weighted average rate                                                              6.66%
                                                                                 ==============


              There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 1999, 1998 and 1997.

(6)    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

               Mortgage-backed securities available for sale at September 30 consist of the following:


                                                                                1999
                                                ---------------------------------------------------------------
                                                                      Gross            Gross        Carrying
                                                    Amortized      Unrealized        Unrealized     (Market)
                                                      Cost           Gains             Losses         Value
                                                --------------    -----------    --------------  --------------
        FHLMC Certificates                      $      321,680    $       773    $        3,944  $      318,509
        FNMA Certificates                              469,248            153            16,942         452,459
        GNMA Certificates                              442,004          7,199               -           449,203
        FNMA and FHLMC CMO's                         3,550,815         22,973            91,257       3,482,531
                                                --------------    -----------    --------------  --------------
                                                $    4,783,747    $    31,098    $      112,143  $    4,702,702
                                                ==============    ===========    ==============  ==============

        Weighted average rate                                                              5.85%
                                                                                 ==============



                                                                             1998
                                                --------------------------------------------------------------
                                                                      Gross            Gross         Carrying
                                                    Amortized      Unrealized        Unrealized       (Market)
                                                      Cost           Gains             Losses           Value
                                                --------------    -----------    --------------  --------------
        FHLMC Certificates                      $      452,576    $     1,077    $        2,714  $      450,939
        FNMA Certificates                              581,099          1,003             5,051         577,051
        GNMA Certificates                              608,285         12,125              -            620,410
        FNMA and FHLMC CMO's                         3,878,664         92,292             1,002       3,969,954
                                                --------------    -----------    --------------  --------------
                                                $    5,520,624    $   106,497    $        8,767  $    5,618,354
                                                ==============    ===========    ==============  ==============

        Weighted average rate                                                              6.46%
                                                                                 ==============


                 There were no sales of mortgage-backed securities available for sale during the years ended September 30, 1999, 1998 or 1997.

(7)    ACCRUED INTEREST RECEIVABLE

               Accrued interest receivable at September 30 is summarized as follows:


                                                                                      1999             1998
                                                                               --------------     -------------
          Loans                                                                $       244,985    $    221,714
          Investment securities                                                         40,037          52,480
          Mortgage-backed and related
           securities                                                                   52,588           67,216
                                                                               ---------------    -------------
                                                                               $       337,610    $    341,410
                                                                               ===============    ============


(8)    OFFICE PROPERTIES AND EQUIPMENT

          Office properties and equipment at September 30 are summarized as follows:


                                                                                      1999             1998
                                                                               --------------     -------------
          Land                                                                 $       445,271   $     445,271
          Buildings and improvements                                                 1,434,130       1,431,375
          Furniture, fixtures and equipment                                            299,700         283,302
          Automobile                                                                    13,667          13,667
                                                                               ---------------   -------------
                                                                                     2,192,768        2,173,615

          Less - accumulated depreciation                                             (432,717)        (421,307)
                                                                               ---------------    -------------
                                                                               $     1,760,051    $   1,752,308
                                                                               ===============    =============

(9)    OTHER ASSETS

               Other assets at September 30 are summarized as follows:


                                                                                     1999               1998
                                                                               ---------------    -------------
          Prepaid Federal insurance                                            $         7,155    $       6,556
          Prepaid franchise taxes                                                       28,123           32,871
          Other prepaid expenses                                                        59,129           56,194
                                                                               ---------------    -------------
                                                                               $        94,407    $      95,621
                                                                               ===============    =============


(10)      DEPOSITS

               Deposits at September 30 are summarized as follows:


                        Weighted
                      Average Rate
                    at September 30,
                        1999                            1999                                  1998
                       -------          ---------------------------------       ------------------------------
                                             Amount            Percent               Amount        Percent
                                        ----------------       ----------       ---------------    --------
Passbook                  2.75%         $      9,258,500             19.4%      $     8,796,838       19.4%
                       -------          ----------------       ----------       ---------------    --------

Christmas club            3.00                   102,624               .2                97,903          .2
                       -------          ----------------       ----------       ---------------    --------

Demand accounts            -                   1,236,293              2.6               690,374         1.5
                       -------          ----------------       ----------       ---------------    --------

NOW accounts              2.50                   877,719              1.8               740,062         1.6
                       -------          ----------------       ----------       ---------------    --------

Certificates:
 3.0-3.99%                3.55                   530,851              1.1               289,857          .6
 4.0-4.99%                4.71                 1,624,505              3.4               233,945          .5
 5.0-5.99%                5.31                24,325,897             51.0            20,073,089        44.2
 6.0-6.99%                6.11                 9,787,061             20.5            14,514,513        32.0
                       -------          ----------------       ----------       ---------------    --------
                          5.47                36,268,314             76.0            35,111,404        77.3
                       -------          ----------------       ----------       ---------------    --------
                          4.74%         $     47,743,450            100.0%      $    45,436,581       100.0%
                       =======          ================       ==========       ===============    ========


               The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $4,348,000 and $3,757,000 at September 30, 1999 and 1998, respectively.

               At September 30, 1999, scheduled maturities of certificates of deposit are as follows:


                           Year
                          Ending
                       September 30,                                   Amount                      Percent
                       -------------                            ----------------                  ---------
                           2000                                 $     25,531,107                       70.4%
                           2001                                        7,497,957                       20.7
                           2002                                        3,239,250                        8.9
                                                                ----------------                  ---------
                                                                $     36,268,314                      100.0%
                                                                ================                  =========

(11)   OTHER LIABILITIES

               Other liabilities at September 30 are summarized as follows:


                                                                        1999                         1998
                                                                  -------------                -------------
                      Escrow accounts                             $       90,605               $     76,330
                      Accrued expenses                                    49,157                     32,607
                      Other liabilities                                   19,715                     22,941
                                                                  --------------               ------------
                                                                  $      159,477               $    131,878
                                                                  ==============               ============


(12)   ADVANCES FROM FEDERAL HOME LOAN BANK

               The advances from the Federal Home Loan Bank at September 30 consist of the following:


                       Due in Year
                         Ending
                      September 30                                      1999                     1998
                      ------------                             -----------------         ------------------
                          2000                                 $       2,475,000         $        1,575,000
                          2001                                            -                         -
                          2002                                         1,000,000                  1,000,000
                          2003                                            -                         -
                          2004                                            -                         -
                      After 2004                                       4,370,869                  4,429,136
                                                               -----------------         ------------------
                                                               $       7,845,869         $        7,004,136
                                                               =================         ==================

                      Weighted average rate                                5.33%                      5.34%
                                                               =================         ==================


              The advances were collateralized by first mortgage loans totaling $11,768,800 and $10,506,200 at September 30, 1999 and 1998 respectively.

(13)   PENSION PLAN

               The Bank had a non-contributory pension plan covering all employees who met minimum age and length of service requirements. Pension assets consisted of the cash value of individual insurance policies. The Bank made annual payments in amounts equal to the cost of the insurance premiums. The Plan was terminated during the year ended September 30, 1997, and Plan assets were distributed to the participants. Contributions charged to expense for the year ended September 30, 1997 were $29,417.

(14)   INCOME TAXES

               The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 1999, 1998, and 1997 to income before the provision for income taxes as a result of the following:


                                                                                  Year Ended
                                                                                September 30,
                                                         -----------------------------------------------------------
                                                               1999                  1998                   1997
                                                         --------------         -------------         --------------
      Expected provision for
       income taxes at Federal tax rate                  $    117,035           $   112,659           $     145,769
      Tax-exempt interest                                     (15,734)              (23,851)                (16,623)
      Surtax exemption                                            -                  (1,813)                   -
      Others, net                                               3,293                (7,903)                 13,238
                                                         ------------           ------------          -------------
                                                         $    104,594           $    79,092           $     142,384
                                                         ============           ============          =============


              The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The net deferred tax liability at September 30 consists of the following:


                                                                                    1999                  1998
                                                                              ---------------      -----------------
              FHLB stock dividends not currently
         taxable                                                              $     (110,913)      $        (98,503)
      Depreciation                                                                   (26,395)               (21,421)
      Loan fees                                                                       37,948                 19,285
      Unrealized securities gains and losses                                          30,485                (36,717)
      Bad debts                                                                       84,924                 83,513
      Employee benefit plans                                                          12,232                 18,645
      Others, net                                                                       (729)                (1,275)
                                                                              --------------       ----------------
                                                                                      27,552                (36,473)
      Less - valuation allowance for bad
       debt deferred tax asset                                                       (82,013)               (82,013)
                                                                              --------------       ----------------
              Net deferred tax liability                                      $      (54,461)      $       (118,486)
                                                                              ==============       ================


              Retained earnings at September 30, 1999 and 1998, include approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 1999 and 1998, respectively.

(15)  STOCK-BASED COMPENSATION PLANS

              The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 37,529 options were granted during the year ended September 30, 1997. Participants vest in the options granted over a five year period.

              In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of FASB No. 123, the Company's 1999, 1998 and 1997 results of operations would have been reduced to the pro forma amounts indicated below:


                                                              1999                1998                 1997
                                                         --------------       --------------     ----------------
Net income:
  As reported                                            $    239,626         $      252,257       $      286,347
  Pro forma                                              $    235,217         $      244,744       $      277,815

Basic earnings per share:
  As reported                                            $        .45         $          .44       $          .46
  Pro forma                                              $        .45         $          .42       $          .45

Diluted earnings per share:
  As reported                                            $        .45         $          .43       $          .46
  Pro forma                                              $        .44         $          .41       $          .45


              The fair value of each option granted is estimated using the Black-Scholes option pricing model with the following assumptions:


                                                            1999                  1998                    1997
                                                         ------------         --------------       ----------------
Expected dividend yield                                  $        .28         $          .28       $            .28
Expected stock price volatility                                 14.56%                  7.09%                  5.96%
Risk-free interest rate                                          5.85%                  4.39%                  6.00%
Expected life of options                                      5 years                6 years                7 years


              The following table summarizes information about fixed stock options outstanding:


                                                         Weighted
                                                          Average
                                                         Remaining      Weighted          Number        Weighted
                         Range of                       Contracted       Average        Exercisable      Average
     At                  Exercise        Number            Life         Exercise            at          Exercise
September 30,             Prices       Outstanding        (Years)         Price          Year End         Price
-------------             ------       -----------        -------         -----          --------         -----
   1997               $   12.00           5,629           10.0        $   12.00           - 0 -            N/A
   1998               $   12.00          13,135            8.4        $   12.00            5,629       $   12.00
   1999               $   12.00          20,641            6.9        $   12.00           13,135       $   12.00


RECOGNITION AND RETENTION PLAN AND TRUST ("RRP")
------------------------------------------------

              The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $208,471 and $246,894 at September 30, 1999 and 1998, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the years ended September 30, 1999, 1998 and 1997 was $38,422, $38,236 and $30,604,
respectively. RRP shares available which have not been awarded totaled 10,433 at September 30, 1999 and 1998. There were 3,270, 3,254 and 2,603 shares amortized during the years ended September 30, 1999, 1998 and 1997, respectively.

(16)  REGULATORY CAPITAL REQUIREMENTS

              The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the "OTS"). Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 1999, the Bank meets all capital adequacy requirements to which it is subject.

              As of September 30, 1999, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.



                                                                                For Capital
                                       Actual                                Adequacy Purposes
                               ----------------------     -----------------------------------------------------
                                Amount        Ratio                   Amount                      Ratio
                               ---------        -----     ---------------------------    ----------------------

As of September 30, 1999:
 Total Risk-Based Capital                                 greater than                   greater than
  (to Risk-Weighted Assets)    $  8,754,852      26.9%      or equal to   $ 2,599,040      or equal to    8.0%
 Tier I Capital                                           greater than                   greater than
  (to Adjusted Total Assets)   $  8,462,352      13.1%      or equal to   $ 2,526,075      or equal to    4.0%
Tangible Capital                                          greater than                   greater than
  (to Adjusted Total Assets)   $  8,462,352      13.1%      or equal to   $   965,820      or equal to    1.5%

As of September 30, 1998:
 Total Risk-Based Capital                                 greater than                   greater than
  (to Risk-Weighted Assets)    $  9,184,644      31.4%      or equal to   $ 2,336,720      or equal to    8.0%
 Tier I Capital                                           greater than                   greater than
  (to Adjusted Total Assets)   $  8,896,294      14.4%      or equal to   $ 2,471,193      or equal to    4.0%
 Tangible Capital                                         greater than                   greater than
  (to Adjusted Total Assets)   $  8,896,294      14.4%      or equal to   $   924,555      or equal to    1.5%



                                             To Be Well
                                          Capitalized Under
                                          Prompt Corrective
                                          Action Provisions
                               ----------------------------------------
                                           Amount                Ratio
                               -----------------------------   --------

As of September 30, 1999:
 Total Risk-Based Capital      greater than
  (to Risk-Weighted Assets)      or equal to      $3,248,800      10.0%
 Tier I Capital                greater than
  (to Adjusted Total Assets)     or equal to      $3,863,280       6.0%
Tangible Capital               greater than
  (to Adjusted Total Assets)     or equal to      $3,219,400       5.0%

As of September 30, 1998:
 Total Risk-Based Capital      greater than
  (to Risk-Weighted Assets)      or equal to      $2,920,900      10.0%
 Tier I Capital                greater than
  (to Adjusted Total Assets)     or equal to      $3,698,220       6.0%
 Tangible Capital              greater than
  (to Adjusted Total Assets)     or equal to      $3,081,850       5.0%


(17)   COMMITMENTS AND CONTINGENCIES

               In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $2,100,000 and $2,458,000 at September 30, 1999 and 1998, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

               The Bank was not committed to sell or purchase loans or securities at September 30, 1999 or 1998.

(18)   EMPLOYEE STOCK OWNERSHIP PLAN

               The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 1999, 1998, and 1997 was $65,473, $93,099 and $75,104,
respectively. During 1999, 1998 and 1997, 5,590, 5,676 and 5,918 shares were allocated to the employees leaving 36,559 unallocated and unreleased shares at September 30, 1999.

               The Company uses dividends paid on allocated and unallocated ESOP shares to reduce the outstanding loan balance.

               The fair value of the unreleased ESOP shares was approximately $384,000 and $677,000 at September 30, 1999 and 1998, respectively.

(19)   PURCHASE OF COMMON STOCK

               The Company purchased 31,764, 63,022 and 25,400 shares of its outstanding common stock at an aggregate cost of $439,030, $1,101,028, and $341,262, during the years ended September 30, 1999, 1998 and 1997, respectively. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(20)   EARNINGS PER SHARE

               Basic and full dilution Earnings Per Share (EPS) were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating EPS.


                                                       Income                Shares               Per Share
Year Ending September 30,                            (Numerator)          (Denominator)            Amount
                                                     -----------          -------------            ------
1999
Basic EPS                                            $    239,626               528,074           $    0.45
Effect of dilutive securities -
  options                                                    -                    1,327                 -
                                                      -----------          ------------           ---------

Diluted EPS                                          $    239,626               529,401           $    0.45
                                                     ============          ============           =========

1998
Basic EPS                                            $    252,257               579,613           $    0.44
Effect of dilutive securities -
  options                                                    -                   10,734              (0.01)
                                                     ------------          ------------           --------

Diluted EPS                                          $    252,257               590,347           $    0.43
                                                     ============          ============           =========

1997
Basic EPS                                            $    286,347               611,310           $    0.46
Effect of dilutive securities -
  options                                                    -                    2,787                -
                                                     ------------          ------------           -----------

Diluted EPS                                          $    286,347               614,097           $    0.46
                                                     ============          ============           =========


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

(22)   FAIR VALUES OF FINANCIAL INSTRUMENTS

               The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:


                                                              1999                                  1998
                                            ----------------------------------      ---------------------------------
                                                   Carrying                              Carrying
                                                    Amount         Fair Value             Amount         Fair Value
                                                    ------         ----------             ------         ----------
Financial assets:
  Cash and cash equivalents                 $          940,751  $      940,751      $       746,261  $        746,261
  Loans receivable, less allowance                  49,703,008      49,659,604           44,642,641        45,024,054
  Investment securities held to
     maturity                                        2,317,111       2,332,859            3,309,806         3,370,424
  Investment securities available
     for sale                                          791,159         791,159              609,978           609,978
  Mortgage-backed securities held
     to maturity                                     4,443,450       4,340,142            5,268,915         5,227,122

  Mortgage-backed securities
     available for sale                              4,702,702       4,702,702            5,618,354         5,618,354
  Accrued interest receivable                          337,610         337,610              341,410           341,410

Financial liabilities:
  Deposits                                          47,743,450      47,767,348           45,436,581        45,496,789
  Advances from Federal Home
     Loan Bank                                       7,845,869       7,845,869            7,004,136         7,004,136
  Accrued interest payable                              37,015          37,015               32,814            32,814



               The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

               While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 1999 and 1998, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 1999 and 1998 should not necessarily be considered to apply at subsequent dates.

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

(23)   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

               Selected quarterly consolidated financial data is as follows:


                                                              Fiscal Year 1999
                                           ------------------------------------------------------------------
                                                              Quarter Ended
                                           ------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,074            $   1,095         $   1,104         $   1,105
Total interest expense                          671                  664               667               661
                                          ---------            ---------         ---------         ---------

      Net interest income                       403                  431               437               444

Provision for loan losses                         3                    5                 5                 4
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                400                  426               432               440

Non-interest income                              27                   29                23                22
Non-interest expense                            375                  377               358               345
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                                52                   78                97               117

Provision for income taxes                       20                   15                34                35
                                          ---------            ---------         ---------         ---------

Net income                                $      32            $      63         $      63         $      82
                                          =========            =========         =========         =========

Net income per share:
  Basic                                   $     .06            $     .12         $     .12         $     .15
                                          =========            =========         =========         =========
  Diluted                                 $     .06            $     .12         $     .12         $     .15
                                          =========            =========         =========         =========

Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          =========            =========         =========         =========



                                                              Fiscal Year 1998
                                           ------------------------------------------------------------------
                                                              Quarter Ended
                                           ------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,044            $   1,066         $   1,076         $   1,053
Total interest expense                          640                  652               663               665
                                          ---------            ---------         ---------         ---------

      Net interest income                       404                  414               413               388

Provision for loan losses                         3                    3                 3                 3
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                401                  411               410               385

Non-interest income                              17                   18                64                46
Non-interest expense                            355                  371               342               353
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                                63                   58               132                78

Provision for income taxes                        9                    9                37                24
                                          ---------            ---------         ---------         ---------



                                                              Fiscal Year 1998
                                           ------------------------------------------------------------------
                                                              Quarter Ended
                                           ------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)

Net income                                $      54            $      49         $      95         $      54
                                          =========            =========         =========         =========

Net income per share:
  Basic                                   $     .09            $     .08         $     .16         $     .10
                                          =========            =========         =========         =========



                                       -39-


  Diluted                                 $     .09            $     .08         $     .16         $     .10
                                          =========            =========         =========         =========

Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          =========            =========         =========         =========


(24)  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

              Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                 BALANCE SHEETS


               ASSETS                                                           1999                     1998
                                                                         ----------------        -------------------
Cash and cash equivalents                                               $          54,524        $          45,974
Investment in subsidiary                                                        8,408,862                8,960,795
Investment securities available for sale                                          791,159                  609,978
Accrued interest receivable                                                        15,849                   13,188
Other assets                                                                       19,842                   22,496
Income taxes refundable                                                            25,241                   19,311
Deferred income taxes                                                               4,891                    6,308
                                                                        -----------------        -----------------
                                                                        $       9,320,368        $       9,678,050
                                                                        =================        =================

               LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                       $          37,283        $          27,154
                                                                        -----------------        -----------------
               Total liabilities                                                   37,283                   27,154
                                                                        -----------------        -----------------

Common stock                                                                        5,516                    5,834
Employee benefit plans                                                           (549,531)                (643,854)
Additional paid-in capital                                                      5,227,406                5,510,264
Retained earnings                                                               4,658,872                4,707,377
Accumulated other comprehensive income (loss)                                     (59,178)                  71,275
                                                                        -----------------        -----------------
               Total stockholders' equity                                       9,283,085                9,650,896
                                                                        -----------------        -----------------
                                                                        $       9,320,368        $       9,678,050
                                                                        =================        =================


                              STATEMENTS OF INCOME


                                                                               1999                    1998
                                                                         ----------------        -----------------
Interest on investment securities                                       $          45,958        $          89,212
Non-interest income                                                                  -                       8,724
Non-interest expense                                                             (159,840)                (149,608)
                                                                        -----------------        -----------------

Loss before income taxes and equity in
  income of subsidiary                                                           (113,882)                 (51,672)

Credit for income taxes                                                           (22,687)                 (24,794)
                                                                        -----------------        -----------------

Loss before equity in  income of subsidiary                                       (91,195)                 (26,878)

Equity in income of subsidiary                                                    330,821                  279,135
                                                                        -----------------        -----------------

Net income                                                              $         239,626        $         252,257
                                                                        =================        =================

                            STATEMENTS OF CASH FLOWS


                                                                                1999                    1998
                                                                         ----------------        -----------------
Operating activities:
  Net income                                                            $         239,626        $         252,257
  Adjustments to reconcile net income to net
   cash flows provided by operating activities -
      Equity in undistributed income of subsidiary                               (330,821)                (279,135)
      Dividends received from subsidiary                                          750,000                  -
      Accretion                                                                       (63)                  (1,233)
      Deferred income taxes                                                         7,837                   (8,209)
      Securities gains                                                              -                       (7,391)
      ESOP compensation                                                            65,473                   93,099
      RRP compensation                                                             38,422                   38,236
      Change in:
        Other assets                                                               17,417                     (672)
        Accrued interest receivable                                                (2,661)                   4,455
        Income taxes refundable                                                    (5,930)                 (26,061)
        Other liabilities                                                          10,129                   17,912
                                                                        -----------------        -----------------
               Net cash provided by
                 operating activities                                             789,429                   83,258
                                                                        -----------------        -----------------

Investing activities:
  Purchases of investment securities available for sale                          (200,000)                (249,689)
  Proceeds from sales, calls and maturities of investment
     securities available for sale                                                  -                    1,347,691
                                                                        -----------------        -----------------
               Net cash provided by (used for)
                 investing activities                                            (200,000)               1,098,002
                                                                        -----------------        -----------------

Financing activities:
  Dividends paid                                                                 (141,849)                (157,961)
  Purchase of treasury shares                                                    (439,030)              (1,101,128)
                                                                        -----------------        -----------------
               Net cash used for
                 financing activities                                            (580,879)              (1,259,089)
                                                                        -----------------        -----------------
Net increase (decrease) in cash and cash equivalents                                8,550                  (77,829)
Cash and cash equivalents, beginning of year                                       45,974                  123,803
                                                                        -----------------        -----------------

Cash and cash equivalents, end of year                                  $          54,524        $          45,974
                                                                        =================        =================

                             STOCKHOLDER INFORMATION

                    First Federal Financial Bancorp, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, First Federal Savings Bank of Ironton. The Bank is a federally chartered, SAIF-insured savings bank conducting business from its main office located in Ironton, Ohio and one branch office located in Proctorville, Ohio. The Company's headquarters is located at the home office of the Savings Bank at 415 Center Street, Ironton, Ohio 45638.

ANNUAL MEETING:

                    The Annual Meeting of Stockholders of First Federal Financial Bancorp, Inc. will be held at the Ashland Plaza Hotel, located at 15th Street and Winchester Avenue, Ashland, Kentucky, in the Board Room, on Wednesday, January 19, 2000 at 2:00 p.m.


TRANSFER AGENT/REGISTRAR:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016-3572
Investor Relations
Telephone: 1-800-368-5948

INDEPENDENT AUDITORS:

Kelley, Galloway & Company, PSC
Certified Public Accountants
1200 Bath Avenue, P.O. Box 990
Ashland, Kentucky  41105-0990

SPECIAL COUNSEL:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C.  20005

SHAREHOLDER REQUESTS:

                    Requests for stockholder literature should be directed to Corporate Secretary, First Federal Financial Bancorp, Inc., 415 Center Street, Ironton, Ohio 45638.

                    Shareholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Registrar and Transfer Company.

COMMON STOCK AND RELATED MATTERS:

                    The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at

$10.00 per share. As of December 8, 1999, there were 178 stockholders of record and 549,597 outstanding shares of common stock.

                    The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 1997, 1998 and 1999:


                                                              Price Per Share
                                                       -----------------------------                     Dividends
           Quarter Ended                               High                      Low                     Declared
           -------------                               ----                      ---                     --------
     1997
     ----
        December 31, 1996                            $   12                      $   11                     $  .07

        March 31, 1997                                   13 1/4                      11 1/2                    .07

        June 30, 1997                                    14 1/8                      12 7/8                    .07

        September 30, 1997                               15 1/2                      14                        .07

     1998
     ----
        December 31, 1997                                16 7/16                     14 1/2                    .07

        March 31, 1998                                   17 9/16                     16 5/8                    .07

        June 30, 1998                                    18 3/4                      17                        .07

        September 30, 1998                               17 3/4                      16                        .07

     1999
     ----
        December 31, 1998                                17                          13                        .07

        March 31, 1999                                   14                          10 3/4                    .07

        June 30, 1999                                    12                          10                        .07

        September 30, 1999                               11 1/2                      11                        .07


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

                                     -44-