Form 10KSB40, Exhibit 13
period 2000-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 2000-12-29
CIK 1009194

                                     SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                          September 30,
                                             ----------------------------------------------------------------------
                                                2000           1999           1998           1997           1996
                                             ----------     ----------     ----------     ----------     ----------
                                                                     (Dollars in Thousands)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
Total assets                                 $   67,620     $   65,136     $   62,396     $   59,078     $   56,637
Cash and cash equivalents                         1,210            941            746            807            801
Investment securities(1)                          2,525          3,108          3,920          8,951         11,516
Mortgage-backed securities(2)                     8,288          9,146         10,887          7,826          7,766
Loans receivable, net                            53,417         49,703         44,643         39,026         34,955
Real estate owned                                  -                45             11             50             33
Deposits                                         46,366         47,743         45,437         44,993         44,809
FHLB advances                                    11,690          7,846          7,004          3,300            500
Stockholders' equity, net                         9,286          9,283          9,651         10,479         10,884
Full service offices                                  2              2              2              2              2

                                                             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------------------------------------------
                                                2000           1999           1998           1997           1996
                                             ----------     ----------     ----------     ----------     ----------
                                                                     (Dollars in Thousands)
SELECTED OPERATING DATA:
Total interest income                        $    4,748     $     4,378    $    4,239     $    4,134     $    3,871
Total interest expense                            2,873           2,663         2,620          2,448          2,331
                                             ----------     -----------    ----------     ----------     ----------
    Net interest income                           1,875           1,715         1,619          1,686          1,540
Provision for loan losses                            23              17            12              3             14
                                             ----------     -----------    ----------     ----------     ----------
    Net interest income after
     provision for loan losses                    1,852           1,698         1,607          1,683          1,526
Non-interest income                                 106             101           145             52             41
Non-interest expense(3)                           1,440           1,455         1,421          1,306          1,298
                                             ----------     -----------    ----------     ----------     ----------
    Income before provision
     for income taxes                               518             344           331            429            269
Provision for income taxes                          162             104            79            142             52
                                             ----------     -----------    ----------     ----------     ----------
Net income                                   $      356     $       240    $      252     $      287     $      217
                                             ==========     ===========    ==========     ==========     ==========
Earnings per share:
     Basic                                   $      .70     $       .45    $      .44     $      .46     $      .35
     Diluted                                 $      .70     $       .45    $      .43     $      .46     $      .35
Book value per share                         $    17.52     $     16.83    $    16.54     $    16.21     $    16.20

SELECTED OPERATING RATIOS(4):
 Return on average assets                          0.53%           0.37%         0.41%          0.49%          0.41%
 Return on average equity                          3.81            2.58          2.56           2.70           3.43
 Average equity to average assets                 13.99           14.39         15.93          18.23          12.00
 Equity to assets at
  end of year                                     13.73           14.25         15.47          17.70          19.22
 Interest rate spread(5)                           2.32            2.18          2.04           2.12           2.36
 Net interest margin(5)                            2.90            2.75          2.72           2.97           2.95
 Average interest-earning assets
  to average interest-bearing
  liabilities                                    113.12          113.30        115.48         119.77         113.16
 Net interest income after
  provision for loan losses to
  total expense                                  128.61          116.70        113.93         128.87         117.57
 Non-interest expense to average
  total assets                                     2.15            2.24          2.30           2.24           2.46

ASSET QUALITY RATIOS(6):
 Non-performing loans to total
  loans at end of year                             0.41            0.30          0.27           0.21           0.31
 Non-performing assets to total
  assets at end of year                            0.33            0.34          0.22           0.22           0.25
 Allowance for loan losses to
  total loans outstanding
  at end of year                                   0.55            0.59          0.64           0.73           0.81

---------------------------------------

(1)Includes investment securities held to maturity as well as those available for sale.
(2)Includes mortgage-backed securities held to maturity as well as those available for sale.
(3)Includes $269,000 SAIF special assessment in 1996.
(4)With the exception of end of year ratios, all ratios are based on average monthly balances during the year.
(5)Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

GENERAL

         First Federal Financial Bancorp, Inc. (the "Company") is a Delaware corporation organized in 1996 by First Federal Savings and Loan Association of Ironton (the "Association") for the purpose of acquiring all of the capital stock of First Federal Savings Bank of Ironton (the "Bank") issued in the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Conversion"). The Conversion was completed on June 3, 1996. The only significant assets of the Company are the capital stock of the Bank and the remaining net conversion proceeds retained by the Company. To date, the business of the Company has consisted of the business of the Bank.

         The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 2000, the Company had total consolidated assets of $67.6 million, total consolidated liabilities of $58.3 million, and total stockholders' equity of $9.3 million.

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

         The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earnings assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist of interest-bearing checking accounts, passbook savings accounts, certificates of deposit and advances from the FHLB. The Company's net income is also affected by its provision for loan losses, as well as its non-interest income, including fees and gains or losses on sales of assets, its operating expenses, including compensation and benefits expenses, occupancy and equipment expenses, federal deposit insurance premiums, miscellaneous other expenses and federal income taxes.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
  OF 1995

         In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 2001 and any Current Reports on Form 8-K filed by the Company.

FINANCIAL CONDITION

         ASSETS. Total assets increased by $2.5 million, or 3.8%, from $65.1 million at September 30, 1999 to $67.6 million at September 30, 2000. The increase consisted primarily of increases in loans receivable of $3.7 million and cash and cash equivalents of $.3 million, partially offset by decreases in mortgage-backed securities of $.8 million and investment securities of $.6 million.

         CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents increased slightly, totaling $1,210,000 at September 30, 2000 as compared to $941,000 at September 30, 1999.

         INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Government agency securities and obligations of states and political subdivisions. Investment securities, both held to maturity and available for sale, decreased $.6 million, or 19.4%, from $3.1 million at September 30, 1999 to $2.5 million at September 30, 2000. Net cash generated from maturities of investment securities was used primarily to fund increased loan demand.

         LOANS RECEIVABLE. The Company's loans receivable, net, increased by $3.7 million, or 7.4%, from $49.7 million at September 30, 1999 to $53.4 million at September 30, 2000. Total loan originations during the year amounted to $13.6 million, of which $9.0 million were for single-family residential loans within the Company's local trade area.

         LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $50.1 million, or 92.4%, of total gross loans outstanding at September 30, 2000, while consumer loans, including installment loans, loans secured by deposit accounts and unsecured loans, totaled $4.1 million, or 7.6%, of total gross loans outstanding.

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

         ALLOWANCE FOR LOAN LOSSES. The Company's policy is to establish an allowance for estimated losses on loans when it determines that a significant and probable decline in value occurs. The allowance for losses on loans is maintained at a level believed adequate by management to absorb estimated losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. The Company's allowance for loan losses has historically been predicated on its low loss experience.

         The allowance for loan losses as a percentage of total loans decreased slightly from .59% at September 30, 1999 to .55% at September 30, 2000. The total dollar amount of the allowance increased slightly, from $292,000 at September 30, 1999 to $297,000 at September 30, 2000.

         Charge-off activity for the year ended September 30, 2000 totaled $24,491 as compared to $12,496 for the preceding year. Recoveries totaled $6,313 and $146 for the years ended September 30, 2000 and 1999, respectively.

         The Company had $206,000 and $153,000 of non-accrual loans at September 30, 2000 and 1999, respectively. At the same dates, there were loans of $15,000 and $21,000 greater than 90 days delinquent which were still accruing interest.

         The Company had no troubled debt restructurings during the years ended September 30, 2000 and 1999.

         Management has determined that the allowance for loan losses is adequate at September 30, 2000 and 1999.

         MORTGAGE-BACKED SECURITIES. The Company invests in both fixed-rate and adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities decreased $.8 million, or 8.8%, totaling $8.3 million at September 30, 2000 and $9.1 million at September 30, 1999. During the year ended September 30, 2000, there were no mortgage-backed securities purchased, and $.8 million in principal repayments.

         OFFICE PROPERTIES AND EQUIPMENT. The Company constructed a drive-through facility expansion at its Ironton office and a new branch banking facility located in Proctorville, Ohio during the year ended September 30, 1997. The total cost of both projects approximated $1.0 million. In connection with the opening of the new branch, the Chesapeake, Ohio branch was relocated to Proctorville. The Company sold the Chesapeake, Ohio facility during the 1998 fiscal year resulting in a $47,000 gain. The Proctorville, Ohio branch relocation has provided increased business opportunities for the Company. The Company purchased $11,000 of computers, equipment and software during 1999, and purchased $13,840 of furniture and equipment during 2000.

         DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits decreased $1.3 million, or 2.7%, from $47.7 million at September 30, 1999 to $46.4 million at September 30, 2000. The Bank continues to offer competitive interest rates on deposit accounts, but has elected to utilize available advances from the FHLB to meet its funding requirements, rather than to pay above market rates of interest to retain, or increase deposits.

         ADVANCES FROM FEDERAL HOME LOAN BANK. The Company utilized
$19.6 million in new advances during the year ended September 30, 2000 to meet its loan demand and other funding needs. Approximately $15.7 million of advances were repaid during the year. Outstanding advances totaled $11.7 million at September 30, 2000 as compared to $7.8 million at September 30, 1999. The Company has ample borrowing capacity if needed to fund future commitments.

         STOCKHOLDERS' EQUITY. Stockholders' equity remained unchanged totaling $9.3 million at September 30, 2000, and September 30, 1999. Net income during the year of $356,000 was offset by dividends paid, the purchase of treasury stock, and stock released to employee benefit plans.

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

                                                                  Year Ended September 30,
                                -------------------------------------------------------------------------------------------
                                            2000                            1999                            1998
                                -----------------------------  -----------------------------  -----------------------------
                                                                   (Dollars in Thousands)
                                 Average              Yield/    Average              Yield/    Average              Yield/
                                 Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest    Rate
                                 -------   --------  ------     -------   --------   -----     -------   --------   -----
Interest-earning assets:
  Loans receivable(7)           $ 52,051   $  3,986    7.66%   $ 49,124   $  3,583    7.29%     43,639   $  3,189    7.31%
  Mortgage-backed
   securities(8)                   8,941        540    6.04       9,469        570    6.02      10,128        605    5.98
  Investment securities(9)         2,717        174    6.40       3,183        177    5.56       5,155        401    7.78
  Other interest-
   earning assets                    897         48    5.35         671         48    7.15         612         44    7.19
                                --------   --------            --------   --------            --------   --------
     Total interest-
      earning assets              64,606      4,748    7.35      62,447      4,378    7.01      59,534      4,239    7.12
                                           --------  ------               --------  ------               --------  ------
Non-interest earning
 assets                            2,263                          2,267                          2,203
                                --------                       --------                       --------
     Total assets               $ 66,869                       $ 64,714                       $ 61,737
                                ========                       ========                       ========

Interest-bearing liabilities:
 Deposits                       $ 47,509     2,290     4.82    $ 47,992      2,294    4.78    $ 45,259      2,323    5.13
 FHLB advances                     9,603       583     6.07       7,123        369    5.18       6,296        297    4.72
                                --------  --------             --------   --------            --------   --------
     Total interest-
      bearing liabilities         57,112     2,873     5.03      55,115      2,663    4.83      51,555      2,620    5.08
                                          --------   ------               --------  ------               --------  ------
Non-interest bearing
 liabilities                         403                            287                            345
                                --------                       --------                       --------

     Total liabilities            57,515                         55,402                         51,900
Stockholders' equity               9,354                          9,312                          9,837
                                --------                       --------                       --------

     Total liabilities and
     stockholders' equity       $ 66,869                       $ 64,714                       $ 61,737
                                ========                       ========                       ========

Net interest income;
 interest rate spread                     $  1,875     2.32%              $  1,715    2.18%                $1,619    2.04%
                                          ========   ======               ========  ======               ========  ======

Net interest margin(10)                                2.90%                          2.75%                          2.72%
                                                     ======                         ======                         ======
Average interest-earning
  assets to average
  interest-bearing liabilities                       113.12%                        113.30%                        115.48%
                                                     ======                         ======                         ======

---------------------------------------
(7)Includes non-accrual loans.
(8)Includes mortgage-backed securities held to maturity as well as those available for sale.
(9)Includes investment securities held to maturity as well as those available for sale.
(10)Net interest margin is net interest income divided by average interest-earning assets.

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

                                                                    Year Ended September 30,
                                 --------------------------------------------------------------------------------------------
                                         2000 vs. 1999                   1999 vs. 1998                  1998 vs. 1997
                                 ------------------------------  -----------------------------  -----------------------------
                                    Increase                           Increase                       Increase
                                   (Decrease)                         (Decrease)                     (Decrease)
                                     Due To            Total            Due To        Total            Due To        Total
                                     ------           Increase          ------       Increase          ------       Increase
                                 Rate       Volume   (Decrease)     Rate   Volume   (Decrease)     Rate   Volume   (Decrease)
                                 --------   ------   ----------     ----   ------   ----------     ----   ------   ----------
                                                                       (In Thousands)
Interest-earning assets:
  Loans receivable               $    179   $  224      $   403  $    (7)  $  401     $    394  $   (232) $  467       $  235
  Mortgage-backed securities(11)        2      (32)         (30)       4      (39)         (35)      (12)    150          138
  Investment securities(12)            23      (26)          (3)     (71)    (153)        (224)       66    (303)        (237)
  Other interest-earning assets       (16)      16          -         -         4            4        12     (43)         (31)
                                 --------   ------      -------  -------   ------     --------  --------  ------       ------

    Total interest-earning
     assets                           188      182          370      (74)     213          139      (166)    271          105
                                 --------   ------      -------  -------   ------     --------  --------  ------       ------

Interest-bearing liabilities:
  Deposits                             19      (23)          (4)    (142)     113          (29)      (13)    (38)         (51)
  FHLB advances                        63      151          214        9       63           72       (56)    279          223
                                 --------   ------      -------  -------   ------     --------  --------  ------       ------

     Total interest-bearing
      liabilities                      82      128          210     (133)     176           43       (69)    241          172
                                 --------   ------      -------  -------   ------     --------  --------  ------       ------

Increase (decrease) in net
  interest income                $    106   $   54      $   160  $    59   $   37     $     96  $    (97) $   30       $  (67)
                                 ========   ======      =======  =======   ======     ========  ========  ======       ======

---------------------------------------
(11)Includes mortgage-backed securities held to maturity as well as those available for sale.
(12)Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

         NET INCOME. Net income was $356,000 for the year ended September 30, 2000 as compared to $240,000 for the year ended September 30, 1999, an increase of $116,000, or 48.3%. Basic and diluted earnings per share were $.70 and $.45 for the years ended September 30, 2000 and 1999, respectively. The $116,000 increase in net income resulted from an increase in net interest income of $160,000, or 9.3%, an increase in non-interest income of $5,000, or 5.0%, and a decrease in non-interest expenses of $15,000, or 1.0%, partially offset by increases in the provision for loan losses of $6,000, or 35.3%, and the provision for income taxes of $58,000, or 55.8%.

         INTEREST INCOME. Interest income increased $370,000, or 8.5%, from $4,378,000 for the year ended September 30, 1999 to $4,748,000 for the year ended September 30, 2000. The increase consisted of an increase in interest earned on loans receivable of $403,000, offset by declines in interest earned on mortgage-backed securities and investment securities of $30,000 and $3,000, respectively. The increase in loan interest income resulted primarily from a higher volume of loans during the year, and to a lesser extent, from increased yields on the loan portfolio. The decreases in interest earned on mortgage-backed securities and investment securities resulted primarily from declines in the average volumes of these portfolios. Overall, the interest-earning assets yield increased 34 basis points, from 7.01% for fiscal year 1999 to 7.35% for fiscal year 2000, reflecting higher market rates of interest during the year.

         INTEREST EXPENSE. Interest expense increased $210,000, or 7.9%, from $2,663,000 for the year ended September 30, 1999 to $2,873,000 for the year ended September 30, 2000. The increase resulted primarily from a higher volume of advances from the FHLB during fiscal 2000 as compared to fiscal 1999, and to a lesser extent, from increased rates paid on such advances and on deposits. The average volume of advances from the FHLB approximated $9.6 million during fiscal 2000 as compared to $7.1 million during fiscal 1999. The yield paid on all interest-bearing liabilities increased 20 basis points, from 4.83% for fiscal 1999 to 5.03% for fiscal 2000.

         PROVISION FOR LOAN LOSSES. For the 2000 fiscal year, the provision for loan losses totaled $23,000 as compared to $17,000 for fiscal 1999. The increased provision represents management's estimate of losses that may be inherent in the loan portfolio, the average balance of which increased $3.0 million during fiscal 2000. However, past due loans continue to remain at historically low levels. Non-performing loans as a percentage of total loans at September 30, 2000 totaled .41%. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

         NON-INTEREST INCOME. The $5,000 increase in non-interest income, from $101,000 for the year ended September 30, 1999 to $106,000 for the year ended September 30, 2000 resulted primarily from increased service charges on checking accounts and increased fees earned on ATM transactions. The Company's advertising campaign, along with their expanded facilities, have enabled it to better compete with other area institutions for transaction accounts, resulting in increased service fee income. Also, for the 2000 fiscal year, $11,000 in gains on sales of foreclosed real estate were offset by $13,000 of losses on sales of securities.

         NON-INTEREST EXPENSE. The $15,000 decrease in non-interest expense, from $1,455,000 for the year ended September 30, 1999 to $1,440,000 for the year ended September 30, 2000, resulted primarily from decreases in SAIF deposit insurance premiums of $13,000, franchise taxes of $10,000 and other expenses of $10,000, partially offset by increases in data processing expenses and occupancy and equipment expenses of $18,000 and $8,000, respectively. The decrease in SAIF deposit insurance premiums resulted from a lower rate paid on insured deposits throughout fiscal year 2000. Franchise taxes decreased due to lower levels of stockholders' equity on which such taxes are based, while no single, significant factor attributed to the decline in other expenses. Data processing costs increased due to increased ATM usage and from increased deposit and check processing costs associated with a higher transaction volume, while the increase in occupancy and equipment expenses resulted from higher depreciation charges associated with newer buildings and equipment.

         PROVISION FOR INCOME TAXES. The $58,000 increase in the provision for income taxes, from $104,000 for the year ended September 30, 1999 to $162,000 for the year ended September 30, 2000 resulted from the increase in pretax income. The Company's effective tax rates were 31.2% and 30.2% for the 2000 and 1999 fiscal years, respectively.

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

ASSET AND LIABILITY MANAGEMENT

         The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and advances. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 2000, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 113.12% as compared to 113.30% at September 30, 1999.

         The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Bank's Board of Directors, through its Executive/Loan Committee, which generally meets every two to three weeks.

         The Company attempts to mitigate the interest-rate risk of holding long-term assets in its portfolio through the origination of adjustable-rate, residential and commercial mortgage loans, which have interest rates which adjust annually, and the purchase of mortgage-backed securities, primarily secured by single-family residential dwellings financed with adjustable-rate mortgages. The following table presents, as of September 30, information showing the relative short-term nature of certain of the Company's assets, the maturity proceeds of which are subject to reinvestment in loans or securities at then market rates:

                                                2000                  1999
                                         ------------------    ------------------
                                         Amount     Percent    Amount     Percent
                                         ------     -------    ------     -------
Adjustable rate:                                  (Dollars in Millions)
  Single family mortgage loans           $ 28.4        65.6%   $ 28.5        69.0%
  Total loans                              34.4        63.4      34.1        67.7
  Mortgage-backed securities                8.2        99.2       9.0        98.9
Investment securities (maturities of
  five years or less)                       1.5        60.0       1.8        58.1


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

         Presented below, as of September 30, 2000 and 1999, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.

                                                           Market Value of Portfolio Equity
                                                           --------------------------------
       Changes in                           As of September 30, 2000              As of September 30, 1999
     Interest Rates   Board Limit      ----------------------------------    ----------------------------------
     (Basis Points)    % Change        $ Change in NPV    % Change in NPV    $ Change in NPV    % Change in NPV
     --------------   -----------      ---------------    ---------------    ---------------    ---------------
                                                             (Dollars in Thousands)
         +300            (30)%          $ (2,512)            (30)%               $  (2,463)             (28)%
         +200            (20)             (1,471)            (17)                   (1,434)             (16)
         +100            (10)               (600)             (7)                     (573)              (6)
          -               -                 -                -                          -                -
         -100            (10)                362               4                       257                3
         -200            (20)                579               7                       465                5
         -300            (30)                885              10                       719                8

         As indicated in the table above, a slight increase in the Company's exposure to interest rate risk for 2000 as compared to 1999 would occur in an increasing interest rate environment. This results primarily from an increase in the weighted average contractual maturity of the fixed rate loan portfolio, and to a lesser extent, from a decrease in the weighted average contractual maturity of the fixed-rate, interest-bearing deposits.

         The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 2000 and 1999, 2% of the present value of the Bank's assets was approximately $1.3 million and $1.1 million, respectively, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 2000 and 1999, the Bank would not have a significant interest rate risk component deducted from its regulatory capital.

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

         The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 24.7% for the quarter ended September 30, 2000, as compared to 31.2% for the quarter ended September 30, 1999. At September 30, 2000, the Bank's "liquid" assets totaled approximately $10.2 million, which was $8.5 million in excess of the current OTS minimum requirement.

         The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $11.7 million at September 30, 2000.

         Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 2000, the total approved loan commitments and unused lines of credit outstanding amounted to $1.3 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totaled $25.9 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

         At September 30, 2000, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 2000, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 2000, the Bank's tangible capital was $8.1 million or 12.1% of adjusted total assets, core capital was $8.1 million or 12.1% of adjusted total assets and risk-based capital was $8.4 million or 21.2% of adjusted risk-weighted assets, exceeding the requirements by $7.1 million, $5.4 million and $5.3 million, respectively.

         The Company, as a separately incorporated holding company, has no significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, the Company has no paid employees. The Company's assets consist of its investment in the Bank, the Company's loan to the ESOP and the net proceeds retained from the Conversion, and its sources of income consist primarily of earnings from the investment of such funds as well as any dividends from the Bank. The only significant expenses incurred by the Company relate to its reporting obligations under federal securities laws and related expenses as a publicly traded company. The Company retained 50% of the net Conversion proceeds, and management believes that the Company will have adequate liquidity available to respond to liquidity demands.

         Any future cash dividends will be based on a percentage of the Company's consolidated earnings and should not have a significant impact on its liquidity. In addition, the Company also has the ability to obtain dividends from the Bank.

RECENT ACCOUNTING PRONOUNCEMENTS

         There are no recent accounting pronouncements to be implemented which management believes will have a material adverse effect on the Company's financial position or results of operations.

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

We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for the years ended September 30, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.

/s/ Kelley, Galloway & Company, PSC
-------------------------------------

Ashland, Kentucky
November 21, 2000

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 2000 AND 1999

                                     ASSETS

                                                                     2000               1999
                                                                --------------     --------------
CASH AND CASH EQUIVALENTS, including interest-bearing
  deposits of $947,422 and $563,530, respectively                $   1,209,531      $     940,751

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $2,184,272 and $2,332,859, respectively            2,178,891          2,317,111

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                          346,609            791,159

LOANS RECEIVABLE, less allowance for loan losses of
  $296,822 and $292,500, respectively                               53,417,289         49,703,008

MORTGAGE-BACKED SECURITIES HELD TO MATURITY, approximate
  market value of $3,814,684 and $4,340,142, respectively            3,876,431          4,443,450

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                        4,411,254          4,702,702

ACCRUED INTEREST RECEIVABLE                                            380,444            337,610

FORECLOSED REAL ESTATE                                                    -                45,499

OFFICE PROPERTIES AND EQUIPMENT                                      1,710,719          1,760,051

OTHER ASSETS                                                            88,358             94,407
                                                                 -------------      -------------
                                                                 $  67,619,526      $  65,135,748
                                                                 =============      =============

                               LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS                                                         $  46,365,769      $  47,743,450

ADVANCES FROM FEDERAL HOME LOAN BANK                                11,690,299          7,845,869

ACCRUED INCOME TAXES PAYABLE:
  Current                                                               19,147             12,391
  Deferred                                                              23,326             54,461

ACCRUED INTEREST PAYABLE                                                64,726             37,015

OTHER LIABILITIES                                                      169,977            159,477
                                                                 -------------      -------------
          Total liabilities                                         58,333,244         55,852,663
                                                                 -------------      -------------
COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 3,000,000 shares
   authorized; 529,892 and 551,597 shares, respectively,
   issued and outstanding                                                5,299              5,516
 Employee benefit plans                                               (456,009)          (549,531)
 Additional paid-in capital                                          5,021,867          5,227,406
 Retained earnings-substantially restricted                          4,846,126          4,658,872
 Accumulated other comprehensive loss                                 (131,001)           (59,178)
                                                                 -------------      -------------
          Total stockholders' equity                                 9,286,282          9,283,085
                                                                 -------------      -------------
                                                                 $  67,619,526      $  65,135,748
                                                                 =============      =============

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                               2000              1999              1998
                                                           ------------      ------------      ------------
INTEREST INCOME:
  Loans receivable -
     First mortgage loans                                  $  3,659,298      $  3,346,707      $  3,022,710
     Consumer and other loans                                   326,594           236,365           166,851
  Mortgage-backed and related securities                        539,745           569,842           604,886
  Investment securities                                         173,858           176,640           400,524
  Other interest-earning assets                                  48,179            48,587            43,882
                                                           ------------      ------------      ------------
        Total interest income                                 4,747,674         4,378,141         4,238,853
                                                           ------------      ------------      ------------
INTEREST EXPENSE:
  Interest-bearing checking                                      22,531            24,145            20,767
  Passbook savings                                              241,533           254,576           272,110
  Certificates of deposit                                     2,025,630         2,015,890         2,030,590
  Advances from Federal Home Loan Bank                          583,420           368,737           296,636
                                                           ------------      ------------      ------------
        Total interest expense                                2,873,114         2,663,348         2,620,103
                                                           ------------      ------------      ------------
        Net interest income                                   1,874,560         1,714,793         1,618,750

PROVISION FOR LOAN LOSSES                                        22,500            16,500            12,000
                                                           ------------      ------------      ------------
        Net interest income after provision for
           loan losses                                        1,852,060         1,698,293         1,606,750
                                                           ------------      ------------      ------------
NON-INTEREST INCOME:
  Gains on foreclosed real estate                                11,112             1,661             5,599
  Securities gains (losses)                                     (12,873)            -                22,289
  Gains on sales of assets                                        -                 8,223            47,068
  Other                                                         108,029            90,782            70,743
                                                           ------------      ------------      ------------
        Total non-interest income                               106,268           100,666           145,699
                                                           ------------      ------------      ------------
NON-INTEREST EXPENSE:
  Compensation and benefits                                     586,911           590,853           590,686
  Occupancy and equipment                                       136,376           128,167           143,226
  SAIF deposit insurance premiums                                14,612            27,521            28,079
  Directors' fees and expenses                                   91,904            86,743            80,573
  Franchise taxes                                               131,297           141,499           153,455
  Data processing                                               130,948           113,370           102,135
  Advertising                                                    76,971            80,085            65,701
  Professional services                                         118,666           123,069           106,990
  Other                                                         152,945           163,432           150,255
                                                           ------------      ------------      ------------
        Total non-interest expense                            1,440,630         1,454,739         1,421,100
                                                           ------------      ------------      ------------
INCOME BEFORE PROVISION FOR
  INCOME TAXES                                                  517,698           344,220           331,349
                                                           ------------      ------------      ------------
PROVISION FOR INCOME TAXES:
  Current                                                       155,720           107,179            86,730
  Deferred                                                        5,866            (2,585)           (7,638)
                                                           ------------      ------------      ------------
        Total provision for income taxes                        161,586           104,594            79,092
                                                           ------------      ------------      ------------
NET INCOME                                                 $    356,112      $    239,626      $    252,257
                                                           ============      ============      ============
EARNINGS PER SHARE:
   BASIC                                                   $        .70      $        .45      $        .44
                                                           ============      ============      ============
   DILUTED                                                 $        .70      $        .45      $        .43
                                                           ============      ============      ============

           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                                          Retained       Accumulated
                                                              Employee     Additional     Earnings-         Other          Total
                                                   Common      Benefit       Paid-in    Substantially   Comprehensive  Stockholders'
                                                    Stock       Plans        Capital     Restricted     Income (Loss)     Equity
                                                    -----       -----        -------     ----------     -------------     ------
BALANCES, September 30, 1997                     $  6,464   $ (739,000)   $ 6,060,242   $  5,127,312    $      24,317  $ 10,479,335

COMPREHENSIVE INCOME:
  Net income, 1998                                    -            -            -            252,257           -            252,257
  Other comprehensive income, net of tax:
      Change in unrealized gain on investments
      available for sale, net of tax of $25,655       -            -            -               -              51,836        51,836
      Less reclassification  adjustment               -            -            -               -              (4,878)       (4,878)
                                                 --------   ----------    -----------   ------------    -------------   -----------
TOTAL COMPREHENSIVE  INCOME                           -            -            -            252,257           46,958       299,215

ESOP SHARES RELEASED, 5,554
 shares; $16.76 average fair market value             -         55,540         37,559           -               -            93,099

RRP SHARES AMORTIZED, 3,254 shares                    -         38,236          -               -               -            38,236

DIVIDENDS PAID ($.28 per share)                       -          1,370          1,088       (160,419)           -          (157,961)

PURCHASE OF 63,022 TREASURY SHARES                   (630)         -         (588,625)      (511,773)           -        (1,101,028)
                                                 --------   ----------    -----------   ------------    -------------   -----------

BALANCES, September 30, 1998                        5,834     (643,854)     5,510,264      4,707,377           71,275     9,650,896

COMPREHENSIVE  INCOME:
  Net income, 1999                                    -            -            -            239,626            -           239,626
  Other comprehensive income, net of tax:
    Change in unrealized gain on investments
    available for sale, net of tax of $67,203         -            -            -               -            (130,453)     (130,453)
                                                 --------   ----------    -----------   ------------    -------------   -----------
TOTAL COMPREHENSIVE  INCOME                           -            -            -            239,626         (130,453)      109,173

ESOP SHARES RELEASED, 5,261
  shares; $12.44 average fair market value            -         52,610         12,863           -               -            65,473

RRP SHARES AMORTIZED, 3,270 shares                    -         38,422          -               -               -            38,422

DIVIDENDS PAID ($.28 per share)                       -          3,291            955       (146,095)           -          (141,849)

PURCHASE OF 31,764 TREASURY SHARES                   (318)         -         (296,676)      (142,036)           -          (439,030)
                                                 --------   ----------    -----------   ------------    -------------   -----------
BALANCES, September 30, 1999                        5,516     (549,531)     5,227,406      4,658,872          (59,178)    9,283,085


                                  (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                                          Retained       Accumulated
                                                              Employee     Additional     Earnings-         Other          Total
                                                   Common      Benefit       Paid-in    Substantially   Comprehensive  Stockholders'
                                                    Stock       Plans        Capital     Restricted     Income (Loss)     Equity
                                                    -----       -----        -------     ----------     -------------     ------
COMPREHENSIVE INCOME:
 Net income, 2000                                     -            -            -            356,112           -            356,112
 Other comprehensive income, net of tax:
   Change in unrealized loss on investments
   available for sale, net of tax of $39,298          -            -            -               -             (80,319)      (80,319)
   Add reclassification adjustment                    -            -            -               -               8,496         8,496
                                                 --------   ----------    -----------   ------------    -------------   -----------

TOTAL COMPREHENSIVE INCOME                            -            -            -            356,112          (71,823)      284,289

ESOP SHARES RELEASED, 4,955
 shares; $9.40 average fair market value              -         49,550         (2,948)          -               -            46,602

RRP SHARES AMORTIZED, 3,270 shares                    -         38,422          -               -               -            38,422

DIVIDENDS PAID ($.28 per share)                       -          5,550            134       (141,612)           -          (135,928)

PURCHASE OF 21,705 TREASURY SHARES                   (217)         -         (202,725)       (27,246)           -          (230,188)
                                                 --------   ----------    -----------   ------------    -------------   -----------
BALANCES, September 30, 2000                     $  5,299   $ (456,009)   $ 5,021,867   $  4,846,126    $    (131,001)  $ 9,286,282
                                                 ========   ==========    ===========   ============    =============   ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                 2000                 1999                 1998
                                                           ----------------      --------------      ---------------
  OPERATING ACTIVITIES:
      Net income                                           $     356,112          $     239,626      $      252,257
      Adjustments to reconcile net income
        to net cash provided by operating
        activities -
          Gains on sales of assets                                 -                     (8,223)            (47,068)
          Securities (gains) losses                               12,873                   -                (22,289)
          Gains on foreclosed real estate                        (11,112)                (1,661)             (5,599)
          Provision for loan losses                               22,500                 16,500              12,000
          Depreciation                                            78,343                 70,843              88,669
          FHLB stock dividends                                   (40,300)               (36,500)            (34,800)
          RRP compensation                                        38,422                 38,422              38,236
          Amortization and accretion, net                         25,560                 14,463              21,490
          ESOP compensation                                       46,602                 65,473              93,099
      Change in -
          Accrued interest receivable                            (42,834)                 3,800              19,194
          Other assets                                             6,049                  1,214              27,595
          Current income taxes                                     6,756                 (8,715)             21,106
          Deferred income taxes                                    5,866                 (2,585)             (7,638)
          Accrued interest payable                                27,711                  4,201              14,622
          Other liabilities                                       10,500                 33,363             (53,956)
                                                           -------------          -------------      --------------
              Net cash provided by operating activities          543,048                430,221             416,918
                                                           -------------          -------------      --------------
  INVESTING ACTIVITIES:
      Net increase in loans                                   (3,756,900)            (5,205,103)         (5,657,816)
      Proceeds from maturities and calls of
        investment securities held to maturity                   440,000              1,523,000           4,247,000
      Purchases of investment securities
        held to maturity                                        (245,547)              (495,000)           (249,375)
      Proceeds from sales, calls and maturities of
        investment securities available for sale                 436,930                   -              1,347,391
      Purchases of investment securities
        available for sale                                         -                   (200,000)           (249,688)
      Principal collected on mortgage-backed
        securities held to maturity                              542,767                804,555             713,517
      Purchases of mortgage-backed
        securities held to maturity                                -                       -             (1,303,750)
      Principal collected on mortgage-backed
        securities available for sale                            177,230                744,457             643,667
      Purchases of mortgage-backed
        securities available for sale                              -                       -             (3,071,635)
      Purchases of FHLB stock                                    (17,100)                  -                   -
      Purchases of office properties
        and equipment                                            (29,011)               (75,363)            (16,076)
      Proceeds from sale of office property                        -                      5,000             155,000
      Proceeds from sales of foreclosed
        real estate                                               76,730                 95,000              74,764
                                                           -------------          -------------      --------------
              Net cash used for investing activities          (2,374,901)            (2,803,454)         (3,367,001)
                                                           -------------          -------------      --------------


                                   (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

                                                                 2000                 1999                 1998
                                                           ----------------      --------------      ---------------
  FINANCING ACTIVITIES:
      Dividends paid                                            (135,928)              (141,849)           (157,961)
      Purchase of Treasury shares                               (230,188)              (439,030)         (1,101,028)
      Proceeds from FHLB advances                             19,575,000              2,300,000          13,275,000
      Principal paid on FHLB advances                        (15,730,570)            (1,458,267)         (9,570,864)
      Net increase (decrease) in deposits                     (1,377,681)             2,306,869             443,883
                                                           -------------          -------------      --------------
              Net cash provided by financing activities        2,100,633              2,567,723           2,889,030
                                                           -------------          -------------      --------------
  INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                          268,780                194,490             (61,053)

CASH AND CASH EQUIVALENTS, beginning of year                     940,751                746,261             807,314
                                                           -------------          -------------      --------------
CASH AND CASH EQUIVALENTS, end of year                     $   1,209,531          $     940,751      $      746,261
                                                           =============          =============      ==============

NONCASH INVESTING ACTIVITIES:
    Loans taken into foreclosed real estate                $      13,806          $     128,236      $       29,722
    Unrealized holding gain (loss) on securities
      available for sale                                   $    (108,823)         $    (197,656)     $       71,346

SUPPLEMENTAL DISCLOSURES:
    Federal income taxes paid                              $     148,966          $     113,013      $       41,385

    Interest paid                                          $   2,845,403          $   2,659,147      $    2,605,481


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


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

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements at September 30, 2000 and 1999, and for the years ended September 30, 2000, 1999 and 1998, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

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

         Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 2000 and 1999 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

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

         Unearned income on certain installment loans, home improvement loans and automobile loans is amortized over the term of the loans using the Rule of 78's methods.

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

RECLASSIFICATIONS

         Certain reclassifications have been made to the 1999 and 1998 financial statements to conform to the 2000 financial statement presentation. These reclassifications had no effect on net income.

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

(2)    INVESTMENT SECURITIES HELD TO MATURITY

         Investment securities held to maturity consist of the following:

                                                       September 30, 2000
                                   ----------------------------------------------------------
                                                       Gross          Gross
                                     Carrying       Unrealized     Unrealized      Market
                                       Value           Gains          Losses       Value
                                   ------------     ----------     ----------    ------------
U.S. Government agency
  securities                       $    490,640     $    -         $    6,364    $    484,276
Obligations of states and
  political subdivisions              1,089,451         12,071            326       1,101,196
                                   ------------     ----------     ----------    ------------
                                      1,580,091         12,071          6,690       1,585,472
Restricted Equity Securities:
 Stock in FHLB, at cost                 598,800           -              -            598,800
                                   ------------     ----------     ----------    ------------
                                   $  2,178,891     $   12,071     $    6,690    $  2,184,272
                                   ============     ==========     ==========    ============
                                                        September 30, 1999
                                   ----------------------------------------------------------
                                                      Gross           Gross
                                     Carrying       Unrealized      Unrealized      Market
                                      Value           Gains           Losses        Value
                                   ------------     ----------     -----------    -----------
U.S. Government agency
  securities                       $    495,000     $    -         $   2,572     $    492,428
Obligations of states and
  political subdivisions              1,090,978         18,278           225        1,109,031
Certificates of deposit                 189,733            267          -             190,000
                                   ------------     ----------      --------     ------------
                                      1,775,711         18,545         2,797        1,791,459
Restricted Equity Securities:
 Stock in FHLB, at cost                 541,400          -              -             541,400
                                   ------------     ----------     ---------     ------------
                                   $  2,317,111     $   18,545     $   2,797     $  2,332,859
                                   ============     ==========     =========     ============

         The amortized cost and estimated market value of investment securities held to maturity at September 30, 2000, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                            Estimated
                                                         Amortized           Market
                                                            Cost             Value
                                                        ------------     -------------
       Due in one year or less                          $      -         $      -
       Due after one year through five years               1,139,413        1,146,040
       Due after five years through ten years                440,678          439,432
       Due after ten years                                   598,800          598,800
                                                        ------------     ------------
                                                        $  2,178,891     $  2,184,272
                                                        ============     ============

         At September 30, 2000 and 1999, investment securities with a carrying value of $560,000 and $560,000, respectively, were pledged to secure public deposits.

         Gross realized gains from investment securities classified as held to maturity, which were called prior to scheduled maturity, were $14,898 for the year ended September 30, 1998. There were no sales or calls of investment securities held to maturity during the years ended September 30, 2000 and 1999.

(3)   INVESTMENT SECURITIES AVAILABLE FOR SALE

         Investment securities available for sale consist of the following:


                                                      September 30, 2000
                              ------------------------------------------------------------
                                                Gross           Gross           Carrying
                               Amortized      Unrealized      Unrealized        (Market)
                                 Cost           Gains           Losses           Value
                              -----------     ----------      ----------      -----------
      U.S. Government
       agency securities      $   350,000     $   -           $    3,391      $   346,609
                              ===========     ==========      ==========      ===========
                                                    September 30, 1999
                              ------------------------------------------------------------
                                                 Gross          Gross            Carrying
                               Amortized       Unrealized     Unrealized         (Market)
                                 Cost            Gains          Losses            Value
                              -----------      ----------     ----------       -----------
      U.S. Government
       agency securities      $   799,777      $   -          $    8,618       $   791,159
                              ===========      ==========     ==========       ===========

         The amortized cost and estimated market value of investment securities available for sale at September 30, 2000, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                           Carrying
                                                          Amortized        (Market)
                                                            Cost            Value
                                                        ------------     ------------
      Due after one year through five years             $    350,000     $    346,609
      Due after five years through ten years                   -                -
                                                        ------------     ------------
                                                        $    350,000     $    346,609
                                                        ============     ============

         Gross realized losses from sales of investment securities available for sale were $12,873 for the year ended September 30, 2000. For the year ended September 1998, the Company had $7,391 in gross realized gains on available for sale securities. There were no sales of investment securities available for sale during the year ended September 30, 1999.

(4)    LOANS RECEIVABLE

         Loans receivable at September 30 are summarized as follows:

                                                               2000                1999
                                                           -------------      -------------
      Real estate loans:
       Single family residential                           $  43,271,541      $  41,355,517
       Multi-family residential                                2,439,691          1,680,603
       Commercial real estate                                  4,368,788          4,142,529
                                                           -------------      -------------
              Total real estate loans                         50,080,020         47,178,649
                                                           -------------      -------------
      Consumer and other loans:
       Loans secured by deposit accounts                         701,333            743,623
       Home improvement                                          289,654            210,862
       Automobile                                                973,251            798,020
       Home equity                                               306,510            314,378
       Other                                                   1,869,033          1,175,766
                                                           -------------      -------------
              Total consumer and other loans                   4,139,781          3,242,649
                                                           -------------      -------------
              Total loans                                     54,219,801         50,421,298
      Less:
       Unearned interest                                        (254,503)          (206,047)
       Loans in process                                         (115,199)          (108,130)
       Deferred loan fees and costs                             (135,988)          (111,613)
       Allowance for loan losses                                (296,822)          (292,500)
                                                           -------------      -------------
      Loans receivable, net                                $  53,417,289      $  49,703,008
                                                           =============      =============
      Weighted average interest rate                               7.61%              7.31%
                                                           =============      =============

         Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                               2000            1999           1998
                                            ----------      ----------      ---------
      Balance, beginning of year            $  292,500      $  288,350      $ 286,571
      Provision charged to expense              22,500          16,500         12,000
      Loans charged off                        (24,491)        (12,496)       (10,221)
      Loans recovered                            6,313             146            -
                                            ----------      -----------     ---------

      Balance, end of year                  $  296,822      $  292,500      $ 288,350
                                            ==========      ==========      =========


         Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $206,000, $153,000 and $125,000, at September 30, 2000, 1999 and 1998, respectively.
Interest income which would have been recognized under the original terms of these contracts was $7,086, $3,455 and $8,598, respectively.

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

         The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $193,868 and $10,772 at September 30, 2000 and 1999, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:

                                                           Year Ended
                                                          September 30,
                                                  -----------------------------
                                                      2000            1999
                                                  ------------     ------------
              Balance, beginning of year          $     10,772     $     11,379
              New loans advanced                       189,143             -
              Repayments                                (6,047)            (607)
                                                  ------------     ------------
              Balance, end of year                $    193,868     $     10,772
                                                  ============     ============

(5)    MORTGAGE-BACKED SECURITIES HELD TO MATURITY

         Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                               2000
                                  ------------------------------------------------------------
                                                     Gross          Gross           Estimated
                                     Carrying      Unrealized     Unrealized          Market
                                      Value          Gains          Losses             Value
                                  ------------     ----------     ----------       -----------
        FHLMC Certificates        $  1,399,593     $    2,578     $   48,208       $  1,353,963
        FNMA Certificates              831,224          2,794         32,295            801,723
        GNMA Certificates               16,500          1,392          -                 17,892
        FNMA and FHLMC CMO's         1,629,114         11,992          -              1,641,106
                                  ------------     ----------     ----------       ------------
                                  $  3,876,431     $   18,756     $   80,503       $  3,814,684
                                  ============     ==========     ==========       ============
        Weighted average rate                                           6.25%
                                                                  ==========

                                                               1999
                                  --------------------------------------------------------------
                                                     Gross           Gross          Estimated
                                     Carrying      Unrealized      Unrealized         Market
                                      Value          Gains           Losses            Value
                                  ------------     ----------     ------------     -------------
        FHLMC Certificates        $  1,740,742     $    4,120     $     73,972     $  1,670,890
        FNMA Certificates            1,042,890          4,219           49,065          998,044
        GNMA Certificates               17,579          1,240              -             18,819
        FNMA and FHLMC CMO's         1,642,239         10,150              -          1,652,389
                                  ------------     ----------     ------------     ------------
                                  $  4,443,450     $   19,729     $    123,037     $  4,340,142
                                  ============     ==========     ============     ============
        Weighted average rate                                             6.31%
                                                                  ============

         There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 2000, 1999 and 1998.

(6)    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

         Mortgage-backed securities available for sale at September 30 consist of the following:

                                                            2000
                                  --------------------------------------------------------
                                                    Gross         Gross        Carrying
                                    Amortized     Unrealized    Unrealized     (Market)
                                      Cost          Gains         Losses         Value
                                  ------------    ----------    ----------    -----------
        FHLMC Certificates        $    270,723    $      588    $    2,878    $    268,433
        FNMA Certificates              412,033           108        12,060         400,081
        GNMA Certificates              369,786         4,891           -           374,677
        FNMA and FHLMC CMO's         3,553,808           -         185,745       3,368,063
                                  ------------    ----------    ----------    ------------
                                  $  4,606,350    $    5,587    $  200,683    $  4,411,254
                                  ============    ==========    ==========    ============

        Weighted average rate                                         5.82%
                                                                ==========


                                                            1999
                                  --------------------------------------------------------
                                                    Gross         Gross        Carrying
                                    Amortized     Unrealized    Unrealized     (Market)
                                      Cost          Gains         Losses         Value
                                  ------------    ----------    ----------    -----------
        FHLMC Certificates        $    321,680    $      773    $    3,944    $    318,509
        FNMA Certificates              469,248           153        16,942         452,459
        GNMA Certificates              442,004         7,199             -         449,203
        FNMA and FHLMC CMO's         3,550,815        22,973        91,257       3,482,531
                                  ------------    ----------    ----------    ------------
                                  $  4,783,747    $   31,098    $  112,143    $  4,702,702
                                  ============    ==========    ==========    ============

        Weighted average rate                                         5.85%
                                                                ==========

         There were no sales of mortgage-backed securities available for sale during the years ended September 30, 2000, 1999 or 1998.

(7)    ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable at September 30 is summarized as follows:

                                                                        2000            1999
                                                                   --------------  --------------
         Loans                                                     $      292,238  $      244,985
         Investment securities                                             35,763          40,037
         Mortgage-backed and related
          securities                                                       52,443          52,588
                                                                   --------------  --------------
                                                                   $      380,444  $      337,610
                                                                   ==============  ==============

(8)    OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at September 30 are summarized as follows:


                                                                        2000            1999
                                                                   --------------  --------------
         Land                                                      $      445,271  $      445,271
         Buildings and improvements                                     1,434,130       1,434,130
         Furniture, fixtures and equipment                                313,539         299,700

         Automobile                                                        20,170          13,667
                                                                   --------------  --------------
                                                                        2,213,110       2,192,768

         Less - accumulated depreciation                                 (502,391)       (432,717)
                                                                   --------------  --------------
                                                                   $    1,710,719  $    1,760,051
                                                                   ==============  ==============

(9)    OTHER ASSETS

               Other assets at September 30 are summarized as follows:

                                                                         2000             1999
                                                                   ---------------  -------------
          Prepaid Federal insurance                                $         2,439  $       7,155
          Prepaid franchise taxes                                           27,250         28,123
          Other prepaid expenses                                            58,669         59,129
                                                                   ---------------  -------------
                                                                   $        88,358  $      94,407
                                                                   ===============  =============

(10)      DEPOSITS

               Deposits at September 30 are summarized as follows:

                      Weighted
                    Average Rate
                  at September 30,
                        2000                      2000                              1999
                       ------        -----------------------------     ----------------------------
                                          Amount          Percent           Amount         Percent
                                     ----------------    ---------     ---------------    ---------
Passbook                 2.75%       $      8,343,483         18.0%    $     9,258,500         19.4%
                       ------        ----------------    ---------     ---------------    ---------

Christmas club           3.00                  88,652           .2             102,624           .2
                       ------        ----------------    ---------     ---------------    ---------

Demand accounts           -                 1,262,475          2.7           1,236,293          2.6
                       ------        ----------------    ---------     ---------------    ---------

NOW accounts             2.50                 800,827          1.7             877,719          1.8
                       ------        ----------------    ---------     ---------------    ---------

Certificates:
  3.0-3.99%                -                    -             -                530,851          1.1
  4.0-4.99%              4.55               1,128,748          2.5           1,624,505          3.4
  5.0-5.99%              5.24               3,857,127          8.3          24,325,897         51.0
  6.0-6.99%              6.41              30,687,183         66.2           9,787,061         20.5
  7.0-7.99%              7.52                 197,274           .4               -              -
                       ------        ----------------    ---------     ---------------    ---------
                         6.23              35,870,332         77.4          36,268,314         76.0
                       ------        ----------------    ---------     ---------------    ---------
                         5.37%       $     46,365,769        100.0%    $    47,743,450        100.0%
                       ======        ================    =========     ===============    =========

         The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $5,005,000 and $4,348,000 at September 30, 2000 and 1999, respectively.

         At September 30, 2000, scheduled maturities of certificates of deposit are as follows:

                           Year
                          Ending
                       September 30,               Amount                Percent
                       -------------          ----------------          ---------
                           2001               $     25,940,935               72.3%
                           2002                      7,345,906               20.5
                           2003                      1,920,035                5.4
                           2004                        663,456                1.8
                                              ----------------          ---------
                                              $     35,870,332              100.0%
                                              ================          =========


(11)   OTHER LIABILITIES

         Other liabilities at September 30 are summarized as follows:

                                                   2000                     1999
                                              --------------            ------------
                      Escrow accounts         $       78,583            $     90,605
                      Accrued expenses                63,714                  49,157
                      Other liabilities               27,680                  19,715
                                              --------------            ------------
                                              $      169,977            $    159,477
                                              ==============            ============

(12)   ADVANCES FROM FEDERAL HOME LOAN BANK

         The advances from the Federal Home Loan Bank at September 30 consist of the following:

                       Due in Year
                         Ending
                      September 30                 2000                     1999
                      ------------            --------------            ------------
                          2000                $        -                $  2,475,000
                          2001                     2,800,000                   -
                          2002                     3,575,000               1,000,000
                          2003                         -                       -
                          2004                         -                       -
                          2005                         -                       -
                      After 2005                   5,315,299               4,370,869
                                              --------------            ------------
                                              $   11,690,299            $  7,845,869
                                              ==============            ============

                      Weighted average rate             6.31%                   5.33%
                                              ==============            ============


         The advances were collateralized by first mortgage loans totaling $14,612,900 and $11,768,800 at September 30, 2000 and 1999, respectively.

(13)   INCOME TAXES

         The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 2000, 1999, and 1998 to income before the provision for income taxes as a result of the following:

                                                                 Year Ended
                                                                September 30,
                                               ----------------------------------------------
                                                  2000              1999              1998
                                               -----------      ------------      -----------
      Expected provision for
       income taxes at Federal tax rate        $   176,017      $   117,035       $  112,659
      Tax-exempt interest                          (18,545)         (15,734)         (23,851)
      Surtax exemption                                   -                -           (1,813)
      Others, net                                    4,114            3,293           (7,903)
                                               -----------      ------------      -----------
                                               $   161,586      $   104,594       $   79,092
                                               ===========      ============      ===========

         The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The net deferred tax liability at September 30 consists of the following:

                                                              2000               1999
                                                          -------------      ------------
      FHLB stock dividends not currently
         taxable                                          $   (124,615)      $  (110,913)
      Depreciation                                             (28,045)          (26,395)
      Loan fees                                                 46,236            37,948
      Unrealized securities gains and losses                    67,786            30,485
      Bad debts                                                 84,208            84,924
      Employee benefit plans                                    13,117            12,232
      Others, net                                                 -                 (729)
                                                          ------------       -----------
                                                                58,687            27,552
      Less - valuation allowance for bad
         debt deferred tax asset                               (82,013)          (82,013)
                                                          ------------       -----------
              Net deferred tax liability                  $    (23,326)      $   (54,461)
                                                          ============       ===========

         Retained earnings at September 30, 2000 and 1999, includes approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 2000 and 1999, respectively.

(14)  STOCK-BASED COMPENSATION PLANS

         The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 37,529 options were granted during the year ended September 30, 1997. Participants vest in the options granted over a five year period.

         In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of FASB No. 123, the Company's 2000, 1999 and 1998 results of operations would have been reduced to the pro forma amounts indicated below:

                                         2000           1999           1998
                                     ------------   ------------   ------------
Net income:
  As reported                        $ 356,112      $    239,626   $    252,257
  Pro forma                          $ 351,158      $    235,217   $    244,744

Basic earnings per share:
  As reported                        $     .70      $        .45   $        .44
  Pro forma                          $     .69      $        .45   $        .42

Diluted earnings per share:
  As reported                        $     .70      $        .45   $        .43
  Pro forma                          $     .69      $        .44   $        .41


         The fair value of each option granted is estimated using the Black-Scholes option pricing model with the following assumptions:

                                         2000           1999           1998
                                     ------------   ------------   ------------
Expected dividend yield              $        .28   $        .28   $        .28
Expected stock price volatility             10.00%         14.56%          7.09%
Risk-free interest rate                      6.00%          5.85%          4.39%
Expected life of options                  4 years        5 years        6 years


         The following table summarizes information about fixed stock options outstanding:

                                                Weighted
                                                Average
                                                Remaining     Weighted       Number        Weighted
                    Range of      Number       Contracted      Average     Exercisable      Average
     At             Exercise    Outstanding       Life        Exercise         at          Exercise
September 30,        Prices       9/30/00        (Years)        Price       Year End         Price
-------------        ------       -------        -------        -----       --------         -----
     1998          $   12.00       13,135          8.4        $  12.00        5,629        $  12.00
     1999          $   12.00       20,641          6.9        $  12.00       13,135        $  12.00
     2000          $   12.00       28,147          5.4        $  12.00       20,641        $  12.00

RECOGNITION AND RETENTION PLAN AND TRUST ("RRP")

         The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $170,049 and $208,471 at September 30, 2000 and 1999, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the years ended September 30, 2000, 1999 and 1998 was $38,422, $38,422 and $38,236, respectively. RRP shares available which have not been awarded totaled 10,433 at September 30, 2000 and 1999. There were 3,270, 3,270 and 3,254 shares amortized during the years ended September 30, 2000, 1999 and 1998, respectively.

(15)  REGULATORY CAPITAL REQUIREMENTS

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2000, the Bank meets all capital adequacy requirements to which it is subject.

         As of September 30, 2000, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.



                                                                                      For Capital
                                      Actual                                       Adequacy Purposes
                              ---------------------         --------------------------------------------------------------------
                                 Amount       Ratio                         Amount                             Ratio
                              ------------    -----                      ------------                          -----
As of September 30, 2000:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)   $  8,429,974     21.2%        less than or equal to $ 3,175,120      less than or equal to 8.0%
 Tier I Capital
  (to Adjusted Total Assets)  $  8,133,152     12.1%        less than or equal to $ 2,694,165      less than or equal to 4.0%
 Tangible Capital
  (to Adjusted Total Assets)  $  8,133,152     12.1%        less than or equal to $ 1,010,312      less than or equal to 1.5%

As of September 30, 1999:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)   $  8,754,852     26.9%        less than or equal to $ 2,599,040      less than or equal to 8.0%
 Tier I Capital
  (to Adjusted Total Assets)  $  8,462,352     13.1%        less than or equal to $ 2,526,075      less than or equal to 4.0%
 Tangible Capital
  (to Adjusted Total Assets)  $  8,462,352     13.1%        less than or equal to $   965,820      less than or equal to 1.5%


                                               To Be Well
                                            Capitalized Under
                                            Prompt Corrective
                                            Action Provisions
                                --------------------------------------------
                                             Amount                  Ratio
                                          ------------               -----
As of September 30, 2000:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     less than or equal to $3,968,900     10.0%
 Tier I Capital
  (to Adjusted Total Assets)    less than or equal to $4,041,248      6.0%
 Tangible Capital
  (to Adjusted Total Assets)    less than or equal to $3,367,707      5.0%

As of September 30, 1999:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     less than or equal to $3,248,800     10.0%
 Tier I Capital
  (to Adjusted Total Assets)    less than or equal to $3,863,280      6.0%
 Tangible Capital
  (to Adjusted Total Assets)    less than or equal to $3,219,400      5.0%


(16)   COMMITMENTS AND CONTINGENCIES

         In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $1,300,000 and $2,100,000 at September 30, 2000 and 1999, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

         The Bank was not committed to sell or purchase loans or securities at September 30, 2000 or 1999.

(17)   EMPLOYEE STOCK OWNERSHIP PLAN

         The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 2000, 1999 and 1998 was $46,602, $65,473 and $93,099,
respectively. During 2000, 1999 and 1998, 5,576, 5,590 and 5,676 shares were allocated to the employees leaving 32,728 unallocated and unreleased shares at September 30, 2000.

         The Company uses dividends paid on allocated and unallocated ESOP shares to reduce the outstanding loan balance.

         The fair value of the unreleased ESOP shares was approximately $336,000 and $384,000 at September 30, 2000 and 1999, respectively.

(18)   PURCHASE OF COMMON STOCK

         The Company purchased 21,705, 31,764 and 63,022 shares of its outstanding common stock at an aggregate cost of $230,188, $439,030 and $1,101,028, during the years ended September 30, 2000, 1999 and 1998, respectively. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(19)   EARNINGS PER SHARE

         Basic and full dilution Earnings Per Share (EPS) were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating EPS.

                                             Income            Shares         Per Share
Year Ending September 30,                  (Numerator)      (Denominator)      Amount
                                           -----------      -------------      ------
2000
Basic EPS                                  $   356,112           505,715      $    0.70
Effect of dilutive securities -
  options                                        -                 -               -
                                           -----------      ------------      ---------

Diluted EPS                                $   356,112           505,715      $    0.70
                                           ===========      ============      =========

1999
Basic EPS                                            $    239,626               528,074           $    0.45
Effect of dilutive securities -
  options                                                    -                    1,327                 -
                                                      -----------          ------------           ---------

Diluted EPS                                          $    239,626               529,401           $    0.45
                                                     ============          ============           =========

1998
Basic EPS                                            $    252,257               579,613           $    0.44
Effect of dilutive securities -
  options                                                    -                   10,734               (0.01)
                                                      -----------          ------------           ---------

Diluted EPS                                          $    252,257               590,347           $    0.43
                                                     ============          ============           =========

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

(21)   FAIR VALUES OF FINANCIAL INSTRUMENTS

         The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:


                                                              2000                                  1999
                                            ----------------------------------      ---------------------------------
                                                   CARRYING                              CARRYING
                                                    AMOUNT         FAIR VALUE             AMOUNT         FAIR VALUE
                                                   --------        ----------             ------         ----------
Financial assets:
  Cash and cash equivalents                 $        1,209,531  $    1,209,531      $       940,751  $        940,751
  Loans receivable, less allowance                  53,417,289      52,641,176           49,703,008        49,659,604
  Investment securities held to
     maturity                                        2,178,891       2,184,272            2,317,111         2,332,859
  Investment securities available
     for sale                                          346,609         346,609              791,159           791,159
  Mortgage-backed securities held
     to maturity                                     3,876,431       3,814,684            4,443,450         4,340,142


                                       -36-

Mortgage-backed securities
     available for sale                              4,411,254       4,411,254            4,702,702         4,702,702
Accrued interest receivable                            380,444         380,444              337,610           337,610

Financial liabilities:
  Deposits                                          46,365,769      46,381,724           47,743,450        47,767,348
Advances from Federal Home
     Loan Bank                                      11,690,299      11,690,299            7,845,869         7,845,869
Accrued interest payable                                64,726          64,726               37,015            37,015

         The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

         While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 2000 and 1999, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 2000 and 1999 should not necessarily be considered to apply at subsequent dates.

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

(22)   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Selected quarterly consolidated financial data is as follows:

                                                              FISCAL YEAR 2000
                                        ----------------------------------------------------------------------
                                                              QUARTER ENDED
                                        ----------------------------------------------------------------------
                                         DECEMBER 31            MARCH 31          JUNE 30        SEPTEMBER 30
                                        -------------        -------------     -------------     -------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,127            $   1,156         $   1,215         $   1,249
Total interest expense                          669                  687               732               785
                                          ---------            ---------         ---------         ---------

      Net interest income                       458                  469               483               464

Provision for loan losses                         5                    6                 6                 6
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                453                  463               477               458

Non-interest income                              28                   28                36                27
Non-interest expense                            372                  363               359               359
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                               109                  128               154               126
Provision for income taxes                       35                   40                48                38
                                          ---------            ---------         ---------         ---------

Net income                                $      74            $      88         $     106         $      88
                                          =========            =========         =========         =========

Net income per share:
  Basic                                   $     .14            $     .17         $     .21         $     .18
                                          =========            =========         =========         =========
  Diluted                                 $     .14            $     .17         $     .21         $     .18
                                          =========            =========         =========         =========

Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          =========            =========         =========         =========

                                                              FISCAL YEAR 1999
                                        ----------------------------------------------------------------------
                                                              QUARTER ENDED
                                        ----------------------------------------------------------------------
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
                                          =========            =========         =========         =========


(23)  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                                    BALANCE SHEETS
               ASSETS                                                           2000                     1999
                                                                        -----------------        -----------------
Cash and cash equivalents                                               $         899,350        $          54,524
Investment in subsidiary                                                        8,004,389                8,408,862
Investment securities available for sale                                          346,609                  791,159
Accrued interest receivable                                                         6,882                   15,849
Other assets                                                                       18,854                   19,842
Income taxes refundable                                                            57,620                   25,241
Deferred income taxes                                                               3,115                    4,891
                                                                        -----------------        -----------------
                                                                        $       9,336,819        $       9,320,368
                                                                        =================        =================
               LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                       $          50,537        $          37,283
                                                                        -----------------        -----------------
               Total liabilities                                                   50,537                   37,283
                                                                        -----------------        -----------------

Common stock                                                                        5,299                    5,516
Employee benefit plans                                                           (456,009)                (549,531)
Additional paid-in capital                                                      5,021,867                5,227,406
Retained earnings                                                               4,846,126                4,658,872
Accumulated other comprehensive income (loss)                                    (131,001)                 (59,178)
                                                                        -----------------        -----------------
               Total stockholders' equity                                       9,286,282                9,283,085
                                                                        -----------------        -----------------
                                                                        $       9,336,819        $       9,320,368
                                                                        =================        =================

                              STATEMENTS OF INCOME

                                                                               2000                    1999
                                                                         ----------------        -----------------
Interest on investment securities                                       $          41,464        $          45,958
Non-interest income                                                                     -                        -
Non-interest expense                                                             (168,690)                (159,840)
                                                                        -----------------        -----------------

Loss before income taxes and equity in
  income of subsidiary                                                           (127,226)                (113,882)

Credit for income taxes                                                           (32,380)                 (22,687)
                                                                        -----------------        -----------------

Loss before equity in income of subsidiary                                        (94,846)                 (91,195)

Equity in income of subsidiary                                                    450,958                  330,821
                                                                        -----------------        -----------------

Net income                                                              $         356,112        $         239,626
                                                                        =================        =================


                            STATEMENTS OF CASH FLOWS

                                                                                2000                    1999
                                                                         ----------------        -----------------
Operating activities:
  Net income                                                                $     356,112          $       239,626
  Adjustments to reconcile net income to net
   cash flows provided by operating activities -
      Equity in income of subsidiary                                             (450,958)                (330,821)
      Dividends received from subsidiary                                          750,000                  750,000
      Accretion                                                                       (26)                     (63)
      Deferred income taxes                                                          -                       7,837
      Securities losses                                                            12,873                    -
      ESOP compensation                                                            76,759                   65,473
      RRP compensation                                                             38,422                   38,422
      Change in:
        Other assets                                                                  988                   17,417
        Accrued interest receivable                                                 8,967                   (2,661)
        Income taxes refundable                                                   (32,379)                  (5,930)
        Other liabilities                                                          13,254                   10,129
                                                                        -----------------        -----------------
           Net cash provided by
             operating activities                                                 774,012                  789,429
                                                                        -----------------        -----------------

Investing activities:
  Purchases of investment securities available for sale                             -                     (200,000)
  Proceeds from sales, calls and maturities of investment
     securities available for sale                                                436,930                   -
                                                                        -----------------        -----------------
            Net cash provided by (used for)
              investing activities                                                436,930                 (200,000)
                                                                        -----------------        -----------------


                                     -39-

Financing activities:
  Dividends paid                                                                 (135,928)                (141,849)
  Purchase of treasury shares                                                    (230,188)                (439,030)
                                                                        -----------------        -----------------
           Net cash used for
             financing activities                                                (366,116)                (580,879)
                                                                        -----------------        -----------------
Net increase in cash and cash equivalents                                         844,826                    8,550
Cash and cash equivalents, beginning of year                                       54,524                   45,974
                                                                        -----------------        -----------------

Cash and cash equivalents, end of year                                  $         899,350        $          54,524
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

ANNUAL MEETING:

         The Annual Meeting of Stockholders of First Federal Financial Bancorp, Inc. will be held at the Ashland Plaza Hotel, located at 15th Street and Winchester Avenue, Ashland, Kentucky, in the Board Room, on Wednesday, January 17, 2001 at 2:00 p.m.


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

COMMON STOCK AND RELATED MATTERS:

         The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at

$10.00 per share. As of December 1, 2000, there were 163 stockholders of record and 477,612 outstanding shares of common stock.

         The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 1998, 1999 and 2000:


                                                                   Price Per Share
                                                  ------------------------------------------            Dividends
         Quarter Ended                                 High                      Low                     Declared
     ----------------------                       -------------             -----------               ------------
1998

   December 31, 1997                              $    16     7/16          $     14  1/2            $       .07

   March 31, 1998                                      17     9/16                16  5/8                    .07

   June 30, 1998                                       18      3/4                17                         .07

   September 30, 1998                                  17      3/4                16                         .07

1999

   December 31, 1998                                   17                         13                         .07

   March 31, 1999                                      14                         10    3/4                  .07

   June 30, 1999                                       12                         10                         .07

   September 30, 1999                                  11      1/2                11                         .07


2000

   December 31, 1999                                   10      3/4                 9    1/8                  .07

   March 31, 2000                                      11                          6    3/4                  .07

   June 30, 2000                                        7                          6    3/4                  .07

   September 30, 2000                                  11      3/4                 9    1/8                  .07

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


                                     -43-