Form 10KSB, Exhibit 13
period 2001-09-30
FIRST FEDERAL FINANCIAL BANCORP INC
filed 2001-12-21
CIK 1009194

                                                                      EXHIBIT 13






                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                               2001 ANNUAL REPORT

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

                                TABLE OF CONTENTS

                                * * * * * * * * *

                                                                                                            Page
                                                                                                            ----
President's Letter to Stockholders...................................................................           1

Selected Consolidated Financial Information..........................................................           2

Management's Discussion and Analysis
  of Financial Condition and Results of Operations...................................................        3-14

Independent Auditor's Report ........................................................................          15

Consolidated Financial Statements:
  Consolidated Balance Sheets........................................................................          16
  Consolidated Statements of Income..................................................................          17
  Consolidated Statements of Changes
     in Stockholders' Equity.........................................................................       18-19
  Consolidated Statements of Cash Flows..............................................................       20-21

Notes to Consolidated Financial Statements...........................................................       22-41

Directors and Executive Officers.....................................................................          42

Banking Locations....................................................................................          42

Stockholder Information..............................................................................       43-44


                                * * * * * * * * *

                      FIRST FEDERAL FINANCIAL BANCORP, INC.
                                415 Center Street
                                  Ironton, Ohio
                                (740) 532 - 6845


To Our Stockholders and Friends:

We are proud to deliver another year of operating results and we are grateful for your continued support and confidence. First Federal entered the new millennium following record fiscal 2000 earnings. In spite of a slowing local economy and strong competition from six local and regional financial institutions, we were able to achieve 2001 net income of $268,000, or $.61 per share, as compared to $356,000, or $.70 per share, for fiscal year 2000.

We continued our stock buyback program during the year repurchasing an additional 82,755 shares. This factor, along with our profitability, increased our book value per share to $19.48 at September 30, 2001, up from $17.52 at September 30, 2000. We also continued our regular quarterly dividend policy of $.07 per share throughout 2001.

Total assets reached $70.0 million for the first time in our history, closing the year at $71.0 million, up $3.4 million, or 5.0%, over fiscal year 2000. We experienced a slower loan demand for the first time in the past five years as a direct result of the local, economic downturn. Loans decreased $1.1 million, or 2.1%, from the record high $53.4 million at the close of fiscal 2000. This economic downturn can also be attributable to our higher than normal level of loans charged-off during the year, such amounts totaling $104,000 as compared to $18,000 for fiscal 2000 and $12,000 for fiscal year 1999. Increased provision for loan losses also had a direct effect on our decreased earnings as additional loan loss provisions were required to maintain our allowance for loan losses at an acceptable level. Overall, we believe our asset quality remains good, and we continue to practice conservative, loan underwriting standards.

The new year, fiscal year 2002, presents new challenges unprecedented during most of our banking careers. Key interest rates are at all time lows, and we anticipate a year where loan refinancings and early calls of investment securities will generate excess levels of liquidity. Management and your Board will be faced with the challenge of reinvesting such liquidity in profitable, interest-earning assets. We feel we are up to such challenge, and you can rest assured that every effort will be maintained to increase shareholder value. Despite the general pessimism about consumer confidence, we feel your institution remains strong, and we can rise to the top in our local trade area. The commitment by our customers, members of our Board, and employees and management team will enable us to remain very competitive and successful during fiscal 2002, and I look forward to the challenges which lie ahead.

Sincerely,


/s/ I. VINCE RICE
I. Vince Rice
President

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                              September 30,
                                             ----------------------------------------------------------------------------
                                                 2001              2000           1999            1999             1997
                                             -----------       -----------    -----------     -----------     -----------
                                                                              (Dollars in Thousands)
SELECTED FINANCIAL CONDITION AND OTHER DATA:
Total assets                                 $    70,986       $    67,620    $    65,136     $    62,396     $    59,078
Cash and cash equivalents                          2,196             1,210            941             746             807
Investment securities(1)                           3,539             2,525          3,108           3,920           8,951
Mortgage-backed securities(2)                     10,499             8,288          9,146          10,887           7,826
Loans receivable, net                             52,275            53,417         49,703          44,643          39,026
Real estate owned                                    311                 -             45              11              50
Deposits                                          51,116            46,366         47,743          45,437          44,993
FHLB advances                                     10,837            11,690          7,846           7,004           3,300
Stockholders' equity, net                          8,710             9,286          9,283           9,651          10,479
Full service offices                                   2                 2              2               2               2



                                                                  At or For the Year Ended September 30,
                                             -----------------------------------------------------------------------------
                                                 2001              2000           1999            1999               1997
                                             -----------       -----------    -----------     -----------     -------------
                                                                              (Dollars in Thousands)
SELECTED OPERATING DATA:
Total interest income                        $     5,019       $     4,748    $     4,378     $     4,239     $     4,134
Total interest expense                             3,166             2,873          2,663           2,620           2,448
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income                            1,853             1,875          1,715           1,619           1,686
Provision for loan losses                             55                23             17              12               3
                                             -----------       -----------    -----------     -----------     -----------
    Net interest income after
     provision for loan losses                     1,798             1,852          1,698           1,607           1,683
Non-interest income                                  128               106            101             145              52
Non-interest expense                               1,537             1,440          1,455           1,421           1,306
                                             -----------       -----------    -----------     -----------     -----------
    Income before provision
     for income taxes                                389               518            344             331             429
Provision for income taxes                           121               162            104              79             142
                                             -----------       -----------    -----------     -----------     -----------
Net income                                   $       268       $       356    $       240     $       252     $       287
                                             ===========       ===========    ===========     ===========     ===========
Earnings per share:
     Basic                                   $       .61       $       .70    $       .45     $       .44     $       .46
     Diluted                                 $       .61       $       .70    $       .45     $       .43     $       .46
Book value per share                         $     19.48       $     17.52    $     16.83     $     16.54     $     16.21

SELECTED OPERATING RATIOS(3):
 Return on average assets                           0.39%             0.53%          0.37%           0.41%           0.49  %
 Return on average equity                           3.01              3.81           2.58            2.56            2.70
 Average equity to average assets                  12.89             13.99          14.39           15.93           18.23
 Equity to assets at
  end of year                                      12.27             13.73          14.25           15.47           17.70
 Interest rate spread(4)                            2.25              2.32           2.18            2.04            2.12
 Net interest margin(4)                             2.79              2.90           2.75            2.72            2.97
 Average interest-earning assets
  to average interest-bearing
  liabilities                                     111.30            113.12         113.30          115.48          119.77
 Net interest income after
  provision for loan losses to
  total expense                                   116.98            128.61         116.70          113.93          128.87
 Non-interest expense to average
  total assets                                      2.23              2.15           2.24            2.30            2.24

ASSET QUALITY RATIOS(5):
 Non-performing loans to total
  loans at end of year                              0.40              0.41           0.30            0.27            0.21
 Non-performing assets to total
  assets at end of year                             0.74              0.33           0.34            0.22            0.22
 Allowance for loan losses to
  total loans outstanding
  at end of year                                    0.47              0.55           0.59            0.64            0.73


-------------
(1) Includes investment securities held to maturity as well as those available for sale.
(2) Includes mortgage-backed securities held to maturity as well as those available for sale.
(3) With the exception of end of year ratios, all ratios are based on average monthly balances during the year.
(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

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

               The Bank conducts business from its main office located in Ironton, Ohio and one full-service branch office located in Proctorville, Ohio. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At September 30, 2001, the Company had total consolidated assets of $71.0 million, total consolidated liabilities of $62.3 million, and total stockholders' equity of $8.7 million.

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

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

               In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Bank operates), the impact of competition for the Bank's customers from other providers of financial services, the impact of government legislation and regulation (which change from time to time and over which the Bank has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB to be filed by the Company in 2002 and any Current Reports on Form 8-K filed by the Company.

FINANCIAL CONDITION

               ASSETS. Total assets increased by $3.4 million, or 5.0%, from $67.6 million at September 30, 2000 to $71.0 million at September 30, 2001. The increase consisted primarily of increases in cash and cash equivalents of $1.0 million, investment securities of $1.0 million, and mortgage-backed securities of $2.2 million, partially offset by a decrease in loans receivable of $1.1 million.

               CASH AND CASH EQUIVALENTS. These balances consist of cash on hand and interest-bearing checking accounts and overnight deposit accounts in other financial institutions. Cash and cash equivalents increased $1.0 million, totaling $2.2 million at September 30, 2001 as compared to $1.2 million at September 30, 2000.

               INVESTMENT SECURITIES. Investment securities consist primarily of U.S. Government agency securities and obligations of states and political subdivisions. Investment securities, both held to maturity and available for sale, increased $1.0 million, or 40.0%, from $2.5 million at September 30, 2000 to $3.5 million at September 30, 2001.

               LOANS RECEIVABLE. The Company's loans receivable, net, decreased by $1.1 million, or 2.1%, from $53.4 million at September 30, 2000 to $52.3 million at September 30, 2001. Total loan originations during the year amounted to $10.9 million, of which $6.5 million were for single-family residential loans within the Company's local trade area.

               LOAN CONCENTRATIONS. The Company does not have a concentration of its loan portfolio in any one industry or to any one borrower. Real estate lending (both mortgage and construction loans) continues to be the largest component of the loan portfolio, representing $48.9 million, or 92.3%, of total gross loans outstanding at September 30, 2001, while consumer loans, including installment loans, loans secured by deposit accounts and unsecured loans, totaled $4.1 million, or 7.7%, of total gross loans outstanding.

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

               The allowance for loan losses as a percentage of total loans decreased slightly from .55% at September 30, 2000 to .47% at September 30, 2001. The total dollar amount of the allowance decreased from $297,000 at September 30, 2000 to $248,000 at September 30, 2001.

               Charge-off activity for the year ended September 30, 2001 totaled $105,698 as compared to $24,491 for the preceding year. Recoveries totaled $1,550 and $6,313 for the years ended September 30, 2001 and 2000, respectively. Of the $105,698 of charge-offs in 2001, approximately $92,000 consisted of consumer loans, of which $31,000 was to one borrower. The remainder consisted of 14 other consumer loans which management attributes to an economic downturn in the local economy.

               The Company had $204,000 and $206,000 of non-accrual loans at September 30, 2001 and 2000, respectively. At the same dates, there were loans of $7,000 and $15,000 greater than 90 days delinquent which were still accruing interest.

               The Company had no troubled debt restructurings during the years ended September 30, 2001 and 2000.

               Management has determined that the allowance for loan losses is adequate at September 30, 2001 and 2000.

               MORTGAGE-BACKED SECURITIES. The Company invests in both fixed-rate and adjustable-rate mortgage-backed securities, which are classified either as held to maturity or available for sale. Aggregate balances of mortgage-backed securities increased $2.2 million, or 26.5%, totaling $10.5 million at September 30, 2001 and $8.3 million at September 30, 2000. During the year ended September 30, 2001, there was $3.0 million of mortgage-backed securities purchased, and $1.0 million in principal repayments. The market value of the available for sale portfolio increased $.2 million.

               OFFICE PROPERTIES AND EQUIPMENT. The Company expended approximately $36,000 during 2001 for various remodeling projects, computers, and other equipment.

               DEPOSITS. The Company's deposit accounts consist of passbook savings accounts, certificates of deposit and checking accounts. Deposits increased $4.7 million, or 10.1%, from $46.4 million at September 30, 2000 to $51.1 million at September 30, 2001. The Bank continues to offer competitive interest rates on deposit accounts. The increase in deposits was used to fund purchases of investments and mortgage-backed securities during the year.

               ADVANCES FROM FEDERAL HOME LOAN BANK. The Company utilized $6.2 million in new advances during the year ended September 30, 2001 to meet its loan demand and other funding needs. Approximately $7.1 million of advances were repaid during the year. Outstanding advances totaled $10.8 million at September 30, 2001 as compared to $11.7 million at September 30, 2000. The Company has ample borrowing capacity if needed to fund future commitments.

               STOCKHOLDERS' EQUITY. Stockholders' equity decreased $.6 million, or 6.5%, from $9.3 million at September 30, 2000, to $8.7 million at September 30, 2001. Net income during the year of $268,000 was offset by dividends paid, the purchase of treasury stock, and stock released to employee benefit plans.

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

                                                                   Year Ended September 30,
                                 -----------------------------------------------------------------------------------------------
                                              2001                           2000                               1999
                                 ----------------------------    ----------------------------     ------------------------------
                                                                  (Dollars in Thousands)
                                 Average               Yield/    Average               Yield/     Average                 Yield/
                                 Balance    Interest    Rate     Balance    Interest    Rate      Balance     Interest     Rate
                                 -------    --------    ----     -------    --------    ----      -------     --------     ----
Interest-earning assets:
  Loans receivable(6)            $52,961     $4,219     7.97%    $52,051     $3,986     7.66%     $49,124      $3,583      7.29%
  Mortgage-backed
   securities(7)                   9,156        567     6.19       8,941        540     6.04        9,469         570      6.02
  Investment securities(8)         2,701        167     6.18       2,717        174     6.40        3,183         177      5.56
  Other interest-
   earning assets                  1,571         66     4.20         897         48     5.35          671          48      7.15
                                 -------     ------              -------     ------               -------      ------
     Total interest-
      earning assets              66,389      5,019     7.56      64,606      4,748     7.35       62,447       4,378      7.01
                                             ------     ----                 ------     ----                   ------      ----
Non-interest earning
 assets                            2,619                           2,263                            2,267
                                 -------                         -------                          -------

     Total assets                $69,008                         $66,869                          $64,714
                                 =======                         =======                          =======


Interest-bearing liabilities:
 Deposits                        $49,332      2,568     5.21      47,509      2,290     4.82      $47,992       2,294      4.78
 FHLB advances                    10,318        598     5.80       9,603        583     6.07        7,123         369      5.18
                                 -------     ------              -------     ------               -------      ------
     Total interest-
      bearing liabilities         59,650      3,166     5.31      57,112      2,873     5.03       55,115       2,663      4.83
                                             ------     ----                 ------     ----                   ------      ----
Non-interest bearing
 liabilities                         463                             403                              287
                                 -------                         -------                          -------

     Total liabilities            60,113                          57,515                           55,402
Stockholders' equity               8,895                           9,354                            9,312
                                 -------                         -------                          -------
     Total liabilities and
     stockholders' equity        $69,008                         $66,869                          $64,714
                                 =======                         =======                          =======

Net interest income;
 interest rate spread                        $1,853     2.25%                $1,875     2.32%                  $1,715      2.18%
                                             ======     ====                 ======     ====                   ======      ====


Net interest margin(9)                                  2.79%                           2.90%                              2.75%
                                                        ====                            ====                               ====
Average interest-earning
  assets to average
  interest-bearing liabilities                        111.30%                         113.12%                            113.30%
                                                      ======                          ======                             ======

----------------
(6)  Includes non-accrual loans.
(7) Includes mortgage-backed securities held to maturity as well as those available for sale.
(8) Includes investment securities held to maturity as well as those available for sale.
(9) Net interest margin is net interest income divided by average interest-earning assets.

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


                                                                   Year Ended September 30,
                                    ---------------------------------------------------------------------------------------
                                          2001 vs. 2000                   2000 vs. 1999                 1999 vs. 1998
                                    ---------------------------   --------------------------    ---------------------------
                                         Increase                   Increase                       Increase
                                        (Decrease)                 (Decrease)                     (Decrease)
                                         Due to        Total         Due to          Total          Due to         Total
                                         ------        Increase      ------         Increase        ------        Increase
                                    Rate     Volume  (Decrease)   Rate    Volume   (Decrease)   Rate     Volume  (Decrease)
                                   ------    ------- ----------   ----    ------   ----------   ----     ------  ----------
                                                                          (In Thousands)
Interest-earning assets:
  Loans receivable                 $ 161     $  72     $ 233     $ 179     $ 224     $ 403     $  (7)    $ 401     $ 394
  Mortgage-backed securities(10)      14        13        27         2       (32)      (30)        4       (39)      (35)
  Investment securities(11)           (6)       (1)       (7)       23       (26)       (3)      (71)     (153)     (224)
  Other interest-earning assets      (10)       28        18       (16)       16       -         -           4         4
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----
    Total interest-earning
     assets                          159       112       271       188       182       370       (74)      213       139
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----

Interest-bearing liabilities:
  Deposits                           183        95       278        19       (23)       (4)     (142)      113       (29)
  FHLB advances                      (26)       41        15        63       151       214         9        63        72
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----


     Total interest-bearing
      liabilities                    157       136       293        82       128       210      (133)      176        43
                                   -----     -----     -----     -----     -----     -----     -----     -----     -----


Increase (decrease) in net
  interest income                  $   2     $ (24)    $ (22)    $ 106     $  54     $ 160     $  59     $  37     $  96
                                   =====     =====     =====     =====     =====     =====     =====     =====     =====



----------------------
(10) Includes mortgage-backed securities held to maturity as well as those available for sale.
(11) Includes investment securities held to maturity as well as those available for sale.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000

          NET INCOME. Net income totaled $268,000 for the year ended September 30, 2001 as compared to $356,000 for the year ended September 30, 2000, a decrease of $88,000, or 24.7%. Basic and diluted earnings per share were $.61 and $.70 for the years ended September 30, 2001 and 2000, respectively. The $88,000 decrease in net income resulted from a decrease in net interest income of $22,000, or 1.2%, an increase in non-interest expense of $97,000, or 6.7%, and an increase in the provision for loan losses of $32,000, or 139.1%, offset by an increase in non-interest income of $22,000, or 20.8%, and a decrease in the provision for income taxes of $41,000, or 25.3%.

          INTEREST INCOME. Interest income increased $271,000, or 5.7%, from $4,748,000 for the year ended September 30, 2000 to $5,019,000 for the year ended September 30, 2001. The increase consisted of increases in interest earned on loans receivable $233,000, mortgage-backed securities of $27,000, and other interest-earning assets of $18,000, offset by a decline in interest earned on investment securities of $7,000. The increase in loan interest income was primarily due to increased yields earned on the loan portfolio, and to a lesser extent, from an increase in the average volume of the loan portfolio. The rates earned on the Company's variable rate loan portfolio adjust primarily on an annual basis and thus, will produce overall yields which are six months, to one year behind the current national market rates of interest. The increases in interest earned on mortgage-backed securities was due to increases in both rates and average volume, while interest on other interest-earning assets increased primarily due to a higher volume of these assets. Investment interest income declined primarily due to a decline in the yields earned on investment securities during the year.

          Overall, the interest-earning asset yield increased 21 basis points, from 7.35% for fiscal year 2000 to 7.56% for fiscal year 2001.

          INTEREST EXPENSE. Interest expense increased $293,000, or 10.2%, from $2,873,000 for the year ended September 30, 2000 to $3,166,000 for the year ended September 30, 2001. The increase consisted of increases in interest paid on interest-bearing deposits of $278,000, and on advances from the FHLB of $15,000. The increase in interest on deposits was primarily attributable to higher rates paid during the year, and to a lesser extent, from an increase in the average volume of deposits. The Company faces strong competition from other area institutions for deposits and has only recently been able to significantly reduce the rates being paid for deposits. The increase in interest expense on FHLB borrowings was due to an increase in the average volume of advances maintained during the year, partially offset by a reduction in the rates paid on such advances.

          The rate paid on all interest-bearing liabilities increased 28 basis points, from 5.03% for fiscal 2000 to 5.31% for fiscal 2001.

          PROVISION FOR LOAN LOSSES. For the 2001 fiscal year, the provision for loan losses totaled $55,000 as compared to $23,000 for fiscal 2000. The 2001 loan losses were primarily in the consumer loan portfolio which is attributable to a slowing, local economy. Based on an evaluation of the existing loan portfolio at September 30, 2001, management increased the provision for loan losses in order to restore the allowance for loan losses to an adequate level. In providing for loan losses, management makes a review of non-performing loans, the overall quality of the loan portfolio, levels of past due loans and prior loan loss experience.

          NON-INTEREST INCOME. The $22,000 increase in non-interest income, from $106,000 for the year ended September 30, 2000 to $128,000 for the year ended September 30, 2001, was primarily attributable to an increase in other service charges, commissions and fees of $15,000, and $12,873 in securities losses in the 2000 fiscal year, with no comparable losses during the 2001 fiscal year.

          NON-INTEREST EXPENSE. The $97,000 increase in non-interest expense, from $1,440,000 for the year ended September 30, 2000 to $1,537,000 for the year ended September 30, 2001, consisted primarily of increases in compensation and benefits of $34,000, professional services expenses of $26,000 primarily associated with the Company's adoption of a stockholders' rights plan, and other non-interest expenses of $27,000, partially offset by declines in franchise taxes and SAIF deposit insurance premiums of $5,600, and $5,300, respectively.

          PROVISION FOR INCOME TAXES. The $41,000 decrease in the provision for income taxes, from $162,000 for the year ended September 30, 2000 to $121,000 for the year ended September 30, 2001 resulted from the decrease in pretax income. The Company's effective tax rates were 31.3% and 31.2% for the 2001 and 2000 fiscal years, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

          NET INCOME. Net income was $356,000 for the year ended September 30, 2000 as compared to $240,000 for the year ended September 30, 1999, a increase of $116,000, or 48.3%. Basic and diluted earnings per share were $.70 and $.45 for the years ended September 30, 2000 and 1999, respectively. The $116,000 increase in net income resulted from an increase in net interest income of $160,000, or 9.3%, an increase in non-interest income of $5,000, or 5.0%, and a decrease in non-interest expenses of $15,000, or 1.0%, partially offset by increases in the provision for loan losses of $6,000, or 35.3%, and the provision for income taxes of $58,000, or 55.8%.

          INTEREST INCOME. Interest income increased $370,000, or 8.5%, from $4,378,000 for the year ended September 30, 1999 to $4,748,000 for the year ended September 30, 2000. The increase consisted of an increase in interest earned on loans receivable of $403,000, offset by declines in interest earned on mortgaged-backed securities and investment securities of $30,000 and $3,000, respectively. The increase in loan interest income resulted primarily from a higher volume of loans during the year, and to a lesser extent, from increased yields on the loan portfolio. The decreases in interest earned on mortgage-backed securities and investment securities resulted primarily from a decline in the average volumes of these portfolios. Overall, the interest-earning assets yield increased 34 basis points, from 7.01% for fiscal year 1999 to 7.35% for fiscal year 2000, reflecting higher market rates of interest during the year.

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

ASSET AND LIABILITY MANAGEMENT

          The Company's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and advances. When interest-earning liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that the Company's assets have a longer average term than its liabilities. At September 30, 2001, the ratio of the Company's average interest-earning assets to average interest-bearing liabilities amounted to 111.30% as compared to 113.12% at September 30, 2000.

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

Company's assets, the maturity proceeds of which are subject to reinvestment in loans or securities at then market rates:

                                                              2001                     2000
                                                       -------------------       -------------------
                                                       Amount      Percent       Amount      Percent
                                                       ------      -------       ------      -------
                                                                   (Dollars in Millions)
Adjustable rate:
  Single family mortgage loans                        $ 27.4         66.4%       $ 28.4        65.6%
  Total loans                                           33.6         63.4          34.4        63.4
  Mortgage-backed securities                             9.9         94.3           8.2        99.2
Investment securities (maturities of
  five years or less)                                     .7         20.0           1.5        60.0


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

          Presented below, as of September 30, 2001 and 2000, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.


                                                                 Market Value of Portfolio Equity
                                                                 --------------------------------
       Changes in                                   As of September 30, 2001              As of September 30, 2000
       Interest Rates   Board Limit                 ------------------------              ------------------------
       (Basis Points)    % Change             $ Change in NPV    % Change in NPV    $ Change in NPV    % Change in Npv
       --------------    --------             ---------------    ---------------    ---------------    ---------------
                                                                    (Dollars in Thousands)
           +300            (30)%               $ (2,300)            (27)%               $  (2,512)             (30)%
           +200            (20)                  (1,347)            (16)                   (1,471)             (17)
           +100            (10)                    (617)             (7)                     (600)              (7)
             -               -                      -                -                        -               -
           -100            (10)                     252               3                       362                4
           -200            (20)                     474               5                       579                7
           -300            (30)                     -                -                        885               10

          As indicated in the table above, a slight decrease in the Company's exposure to interest rate risk for 2001 as compared to 2000 would occur in an increasing interest rate environment. This results primarily from an increase in the Company's interest-earning assets with variable interest rates.

          The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At September 30, 2001 and 2000, 2% of the present value of the Bank's assets was approximately $1.4 million and $1.3 million, respectively, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's portfolio value. Thus, at September 30, 2001 and 2000, the Bank would not have a significant interest rate risk component deducted from its regulatory capital.

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

          The liquidity of the Bank, as measured by the ratio of cash, cash equivalents, qualifying investments and mortgage-backed securities and interest receivable on investments and mortgage-backed securities that would qualify except for the maturity dates, to the sum of total deposits less any share loans on deposits, averaged 31.1% for the quarter ended September 30, 2001, as compared to 24.7% for the quarter ended September 30, 2000. At September 30, 2001, the Bank's "liquid" assets totaled approximately $14.1 million, which was $12.3 million in excess of the current OTS minimum requirement.

          The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank generates cash through its retail deposits and, to the extent deemed necessary, has utilized borrowings from the FHLB of Cincinnati. Outstanding advances totaled $10.8 million at September 30, 2001.

          Liquidity management is both a daily and long-term function of business management. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 2001, the total approved loan commitments and unused lines of credit outstanding amounted to $2.3 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2001 totaled $33.0 million. The Company believes that it has adequate resources to fund all of its commitments and that it could either adjust the rate of certificates of deposit in order to retain deposits in changing interest rate environments or replace such deposits with borrowings if it proved to be cost-effective to do so.

          At September 30, 2001, the Bank had regulatory capital which was well in excess of applicable limits. At September 30, 2001, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 4.0% of adjusted total assets and risk-based capital of 8.0% of adjusted risk-weighted assets. At September 30, 2001, the Bank's tangible capital was $7.2 million or 10.3% of adjusted total assets, core capital was $7.2 million or 10.3% of adjusted total assets and risk-based capital was $7.5 million or 18.9% of adjusted risk-weighted assets, exceeding the requirements by $6.2 million, $4.4 million and $4.3 million, respectively.

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

RECENT ACCOUNTING PRONOUNCEMENTS

          Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (as of October 1, 2000 for the Company). It requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have any impact on the Company's consolidated financial statements.

          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 supercedes and replaces the guidance in SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and rescinds SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 140 provides accounting and reporting standards for securitization transactions involving financial assets, sales of financial assets such as receivables, loans and securities, factoring transactions, wash sales, servicing assets and liabilities, collateralized borrowing arrangements, securities lending transactions, repurchase agreements, loan participations, and extinguishments of liabilities. Certain provisions of this Statement including relevant disclosures are effective for fiscal years ending after December 15, 2000. The remaining provisions are effective for transfer transactions entered into after March 31, 2001. The Company has not entered into any transactions within the scope of this statement and does not contemplate doing so in the future.

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

                        INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
  Board of Directors
First Federal Financial Bancorp, Inc.
Ironton, Ohio 45638

We have audited the accompanying consolidated balance sheets of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Financial Bancorp, Inc. and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for the years ended September 30, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.


Ashland, Kentucky
November 2, 2001

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 2001 AND 2000

                                     ASSETS

                                                                                         2001               2000
                                                                                  ---------------    ----------------
CASH AND CASH EQUIVALENTS, including interest-bearing
  deposits of $1,827,221 and $947,422, respectively                               $    2,196,367     $      1,209,531

INVESTMENT SECURITIES HELD TO MATURITY, approximate
  market value of $2,947,593 and $2,184,272, respectively                              2,879,973            2,178,891

INVESTMENT SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                            659,023              346,609

LOANS RECEIVABLE, less allowance for loan losses of
  $247,674 and $296,822, respectively                                                 52,274,784           53,417,289

MORTGAGE-BACKED SECURITIES HELD TO MATURITY,
  approximate market value of $4,299,156 and
  $3,814,684, respectively                                                             4,296,086            3,876,431

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE,
  at approximate market value                                                          6,203,315            4,411,254

ACCRUED INTEREST RECEIVABLE                                                              397,696              380,444

FORECLOSED REAL ESTATE                                                                   310,593               -

OFFICE PROPERTIES AND EQUIPMENT                                                        1,667,884            1,710,719

OTHER ASSETS                                                                             100,360               88,358
                                                                                  --------------     ----------------
                                                                                  $   70,986,081     $     67,619,526
                                                                                  ==============     ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                                                          $   51,115,536     $     46,365,769

ADVANCES FROM FEDERAL HOME LOAN BANK                                                  10,837,289           11,690,299

ACCRUED INCOME TAXES PAYABLE:
  Current                                                                                (35,975)              19,147
  Deferred                                                                               130,505               23,326

ACCRUED INTEREST PAYABLE                                                                  47,879               64,726

OTHER LIABILITIES                                                                        180,597              169,977
                                                                                  --------------     ----------------
          Total liabilities                                                           62,275,831           58,333,244
                                                                                  --------------     ----------------

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value, 1,000,000 and 3,000,000 shares authorized, respectively; 447,137 and 529,892
   shares, respectively, issued and outstanding                                            4,471                5,299
 Employee benefit plans                                                                 (371,793)            (456,009)
 Additional paid-in capital                                                            4,254,063            5,021,867
 Retained earnings-substantially restricted                                            4,792,222            4,846,126
 Accumulated other comprehensive income (loss)                                            31,287             (131,001)
                                                                                  --------------     ----------------
          Total stockholders' equity                                                   8,710,250            9,286,282
                                                                                  --------------     ----------------
                                                                                  $   70,986,081     $     67,619,526
                                                                                  ==============     ================


           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999


                                                                 2001                 2000                    1999
                                                           ---------------       ---------------         -------------
INTEREST INCOME:
  Loans receivable -
      First mortgage loans                                 $     3,844,648       $     3,659,298         $   3,346,707
      Consumer and other loans                                     375,300               326,594               236,365
  Mortgage-backed and related securities                           566,333               539,745               569,842
  Investment securities                                            167,323               173,858               176,640
  Other interest-earning assets                                     66,001                48,179                48,587
                                                           ---------------       ---------------         -------------
        Total interest income                                    5,019,605             4,747,674             4,378,141
                                                           ---------------       ---------------         -------------

INTEREST EXPENSE:
  Interest-bearing checking                                         21,525                22,531                24,145
  Passbook savings                                                 233,314               241,533               254,576
  Certificates of deposit                                        2,313,571             2,025,630             2,015,890
  Advances from Federal Home Loan Bank                             597,758               583,420               368,737
                                                           ---------------       ---------------         -------------
        Total interest expense                                   3,166,168             2,873,114             2,663,348
                                                           ---------------       ---------------         -------------

        Net interest income                                      1,853,437             1,874,560             1,714,793

PROVISION FOR LOAN LOSSES                                           55,000                22,500                16,500
                                                           ---------------       ---------------         -------------
        Net interest income after provision for loan losses      1,798,437             1,852,060             1,698,293
                                                           ---------------       ---------------         -------------


NON-INTEREST INCOME:
  Service charges on deposits                                       51,411                54,372                47,943
  Other service charges, commissions and fees                       57,975                43,013                37,270
  Gains on foreclosed real estate                                    9,101                11,112                 1,661
  Securities losses                                                      -               (12,873)                    -
  Other                                                              9,268                10,644                13,792
                                                           ---------------       ---------------         -------------
        Total non-interest income                                  127,755               106,268               100,666
                                                           ---------------       ---------------         -------------

NON-INTEREST EXPENSE:
  Compensation and benefits                                        620,693               586,911               590,853
  Occupancy and equipment                                          140,750               136,376               128,167
  SAIF deposit insurance premiums                                    9,282                14,612                27,521
  Directors' fees and expenses                                      96,694                91,904                86,743
  Franchise taxes                                                  125,671               131,297               141,499
  Data processing                                                  134,859               130,948               113,370
  Advertising                                                       84,168                76,971                80,085
  Professional services                                            144,639               118,666               123,069
  Other                                                            179,838               152,945               163,432
                                                           ---------------       ---------------         -------------
        Total non-interest expense                               1,536,594             1,440,630             1,454,739
                                                           ---------------       ---------------         ------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                                     389,598               517,698               344,220
                                                           ---------------       ---------------         -------------


PROVISION FOR INCOME TAXES:
  Current                                                           96,349               155,720               107,179
  Deferred                                                          25,637                 5,866                (2,585)
                                                           ---------------       ---------------         -------------
        Total provision for income taxes                           121,986               161,586               104,594
                                                           ---------------       ---------------         -------------
NET INCOME                                                 $       267,612       $       356,112         $     239,626
                                                           ===============       ===============         =============
EARNINGS PER SHARE:
   BASIC                                                   $           .61       $           .70         $         .45
                                                           ===============       ===============         =============
   DILUTED                                                 $           .61       $           .70         $         .45
                                                           ===============       ===============         =============



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                                            Retained      Accumulated
                                                                 Employee     Additional    Earnings-        Other         Total
                                                    Common        Benefit      Paid-in    Substantially  Comprehensive Stockholders'
                                                    Stock          Plans       Capital     Restricted    Income (Loss)     Equity
                                                    -----          -----       -------     ----------    -------------     ------
BALANCES, September 30, 1998                     $     5,834   $  (643,854)  $ 5,510,264   $ 4,707,377   $    71,275   $ 9,650,896

COMPREHENSIVE  INCOME:
  Net income, 1999                                       -             -             -         239,626           -         239,626
  Other comprehensive income, net of tax:
      Change in unrealized gain on investments
      available for sale, net of tax of $67,203          -             -             -             -        (130,453)     (130,453)
                                                                                                                       -----------

TOTAL COMPREHENSIVE  INCOME                              -             -             -             -             -         109,173

ESOP SHARES RELEASED, 5,261
 shares; $12.44 average fair market value                -          52,610        12,863           -             -          65,473

RRP SHARES AMORTIZED, 3,270 shares                       -          38,422           -             -             -          38,422

DIVIDENDS PAID ($.28 per share)                          -           3,291           955      (146,095)          -        (141,849)

PURCHASE OF 31,764 TREASURY SHARES                      (318)          -        (296,676)     (142,036)          -        (439,030)
                                                 -----------   -----------   -----------   -----------   -----------   -----------

BALANCES, September 30, 1999                           5,516      (549,531)    5,227,406     4,658,872       (59,178)    9,283,085

COMPREHENSIVE  INCOME:
  Net income, 2000                                       -             -             -         356,112           -         356,112
  Other comprehensive income, net of tax:
    Change in unrealized loss on investments
    available for sale, net of tax of $39,298            -             -             -             -         (80,319)      (80,319)
    Add reclassification adjustment                      -             -             -             -           8,496         8,496
                                                                                                                       -----------

TOTAL COMPREHENSIVE INCOME                               -             -             -             -             -         284,289

ESOP SHARES RELEASED, 4,955
  shares; $9.40 average fair market value                -          49,550        (2,948)          -             -          46,602

RRP SHARES AMORTIZED, 3,270 shares                       -          38,422           -             -             -          38,422

DIVIDENDS PAID ($.28 per share)                          -           5,550           134      (141,612)          -        (135,928)

PURCHASE OF 21,705 TREASURY SHARES                      (217)          -        (202,725)      (27,246)          -        (230,188)
                                                 -----------   -----------   -----------   -----------   -----------   -----------

  BALANCES, September 30, 2000                         5,299      (456,009)    5,021,867     4,846,126      (131,001)    9,286,282



                                   (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CONCLUDED)

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999

                                                                                            Retained      Accumulated
                                                                 Employee     Additional    Earnings-        Other         Total
                                                    Common        Benefit      Paid-in    Substantially  Comprehensive Stockholders'
                                                    Stock          Plans       Capital     Restricted    Income (Loss)     Equity
                                                    -----          -----       -------     ----------    -------------     ------

COMPREHENSIVE INCOME:
 Net income, 2001                                       -               -             -         267,612           -        267,612
 Other comprehensive income, net of tax:
   Change in unrealized loss on investments
   available for sale, net of tax of $81,570            -               -             -               -     162,288        162,288
                                                                                                                         ---------

TOTAL COMPREHENSIVE INCOME                              -               -             -               -           -        429,900

ESOP SHARES RELEASED, 4,613
 shares; $11.28 average fair market value               -          46,130         5,921               -           -         52,051

RRP SHARES AMORTIZED, 2,891 shares                      -          33,966             -               -           -         33,966

DIVIDENDS PAID ($.28 per share)                         -           4,120        (1,033)       (122,398)          -       (119,311)

PURCHASE OF 82,755 TREASURY SHARES                   (828)              -      (772,692)       (199,118)          -       (972,638)
                                              -----------     -----------   -----------     -----------   -----------  -----------

BALANCES, September 30, 2001                  $     4,471     $  (371,793)  $ 4,254,063     $ 4,792,222   $    31,287  $ 8,710,250
                                              ===========     ===========   ===========     ===========   ===========  ===========



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999



                                                                      2001                   2000                   1999
                                                                  -------------          -------------        --------------
OPERATING ACTIVITIES:
    Net income                                                    $     267,612          $     356,112        $      239,626
    Adjustments to reconcile net income
      to net cash provided by operating
      activities -
        Gains on sales of assets                                              -                      -                (8,223)
        Securities losses                                                     -                 12,873                     -
        Gains on foreclosed real estate                                  (9,101)               (11,112)               (1,661)
        Provision for loan losses                                        55,000                 22,500                16,500
        Depreciation                                                     78,457                 78,343                70,843
        FHLB stock dividends                                            (44,800)               (40,300)              (36,500)
        RRP compensation                                                 33,966                 38,422                38,422
        Amortization and accretion, net                                     562                 25,560                14,463
        ESOP compensation                                                52,051                 46,602                65,473
    Change in -
        Accrued interest receivable                                     (17,252)               (42,834)                3,800
        Other assets                                                    (12,002)                 6,049                 1,214
        Current income taxes                                            (55,122)                 6,756                (8,715)
        Deferred income taxes                                            25,609                  5,866                (2,585)
        Accrued interest payable                                        (16,847)                27,711                 4,201
        Other liabilities                                                10,620                 10,500                33,363
                                                                  -------------          -------------        --------------
            Net cash provided by operating activities                   368,753                543,048               430,221
                                                                  -------------          -------------        --------------

INVESTING ACTIVITIES:
    Net (increase) decrease in loans                                    712,510             (3,756,900)           (5,205,103)
    Proceeds from maturities and calls of
      investment securities held to maturity                            700,000                440,000             1,523,000
    Purchases of investment securities
      held to maturity                                               (1,348,125)              (245,547)             (495,000)
    Proceeds from sales, calls and maturities of
      investment securities available for sale                          350,000                436,930                     -
    Purchases of investment securities
      available for sale                                               (655,000)                     -              (200,000)
    Principal collected on mortgage-backed
      securities held to maturity                                       664,249                542,767               804,555
    Purchases of mortgage-backed
      securities held to maturity                                    (1,090,678)                     -                     -
    Principal collected on mortgage-backed
      securities available for sale                                     354,293                177,230               744,457
    Purchases of mortgage-backed
      securities available for sale                                  (1,906,555)                     -                     -
    Purchases of FHLB stock                                              (5,300)               (17,100)                    -
    Purchases of office properties
      and equipment                                                     (35,622)               (29,011)              (75,363)
    Proceeds from sale of office property                                     -                      -                 5,000
    Proceeds from sales of foreclosed
      real estate                                                        73,503                 76,730                95,000
                                                                  -------------          -------------        --------------

            Net cash used for investing activities                   (2,186,725)            (2,374,901)           (2,803,454)
                                                                  -------------          -------------        --------------

                                   (continued)

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999



                                                                         2001                  2000                  1999
                                                                   ------------           ------------         -------------
  FINANCING ACTIVITIES:
      Dividends paid                                                   (119,311)              (135,928)             (141,849)
      Purchase of treasury shares                                      (972,638)              (230,188)             (439,030)
      Proceeds from FHLB advances                                     6,275,000             19,575,000             2,300,000
      Principal paid on FHLB advances                                (7,128,010)           (15,730,570)           (1,458,267)
      Net increase (decrease) in deposits                             4,749,767             (1,377,681)            2,306,869
                                                                   ------------           ------------         -------------

              Net cash provided by financing activities               2,804,808              2,100,633             2,567,723
                                                                   ------------           ------------         -------------

  INCREASE IN CASH
   AND CASH EQUIVALENTS                                                 986,836                268,780               194,490

CASH AND CASH EQUIVALENTS, beginning of year                          1,209,531                940,751               746,261
                                                                   ------------           ------------         -------------

CASH AND CASH EQUIVALENTS, end of year                             $  2,196,367           $  1,209,531         $     940,751
                                                                   ============           ============         =============

NONCASH INVESTING ACTIVITIES:
    Loans taken into foreclosed real estate                        $    374,995           $     13,806         $     128,236
    Unrealized holding gain (loss) on securities
      available for sale                                           $    243,858           $   (108,823)        $    (197,656)

SUPPLEMENTAL DISCLOSURES:
    Federal income taxes paid                                      $    151,497           $    148,966         $     113,013

    Interest paid                                                  $  3,183,015           $  2,845,403         $   2,659,147



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999


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

PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements at September 30, 2001 and 2000, and for the years ended September 30, 2001, 2000 and 1999, include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. The accompanying financial statements have been prepared on the accrual basis.

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

               Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at September 30, 2001 and 2000 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

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

EARNINGS PER SHARE

               Basic earnings per share is computed using the weighted average number of outstanding common shares outstanding during each period. For diluted earnings per share, the average number of stock options outstanding is included. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating earnings per share.

RECLASSIFICATIONS

               Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 financial statement presentation. These reclassifications had no effect on net income.

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

(2)    INVESTMENT SECURITIES HELD TO MATURITY

               Investment securities held to maturity consist of the following:

                                                                         September 30, 2001
                                                       -------------------------------------------------------
                                                                         Gross        Gross
                                                        Carrying      Unrealized    Unrealized        Market
                                                          Value          Gains        Losses           Value
                                                       ----------     ----------    ----------      ----------
U.S. Government agency
  securities                                           $1,348,223     $   27,935    $       -       $1,376,158
Obligations of states and
  political subdivisions                                  882,850         39,685            -          922,535
                                                       ----------     ----------     ----------     ----------
                                                        2,231,073         67,620            -        2,298,693
Restricted Equity Securities:
 Stock in FHLB, at cost                                   648,900            -              -          648,900
                                                       ----------     ----------     ----------     ----------
                                                       $2,879,973     $   67,620          $ -       $2,947,593
                                                       ==========     ==========     ==========     ==========

                                                                         September 30, 2000
                                                       -------------------------------------------------------
                                                                         Gross        Gross
                                                        Carrying      Unrealized    Unrealized        Market
                                                          Value          Gains        Losses           Value
                                                       ----------     ----------    ----------      ----------
U.S. Government agency
  securities                                           $  490,640         $  -       $    6,364     $  484,276
Obligations of states and
  political subdivisions                                1,089,451         12,071            326      1,101,196
                                                       ----------     ----------     ----------     ----------
                                                        1,580,091         12,071          6,690      1,585,472
Restricted Equity Securities:
 Stock in FHLB, at cost                                   598,800            -              -          598,800
                                                       ----------     ----------     ----------     ----------
                                                       $2,178,891     $   12,071     $    6,690     $2,184,272
                                                       ==========     ==========     ==========     ==========

               The amortized cost and estimated market value of investment securities held to maturity at September 30, 2001, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                                  Estimated
                                                                            Amortized               Market
                                                                               Cost                  Value
                                                                         ---------------         --------------
       Due in one year or less                                          $        100,000         $      100,422
       Due after one year through five years                                     642,850                671,629
       Due after five years through ten years                                  1,488,223              1,526,642
       Due after ten years                                                       648,900                648,900
                                                                        ----------------         --------------
                                                                        $      2,879,973         $    2,947,593
                                                                        ================         ==============

              At September 30, 2001 and 2000, investment securities with a carrying value of $560,000 were pledged to secure public deposits.

              There were no sales or calls of investment securities held to maturity during the years ended September 31, 2001, 2000 and 1999.

(3)   INVESTMENT SECURITIES AVAILABLE FOR SALE

              Investment securities available for sale consist of the following:

                                                                September 30, 2001
                                          -------------------------------------------------------------------------
                                                                 Gross              Gross             Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                             --------          ---------          ----------          ---------
      U.S. Government
       agency securities                  $      655,000      $    4,023         $         -       $      659,023
                                          ==============      ==========         ===========       ==============

                                                                September 30, 2000
                                          -------------------------------------------------------------------------
                                                                 Gross               Gross            Carrying
                                             Amortized        Unrealized          Unrealized          (Market)
                                               Cost              Gains              Losses              Value
                                             --------          ---------          ----------          ---------
      U.S. Government
       agency securities                  $      350,000      $        -        $     3,391        $      346,609
                                          ==============      ==========        ===========        ==============

              The amortized cost and estimated market value of investment securities available for sale at September 30, 2001, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                                      Carrying
                                                                                 Amortized            (Market)
                                                                                   Cost                 Value
                                                                             --------------         -------------
      Due after one year through five years                                 $         -            $        -
      Due after five years through ten years                                        550,000               554,023
      Due after ten years                                                           105,000               105,000
                                                                            ---------------        --------------
                                                                            $       655,000        $      659,023
                                                                            ===============        ==============

              Gross realized losses from sales of investment securities available for sale were $12,873 for the year ended September 30, 2000. There were no sales of investment securities available for sale during the years ended September 30, 2001 and 1999.

(4)    LOANS RECEIVABLE

               Loans receivable at September 30 are summarized as follows:


                                                                                     2001                   2000
                                                                              -----------------      -----------------
      Real estate loans:
       Single family residential                                              $      41,068,744      $      43,271,541
       Multi-family residential                                                       2,739,089              2,439,691
       Commercial real estate                                                         5,088,393              4,368,788
                                                                              -----------------      -----------------
              Total real estate loans                                                48,896,226             50,080,020
                                                                              -----------------      -----------------

      Consumer and other loans:
       Loans secured by deposit accounts                                                655,806                701,333
       Home improvement                                                                 236,308                289,654
       Automobile                                                                     1,002,220                973,251
       Home equity                                                                      478,374                306,510
       Other                                                                          1,732,678              1,869,033
                                                                             ------------------         --------------
              Total consumer and other loans                                          4,105,386              4,139,781
                                                                             ------------------         --------------

              Total loans                                                            53,001,612             54,219,801
      Less:
       Unearned interest                                                               (209,016)              (254,503)
       Loans in process                                                                (111,116)              (115,199)
       Deferred loan fees and costs                                                    (159,022)              (135,988)
       Allowance for loan losses                                                       (247,674)              (296,822)
                                                                              -----------------      -----------------

      Loans receivable, net                                                   $      52,274,784      $      53,417,289
                                                                              =================      =================

      Weighted average interest rate                                                      7.86%                  7.61%
                                                                              =================      =================


              Activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                              2001                   2000                     1999
                                                         -------------          --------------           -------------
      Balance, beginning of year                         $     296,822          $      292,500           $     288,350
      Provision charged to expense                              55,000                  22,500                  16,500
      Loans charged off                                       (105,698)                (24,491)                (12,496)
      Loans recovered                                            1,550                   6,313                     146
                                                         -------------          --------------           -------------
      Balance, end of year                               $     247,674          $      296,822           $     292,500
                                                         =============          ==============           =============

               Loans on which the accrual of interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $204,000, $206,000 and $153,000, at September 30, 2001, 2000 and 1999,
respectively. Interest income which would have been recognized under the original terms of these contracts was $5,746, $7,086 and $3,455, respectively.

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

               The aggregate amount of loans by the Bank to its directors and executive officers, including loans to related persons and entities, was $6,274 and $193,868 at September 30, 2001 and 2000, respectively. Management's opinion is that these loans compare favorably to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:


                                                                                          Year Ended
                                                                                         September 30,
                                                                            ----------------------------------
                                                                                  2001                 2000
                                                                            -----------------     --------------
              Balance, beginning of year                                    $         193,868     $       10,772
              New loans advanced                                                            -            189,143
              Repayments                                                             (187,594)            (6,047)
                                                                            -----------------     --------------
              Balance, end of year                                          $           6,274     $      193,868
                                                                            =================     ==============

(5)    MORTGAGE-BACKED SECURITIES HELD TO MATURITY

               Mortgage-backed securities held to maturity at September 30 consist of the following:

                                                                               2001
                                                ----------------------------------------------------------------
                                                                     Gross           Gross           Estimated
                                                    Carrying      Unrealized       Unrealized          Market
                                                     Value           Gains           Losses            Value
                                                --------------     ----------    --------------   --------------
        FHLMC Certificates                      $    1,160,070     $    2,906    $       12,779   $    1,150,197
        FNMA Certificates                            1,034,456          2,537            21,642        1,015,351
        GNMA Certificates                               15,066          1,770                 -           16,836
        FNMA and FHLMC CMO's                         2,086,494         30,278                 -        2,116,772
                                                --------------     ----------    --------------   --------------
                                                $    4,296,086     $   37,491    $       34,421   $    4,299,156
                                                ==============     ==========    ==============   ==============
            Weighted average rate                                                          6.25%
                                                                                 ==============


                                                                               2000
                                                ----------------------------------------------------------------
                                                                     Gross            Gross         Estimated
                                                    Carrying      Unrealized        Unrealized        Market
                                                     Value           Gains            Losses           Value
                                                --------------    -----------    --------------  ---------------
        FHLMC Certificates                      $    1,399,593    $     2,578    $       48,208  $     1,353,963
        FNMA Certificates                              831,224          2,794            32,295          801,723
        GNMA Certificates                               16,500          1,392                 -           17,892
        FNMA and FHLMC CMO's                         1,629,114         11,992                 -        1,641,106
                                                --------------    -----------    --------------  ---------------
                                                $    3,876,431     $   18,756    $       80,503   $    3,814,684
                                                ==============     ==========    ==============   ==============

        Weighted average rate                                                              6.25%
                                                                                 ==============

              There were no sales of mortgage-backed securities held to maturity during the years ended September 30, 2001, 2000 and 1999.

(6)    MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

               Mortgage-backed securities available for sale at September 30 consist of the following:

                                                                               2001
                                                ---------------------------------------------------------------
                                                                      Gross            Gross        Carrying
                                                    Amortized      Unrealized        Unrealized     (Market)
                                                      Cost           Gains            Losses          Value
                                                --------------    -----------    -------------   --------------
        FHLMC Certificates                      $      215,495    $         -    $        1,061  $      214,434
        FNMA Certificates                              924,932              -             5,980         918,952
        GNMA Certificates                              515,195          6,994             1,243         520,946
        FNMA and FHLMC CMO's                         4,506,345         50,736             8,098       4,548,983
                                                --------------    -----------    --------------  --------------
                                                $    6,161,967    $    57,730    $       16,382  $    6,203,315
                                                ==============    ===========    ==============  ==============
        Weighted average rate                                                              5.74%
                                                                                 ==============

                                                                               2000
                                                ---------------------------------------------------------------
                                                                     Gross           Gross         Carrying
                                                    Amortized      Unrealized      Unrealized      (Market)
                                                      Cost           Gains           Losses         Value
                                                --------------    -----------    --------------  --------------
        FHLMC Certificates                      $      270,723    $       588    $        2,878  $      268,433
        FNMA Certificates                              412,033            108            12,060         400,081
        GNMA Certificates                              369,786          4,891                 -         374,677
        FNMA and FHLMC CMO's                         3,553,808              -           185,745       3,368,063
                                                --------------    -----------    --------------  --------------
                                                $    4,606,350    $     5,587    $      200,683  $    4,411,254
                                                ==============    ===========    ==============  ==============
        Weighted average rate                                                              5.82%
                                                                                 ==============

                 There were no sales of mortgage-backed securities available for sale during the years ended September 30, 2001, 2000 or 1999.

(7)    ACCRUED INTEREST RECEIVABLE

               Accrued interest receivable at September 30 is summarized as follows:

                                                                                    2001               2000
                                                                               --------------     -------------
          Loans                                                                $       289,788    $     292,238
          Investment securities                                                         55,979           35,763
          Mortgage-backed and related securities                                        51,929           52,443
                                                                               ---------------    -------------
                                                                               $       397,696    $     380,444
                                                                               ===============    =============

(8)    OFFICE PROPERTIES AND EQUIPMENT

          Office properties and equipment at September 30 are summarized as follows:

                                                                                      2001             2000
                                                                               --------------     -------------
          Land                                                                 $       445,271   $      445,271
          Buildings and improvements                                                 1,449,385        1,434,130
          Furniture, fixtures and equipment                                            321,992          313,539
          Automobile                                                                    20,170           20,170
                                                                               ---------------   --------------
                                                                                     2,236,818        2,213,110
          Less - accumulated depreciation                                             (568,934)        (502,391)
                                                                               ---------------   --------------
                                                                               $     1,667,884   $    1,710,719
                                                                               ===============   ==============

(9)    OTHER ASSETS

               Other assets at September 30 are summarized as follows:

                                                                                     2001               2000
                                                                               ---------------    -------------
          Prepaid Federal insurance                                            $         2,333    $       2,439
          Prepaid franchise taxes                                                       24,994           27,250
          Other prepaid expenses                                                        73,033           58,669
                                                                               ---------------    -------------
                                                                               $       100,360    $      88,358
                                                                               ===============    =============

(10)      DEPOSITS

               Deposits at September 30 are summarized as follows:

                        Weighted
                      Average Rate
                    at September 30,
                        2001                           2001                                  2000
                       -------          ---------------------------------       ---------------------------
                                             Amount               Percent                Amount     Percent
                                        ----------------       ----------       ---------------    --------
Passbook                  2.75%         $      8,694,594             17.0%      $     8,343,483        18.0%
                       -------          ----------------       ----------       ---------------    --------
Christmas club            3.00                    95,874               .2                88,652          .2
                       -------          ----------------       ----------       ---------------    --------
Demand accounts              -                 1,468,850              2.9             1,262,475         2.7
                       -------          ----------------       ----------       ---------------    --------
NOW accounts              2.50                   947,595              1.9               800,827         1.7
                       -------          ----------------       ----------       ---------------    --------
Certificates:
 3.0-3.99%                3.88                   479,786               .9                     -           -
 4.0-4.99%                4.78                 4,136,272              8.1             1,128,748         2.5
 5.0-5.99%                5.67                28,239,604             55.2             3,857,127         8.3
 6.0-6.99%                6.82                 6,860,072             13.4            30,687,183        66.2
 7.0-7.99%                7.52                   192,889               .4              197,274           .4
                       -------          ----------------       ----------       --------------     --------
                          5.76                39,908,623             78.0            35,870,332        77.4
                       -------          ----------------       ----------       ---------------    --------
                          5.02%         $     51,115,536            100.0%      $    46,365,769       100.0%
                       =======          ================       ==========       ===============    ========

               The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $6,681,000 and $5,005,000 at September 30, 2001 and 2000, respectively.

               At September 30, 2001, scheduled maturities of certificates of deposit are as follows:

                           Year
                          Ending
                       September 30,                                  Amount                        Percent
                       -------------                            ----------------                  ---------
                           2002                                 $     32,988,182                       82.7%
                           2003                                        3,867,584                        9.7
                           2004                                        2,642,048                        6.6
                           2005                                          410,809                        1.0
                                                                ----------------                  ---------
                                                                $     39,908,623                      100.0%
                                                                ================                  =========

(11)   OTHER LIABILITIES

               Other liabilities at September 30 are summarized as follows:

                                                                        2001                         2000
                                                                  -------------                ------------
                      Escrow accounts                             $       84,081               $     78,583
                      Accrued expenses                                    68,549                     63,714
                      Other liabilities                                   27,967                     27,680
                                                                  --------------               ------------
                                                                  $      180,597               $    169,977
                                                                  ==============               ============

(12)   ADVANCES FROM FEDERAL HOME LOAN BANK

               The advances from the Federal Home Loan Bank at September 30 consist of the following:

                       Due in Year
                         Ending
                      September 30                                      2001                     2000
                      ------------                             -----------------         ------------------
                          2001                                 $               -          $       2,800,000
                          2002                                         3,575,000                  3,575,000
                          2003                                         1,000,000                          -
                          2004                                                 -                          -
                          2005                                                 -                          -
                          2006                                                 -                          -
                      After 2006                                       6,262,289                  5,315,299
                                                               -----------------         ------------------
                                                               $      10,837,289         $       11,690,299
                                                               =================         ==================
                      Weighted average rate                                 4.54%                      6.31%
                                                               =================         ==================

               The advances were collateralized by first mortgage loans totaling $13,546,600 and $14,612,900 at September 30, 2001 and 2000 respectively.

(13)   INCOME TAXES

               The provision for income taxes differs from the amount computed by applying the U.S. Federal income tax rate of 34 percent for 2001, 2000, and 1999 to income before the provision for income taxes as a result of the following:

                                                                                 Year Ended
                                                                                September 30,
                                                         ----------------------------------------------------------
                                                              2001                  2000                   1999
                                                         --------------         ------------          -------------
      Expected provision for
       income taxes at Federal tax rate                  $    132,463           $    176,017          $     117,035
      Tax-exempt interest                                     (13,738)               (18,545)               (15,734)
      Others, net                                               3,261                  4,114                  3,293
                                                         ------------           ------------          -------------
                                                         $    121,986           $    161,586          $     104,594
                                                         ============           ============          =============

              The net deferred income tax liability consists of income taxes applicable to temporary differences between transactions recognized for financial reporting and income tax reporting purposes. A deferred tax asset valuation allowance is established for deferred tax assets not expected to be realized. The net deferred tax liability at September 30 consists of the following:


                                                                                    2001                  2000
                                                                              ---------------      -----------------
      FHLB stock dividends not currently
         taxable                                                              $     (138,929)      $       (124,615)
      Depreciation                                                                   (30,725)               (28,045)
      Loan fees                                                                       54,067                 46,236
      Unrealized securities gains and losses                                         (14,057)                67,786
      Bad debts                                                                       67,581                 84,208
      Employee benefit plans                                                          13,571                 13,117
                                                                              --------------       ----------------
                                                                                     (48,492)                58,687
      Less - valuation allowance for bad
       debt deferred tax asset                                                       (82,013)               (82,013)
                                                                              --------------       ----------------
              Net deferred tax liability                                      $     (130,505)      $        (23,326)
                                                                              ==============       ================


              Retained earnings at September 30, 2001 and 2000, includes approximately $1,309,000 for which no deferred Federal income tax liability has been recognized. These amounts represent an allocation of pre-1987 income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $445,000 at September 30, 2001 and 2000, respectively.

(14)  STOCK-BASED COMPENSATION PLANS

              The Company's stockholders approved the Stock Option Plan on December 16, 1996. A total of 67,178 common shares have been reserved for issuance pursuant to the Plan, of which 37,529 have been granted at September 30, 2001 and 2000. Participants vest in the options granted over a five year period.

              The Company follows Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, in accounting and reporting for stock-based compensation. This standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement allows for the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date consistent with the provisions of FASB No. 123, the Company's 2001, 2000 and 1999 results of operations would have been reduced to the pro forma amounts indicated below:


                                                              2001           2000            1999
                                                         -------------   -------------   --------------
Net income:
  As reported                                              $ 267,612       $ 356,112       $ 239,626
  Pro forma                                                $ 259,865       $ 351,158       $ 235,217

Basic earnings per share:
  As reported                                              $     .61       $     .70       $     .45
  Pro forma                                                $     .59       $     .69       $     .45

Diluted earnings per share:
  As reported                                              $     .61       $     .70       $     .45
  Pro forma                                                $     .59       $     .69       $     .44


              The fair value of each option granted is estimated using the Black-Scholes option pricing model with the following assumptions:


                                                              2001           2000            1999
                                                         -------------   -------------   --------------
Expected dividend yield                                    $      .28     $       .28     $       .28
Expected stock price volatility                                 32.50%          10.00%          14.56%
Risk-free interest rate                                          3.50%           6.00%           5.85%
Expected life of options                                      3 years         4 years         5 years


              The following table summarizes information about fixed stock options outstanding:

                                                         Weighted
                                                          Average
                                                         Remaining      Weighted          Number        Weighted
                         Range of                       Contracted       Average        Exercisable      Average
     At                  Exercise        Number            Life         Exercise            At          Exercise
September 30,             Prices       Outstanding        (Years)         Price          Year End         Price
-------------             ------       -----------        -------         -----          --------         -----
     1999              $   12.00          20,641            6.9          $   12.00        13,135        $  12.00
     2000              $   12.00          28,147            5.4          $   12.00        20,641        $  12.00
     2001              $   12.00          35,653            4.9          $   12.00        28,147        $  12.00


RECOGNITION AND RETENTION PLAN AND TRUST ("RRP")

              The Company's stockholders approved the RRP on December 16, 1996. The Company purchased 26,871 shares in the open market to fully fund the RRP at an aggregate cost of $315,734. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $136,083 and $170,049 at September 30, 2001 and 2000, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. Compensation cost charged to expense for the years ended September 30, 2001, 2000 and 1999 was $33,966, $38,422 and $38,422, respectively. RRP shares available which have not been awarded totaled 10,933 at September 30, 2001 and 2000. There were 2,891, 3,270 and 3,270 shares amortized during the years ended September 30, 2001, 2000 and 1999, respectively.

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

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2001, the Bank meets all capital adequacy requirements to which it is subject.

              As of September 30, 2001, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                                                                                             To Be Well
                                                                                                         Capitalized Under
                                                                            For Capital                  Prompt Corrective
                                                Actual                   Adequacy Purposes               Action Provisions
                                      -----------------------        -------------------------       -------------------------
                                          Amount        Ratio           Amount          Ratio              Amount        Ratio
                                      ------------      -----        --------------     ------       ----------------    -----
As of September 30, 2001:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)           $  7,491,763      18.9%         -less than     -less than          -less than     10.0%
                                                                      or equal to-   or equal to-       or equal to-
                                                                      $ 3,165,600       8.0%            $  3,957,000
 Tier I Capital
  (to Adjusted Total Assets)          $  7,244,089      10.3%         -less than     -less than          -less than      6.0%
                                                                      or equal to-   or equal to-       or equal to-
                                                                      $ 2,809,805       4.0%            $  4,214,707

 Tangible Capital
  (to Adjusted Total Assets)          $  7,244,089      10.3%         -less than     -less than          -less than      5.0%
                                                                      or equal to-   or equal to-       or equal to-
                                                                      $ 1,053,677       1.5%            $  3,512,256

As of September 30, 2000:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)           $  8,429,974      21.2%          -less than    -less than          -less than     10.0%
                                                                      or equal to-   or equal to-       or equal to-
                                                                      $ 3,175,120       8.0%            $  3,968,900

 Tier I Capital
  (to Adjusted Total Assets)          $  8,133,152      12.1%          -less than    -less than         -less than       6.0%
                                                                      or equal to-   or equal to-      or equal to-
                                                                      $ 2,694,165       4.0%            $  4,041,248

Tangible Capital
  (to Adjusted Total Assets)          $  8,133,152      12.1%          -less than    -less than         -less than       5.0%
                                                                      or equal to-   or equal to-      or equal to-
                                                                      $ 1,010,312       1.5%            $  3,367,707


(16)   COMMITMENTS AND CONTINGENCIES

               In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. The principal commitments of the Bank are loan commitments which approximated $2,300,000 and $1,300,000 at September 30, 2001 and 2000, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

               The Bank was not committed to sell or purchase loans or securities at September 30, 2001 or 2000.

(17)   EMPLOYEE STOCK OWNERSHIP PLAN

               The Company has established an ESOP for employees of the Company and the Bank which became effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $537,430 for the initial purchase of the ESOP shares. The loan is due and payable in forty-eight (48) equal quarterly installments of $11,200 beginning June 29, 1996, plus interest at the rate of 8.75% per annum. The Company will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan over a period of 12 years. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. ESOP compensation expense recorded during the years ended September 30, 2001, 2000 and 1999 was $52,051, $46,602 and $65,473,
respectively. During 2001, 2000 and 1999, 5,437, 5,576 and 5,590 shares were allocated to the employees leaving 27,290 unallocated and unreleased shares at September 30, 2001.

               The Company uses dividends paid on allocated and unallocated ESOP shares to reduce the outstanding loan balance.

               The fair value of the unreleased ESOP shares was approximately $323,000 and $336,000 at September 30, 2001 and 2000, respectively.

(18)   PURCHASE OF COMMON STOCK

               The Company purchased 82,755, 21,705 and 31,764 shares of its outstanding common stock at an aggregate cost of $972,638, $230,188 and $439,030, during the years ended September 30, 2001, 2000 and 1999, respectively. The purchase of these shares has been recorded as a purchase of common stock shares, which are available for reissuance.

(19)   EARNINGS PER SHARE

               Basic and full dilution Earnings Per Share (EPS) were calculated by dividing the consolidated net income by the weighted average number of common shares, and common stock equivalents outstanding, as set forth below. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating EPS.

                                                       Income                Shares               Per Share
Year Ending September 30,                            (Numerator)          (Denominator)            Amount
                                                     -----------          -------------            ------
2001
Basic EPS                                            $    267,612               437,347           $    0.61
Effect of dilutive securities -
  options                                                       -                     -                   -
                                                     ------------          ------------           ---------

Diluted EPS                                          $    267,612               437,347           $    0.61
                                                     ============          ============           =========

2000
Basic EPS                                            $    356,112               505,715           $    0.70
Effect of dilutive securities -
  options                                                       -                     -                   -
                                                     ------------          ------------           ---------

Diluted EPS                                          $    356,112               505,715           $    0.70
                                                     ============          ============           =========

1999
Basic EPS                                            $    239,626               528,074           $    0.45
Effect of dilutive securities -
  options                                                       -                 1,327                   -
                                                      -----------          ------------           ---------

Diluted EPS                                          $    239,626               529,401           $    0.45
                                                     ============          ============           =========

               During the years ended September 30, 2001 and 2000, outstanding options had no dilutive effect on shares outstanding because the option price exceeded the average market value of the Company's stock during the years.

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

(21)   FAIR VALUES OF FINANCIAL INSTRUMENTS

               The carrying amount and the estimated fair values of the Company's financial instruments at September 30 are as follows:

                                                              2001                                  2000
                                            ----------------------------------      ---------------------------------
                                                   Carrying                              Carrying
                                                    Amount         Fair Value             Amount         Fair Value
                                                   --------        ----------            --------        ----------
Financial assets:
  Cash and cash equivalents                 $        2,196,367  $    2,196,367      $     1,209,531  $      1,209,531
  Loans receivable, less allowance                  52,274,784      52,587,677           53,417,289        52,641,176
  Investment securities held to
     maturity                                        2,879,973       2,947,593            2,178,891         2,184,272
  Investment securities available
     for sale                                          659,023         659,023              346,609           346,609
  Mortgage-backed securities held
     to maturity                                     4,296,086       4,299,156            3,876,431         3,814,684
  Mortgage-backed securities
     available for sale                              6,203,315       6,203,315            4,411,254         4,411,254
  Accrued interest receivable                          397,696         397,696              380,444           380,444

Financial liabilities:
  Deposits                                          51,115,536      51,189,555           46,365,769        46,381,724
  Advances from Federal Home
     Loan Bank                                      10,837,289      10,837,289           11,690,299        11,690,299
  Accrued interest payable                              47,879          47,879               64,726            64,726


               The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

               While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at September 30, 2001 and 2000, the estimated fair values would necessarily have been achieved at those dates, since market values may differ depending on various circumstances. The estimated fair values at September 30, 2001 and 2000 should not necessarily be considered to apply at subsequent dates.

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

(22)   SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

               Selected quarterly consolidated financial data is as follows:


                                                                     Fiscal Year 2001
                                        ----------------------------------------------------------------------
                                                                      Quarter Ended
                                        ----------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,259            $   1,254         $   1,261         $   1,246
Total interest expense                          803                  794               800               769
                                          ---------            ---------         ---------         ---------

      Net interest income                       456                  460               461               477

Provision for loan losses                         6                   13                18                18
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                450                  447               443               459

Non-interest income                              30                   29                38                37
Non-interest expense                            396                  375               397               375
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                                84                  101                84               121
Provision for income taxes                       25                   31                28                39
                                          ---------            ---------         ---------         ---------

Net income                                $      59            $      70         $      56         $      82
                                          =========            =========         =========         =========

Net income per share:
  Basic                                   $     .13            $     .16         $     .13         $     .19
                                          =========            =========         =========         =========
  Diluted                                 $     .13            $     .16         $     .13         $     .19
                                          =========            =========         =========         =========

Dividends declared per share              $     .07            $     .07         $     .07         $     .07
                                          =========            =========         =========         =========


                                                                    Fiscal Year 2000
                                        ----------------------------------------------------------------------
                                                                      Quarter Ended
                                        ----------------------------------------------------------------------
                                           December 31          March 31          June 30        September 30
                                           -----------          --------          -------        ------------
                                                        (Dollars in thousands except per share data)
Total interest income                     $   1,127            $   1,156         $   1,215         $   1,249
Total interest expense                          669                  687               732               785
                                          ---------            ---------         ---------         ---------

      Net interest income                       458                  469               483               464
Provision for loan losses                         5                    6                 6                 6
                                          ---------            ---------         ---------         ---------

      Net interest income after
       provision for loan losses                453                  463               477               458

Non-interest income                              28                   28                36                27
Non-interest expense                            372                  363               359               359
                                          ---------            ---------         ---------         ---------

Income before provision
 for income taxes                               109                  128               154               126

Provision for income taxes                       35                   40                48                38
                                          ---------            ---------         ---------         ---------

Net income                                $      74            $      88         $     106         $      88
                                          =========            =========          =======           ========

Net income per share:
  Basic                                   $     .14            $     .17         $     .21         $     .18
                                          =========            =========         =========         =========
  Diluted                                 $     .14            $     .17         $     .21         $     .18
                                          =========            =========         =========         =========

Dividends declared per share              $     .07            $     .07          $   .07           $    .07
                                          =========            =========          =======           ========

(23)  CONDENSED PARENT COMPANY FINANCIAL INFORMATION

              Condensed financial information for the parent company only (First Federal Financial Bancorp, Inc.) as of and for the year ended September 30 is as follows:

                                 BALANCE SHEETS
               ASSETS                                                           2001                     2000
                                                                        -----------------        -----------------
Cash and cash equivalents                                               $         667,801        $         899,350
Investment in subsidiary                                                        7,271,380                8,004,389
Investment securities available for sale                                          659,023                  346,609
Accrued interest receivable                                                         6,010                    6,882
Other assets                                                                       17,866                   18,854
Income taxes refundable                                                           140,272                   57,620
Deferred income taxes                                                               1,962                    3,115
                                                                        -----------------        -----------------
                                                                        $       8,764,314        $       9,336,819
                                                                        =================        =================
               LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                       $          54,064        $          50,537
                                                                        -----------------        -----------------
               Total liabilities                                                   54,064                   50,537
                                                                        -----------------        -----------------

Common stock                                                                        4,471                    5,299
Employee benefit plans                                                           (371,793)                (456,009)
Additional paid-in capital                                                      4,254,063                5,021,867
Retained earnings                                                               4,792,222                4,846,126
Accumulated other comprehensive income (loss)                                      31,287                 (131,001)
                                                                        -----------------        -----------------
               Total stockholders' equity                                       8,710,250                9,286,282
                                                                        -----------------        -----------------
                                                                        $       8,764,314        $       9,336,819
                                                                        =================        =================

                              STATEMENTS OF INCOME
                                                                               2001                    2000
                                                                         ----------------        -----------------
Interest on investment securities
 and other interest-earning assets                                      $          20,062        $          41,464
Non-interest income                                                                   223                        -
Non-interest expense                                                             (181,292)                (168,690)
                                                                        -----------------        -----------------
 Loss before income taxes and equity in
  income of subsidiary                                                           (161,007)                (127,226)

Credit for income taxes                                                           (47,054)                 (32,380)
                                                                        -----------------        -----------------

Loss before equity in income of subsidiary                                       (113,953)                 (94,846)
Equity in income of subsidiary                                                    381,565                  450,958
                                                                        -----------------        -----------------

Net income                                                              $         267,612        $         356,112
                                                                        =================        =================

                            STATEMENTS OF CASH FLOWS
                                                                                2001                    2000
                                                                          ----------------        -----------------
Operating activities:
  Net income                                                               $      267,612          $       356,112
  Adjustments to reconcile net income to net
   cash flows provided by operating activities -
      Equity in income of subsidiary                                             (381,565)                (450,958)
      Dividends received from subsidiary                                        1,250,000                  750,000
      Accretion                                                                         -                      (26)
      Securities losses                                                                 -                   12,873
      ESOP compensation                                                            72,652                   76,759
      RRP compensation                                                             33,966                   38,422
      Change in:
        Other assets                                                                  988                      988
        Accrued interest receivable                                                   872                    8,967
        Income taxes refundable                                                   (82,652)                 (32,379)
        Other liabilities                                                           3,527                   13,254
                                                                          ----------------        -----------------
           Net cash provided by
             operating activities                                               1,165,400                  774,012
                                                                          ----------------        -----------------

Investing activities:
  Purchases of investment securities available for sale                          (655,000)                    -
  Proceeds from sales, calls and maturities of investment
     securities available for sale                                                350,000                  436,930
                                                                          ----------------        -----------------
            Net cash provided by (used for)
              investing activities                                               (305,000)                 436,930
                                                                          ----------------        -----------------

Financing activities:
  Dividends paid                                                                 (119,311)                (135,928)
  Purchase of treasury shares                                                    (972,638)                (230,188)
                                                                          ----------------        -----------------
           Net cash used for
             financing activities                                              (1,091,949)                (366,116)
                                                                          ----------------        -----------------
  Net increase (decrease) in cash and cash equivalents                           (231,549)                 844,826
  Cash and cash equivalents, beginning of year                                    899,350                   54,524
                                                                          ----------------        -----------------

  Cash and cash equivalents, end of year                                  $       667,801         $        899,350
                                                                          ================        =================

(24)  CAPITAL STOCK

               During the year ended September 30, 2001, the stockholders approved an amendment to the Company's Certificate of Incorporation to reduce the number of authorized shares from 4,000,000, consisting of 1,000,000 preferred and 3,000,000 common shares, to 1,500,000, consisting of 500,000 preferred and 1,000,000 common shares. The Company has not issued any preferred shares since its incorporation.

                      FIRST FEDERAL FINANCIAL BANCORP, INC.

--------------------------------------------------------------------------------

DIRECTORS                                                EXECUTIVE OFFICERS

Thomas D. Phillips                                       I. Vincent Rice
Chairman of the Board;                                   President
licensed funeral director;
owner, operator and President of                         Jeffery W. Clark
Phillips Funeral Home, Inc.                              Comptroller

I. Vincent Rice
President

Edith M. Daniels                                         FIRST FEDERAL SAVINGS
Secretary                                                BANK OF IRONTON

Dr. Steven C. Milleson                                   EXECUTIVE OFFICERS
Doctor of Optometry
and owner and operator of                                I. Vincent Rice
Ironton Vision Center, Inc.                              President

Dr. William P. Payne                                     Jeffery W. Clark
Retired orthodontist                                     Comptroller

Edward R. Rambacher, CPA
President and Chief Executive Officer
of C.A. Rambacher & Co., a professional
accounting firm

DIRECTOR EMERITUS

James E. Waldo, Esq.
Owner of Beechwood Terrace Corporation,
a land development company


                                BANKING LOCATIONS

                                   MAIN OFFICE

                                415 Center Street
                               Ironton, Ohio 45638

                                  BRANCH OFFICE
                                201 State Street
                            Proctorville, Ohio 45669

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

ANNUAL MEETING:

                    The Annual Meeting of Stockholders of First Federal Financial Bancorp, Inc. will be held at the Ashland Plaza Hotel, located at 15th Street and Winchester Avenue, Ashland, Kentucky, in the Board Room, on Wednesday, January 16, 2002 at 2:00 p.m.

TRANSFER AGENT/REGISTRAR:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Investor Relations
Telephone: 1-800-368-5948

INDEPENDENT AUDITORS:

Kelley, Galloway & Company, PSC
Certified Public Accountants
1200 Bath Avenue, P.O. Box 990
Ashland, Kentucky  41105-0990

SPECIAL COUNSEL:

Kelley Drye & Warren LLP
8000 Towers Crescent Drive, Suite 1200
Vienna, Virginia 22182

SHAREHOLDER REQUESTS:

                    Requests for stockholder literature should be directed to Corporate Secretary, First Federal Financial Bancorp, Inc., 415 Center Street, Ironton, Ohio 45638.

                    Shareholders needing assistance with stock records, transfers or lost certificates, please contact the Company's transfer agent, Registrar and Transfer Company.

COMMON STOCK AND RELATED MATTERS:

                    The common stock of First Federal Financial Bancorp, Inc. is listed for quotation on the OTC Bulletin Board under the symbol "FFFB". The stock was issued on June 4, 1996 at $10.00 per share. As of December 1, 2001, there were 154 stockholders of record and 444,904 outstanding shares of common stock.

                    The following table sets forth the high and low closing bid prices as reported by the National Association of Securities Dealers, Inc. and dividends declared per share of common stock for fiscal years 1999, 2000 and 2001:

                                                                Price Per Share
                                                  ------------------------------------------           Dividends
           Quarter Ended                               High                      Low                    Declared
     ----------------------                       -------------             -----------               ------------
1999
----
   December 31, 1998                              $    17                   $   13                   $          .07

   March 31, 1999                                      14                       10      3/4                     .07

   June 30, 1999                                       12                       10                              .07

   September 30, 1999                                  11    1/2                11                              .07

2000
----
   December 31, 1999                                   10    3/4                 9     1/8                      .07

   March 31, 2000                                      11                        6     3/4                      .07

   June 30, 2000                                        7                        6     3/4                      .07

   September 30, 2000                                  11    3/4                 9     1/8                      .07

2001
----
   December 31, 2000                                   11    1/2                10    13/16                     .07

   March 31, 2001                                      11    3/4                10    13/16                     .07

   June 30, 2001                                       11    7/8                11     1/10                     .07

   September 30, 2001                                  12                       11    11/20                     .07


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